     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1998
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  BSM BANCORP

          CALIFORNIA                         6712                  77-0442667
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                              2739 SANTA MARIA WAY
                            SANTA MARIA, CALIFORNIA
                                 (805) 937-8551

               (Address, including zip code and telephone number,
             including area code, of registrant's principal office)

                                WILLIAM A. HARES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              2739 SANTA MARIA WAY
                         SANTA MARIA, CALIFORNIA, 93401
                                 (805) 937-8551

            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         JOHN F. STUART, ESQ.                     LOREN P. HANSEN, ESQ.
           Reitner & Stuart                          Knecht & Hansen
   1730 K Street, N.W., Suite 1100             1301 Dove Street, Suite 900
        Washington, D.C. 20006                   Newport Beach, CA 92660
            (202) 466-2818                            (714) 851-8070

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED         PER UNIT*        OFFERING PRICE*     REGISTRATION FEE
Common Stock, no par value...........   7,170,947 shares         $27.25           $195,408,300          $57,646

* Estimated solely for the purposes of calculating the registration fee and calculated pursuant to Rule 457(f) (1) and based on the average of the bid and asked price for Mid-State Bank's common stock on March 13, 1998.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             BSM BANCORP PROSPECTUS
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-4 ITEM
----------------------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
             Cover page of Prospectus...........................  OUTSIDE FRONT COVER PAGE; FACING PAGE
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  AVAILABLE INFORMATION; TABLE OF CONTENTS
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information..................................  RISK FACTORS
       4.  Terms of the Transactions............................  SUMMARY; THE MERGER; DESCRIPTION OF MID-STATE AND
                                                                    BANCORP STOCK
       5.  Pro Forma Financial Information......................  UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
       6.  Material Contracts with the Company Being Acquired...  THE MERGER
       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......  *
       8.  Interests of Named Experts and Counsel...............  LEGAL MATTERS; EXPERTS
       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  *
      10.  Information with Respect to S-3 Registrants..........  *
      11.  Incorporation of Certain Information by Reference....  *
      12.  Information with Respect to S-2 or S-3 Registrants...  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                                    SUMMARY; APPENDIX F
      13.  Incorporation of Certain Information by Reference....  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      14.  Information with Respect to Registrants Other Than
             S-3 or S-2 Registrants.............................  *
      15.  Information with Respect to S-3 Companies............  *
      16.  Information with Respect to S-2 or S-3 Companies.....  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                                    SUMMARY; APPENDIX E
      17.  Information with Respect to Companies Other Than S-2
             or S-3 Companies...................................  *
      18.  Information if Proxies, Consents or Authorizations
             are to be Solicited................................  SUMMARY; THE MID-STATE MEETING; THE BANCORP MEETING;
                                                                    INFORMATION CONCERNING MID-STATE MEETING ONLY;
                                                                    INFORMATION CONCERNING BANCORP MEETING ONLY
      19.  Information if Proxies, Consents or Authorizations
             are not to be Solicited, or in an Exchange Offer...  *

------------------------

*   Not applicable

                          [Mid-State Bank Letterhead]

Dear Shareholder:

    You are cordially invited to attend the 1998 Annual Meeting of the Shareholders of Mid-State Bank, a California corporation to be held on
         , 1998, at 7:30 PM at the Administrative Headquarters Building, 991 Bennett Street, Arroyo Grande, California.

    At this meeting you will be asked to consider and vote upon a proposal to approve the principal terms of the amended Agreement to Merge and Plan of Reorganization dated January 29, 1998 and amended on March 18, 1998 ("the Agreement") by and among Mid-State Bank, BSM Bancorp, and Bank of Santa Maria pursuant to which (i) Bank of Santa Maria will merge with and into Mid-State Bank, with Mid-State Bank continuing as the surviving bank, (ii) BSM Bancorp will become the bank holding company for Mid-State Bank and change its name to Mid-State Bancshares and (iii) the shareholders of Mid-State Bank will become shareholders of the new Mid-State Bancshares in accordance with the exchange ratio set forth in the Agreement.

    Based on the number of shares of BSM Bancorp common stock outstanding as of the record date for the BSM Bancorp annual meeting, the shares of Mid-State Bancshares to be issued to Mid-State Bank shareholders pursuant to the agreement will represent approximately 70% of the shares of Mid-State Bancshares Common Stock outstanding following the Merger. The enclosed Joint Proxy Statement/ Prospectus more fully describes the proposed merger and related transactions, including information about the involved entities.

    At the annual meeting, the shareholders of Mid-State Bank will be asked to consider and vote upon the election as directors of the seven (7) individuals nominated by the Board of Directors as more fully set out herein.

    More detailed information about the nominees, specified proposals, and other matters regarding the Annual Meeting is included in the attached Joint Proxy Statement/Prospectus.

    The Board of Directors of Mid-State Bank has carefully considered the terms and conditions of the Agreement and the proposed merger with Bank of Santa Maria. THE BOARD OF DIRECTORS OF MID-STATE BANK HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTEREST OF MID-STATE AND HOLDERS OF MID-STATE BANK COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT MID-STATE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. Hoefer & Arnett, Mid-State's financial advisor, has delivered to the Board of Directors its opinion that the terms of the exchange ratio are fair, from a financial point of view, to Mid-State's shareholders. A copy of this opinion is attached as Exhibit B to the Joint Proxy Statement/Prospectus.

    It is important that your shares be represented and voted at the Annual Meeting, regardless of the number of shares you own and whether or not you plan to attend the Annual Meeting. The affirmative vote of the holders of a majority of Mid-State's common stock entitled to vote at the Annual Meeting is required for approval of the principal terms of the Merger. Your failure to vote for approval of the principal terms of the Merger has the same effect as a vote against the Merger. Therefore, we urge you to sign, date and mail the enclosed proxy. If you decide to attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

    We hope that the Joint Proxy Statement/Prospectus will answer any questions you may have concerning the Merger and the other items. If you have any further questions please telephone shareholder relations at Mid-State at (805) 473-6829.

YOU SHOULD NOT SEND IN YOUR CERTIFICATES FOR MID-STATE BANK STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS AT A LATER DATE REGARDING THE

EXCHANGE OF YOUR STOCK CERTIFICATES REPRESENTING SHARES OF MID-STATE BANCSHARES STOCK.

                                                Sincerely,
                                                Gracia B. Bello
                                                Clifford H. Clark
                                                Daryl L. Flood
                                                Raymond E. Jones
                                                Albert L. Maguire
                                                Gregory B. Morris
                                                Carrol R. Pruett

                          [Bancorp shareholder letter]

         , 1998

To Our Shareholders:

    You are cordially invited to attend the 1998 Annual Meeting (the "Bancorp Annual Meeting") of Shareholders of BSM Bancorp, a California corporation
("Bancorp"), to be held on          , 1998 at   :  p.m. at which you will be
asked to consider and vote on a proposal to approve the principal terms of the amended Agreement to Merge and Plan of Reorganization dated as of January 29, 1998 and amended on March 18, 1998 (the "Agreement") by and among the Bancorp, Bank of Santa Maria (the "Bank") and Mid-State Bank ("Mid-State") pursuant to which (i) the Bank will merge with and into Mid-State and Mid-State will continue as the surviving bank, (ii) the Bancorp will become the bank holding company for Mid-State and change its name to "Mid-State Bancshares" and (iii) the shareholders of Mid-State will become shareholders of the Bancorp in accordance with the exchange ratio set forth in the Agreement (the "Merger").

    Based on the number of shares of Bancorp Common Stock outstanding as of the record date for the Bancorp Annual Meeting, the shares of Bancorp Common Stock to be issued to Mid-State shareholders pursuant to the Agreement will represent approximately 70% of the shares of Bancorp Common Stock outstanding following the Merger. The enclosed Joint Proxy Statement/Prospectus more fully describes the proposed merger and related transactions, including information about the Bancorp, the Bank and Mid-State.

    Banking has changed dramatically over the past 20 years since we first started the Bank. In order to take full advantage of the changes in the banking environment the Bank and the Bancorp must continue to evolve and grow. We believe that the Merger with Mid-State will give us a broader range of options with respect to access to additional capital, possibilities for expansion of the branch system and expanded abilities in the financial services area, as well as other business activities.

    At the Bancorp Annual Meeting, the shareholders of the Bancorp will also be asked to consider and vote upon the election as directors the eleven (11) individuals nominated by the Board of Directors as more fully set out herein. In addition, the shareholders of the Bancorp will also be asked to consider and vote upon proposed amendments to the Bancorp's 1996 Stock Option Plan in order to accommodate certain terms and conditions as provided in the Agreement.

    More detailed information about the nominees, specified proposals and other matters regarding the Bancorp Annual Meeting is included in the attached Joint Proxy Statement/Prospectus.

    The Board of Directors of the Bancorp has carefully considered the terms and conditions of the Agreement and the proposed Merger with Mid-State. THE BOARD OF DIRECTORS OF THE BANCORP HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF THE BANCORP AND HOLDERS OF BANCORP COMMON STOCK (THE "BANCORP SHAREHOLDERS"), AND UNANIMOUSLY RECOMMENDS THAT THE BANCORP SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. Carpenter & Company, the Bancorp's financial advisor, has delivered to the Board of Directors of the Bancorp its opinion, dated the date hereof, that the terms of the conversion of Mid-State stock into Bancorp stock is fair, from a financial point of view, to the Bancorp Shareholders. A copy of this opinion is attached as Exhibit D to the Joint Proxy Statement/Prospectus.

    It is important that your shares be represented and voted at the Bancorp Annual Meeting regardless of the number of shares you own and whether or not you plan to attend the Bancorp Annual Meeting. The affirmative vote of the holders of a majority of the Bancorp Common Stock entitled to vote at the Bancorp Annual Meeting is required for approval of the principal terms of the Merger. Your failure to vote for approval of the principal terms of the Merger has the same effect as a vote against the Merger. Therefore, we urge you to sign, date and mail the enclosed proxy. If you decide to attend the Bancorp Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

    We hope that the Joint Proxy Statement/Prospectus will answer any questions you may have concerning the Merger and the other items. If you have any questions concerning the Joint Proxy statement/ prospectus or the accompanying proxy or if you need any help voting your shares, please telephone Mr. William
A. Hares or Mr. F. Dean Fletcher of the Bancorp at (805) 937-8551.

    YOU SHOULD NOT SEND IN YOUR CERTIFICATES FOR BANCORP COMMON STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS AT A LATER DATE REGARDING THE EXCHANGE OF YOUR STOCK CERTIFICATES.

    Your interest and participation are appreciated.

Sincerely,

William A. Hares                                A. J. Diani
President and Chief Executive Officer           Chairman of the Board

Directors:

----------------------------                    ----------------------------
Armand R. Acosta                                Toshiharu Nishino

----------------------------                    ----------------------------
Richard E. Adam                                 Joseph Sesto, Jr.

----------------------------                    ----------------------------
Fred L. Crandall, Jr.                           William L. Snelling

----------------------------                    ----------------------------
Roger A. Ikola                                  Mitsuo Taniguchi

----------------------------
Joseph F. Ziemba

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                 MID-STATE BANK

                          TO BE HELD

TO THE SHAREHOLDERS OF MID-STATE BANK:

    NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders of Mid-State Bank
("Mid-State") will be held on         ,         , 1998, at California Time in
the         ,         , California, (the "Mid-State Meeting") for the following
purposes, as set forth in the attached Joint Proxy Statement/Prospectus:

    1. To consider and vote upon a proposal to approve the principal terms of the amended Agreement to Merge and Plan of Reorganization dated as of January 29, 1998 and amended on March 18, 1998, (the "Agreement") by and among Mid-State, Bank of Santa Maria (the "Bank") and its parent holding company, BSM Bancorp ("Bancorp") and the transactions contemplated thereby pursuant to which
(i) the Bank will merge with and into Mid-State and Mid-State will continue as the surviving bank, (ii) Bancorp will become the bank holding company for Mid-State and change its name to "Mid-State Bancshares" and (iii) the shareholders of Mid-State will become shareholders of Bancorp in accordance with the exchange ratio set forth in the Agreement (the "Merger"). A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix A.

    2. To consider and vote upon a proposal to elect seven persons to the Board of Directors of Mid-State to serve until the 1999 Annual Meeting and until their successors are elected and have qualified. The following persons have been nominated by Mid-State for election:

Gracia B. Bello                        Clifford H. Clark
Daryl L. Flood                         Raymond E. Jones
Albert L. Maguire                      Gregory R. Morris
Carroll R. Pruett

    3. To transact any other business which may properly come before the Mid-State Meeting or any adjournments or postponements thereof.

    Only those shareholders of record at the close of business on       , 1998
are entitled to notice of and to vote at the Mid-State Meeting or any adjournments or postponements thereof (the "Mid-State Record Date"). The affirmative vote of a majority of the outstanding shares of Mid-State's no par value common stock ("Mid-State Stock") is required to approve the principal terms of the Agreement and the transactions contemplated thereby.

    Section 2.3 of the Mid-State bylaws provide for the nomination of directors as follows:

    "Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the president of the Corporation no more than sixty (60) days prior to any meeting of shareholders called for the election of directors, and no more than ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 (d) of these bylaws; provided, however, that if only ten (10) days notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.

    The first paragraph of this Section 2.3 shall be set forth in any notice of a shareholders' meeting, whether pursuant to Section 2.2 or Section 2.4 of these Bylaws, at which meeting the election of directors is to be considered."

    THE BOARD OF DIRECTORS OF MID-STATE HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE MID-STATE MEETING.

                                    By order of the Board of Directors
                                    Raymond E. Jones
                                    SECRETARY

            , 1998

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MID-STATE MEETING IN PERSON. IF YOU DO ATTEND THE MID-STATE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THAT TIME. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

PLEASE INDICATE ON THE PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO WE CAN PROVIDE ADEQUATE ACCOMMODATIONS.

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                   TO BE HELD                         , 1998

    NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the 1998 Annual Meeting (the "Bancorp Meeting") of Shareholders of BSM Bancorp, a California corporation (the "Bancorp"), has been called by the Board of Directors of the Bancorp and will be held at the head office of Bank of Santa Maria (the "Bank"), 2739 Santa Maria Way, Santa Maria,
California at   :    p.m., local time, on         ,         , 1998 for the
following purposes all as set forth in the attached Joint Proxy Statement/Prospectus.

    (1) APPROVAL OF MERGER AGREEMENT. To consider and vote upon the principal terms of the amended Agreement to Merge and Plan of Reorganization dated as of January 29, 1998 and amended on March 18, 1998, (the "Agreement") by and among the Bancorp, the Bank and Mid-State Bank ("Mid-State") and the transactions contemplated thereby pursuant to which (i) the Bank will merge with and into Mid-State and Mid-State will continue as the surviving bank, (ii) the Bancorp will become the bank holding company for Mid-State and change its name to "Mid-State Bancshares" and (iii) the shareholders of Mid-State will become shareholders of the Bancorp in accordance with the exchange ratio set forth in the Agreement (the "Merger"). A copy of the agreement is included in the Proxy Statement/Prospectus as Appendix A.

    (2) ELECTION OF DIRECTORS. To elect eleven persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. The Board of Directors' nominees are the following persons:

Armand R. Acosta*                      Toshiharu Nishino*
Richard E. Adam*                       Joseph Sesto, Jr.*
Fred L. Crandall, Jr.*                 William L. Snelling
A. J. Diani                            Mitsuo Taniguchi*
William A. Hares                       Joseph F. Ziemba*
Roger A. Ikola*

------------------------

* In order to assist the Bancorp in complying with the Agreement which provides, among other things, that the Board of Directors of Mid-State immediately following the Merger shall consist of three members from the Board of Directors of the Bancorp and seven (7) members from the Board of Directors of Mid-State, Directors Armand R. Acosta, Richard E. Adam, Fred L. Crandall, Jr, Roger A. Ikola, Toshiharu Nishino, Joseph Sesto, Jr., Mitsuo Taniguchi and Joseph F. Ziemba have agreed to resign as directors of the Bancorp and the Bank, effective upon the consummation of the Merger. In the event that the Merger is not consummated, the aforementioned persons will continue to serve as directors of the Bancorp and the Bank for the period elected herein.

    (3) PROPOSED AMENDMENTS TO 1996 STOCK OPTION PLAN. As required by the Agreement, to approve proposed amendments to the Bancorp's 1996 Stock Option Plan that would allow for the granting of substitute stock options to officers and employees of the Bancorp and the Bank, and to certain directors of the Bancorp and the Bank that still continue as directors of the Bancorp and Mid-State, having the same terms and conditions as existing Bancorp options, except that such substitute options would be completely vested, and such stock options would not terminate as a result of the Merger, subject to all necessary approvals of the California Department of Corporations and any other necessary regulatory agency, as described in the Joint Proxy Statement/Prospectus.

    (4) OTHER BUSINESS. To consider and act upon such other business as may properly come before the Bancorp Meeting or any adjournment or postponement thereof.

    The Bylaws of the Bancorp provide for the nomination of directors in the following manner:

    "Nominations for election of members of the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting at which such nomination is to be made) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of the close of business 21 days prior to any meeting of shareholders called for the election of directors or 10 days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) with the written consent of the proposed nominee, a copy of which shall be furnished with the notification, whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy, or been adjudged bankrupt. The notice shall be signed by the nominating shareholder and by the nominee. Nominations not made in accordance herewith shall be disregarded by the chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee. The restrictions set forth in this paragraph shall not apply to nomination of a person to replace a proposed nominee who has died or otherwise become incapacitated to serve as a director between the last day for giving notice hereunder and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee."

    The terms of the Agreement and the Bancorp Stock to be issued in connection therewith are described in detail in the accompanying Joint Proxy Statement/Prospectus. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Bancorp Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the Bancorp Meeting.

    Only holders of Bancorp Stock of record at the close of business on
            , 1998 (the "Bancorp Record Date"), will be entitled to notice of, and to vote at, the Bancorp Annual Meeting or at any postponements or adjournments thereof. The affirmative vote of a majority of the shares of Bancorp common stock ("Bancorp Stock") outstanding as of the Bancorp Record Date is required to approve the Agreement and the transaction contemplated thereby.

    Shareholders of the Bancorp may be entitled to exercise dissenters' rights and to receive cash in an amount equal to the fair market value of their shares of Bancorp Common Stock as of January 28, 1998 by complying with certain procedures specified by California law. See "The Merger--Dissenters' Rights" in the accompanying Joint Proxy Statement/Prospectus.

                                    By Order of the Board of Directors,
                                    [SIGNATURE]
                                    William L. Snelling
                                    SECRETARY

Santa Maria, California
              , 1998

    YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE BANCORP MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE BANCORP MEETING, AT ANY TIME PRIOR TO ITS EXERCISE, BY FOLLOWING THE PROCEDURES DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. YOU SHOULD NOT FORWARD STOCK CERTIFICATES AT THIS TIME.

                                 MID-STATE BANK

                                      AND

                                  BSM BANCORP

                             JOINT PROXY STATEMENT

                        ANNUAL MEETINGS OF SHAREHOLDERS

                                  BSM BANCORP

                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to shareholders of Mid-State and Bancorp, in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use at the Mid-State Meeting (including any adjournments thereof) and the Bancorp Meeting (including any adjournments thereof) to be held
on               , 1998 and               , 1998, respectively.

    This Joint Proxy Statement/Prospectus relates to the proposed Merger of the Bank with and into Mid-State and the other transactions contemplated by the Agreement. At each Meeting, shareholders will consider and vote on a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby. In addition, at both Meetings the respective corporations will each elect directors for the upcoming year, subject to adjustment of the compositions of such Boards of Directors pursuant to the Agreement when the Merger is effected. Further, at the Bancorp Meeting, the Bancorp shareholders will also be asked to approve proposed amendments to the Bancorp's 1996 Stock Option Plan to accommodate the terms of the Agreement.

    This Joint Proxy Statement/Prospectus also constitutes a prospectus of Bancorp with respect to the shares of Bancorp Stock issuable to holders of Mid-State Stock pursuant to the Merger.

    This Joint Proxy Statement/Prospectus is dated               , 1998 and is
first being mailed to shareholders of Mid-State and Bancorp on or about
              , 1998.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    EXCHANGE COMMISSION ("SEC"), THE CALIFORNIA COMMISSIONER OF FINANCIAL
         INSTITUTIONS ("COMMISSIONER"), THE FEDERAL DEPOSIT INSURANCE
       CORPORATION ("FDIC") OR ANY STATE SECURITIES COMMISSIONER NOR
            HAS THE SEC, THE COMMISSIONER, THE FDIC OR ANY STATE
                  COMMISSIONER PASSED UPON THE ACCURACY OR
                   ADEQUACY OF THIS JOINT PROXY STATEMENT/
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
AVAILABLE INFORMATION.............     3
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE....................     4
SUMMARY...........................     5
SELECTED CONSOLIDATED FINANCIAL
  DATA............................    13
  Mid-State.......................    13
  Bancorp.........................    14
SELECTED PRO FORMA COMBINED
  FINANCIAL INFORMATION...........    15
RISK FACTORS......................    16
THE MID-STATE MEETING.............    18
THE BANCORP MEETING...............    20
THE MERGER........................    22
  Background and Reasons for the
    Merger and Management's
    Recommendation-- Mid-State....    22
  Background and Reasons for the
    Merger and Management's
    Recommendation-- Bancorp......    24
  Mid-State Fairness Opinion......    27
  Bancorp Fairness Opinion........    32
  Exchange Ratio..................    36
  Fractional Shares...............    38
  Effective Time of Merger........    38
  Management and Operations of
    Bancorp and Mid-State After
    the Merger....................    39
  Amendment to Bylaws of
    Mid-State.....................
  Regulatory Approvals............    39
  Interests of Certain Persons in
    the Merger....................    40
  Additional Agreements...........    41
  Certain Federal Income Tax
    Consequences..................    41
  Exchange Procedures.............    42
  Sales of Bancorp Stock..........    42
  Nasdaq Listing..................    42
  Accounting Treatment............    43
  Conditions to the Merger........    43
  Nonsolicitation.................    44
  Expenses........................    45
  Treatment of Stock Options......    45
  Termination.....................    45
  Covenants, Conduct of Business
    Prior to Effective Time.......    46
  Amendment and Waiver............    47
  Dissenting Shareholders'
    Rights........................    47
UNAUDITED PRO FORMA COMBINED
  FINANCIAL STATEMENTS............    50
DESCRIPTION OF MID-STATE AND
  BANCORP STOCK...................    56
INFORMATION CONCERNING MID-STATE
  MEETING ONLY....................    63

                                    PAGE
                                    ----
  Election of Directors...........    63
  The Board of Directors and
    Committees....................    64
  Report of the Compensation
    Committee.....................    65
  Compensation Committee
    Interlocks and Insider
    Participation.................    65
  Executive Compensation..........    65
  Stock Options...................    67
  Profit Sharing/401(k) Plan......    67
  Deferred Compensation Plan......    68
  Change in Control Agreements....    68
  Other Compensation..............    69
  Compensation of Directors.......    69
  Performance Graph...............    69
  Certain Transactions............    70
  Compliance with Section 16(a) of
    the Securities and Exchange
    Act of 1934...................    70
  Relationship with Independent
    Public Accountants............    70
  Proposals of Shareholders.......    70
INFORMATION CONCERNING BANCORP
  MEETING ONLY....................    70
  Election of Directors...........    70
  The Board of Directors and
    Committees....................    71
  Executive Officers..............    72
  Security Ownership of Certain
    Beneficial Owners and
    Management....................    73
  Director and Executive Officer
    Compensation..................    74
  Stock Option Grants in 1997.....    76
  Aggregated Option Exercises in
    Last Fiscal Year and Fiscal
    Year-end Option Values........    76
  Compensation for Non-Employee
    Directors.....................    76
  Contracts with Executive
    Officers......................    76
  Compensation Committee
    Interlocks and Insider
    Participation.................    77
  Compensation Committee Report...    77
  Performance Graph...............    78
  Certain Relationships and
    Related Transactions..........    78
  Relationships with Independent
    Public Accountants............    78
  Proposals of Shareholders.......    79
  1996 Stock Option Plan and
    Proposed Amendments...........
LEGAL MATTERS.....................    82
EXPERTS...........................    82
OTHER MATTERS.....................    82

APPENDICES

    A. Agreement to Merge and Plan of Reorganization and First Amendment thereto

    B.  Hoefer & Arnett Fairness Opinion

    C.  Carpenter & Co. Fairness Opinion

    D. Chapter 13 of the California General Corporation Law

    E.  Mid-State Bank Form 10-K for the year ended December 31, 1997

    F.  BSM Bancorp Form 10-K for the year ended December 31, 1997

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MID-STATE OR BANCORP. THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MID-STATE OR BANCORP SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    Bancorp has been subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, has filed reports and other information with the SEC. On March 18, 1998, Bancorp filed a Form 8-A registering the shares of Bancorp Stock pursuant to Section 12 of the Exchange Act. As a result of such registration, Bancorp will file reports, proxy statements and other information with the SEC. All of such reports, proxy statements and other information can be inspected and copied at the public facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington D.C. 20549, as prescribed rates. The SEC maintains a website at http://www.sec.gov that also contains such reports and other information concerning Bancorp which files information electronically with the SEC.

    This Joint Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by Bancorp with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Bancorp Stock to be issued in the Merger. This Joint Proxy Statement/Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Bancorp and the securities offered hereby. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, or inspected at the offices of the SEC as set forth above.

    Mid-State is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the FDIC. Such reports, proxy statements and other information can be inspected and copied at the public facilities maintained by the FDIC at 550 17th Street, N.W., Washington, D.C. 20429. Copies of such material can be obtained from the Public Reference Section of the FDIC at 550 17th Street, N.W., Washington, D.C. 20429, at prescribed rates. If the Merger becomes effective, all the shares of Mid-State Stock will be owned by Bancorp and, as a result, the Mid-State Stock will be de-registered under the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the FDIC by Mid-State are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and made a part hereof: (1) Current Reports on Form 8-K, filed February 2 and 13, 1998; and
(2) Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

    The following documents filed with the SEC by Bancorp are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and made a part hereof: (1) Current Reports on Form 8-K, filed March 25, 1997, January 16, 1998 and February 4, 1998; (2) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and (3) Registration Statement on Form 8-A filed on March 18, 1998.

    THE FORM 10-K REPORTS OF MID-STATE AND BANCORP FOR THE YEAR ENDED DECEMBER 31, 1997 ARE ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDICES E AND F, RESPECTIVELY.

    All documents filed by Mid-State or Bancorp pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Meetings shall be deemed incorporated by reference in this Joint Proxy Statement/Prospectus and a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for purpose of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (WHICH ARE NOT INCLUDED HEREIN) RELATING TO MID-STATE, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE, WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, FROM MR. JAMES STATHOS, EXECUTIVE VICE PRESIDENT, MID-STATE BANK, 1026 GRAND AVE., ARROYO GRANDE, CALIFORNIA 93421, (805) 473-7700. COPIES OF SUCH DOCUMENTS (WHICH ARE NOT INCLUDED HEREIN) RELATING TO BANCORP, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE, WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, FROM MR. F. DEAN FLETCHER, EXECUTIVE VICE PRESIDENT, BSM BANCORP, 2739 SANTA MARIA WAY, SANTA MARIA, CALIFORNIA 93455, (805) 937-8551. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE MADE BY             .

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. ALL INFORMATION CONCERNING MID-STATE INCLUDED HEREIN HAS BEEN FURNISHED BY MID-STATE AND ALL INFORMATION CONCERNING BANCORP AND THE BANK INCLUDED HEREIN HAS BEEN FURNISHED BY THEM. NEITHER MID-STATE NOR BANCORP WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.

    MID-STATE, BANCORP AND THE BANK ARE REFERRED TO HEREIN JOINTLY AS THE "PARTIES" AND EACH OF THEM A "PARTY." UNLESS THE CONTEXT REQUIRES OTHERWISE, THE TERM "BANCORP" ALSO INCLUDES THE "BANK."

THE PARTIES

    MID-STATE. Mid-State is a California state-chartered bank headquartered in Arroyo Grande, California, which commenced operations on June 12, 1961. At December 31, 1997, Mid-State had total consolidated assets of $842 million, consolidated deposits of $757 million, and consolidated shareholders' equity of $78 million. Mid-State, which currently operates 23 banking offices, has its headquarters in the City of Arroyo Grande at 1026 Grand Avenue, Arroyo Grande, California 93420. Its telephone number is (805) 473-7700.

    BANCORP. Bancorp is a California corporation incorporated on November 12, 1996 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Bancorp operates the Bank which is its wholly-owned subsidiary. At December 31, 1997, Bancorp had total consolidated assets of $344 million, consolidated deposits of $306 million, and consolidated shareholders' equity of $36 million. Bancorp is headquartered in the City of Santa Maria at 2739 Santa Maria Way, Santa Maria, California 93455. Its telephone number is
(805) 937-8551.

    BANK. The Bank is a California state-chartered bank headquartered in Santa Maria, California, which commenced operations on March 18, 1978. The Bank, which currently operates 13 banking offices, has its headquarters in the City of Santa Maria at 2739 Santa Maria Way, Santa Maria, California 93455. Its telephone number is (805) 937-8551.

    ADDITIONAL INFORMATION. Certain additional information concerning Mid-State as well as Bancorp and the Bank, their respective businesses, financial statements, and discussions thereof may be found in the Form 10-K Reports of Mid-State and Bancorp for the year ended December 31, 1997 which are attached to this Joint Proxy Statement/Prospectus as Appendices E and F, respectively.

THE MEETINGS

    MID-STATE.  The Mid-State Meeting will be held on       ,       , 1998 at
      . m. California time, at       in Arroyo Grande, California. Mid-State
shareholders will consider and vote on (i) a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby and (ii) a proposal to elect seven persons to the Board of Directors. Only holders of record of Mid-State Stock at the close of business on the Mid-State Record Date,
      , 1998, will be entitled to vote at the Mid-State Meeting. At such date, there were outstanding and entitled to vote 6,905,100 shares of Mid-State Stock. Each share of Mid-State Stock is entitled to one vote. See "THE MID-STATE MEETING."

    BANCORP.  The Bancorp Meeting will be held on       ,       , 1998 at
      . m. California time, at       in Santa Maria, California. Bancorp
shareholders will consider and vote on (i) a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby, (ii) a proposal to elect eleven persons to the Board of Directors and (iii) a proposal to amend the 1996 Stock Option Plan in accordance with the Agreement. Only holders of record of Bancorp Stock at the close of business on the Bancorp
Record Date,       , 1998, will be entitled to vote at the Bancorp Meeting. At such date, there
were outstanding and entitled to vote       shares of Bancorp Stock. Each share
of Bancorp Stock is entitled to one vote. See "THE BANCORP MEETING."

THE MERGER

    GENERAL. Pursuant to the terms of the Agreement, (i) the Bank will merge with and into Mid-State and Mid-State will continue as the surviving bank, (ii) Bancorp will become the bank holding company for Mid-State and change its name to "Mid-State Bancshares" and (iii) the shareholders of Mid-State will become shareholders of Bancorp in accordance with the exchange ratio set forth in the Agreement, all subject to the terms and conditions specified in the Agreement. See "THE MERGER."

    EXCHANGE RATIO. The issued and outstanding shares of Bancorp Stock at the effective time of the Merger (the "Effective Time") will remain outstanding (other than shares as to which statutory dissenters' rights are perfected). Each share of Mid-State Stock issued and outstanding immediately prior to the Effective Time will automatically, without any action on the part of the holder thereof, be canceled and converted into the right to receive a number of shares of Bancorp Stock as determined by the exchange ratio established in the Agreement (the "Exchange Ratio").

    For purposes of the Exchange Ratio, a share of Bancorp Stock was valued at $29.37. The Exchange Ratio will be determined as follows:

        (i) If the Average Closing Price of Mid-State Stock (as defined below) is not less than $26.25 but not more than $30.50, each share of Mid-State will be exchanged for the number of shares of Bancorp Stock equal to the reciprocal of the number determined by dividing $29.37 by the Average Closing Price. Such formula is expressed as:

                                       1
                              -------------------

                                     $29.37
                                    -------

                             Average Closing Price

        (ii) If the Average Closing Price is greater than $30.50, each share of Mid-State Stock will be exchanged for 1.0385 shares of Bancorp Stock.

       (iii) If the Average Closing Price is less than $26.25, each share of Mid-State Stock will be exchanged for .8938 shares of Bancorp Stock; provided, however, that, if the Average Closing Price is less than $26.25, Bancorp has the right to terminate the Agreement. If Bancorp elects to so terminate, Mid-State has the right, so long as the Average Closing Price exceeds $22.00, to reinstate the Agreement by adjusting the Exchange Ratio downward based on the formula in (i), above.

    The "Average Closing Price" means the average of the daily closing prices of a share of Mid-State Stock during the 20 consecutive trading days that Mid-State's Stock trades ending on the third trading day immediately before the Effective Day.

    The Exchange Ratio will be adjusted upward for certain Significant Liabilities (as defined in the Agreement) of Bancorp or Bank, if any. See "THE MERGER--Exchange Ratio."

    As described above, the Exchange Ratio (and the number of shares to be received by shareholders of Mid-State and the value to be attributed to each outstanding share of Bancorp Stock) depends upon the Average Closing Price of Mid-State Stock. The following table shows the effective Exchange Ratio based upon certain Average Closing Prices. No assurance can be given that the market price of Bancorp Stock on or after consummation of the Merger will approximate the Average Closing Price of Mid-State Stock prior to the Merger.

ASSUMING A MID-STATE         EACH MID-STATE SHARE WILL BE        VALUE TO BE ATTRIBUTED TO EACH
AVERAGE CLOSING PRICE    EXCHANGED INTO THIS NUMBER OF BANCORP    OUTSTANDING SHARE OF BANCORP
             OF:                         STOCK                               STOCK
-----------------------  -------------------------------------  --------------------------------
       $   34.50                        1.0385                             $ 33.22
           33.50                        1.0385                               32.26
           32.50                        1.0385                               31.30
           31.50                        1.0385                               30.33
           30.50                        1.0385                               29.37
           29.50                        1.0044                               29.37
           29.37                        1.0000                               29.37
           28.50                        0.9704                               29.37
           27.50                        0.9363                               29.37
           26.50                        0.9023                               29.37
           26.25*                       0.8938                               29.37
           25.25                        0.8597                               29.37
           24.25                        0.8257                               29.37
           23.25                        0.7916                               29.37
           22.25                        0.7576                               29.37
           22.00                        0.7491                               29.37

------------------------

* If the Average Closing Price is less than $26.25, Bancorp has the right to terminate the Agreement. If Bancorp elects to so terminate, Mid-State has the right, so long as the Average Closing Price exceeds $22.00, to reinstate the Agreement by adjusting the Exchange Ratio downward based on the formula described above, as adjusted upwards for any Significant Liabilities.

    FRACTIONAL SHARES. No fractional shares of Bancorp Stock will be issued in the Merger. In lieu thereof, each holder of Mid-State Stock who would otherwise be entitled to receive a fractional share will receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Average Closing Price times (b) the fraction of the shares of Bancorp Stock to which such holder would otherwise be entitled.

VOTE REQUIRED FOR THE MERGER

    Approval of the principal terms of Agreement and the transactions contemplated thereby requires the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of both Mid-State Stock and Bancorp Stock at their respective Meetings.

    As of the Mid-State Record Date, Mid-State's directors and executive officers and their affiliates held approximately 9.55% of the outstanding Mid-State Stock entitled to vote at the Mid-State Meeting. Each of the directors of Mid-State has agreed to vote his or her respective shares of Mid-State Stock in favor of approval of the principal terms of the Agreement and the transactions contemplated thereby.

    As of the Bancorp Record Date, Bancorp's directors and executive officers and their affiliates held approximately 24.3% of the outstanding Bancorp Stock entitled to vote at the Bancorp Meeting. Each of the directors of Bancorp has agreed to vote his or her respective shares of Bancorp Stock in favor of approval of the principal terms of the Agreement and the transactions contemplated thereby.

RECOMMENDATION OF MID-STATE'S AND BANCORP'S BOARDS OF DIRECTORS

    The Boards of Directors of both Mid-State and Bancorp (each by a unanimous vote) approved the Agreement and the related transactions. The respective Boards believe the Merger is fair to, and in the best interest of, their respective institutions and shareholders. Each Board of Directors recommends to their respective shareholders a vote FOR approval of the principal terms of the Agreement and the matters contemplated thereby.

    The conclusions of the Parties are based on a number of factors, including the respective fairness opinions of their investment banking firms, the expected increase in the market liquidity of a shareholder's investment and the tax-free nature of the Merger. It is also anticipated that the Merger will provide the potential for the combined companies to benefit from revenue enhancement opportunities, including increased ability to serve the marketplace and cross-sell products and services; increased loan and fee income by providing higher lending limits; increased opportunities to expand the loan portfolio; and increased opportunities to create more efficiencies, thereby reducing overall operating costs to the combined companies. See "THE MERGER--Background and Reasons for the Merger and Management's Recommendation--Mid-State,--Background and Reasons for the Merger and Management's Recommendation--Bancorp."

MID-STATE FAIRNESS OPINION

    Mid-State has received a written fairness opinion dated as of       , 1998
from the investment banking firm of Hoefer & Arnett ("H&A") that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of Mid-State. The H&A opinion is attached to this Joint Proxy Statement/Prospectus as Appendix B. See "THE MERGER--Mid-State Fairness Opinion."

BANCORP FAIRNESS OPINION

    Bancorp has received a written fairness opinion dated as of February 24, 1998 from the investment banking firm of Carpenter & Company ("Carpenter") that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of Bancorp. The Carpenter opinion is attached to this Joint Proxy Statement/Prospectus as Appendix C. See "THE MERGER--Bancorp Fairness Opinion."

MANAGEMENT AND OPERATIONS OF BANCORP AND MID-STATE AFTER THE MERGER

    At the Effective Time, the Bank will be merged with and into Mid-State and its separate corporate existence will terminate. Also at such time and by virtue of the Merger, Mid-State will become a wholly-owned subsidiary of Bancorp. At the Effective Time, the name of Bancorp will be changed to "Mid-State Bancshares."

    The number of directors of Bancorp at the Effective Time will be reduced to ten and the seven members of Mid-State's Board of Directors and Messrs. A.J. Diani, William A. Hares and William L. Snelling (each of whom is a currently a member of the Board of Directors of Bancorp and the Bank) will serve as the Board of Directors of Bancorp after the Merger until their successors have been chosen and qualified in accordance with applicable law. After the Merger, the principal officers of Bancorp will be Carrol R. Pruett (the current President of Mid-State) who will serve as Chairman and President, A.J. Diani (the current Chairman of Bancorp) who will serve as Vice Chairman, William A. Hares (the current President of Bancorp) who will serve as Executive Vice President, Raymond E. Jones (the current Secretary of Mid-State) who will serve as Secretary and James G. Stathos (the current Executive Vice President of Mid-State) who will serve as Executive Vice President/Chief Financial Officer. The Articles of Incorporation and Bylaws of Bancorp (except as otherwise noted above) will continue to govern the business and affairs of Bancorp after the Merger until amended or repealed in accordance with applicable law.

    The seven directors of Mid-State immediately prior to the Effective Time and Messrs. Diani, Hares and Snelling will be the directors of Mid-State after the Merger until their successors have been chosen and qualified in accordance with applicable law. Shareholder approval of the principal terms of the Agreement and the transactions contemplated thereby includes the approval of an amendment to the Mid-State bylaws to expand the number of its authorized directors at the Effective Time. See "THE MERGER--Amendment to Bylaws of Mid-State." The principal officers of Mid-State immediately prior to the Effective Time will be the principal officers of Mid-State after the Merger until they resign or are replaced or terminated by the Board of Directors of Mid-State or otherwise in accordance with applicable law, except that Mr. Diani will be elected Vice Chairman of the Board of Directors of Mid-State and Bancorp and Mr. Hares will be appointed as an Executive Vice President of Mid-State and Bancorp. The Articles of Incorporation and Bylaws of Mid-State (except as otherwise noted above) will continue to govern the business and affairs of Mid-State after the Merger until amended or repealed in accordance with applicable law. See "THE MERGER--Management and Operations of Bancorp and Mid-State after the Merger."

EFFECTIVE TIME OF THE MERGER

    The Effective Time shall occur on the day that the Agreement of Merger (which is Exhibit A to the Agreement) is filed with the California Department of Financial Institutions ("DFI") after having been previously filed with the California Secretary of State ("Secretary") with the DFI's approval endorsed thereon in accordance with the provisions of the California Financial Code. The Effective Time shall occur following the last to occur of (i) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods and (ii) satisfaction of the other conditions precedent set forth in the Agreement. See "THE MERGER--Conditions to the Merger." It is anticipated that the Effective Time will occur sometime during the third quarter of 1998. In no event shall the Effective Time be later than September 30, 1998 unless a later date is agreed to by the Parties.

CONDITIONS TO THE MERGER

    The respective obligations of Mid-State and Bancorp to consummate the Merger are subject to a number of conditions precedent, including, among others, (i) the receipt of required regulatory approvals, (ii) the approval by the shareholders of all Parties of the principal terms of the Agreement and the transaction contemplated thereby by the vote required under applicable law at the respective Meeting, (iii) the receipt of fairness opinions by the Parties that the terms of the Merger are fair from a financial point of view, (iv) an application will be filed for listing Bancorp Stock on the Nasdaq National Market System at the Effective Time, (v) the receipt of an opinion that the Merger and the other transactions contemplated by the Agreement will qualify for pooling of interest accounting treatment, (vi) the receipt of an opinion in connection with certain tax aspects of the Merger, (vii) certain other conditions customary in transactions of this nature. See "THE MERGER--Conditions to the Merger."

REGULATORY APPROVALS

    The consummation of the Merger is subject to various conditions, including, among others, receipt of the prior approvals of the DFI and the Federal Deposit Insurance Corporation (the "FDIC").

    The Agreement provides that the obligations of the Parties to consummate the Merger are conditioned upon all regulatory approvals having been granted by September 15, 1998 without the imposition of conditions which, in the opinion of Mid-State would materially adversely effect the financial condition or operations of any Party or otherwise would be burdensome.

    Applications for regulatory review and approval of the Merger and the related transactions have been filed. There can be no assurance that the DFI and the FDIC will approve or take other required action with respect to the Merger and the related transactions or as to the date of such approvals or action. See "THE MERGER--Regulatory Approvals."

WAIVER AND AMENDMENT

    Prior to the Effective Time, any condition to the Agreement may be waived by the Party entitled to the benefit of such provision. In addition, the Agreement may be amended at any time upon the written agreement of the Parties' respective Boards of Directors without action by their respective shareholders to the extent permitted by law. See "THE MERGER--Amendment and Waiver."

TERMINATION

    The Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of Mid-State and Bancorp in writing; (ii) by Mid-State if Bancorp or the Bank become subject to any regulatory enforcement action; (iii) by Mid-State or Bancorp if any material breach or default by the other Party is not cured within 20 business days after notice thereof; (iv) by Mid-State or Bancorp if any governmental or regulatory consent is not obtained by September 15, 1998 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the Agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested; (v) by Bancorp if any of the conditions to its performance of the Agreement shall not have been met, or by Mid-State if any of the conditions to its performance of the Agreement shall not have been met, by September 30, 1998, or such earlier time as it becomes apparent that such conditions shall not be met; (vi) by Mid-State if Bancorp shall have failed to act or refrained from doing any Competing Transaction (as hereinafter defined); (vii) by Mid-State or Bancorp if it is determined that the estimated cost of any Bancorp environmental remediation is in excess of $1,500,000 or is not reasonably determinable; (viii) by Bancorp if it is determined that the estimated cost of any Mid-State environmental remediation is in excess of $3,500,000 or is not reasonably determinable; or (ix) by Bancorp if the Average Closing Price is less than $26.25, provided, however that if Bancorp elects to so terminate, Mid-State has the right, so long as the Average Closing Price exceeds $22.00, to reinstate the Agreement by adjusting the Exchange Ratio downward based on the formula. See "THE MERGER--Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    As a condition to the Merger, each of the directors of Bancorp has entered into an agreement with Mid-State whereby each has agreed to (i) vote his or her shares of Bancorp Stock in favor of approving the principal terms of the Agreement and the transactions contemplated thereby, (ii) recommend, subject to his or her fiduciary duty, to Bancorp shareholders to vote in favor of the Agreement, (iii) not dispose, subject to certain exceptions, of his or her shares of Bancorp Stock, (iv) for a two year period, not to compete with Mid-State or solicit anyone who was a customer of Mid-State, Bancorp or the Bank during the last three years and (v) cooperate fully with Mid-State in connection with the Merger. Each of the directors of Mid-State has entered into an agreement with Bancorp whereby each has agreed to take the actions in (i)-(iii) and (v), above, as it relates to his or her Mid-State Stock and the Mid-State shareholders. See "THE MERGER--Interests of Certain Persons in the Merger."

    Messrs. Diani, Hares and Snelling will continue as directors of Bancorp after the Effective Time and will be added to the Board of Directors of Mid-State at the Effective Time. Mr. Diani, the current Chairman of Bancorp and the Bank, will be elected as Vice Chairman of Bancorp and Mid-State. Mr. Hares, the current President of Bancorp and the Bank will be appointed as an Executive Vice President of Mid-State and Bancorp at the Effective Time.

    The officers and employees of Bancorp and the Bank at the Effective Time will become officers and employees of Mid-State subject to the policies of Mid-State, will be entitled to participate in all employee benefits and benefit programs of Mid-State on the same basis as similarly situated employees of Mid-State and will be credited for eligibility, participation and vesting purposes with their respective years of past service with Bancorp and the Bank. Mid-State has adopted a severance policy by which all employees of Bancorp, the Bank or Mid-State who are not offered employment or who are terminated within 12 months following the Effective Time who satisfy the requirement of the severance plan will receive severance benefits of two weeks for every year of service.

    Mid-State has also agreed to honor certain change in control agreements for Messrs. James Glines, Dean Fletcher, Susan Forgone and Carol Bradfield, all of whom are officers of Bancorp and the Bank. For a description of such agreements, see "INFORMATION CONCERNING BANCORP MEETING ONLY--Executive Compensation." The change of control agreement with Mr. William A. Hares will terminate at the Effective Time and be replaced with an employment agreement which provides for, among other things, a two year term at an annual base salary of $190,000, an automobile, certain medical insurance benefits, five weeks of vacation and participation in Mid-State compensation, bonus and benefit plans. In the event Mr. Hares is terminated without cause during the two year term, he will be entitled to receive his base salary for the remainder of the two year term as well as the use of an automobile and continuation of medical insurance benefits.

    Subject to the receipt of any required consents, appropriate amendments are intended to be made to Bancorp's stock option plan in order for Messrs. Diani, Hares and Snelling and each person who is an officer or employee of Bancorp or the Bank and who does not exercise his stock option to have the right to receive a substitute stock option from Bancorp on a fully vested basis.

    Policies of directors' and officers' liability insurance (with coverage, terms and conditions no less advantageous than the insurance presently maintained) will be maintained by Bancorp and Mid-State for persons servings as officers or directors of Bancorp or the Bank with respect to all matters arising from facts or events which occurred before the Effective Time for which Bancorp or the Bank would have had an obligation to indemnify its directors and officers.

ADDITIONAL AGREEMENTS

    In addition to the directors agreements described in "Interests of Certain Persons in the Merger," the directors and certain other affiliates of each of the Parties have entered into agreements restricting such persons' ability to sell shares of Bancorp Stock which such person has acquired or may acquire in connection with the Merger except in accordance with such agreements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Parties will have received an opinion from Arthur Andersen LLP ("Andersen") to the effect that the Merger should qualify for non-recognition of gain or loss treatment such that no gain or loss should be recognized by any of the Parties as a result of the Merger. Such opinion also concludes that no gain or loss should be recognized by a shareholder of Mid-State on the receipt solely of Bancorp Stock in exchange for his shares of Mid-State Stock except, in the case of Mid-State shareholders to the extent of any cash received in lieu of fractional shares, such shareholders may recognize gain or loss, or, in the case of shareholders of Bancorp, to the extent of any cash received pursuant to the exercise of statutory dissenters' rights. For a more complete description of the federal income tax consequences of the Merger, see "THE MERGER--Certain Federal Income Tax Consequences." DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, IT IS RECOMMENDED THAT MID-STATE AND BANCORP SHAREHOLDERS CONSULT THEIR OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

    The Parties anticipate that the Merger will be treated as a pooling of interests for accounting purposes. Prior to the Effective Time and as a condition precedent to the closing, Andersen will confirm in writing the accounting treatment of the Merger as a pooling of interest. See "THE MERGER-- Accounting Treatment."

DISSENTERS' RIGHTS

    Pursuant to the provisions of the California Financial Code, shareholders of Mid-State will not be entitled to exercise dissenters' rights in connection with the Merger.

    A holder of Bancorp Stock who, not later than 30 days after the date on which Bancorp delivers the notice of approval of the Merger by the Bancorp shareholders, delivers to Bancorp a written demand for dissenters' rights, who does not vote in favor of the approval of the principal terms of the Agreement and who complies with all other applicable requirements of Chapter 13 of the California General Corporation Law, will have the right to receive payment in cash of the "fair market value" of such holder's shares of Bancorp Stock. The Bancorp Board of Directors has determined that the "fair market value" of one share of Bancorp Stock for this purpose is $26.375, which was the closing price for Bancorp Stock on January 28, 1998, the day before the public announcement of the Merger. See "THE MERGER--Dissenting Shareholders' Rights" for a further discussion of dissenters' rights. The pertinent provisions of Chapter 13 of the California General Corporation Law are included in Appendix D to his Joint Proxy Statement/Prospectus.

EXCHANGE OF STOCK CERTIFICATES

    As soon as practicable after the Effective Time, shareholders of record of outstanding shares of Mid-State Stock will receive by mail a letter of transmittal which is to be used to exchange their Mid-State Stock for a new certificate bearing the name "Mid-State Bancshares" representing the appropriate number of shares of Bancorp Stock, together with checks for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Bancorp Stock will be paid to persons otherwise entitled to receive the same until the old certificates have been surrendered in exchange for new certificates, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons in accordance with the terms of Bancorp Stock. No interest will be paid to the Mid-State shareholders on the cash or the value of the Bancorp Stock into which their shares of Mid-State Stock will be exchanged. See "THE MERGER--Exchange Procedures."

    As soon as practicable after the Effective Time, shareholders of record of outstanding shares of Bancorp Stock will also receive by mail a letter of transmittal which is to be used to exchange their Bancorp Stock for new Bancorp certificates bearing the name "Mid-State Bancshares" representing the same number of shares as the exchanged certificates. See "THE MERGER--Exchange Procedures."

    NEITHER MID-STATE NOR BANCORP SHAREHOLDERS SHOULD SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data with respect to Mid-State's consolidated statement of financial position for the years ended December 31, 1997 and 1996 and its consolidated statements of income for the years ended December 31, 1997, 1996, and 1995, have been derived from the audited consolidated financial statements of Mid-State appearing in Appendix E of this Joint Proxy Statement/ Prospectus. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The summary consolidated financial data with respect to Mid-State's consolidated statement of financial position as of December 31, 1995, 1994, and 1993 and its consolidated statements of income for the years ended December 31, 1994 and 1993 have been derived from the audited consolidated financial statements of Mid-State, which are not presented herein.

                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Year Ended December 31:
Interest Income............................................  $  57,300  $  52,043  $  51,675  $  49,155  $  52,313
Interest Expense...........................................     17,136     16,158     16,640     14,157     17,685
                                                             ---------  ---------  ---------  ---------  ---------
Net Interest Income........................................     40,164     35,885     35,035     34,998     34,628
Provision for Loan Losses..................................     --         --         --          2,450     16,000
                                                             ---------  ---------  ---------  ---------  ---------
Net Interest Income after provision for loan losses........     40,164     35,885     35,035     32,548     18,628
Non-interest income........................................     12,956     12,722     11,992     10,890     11,120
Non-interest expense.......................................     37,683     41,371     48,051     54,300     38,091
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes..........................     15,437      7,236     (1,024)   (10,862)    (8,343)
Provision (benefit) for income taxes.......................      2,000      2,825     (1,675)    --           (620)
                                                             ---------  ---------  ---------  ---------  ---------
Net Income (Loss)..........................................  $  13,437  $   4,411  $     651  $ (10,862) $  (7,723)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Per share:
Net Income (Loss) (adjusted for stock dividends)--basic....  $    1.95  $    0.64  $    0.09  $   (1.57) $   (1.12)
Net Income (Loss) (adjusted for stock
  dividends)--diluted......................................  $    1.94  $    0.64  $    0.09  $   (1.57) $   (1.12)
Weighted average shares used in E.P.S. calculation.........      6,905      6,904      6,904      6,904      6,904
Cash dividends.............................................       0.12     --         --         --           0.12
Stock dividend.............................................         5%         5%         5%         5%         5%
Book value at year-end.....................................      11.29       9.82       9.82       8.46      12.34
Shares outstanding at December 31..........................  6,905,100  6,576,689  6,264,780  5,967,661  5,678,998

At December 31,
Cash and cash equivalents..................................  $  73,708  $  73,392  $  71,310  $  76,004  $  86,889
Investments and Fed Funds Sold.............................    383,171    344,511    304,972    244,396    213,061
Loans, net.................................................    338,281    319,190    302,932    337,513    390,007
Other assets...............................................     47,140     55,338     79,172    100,039    120,189
                                                             ---------  ---------  ---------  ---------  ---------
  Total Assets.............................................  $ 842,300  $ 792,431  $ 758,386  $ 757,952  $ 810,146
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Non-interest bearing deposits..............................  $ 137,626  $ 122,396  $ 109,907  $ 112,471  $ 107,825
Interest bearing deposits..................................    619,429    592,329    575,425    580,877    597,200
Other borrowings...........................................      4,495      7,424      5,589      8,992     26,437
Other liabilities..........................................      2,784      5,718      5,961      5,115      8,583
Shareholders' equity.......................................     77,966     64,564     61,504     50,497     70,101
                                                             ---------  ---------  ---------  ---------  ---------
  Total Liabilities and Shareholders' equity...............  $ 842,300  $ 792,431  $ 758,386  $ 757,952  $ 810,146
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

Asset Quality
Non-accrual loans..........................................      2,677      3,638     13,087     23,969     27,565
Loans past due 90 days or more.............................        632      2,801      1,653      5,412      3,039
Other real estate owned....................................      2,511      6,160     10,298     13,397     11,793
Total non performing assets................................      5,820     12,599     25,038     42,778     42,397

Financial Ratios
For the year:
  Return on assets.........................................      1.67%      0.58%      0.09%     (1.38%)    (0.95%)
  Return on equity.........................................     18.85%      7.00%      1.16%    (18.01%)    (7.47%)
  Net interest margin......................................      5.68%      5.58%      5.80%      5.54%      5.24%
  Net loan losses (recoveries) to avg. loans...............     (0.24%)     0.29%      0.56%      2.51%      1.30%
  Efficiency ratio.........................................      70.9%      85.1%     102.2%     118.3%      83.3%

                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

At December 31:
Equity to average assets (leverage ratio)..................       9.2%       8.1%       8.1%       7.7%       8.6%
Tier One capital to risk-adjusted assets...................      14.9%      13.6%      12.7%      11.7%      14.7%
Total capital to risk-adjusted assets......................      16.2%      14.8%      14.0%      13.0%      15.9%
Loan loss reserve to loans, gross..........................       3.2%       3.2%       3.6%       3.8%       4.9%

    The following summarizes historical financial data for Bancorp and the Bank for the five years ended December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in Appendix F of this Joint Proxy Statement/ Prospectus.

                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------
                                           1997        1996        1995        1994        1993
                                        ----------  ----------  ----------  ----------  ----------
                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Summary of Operations:
Interest Income.......................  $   24,977  $   23,372  $   22,367  $   19,378  $   18,431
Interest Expense......................       8,425       7,991       7,045       5,560       5,625
                                        ----------  ----------  ----------  ----------  ----------
Net Interest Income...................      16,552      15,381      15,322      13,818      12,806
Provisions for Loan Losses............          30         227         876         340         712
                                        ----------  ----------  ----------  ----------  ----------
Net Interest Income After Provision
 for Loan Losses......................      16,522      15,154      14,446      13,478      12,094
Noninterest Income....................       3,504       3,098       2,728       2,448       2,550
Noninterest Expense...................      13,205      12,471      12,090      11,723      11,158
                                        ----------  ----------  ----------  ----------  ----------
Income Before Income Taxes............       6,821       5,781       5,084       4,203       3,486
Income Taxes..........................       2,616       2,313       1,885       1,475       1,146
                                        ----------  ----------  ----------  ----------  ----------
Net Income............................  $    4,205  $    3,468  $    3,199  $    2,728  $    2,340
                                        ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------
Dividends on Common Stock.............  $    1,402  $      964  $      257  $      219  $      131

Per Share Data:
Net Income--Basic.....................  $     1.41  $     1.17  $     1.10  $     0.96  $     0.86
Net Income--Diluted...................  $     1.38  $     1.16  $     1.09  $     0.95  $     0.83
Dividends on Common Stock.............  $     0.35  $     0.35  $     0.11  $     0.10  $     0.06
Book Value............................  $    12.06  $    10.97  $    10.16  $     9.17  $     8.35
Tangible Book Value...................  $    11.45  $    10.33  $    10.16  $     9.17  $     8.35

Balance Sheet Summary:
Total Assets..........................  $  344,046  $  321,397  $  284,616  $  266,987  $  253,311
Total Deposits........................     306,292     286,278     252,544     238,954     229,137
Loans Held for Sale...................       1,200       1,400       1,310         958       3,644
Total Loans...........................     191,346     179,391     166,086     164,406     164,004
Allowance for Loan Losses.............       2,115       2,702       2,729       2,413       2,524
Total Shareholders' Equity............      36,062      32,632      29,978      26,387      22,683

Selected Ratios
Return on Average Assets..............       1.31%       1.15%       1.17%       1.05%       0.95%
Return on Average Equity..............      12.15%      11.06%      11.26%      10.99%      10.80%
Average Loans as a Percent of Average
 Deposits.............................      62.44%      63.96%      63.04%      64.67%      66.94%
Allowance for Loan Losses to Total
 Loans................................       1.11%       1.51%       1.64%       1.47%       1.54%
Average Capital to Average Assets.....      10.76%      10.41%      10.42%       9.56%       8.79%
Tier 1 Capital to Risk-Weighted
 Assets...............................      14.74%      14.10%      13.69%      12.29%      10.89%
Total Capital to Risk-Weighted
 Assets...............................      15.66%      15.30%      14.96%      14.71%      12.13%

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following selected unaudited pro forma combined financial information for the years ended December 31, 1997, 1996 and 1995 have been prepared to reflect the effects of the Merger on the historical results of Mid-State. The unaudited pro forma combined statement of financial position has been prepared as if the Merger occured on December 31, 1997. The unaudited pro forma combined statements of income have been prepared as if the Merger occurred on January 1, 1995. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that will occur in the future. Weighted average shares outstanding of the pro forma combined instution are based on a
1.0000 to 1.0000 Exchange Ratio which assumes that the Average Closing Price is $29.37 for the 20 consecutive trading days ending at the end of the third day immediately preceding the Effective Time. THE EXCHANGE RATIO COULD BE HIGHER OR LOWER THAN 1.0000 TO 1.000. THE CLOSING PRICE OF A SHARE OF MID-STATE STOCK ON
            , 1998 WAS $      .

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                                                        1997          1996          1995
                                                                    ------------  ------------  ------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                    AMOUNTS)
Results of operations:
Interest Income...................................................  $     82,277  $     75,415  $     74,041
Interest Expense..................................................        25,560        24,149        23,684
                                                                    ------------  ------------  ------------
Net Interest Income...............................................        56,717        51,266        50,357
Provision for Loan Losses.........................................            30           227           876
                                                                    ------------  ------------  ------------
Net Interest Income after provision for loan losses...............        56,687        51,039        49,481
Non-interest income...............................................        16,459        15,819        14,720
Non-interest expense..............................................        50,888        53,841        60,141
                                                                    ------------  ------------  ------------
Income before income taxes........................................        22,258        13,017         4,060
Provision for income taxes........................................         4,616         5,138           210
                                                                    ------------  ------------  ------------
Net Income........................................................  $     17,642  $      7,879  $      3,850
                                                                    ------------  ------------  ------------
                                                                    ------------  ------------  ------------
Net income per share--Basic.......................................  $       1.79  $       0.80  $       0.39
Net income per share--Diluted.....................................  $       1.77  $       0.80  $       0.39
Weighted average shares outstanding--Basic........................         9,882         9,864         9,817
Weighted average shares outstanding--Diluted......................         9,966         9,905         9,851

Balance at period end:
Total assets......................................................     1,186,346     1,113,828     1,043,002
Total loans, net..................................................       527,512       495,880       467,354
Total deposits....................................................     1,063,347     1,001,003       937,877
Other borrowings..................................................         4,495         7,424         5,589
Total Shareholders' equity........................................       111,428        97,196        91,478

Selected statistics:
Return on average total assets....................................         1.57%         0.74%         0.38%
Return on average common shareholders equity......................        16.67%         8.35%         4.56%
Average equity to average total assets............................         9.41%         8.91%         8.35%

Regulatory capital ratios:
Leverage ratio....................................................          9.3%          8.5%          8.7%
Tier 1 risk based capital ratio...................................         14.5%         13.7%         13.0%
Total risk based capital ratio....................................         15.7%         14.9%         14.3%

                                  RISK FACTORS

    IN DECIDING HOW TO VOTE THEIR SHARES AT THE MEETINGS, HOLDERS OF SHARES OF MID-STATE STOCK AND HOLDERS OF SHARES OF BANCORP STOCK SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE INFORMATION AND OTHER MATTERS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    Certain statements contained in this Joint Proxy Statement/Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Mid-State or Bancorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which Mid-State or Bancorp operate; demographic changes; competition; fluctuations in interest rates; changes in business strategy or development plans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of Mid-State's or Bancorp's business; and other factors referenced in this Joint Proxy Statement/Prospectus, including, without limitation, under the captions "SUMMARY," "RISK FACTORS" and in Appendices E and
F. Given these uncertainties, shareholders are cautioned not to place undue reliance on such forward-looking statements. Mid-State and Bancorp disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

RISK FACTORS RELATING TO THE MERGER

    PROSPECTS OF MID-STATE AND BANCORP AFTER THE MERGER AND ABILITY TO INTEGRATE OPERATIONS. The earnings, financial condition and prospects of Mid-State and Bancorp after the Merger will depend in part on Mid-State's ability to successfully integrate the operations and management of the Bank and to continue to implement its own business plan. There can be no assurance that Mid-State will be able to effectively and profitably integrate the operations and management of the Bank, or that Mid-State will be able to continue to profitably implement its own business plan. In addition, there can be no assurance that Mid-State will be able to fully realize the potential revenue enhancement expected as a result of the Merger. Further, although the Mid-State Board and the Bancorp Board do anticipate cost savings as a result of the Merger to be significant (as compared to potential revenue enhancement as a result of the Merger), there can be no assurance that Mid-State will be able to fully realize any of the potential cost savings expected. Finally, there can be no assurance that any cost savings which are realized will not be offset by losses in revenues or other charges to earnings.

    PERFORMANCE OF COMBINED LOAN PORTFOLIOS. Mid-State's performance and prospects after the Merger also will be dependent to a significant extent on the performance of the combined loan portfolios of the Bank and Mid-State and ultimately on the financial condition of the Bank's and Mid-State's borrowers and other customers. The existing loan portfolios of the Bank and Mid-State differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, Mid-State's overall loan portfolio after the Merger will have a different risk profile than the loan portfolio of either the Bank or Mid-State before the Merger. The performance of the combined loan portfolio will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained by the surviving bank or additional expenses are incurred in retaining them, there could be adverse effects on future results of operations of Mid-State following the Merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of Bancorp and Mid-State are maintained and enhanced.

    MARKET PRICE OF BANCORP STOCK AFTER THE MERGER. The number of shares of Bancorp Stock which will be issued to Mid-State shareholders in the Merger is determined by the Average Closing Price of Mid-State Stock. No assurance can be given that the market price of Bancorp Stock on or after consummation of the Merger will approximate the Average Closing Price of Mid-State prior to the Merger.

    LIMITED MARKET FOR BANCORP STOCK. There is currently only a limited trading market for the Mid-State and Bancorp Stocks. An application will be filed for listing Bancorp Stock on the Nasdaq National Market System which is anticipated to become effective at the Effective Time or shortly thereafter. However, there can be no assurance that an active trading market for Bancorp Stock will develop as a result of the Merger or otherwise, or if developed, will continue, or that shareholders of Bancorp will be able to resell their securities or otherwise liquidate their investment without considerable delay, if at all, or considerable impact on the sale's price.

    DIVIDEND POLICY. Mid-State has historically paid stock dividends to its shareholders and recommenced paying an annual cash dividend in 1997. Bancorp has paid cash dividends since 1984 and semi-annually since 1996. The dividend policy of Bancorp following the Merger has not yet been precisely determined but it is currently anticipated that both stock and cash dividends will be paid. Declarations or payments of dividends by the Board of Directors of Bancorp after the Merger will depend upon a number of factors, including capital requirements, regulatory limitations, Bancorp's and Mid-State's financial condition and results of operations, tax considerations and general economic conditions. No assurance can be given that any dividends will be declared or, if declared, what the amount of dividends or their type (cash, stock or both) will be or whether such dividends, once declared, will continue.

RISK FACTORS RELATING TO THE INDUSTRY

    INTEREST RATE RISK. Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for Mid-State's and the Bank's products and services. Mid-State and the Bank are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given Mid-State's and the Bank's current volume and mix of interest-bearing liabilities and interest-earning assets, Mid-State's and the Bank's interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on Mid-State's results of operations.

    ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATION. The operations of Mid-State and Bancorp are located on the California Central Coast and concentrated in San Luis Obispo and Santa Barbara Counties. As a result of this geographic concentration, Mid-State's and Bancorp's results depend largely upon economic conditions in these areas. A deterioration in economic conditions in these market areas could have a material adverse impact on the quality of Mid-State's and Bancorp's loan portfolio and the demand for their products and services and, accordingly, their respective results of operations.

    GOVERNMENT REGULATION AND MONETARY POLICY. The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which Mid-State, the Bank and Bancorp conduct their respective businesses, undertake new investments and activities and obtain financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of Mid-State's or Bancorp's Stocks. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of Mid-State or Bancorp. Significant new laws or changes in, or repeal of, existing laws may cause Mid-State's or Bancorp's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements. Any material change in these conditions would be likely to have a material impact on Mid-State's and Bancorp's respective results of operations.

    COMPETITION. The banking and financial services business in California generally, and in Mid-State's and Bancorp's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. The Bank and Mid-State compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than the Bank or Mid-State. There can be no assurance that Mid-State will be able to compete effectively in its markets, and the results of operations of Mid-State and Bancorp could be adversely affected if circumstances affecting the nature or level of competition change.

    CREDIT QUALITY. A significant source of risk for financial institutions such as the Bank and Mid-State arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. Mid-State and the Bank have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that each company's respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the results of operations.

                             THE MID-STATE MEETING

DATE, TIME AND PLACE

    The Mid-State Meeting will be held on             ,       , 1998 at
              , located at               ,               California
              , at             .m., California time, and any adjournment or
adjournments thereof.

PURPOSE

    One purpose of the Mid-State Meeting is to consider and vote upon a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby. The shareholders of Mid-State will also consider and vote upon a proposal to elect seven persons to the Board of Directors and such other matters as may be properly brought before the Mid-State Meeting.

RECORD DATE

    The Mid-State Board has fixed the close of business on             , 1998,
as the Mid-State Record Date for the determination of shareholders entitled to notice of, and to vote at, the Mid-State Meeting. Accordingly, only holders of record of shares of Mid-State Stock at the close of business on the Mid-State Record Date will be entitled to vote at the Mid-State Meeting and any adjournment thereof. As of Mid-State Record Date, there were 6,905,100 shares of Mid-State Stock outstanding, held by approximately 2,650 shareholders of record.

PROXIES AND REVOCABILITY OF PROXIES

    A proxy card for voting at the Mid-State Meeting is enclosed with the copy of this Joint Proxy Statement/Prospectus being mailed to Mid-State shareholders. (A separate proxy card for Bancorp shareholders voting at the Bancorp Meeting is being provided to Bancorp shareholders. See THE BANCORP MEETING--Proxies and Revocability of Proxies."). When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the Mid-State Meeting and does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote "AGAINST" the matters to be voted on at the Mid-State Meeting. Shareholders are urged to mark the box on the proxy card to indicate how the shares represented by the proxy card are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted "FOR" all proposals. The proxy card also confers discretionary authority on the individual appointed by the Mid-State Board named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Mid-State Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Mid-State Meeting by delivering an instrument of revocation to the secretary of Mid-State, by duly executing and submitting a proxy card bearing a later date, or by appearing at the Mid-State Meeting and voting in person. The mere presence at the Mid-State Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold shares of Mid-State Stock as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners.

COSTS OF SOLICITATIONS OF PROXIES

    Mid-State will bear its own costs in connection with this solicitation. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of Mid-State may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram, facsimile or similar means of communication. Although there is no formal agreement to do so, Mid-State may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

OUTSTANDING SECURITIES; QUORUM

    As of the Mid-State Record Date, there were issued and outstanding 6,905,100 shares of Mid-State Stock. The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of Mid-State Stock is necessary to constitute a quorum at the Mid-State Meeting. Abstentions will be counted for purposes of establishing a quorum.

VOTE REQUIRED

    Mid-State shareholders are entitled to one vote at the Mid-State Meeting for each share of Mid-State Stock held of record by them on the Mid-State Record Date. The proposal concerning approval of the Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding shares entitled to vote. In connection with the election of directors, shares of Mid-State Stock are entitled to be voted cumulatively if a candidates's or candidates' name(s) have been properly placed in nomination prior to the voting and a shareholder present at the Mid-State Meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares of Mid-State Stock owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The seven candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Mid-State Meeting, votes represented by proxies delivered pursuant to this Joint Proxy Statement/Prospectus may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors.

    As of the Mid-State Record Date, directors and executive officers of Mid-State beneficially owned an aggregate of 659,821 shares of Mid-State Stock (not including shares issuable upon exercise of stock options), or approximately 9.55% of those outstanding as of the Mid-State Record Date. Abstentions and broker non-votes with respect to the proposal concerning approval of the Agreement and the transaction contemplated thereby will have the same effect as a vote "AGAINST" the proposal.

                              THE BANCORP MEETING

DATE, TIME AND PLACE

    The Bancorp Annual Meeting (the "Bancorp Meeting") is scheduled to be held at 2739 Santa Maria Way, Santa Maria, California 93455 on
            ,            , 1998 at   :    p.m., local time.

    BANCORP SHAREHOLDERS ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER AND OTHER MATTERS TO BE VOTED UPON IN CONNECTION WITH THE MERGER.

MATTERS TO BE CONSIDERED AT THE MEETINGS

    The purpose of the Bancorp Meeting is to (a) consider and vote upon the approval of the principal terms of the Agreement and the transactions contemplated thereby; (b) elect eleven (11) directors until the 1999 Annual Meeting and until their successors are elected and have qualified, with eight
(8) such nominees resigning upon consummation of the Agreement; (c) as required by the Agreement, to approve proposed amendments to the Bancorp's 1996 Stock Option Plan that would allow the granting of substitute stock options to officers and employees of the Bancorp and the Bank and certain directors of the Bancorp and the Bank that will continue as directors of the Bancorp and Mid-State, under specified terms and conditions; and (d) consider and act upon such other business as may properly come before the Bancorp Meeting or any adjournments or postponements thereof.

    THE BANCORP BOARD HAS, BY UNANIMOUS VOTE, APPROVED THE AGREEMENT AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. THE BANCORP BOARD ALSO RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ELEVEN (11) DIRECTORS UNTIL THE 1999 ANNUAL MEETING, UNTIL THEIR SUCCESSORS ARE ELECTED AND HAVE QUALIFIED. THE BANCORP BOARD ALSO RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENTS TO THE BANCORP'S 1996 STOCK OPTION PLAN.

RECORD DATE; STOCK ENTITLED TO VOTE

    The Bancorp Board has fixed the close of business on       , 1998, as the
Bancorp Record Date for the determination of shareholders entitled to notice of, and to vote at, the Bancorp Meeting. Accordingly, only holders of record of shares of Bancorp Stock at the close of business on the Bancorp Record Date will be entitled to vote at the Bancorp Meeting and any adjournment thereof. As of
Bancorp Record Date, there were       shares of Bancorp Stock outstanding, held
by approximately 1,200 shareholders of record.

VOTES REQUIRED; QUORUM

    The affirmative vote of the holders of at least a majority of the total number of outstanding shares of Bancorp Stock entitled to vote at the Bancorp Meeting is required to approve the principal terms of the Merger and the proposed amendments to the 1996 Stock Option Plan. In the Election of Directors, the eleven (11) nominees receiving the highest number of votes will be elected until the next annual meeting and until their successors are elected and have qualified.

    Each holder of shares of Bancorp Stock outstanding on the Bancorp Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Bancorp Meeting and any postponement or adjournment thereof. In connection with the Election of Directors, shares of Bancorp Stock are entitled to be voted cumulatively if a candidate's or candidates' names(s) have been properly placed in nomination prior to the voting and a shareholder present at the Bancorp Meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares of Bancorp Stock owned by such shareholders, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The eleven candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Bancorp Meeting, votes represented by proxies delivered pursuant to this Joint Proxy Statement/ Prospectus may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors.

    As of the Bancorp Record Date, directors and executive officers of the Bancorp held an aggregate of 731,133 shares of Bancorp Stock, or approximately 24.3% of those outstanding as of the Bancorp Record Date. Abstentions and broker non-votes with respect to the proposed concerning approval of the Agreement and the transaction contemplated thereby will have the same effect as a vote "AGAINST" the proposal.

    The Bancorp will appoint one or three employees to function as inspectors of the election in advance of the Bancorp Meeting, to tabulate votes, to ascertain whether a quorum is present and to determine the voting results on all matters presented to the Bancorp Shareholders. A majority of all shares of Bancorp Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present; however, they are not counted as votes in favor of the principal terms of the Merger. THE FAILURE TO VOTE, AN ABSTENTION OR A BROKER NON-VOTE THUS HAS THE SAME EFFECT AS A VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER.

    If a quorum is not obtained, or fewer shares of Bancorp Stock are voted in favor of the principal terms of the Merger than the number required for approval of the principal terms of the Merger, it is expected that the Bancorp Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and at any subsequent reconvening of the Bancorp Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Bancorp Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

VOTING OF PROXIES

    Shares represented by proxies properly executed and received in time to be voted at the Meeting will be voted in accordance with the instructions indicated on the proxies. Proxies which do not contain voting instructions will be voted "FOR" the proposal to approve the principal terms of the Merger, "FOR" the proposed amendments to the 1996 Stock Option Plan, and "FOR" the election of directors. All proxies voted "FOR" such matters, including proxies on which no instructions are indicated, may, at the discretion of the proxy holder, be voted "FOR" a motion to adjourn or postpone the Bancorp Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against approval of the principal terms of the Merger or on which the relevant shareholder specifically abstains from voting with respect to such approval will be voted in favor of any such adjournment or postponement.

    It is not expected that any matter other than as described herein will be brought before the Meeting. If, however, other matters are properly brought before the Meeting, persons appointed as proxies will have discretion to vote or act thereon in their best judgment.

REVOCABILITY OF PROXIES

    The presence of a shareholder at the Bancorp Meeting (or at any postponement or adjournment thereof) will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by
(a) delivery to the Secretary of the Bancorp of a written notice of revocation prior to or at the Bancorp Meeting (or, if the Bancorp Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held); (b) submission of a duly executed proxy bearing a later date; or
(c) attending the Bancorp Meeting (or, if such Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. Any written revocation of proxy or other related communications should be addressed to William L. Snelling, Secretary, BSM Bancorp, 2739 Santa Maria Way, Santa Maria, California 93455.

SOLICITATION OF PROXIES

    Directors and officers of the Bancorp and its subsidiary may solicit proxies from shareholders of Bancorp personally or by telephone or telegram without additional remuneration therefor. The Bancorp will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses of doing so. The Bancorp will bear the cost of solicitation of proxies from its own shareholders.

                                   THE MERGER

    The agreement provides for, among other things, (i) the merger of the Bank with and into Mid-State with Mid-State as the surviving bank, (ii) Bancorp becoming the bank holding company for Mid-State and changing its name to "Mid-State Bancshares" and (iii) the shareholders of Mid-State becoming shareholders of Bancorp in accordance with the Exchange Ratio, all subject to the terms and conditions specified in the Agreement Certain provisions of the Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is reprinted as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders of Mid-State and Bancorp are urged to read the Agreement in its entirety.

BACKGROUND AND REASONS FOR THE MERGER AND MANAGEMENT'S RECOMMENDATION--MID-STATE

    The Board of Directors of Mid-State began to consider the possibility of a merger or acquisition during the fourth quarter of 1996. In the current financial services environment, a merger or acquisition would support Mid-State's strategic objective of remaining a preeminent independent financial services provider in San Luis Obispo and Santa Barbara Counties, while strengthening management, growth opportunities and profitability. Furthermore, it is believed that Mid-State, as a larger independent bank, will be able to compete with major banks in the communities served, providing superior products and services to the marketplace.

    In early 1997, representatives of Mid-State and the Bank met to discuss Mid-State's interest in a possible business combination with the Bank. Thereafter, representatives of Bancorp and Mid-State had further sporadic discussions reaffirming Mid-State's interest in a potential business combination.

    In September 1997, Mid-State was contacted as one of several potential acquirors and asked if Mid-State would be interested in making an offer to acquire Bancorp. In 1997 Mid-State sent a letter of interest to Bancorp outlining its proposal with information on pricing, organizational structure and board and mangement alignment. Based upon this proposal, Mid-State was asked to conduct due diligence and submit an offer.

    In November Mid-State conducted extensive due diligence of Bancorp and Bank including interviews with senior management. Mid-State submitted a revised proposal to Bancorp in December 1997 and the Parties and their respective investment bankers thereafter discussed the Mid-State proposal. Mid-State informed Bancorp that Mid-State would be willing to negotiate subject to a signed exclusivity agreement and entered into an exclusivity agreement with Bancorp on December 24, 1997. After further discussions among the advisors and special committees, Mid-State began drafting a definitive agreement. During this drafting, Bancorp conducted an extensive due diligence review of Mid-State. Both Parties' Boards of Directors reviewed the definitive agreement with their respective lawyers and financial advisors including certain financial analyses and other data. In addition, on January 27, 1998 both Parties held Board of Directors meetings where they received oral opinions from their respective advisors that the proposed business combination was fair from a financial point of view to their respective shareholders and approved the Agreement and other ancillary matters. The Agreement was subsequently amended on March 18, 1998 to correct technical errors prior to submitting it for shareholder approval.

    Culturally, it is important to Mid-State's Board of Directors to continue to offer local management and ongoing support to the communities Mid-State has served since its founding. That same philosophy is shared by the Bank and, as a result of that conviction, provides a great opportunity to combine the two institutions. The Bank possesses an excellent customer and deposit base in Northern Santa Barbara and San Luis Obispo Counties which compliments Mid-State's existing customer and deposit base and provides the combined organization a more competitive share of the market in these Counties.

    The Board and management of Mid-State also anticipate that the Merger will provide the potential to benefit from revenue enhancement opportunities. These opportunities result from, among other factors; (1) the enhanced ability to better serve the marketplace; (2) the ability to cross-sell a wider variety of banking products and services; (3) the ability to generate increased loan and fee income by providing higher lending limits; (4) the potential to increase overall market share in the communities served; (5) the opportunity to increase the loan portfolio; and (6) the ability to create more efficiencies, thereby reducing overall operating costs to both institutions. Additionally, the Board of Directors also considered that the larger size of the surviving bank, along with Mid-State's intention to list the Bancorp Stock on Nasdaq National Market, would increase shareholder liquidity.

    In reaching its conclusion to make an offer, Mid-State's Board of Directors considered information and advice from several specialists including investment bankers and legal advisors. After consideration of the financial performance, business operations, capital levels, and asset quality of the Bank and Bancorp, it was decided to submit an offer through the investment advisor engaged by Bancorp's management. It was important that the terms of the Agreement and the structure of the transaction allowed Mid-State shareholders to retain approximately 70% of the common equity of the combined institutions, thereby ensuring the survival of the Mid-State name and franchise, retaining its local identity and control, with the Board of Directors having the same percentage representation. It was deemed important that the current directors of the Bank and Bancorp have some representation on the Board of Mid-State, solidifying the approval of the transaction, and reinforcing the local ownership and commitment.

    The Board of Directors of Mid-State believes that the terms of the Merger are fair to and in the best interests of Mid-State and its shareholders. In addition to the considerations already described, in unanimously approving the Agreement, the Board of Directors considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

        (i) The Board of Directors believes that the Exchange Ratio provided for in the Agreement represents fair consideration. In addition, Mid-State's investment banking firm for the transaction concluded that the terms of the Merger are fair to the stockholders of Mid-State from a financial point of view.

        (ii) It is anticipated that the Merger will increase the liquidity of the stock by expanding the size of the shareholder base.

       (iii) Because of the relatively low loan-to-deposit ratio at Mid-State, it is expected that the Merger will result in better opportunities to lend to a more diverse customer base.

        (iv) The Merger is expected to result in a strong, deep management team that will allow Mid-State to address more effectively changes in technology, regulation, competition, products and services.

        (v) The capital of the combined institutions will provide an excellent opportunity to expand and leverage the overall expense structure of the combined institutions.

    Accordingly, the Mid-State's Board of directors has approved the Agreement and the transactions contemplated thereby and recommends approval of the same by the shareholders of Mid-State.

BACKGROUND AND REASONS FOR THE MERGER AND MANAGEMENT'S RECOMMENDATION--BANCORP

    BSM Bancorp is proud of its community bank roots, and its banking philosophy is deeply steeped in the independent bank tradition of customer service and community involvement. In late 1994 and early 1995, the Board of Directors of the Bank, now the wholly-owned subsidiary of the Bancorp, recognized that it was becoming increasingly difficult for the Bank to compete with larger banks that had penetrated the Bank's service area, and that the Bank needed to be larger in order to compete more effectively. The Bank became actively involved in the acquisition of other banks located in the central coast area of California.

    Following all necessary regulatory and shareholder approvals, on September 8, 1995, the Bank acquired Templeton National Bank ("Templeton") pursuant to an Agreement and Plan of Reorganization dated March 10, 1995, providing for the merger of Templeton with and into the Bank. As of the effective date of the merger, Templeton's deposits were approximately $24 million and loans were approximately $18 million.

    Following all necessary regulatory and shareholder approvals, on May 3, 1996, the Bank acquired Citizens National Bank of Paso Robles, N.A. ("Citizens") pursuant to an Agreement and Plan of Reorganization dated October 30, 1995, providing for the merger of Citizens with and into the Bank. As of the effective date of the merger, Citizens' deposits were approximately $29 million and loans were approximately $18 million.

    Following all necessary regulatory and shareholder approvals, on January 10, 1997, the Bank acquired El Camino National Bank ("El Camino") pursuant to an Agreement and Plan of Reorganization dated July 16, 1996, providing for the merger of El Camino with and into the Bank. As of the effective date of the merger, El Camino's deposits were approximately $16 million and loans were approximately $12 million.

    The Board of Directors and management of the Bank recognized that in order to continue to evolve and grow, to enhance shareholder value and to provide a broader range of options with respect to access to additional capital, possibilities for expansion of the Bank's branch system and expanded abilities in the financial services area, following all necessary regulatory and shareholder approvals, on March 12, 1997, the Bank completed the formation of the Bancorp as its holding company. All of the Bank's shareholders became shareholders of the Bancorp, with the same Board of Directors and executive management as the Bank.

    From time to time in 1995, 1996 and 1997, and also following the completion of the formation of the Bancorp, the Bank had meetings and discussions with a number of central coast-based institutions with respect to potential acquisitions and business combinations. The institutions contacted were only those institutions that focused on the community-based approach to banking and were located in markets that would provide the Bank and the Bancorp with both strategic and synergistic benefits. However, the diminishing number of potential acquisition candidates, and the increased competition for available acquisition targets, caused the Bancorp to begin to review its strategic alternatives.

    In early 1997, representatives of Mid-State and the Bank met to discuss Mid-State's interest in a possible business combination with the Bank. Thereafter, representatives of the Bancorp and Mid-State had further sporadic conversations reaffirming Mid-State's interest in a potential business combination.

    In July 1997, the Bancorp engaged Carpenter to assist it in analyzing strategic alternatives and identifying opportunities for maximizing shareholder value. In July, 1997, Carpenter made a presentation to the Bancorp as to the strategic alternatives available to the Bancorp, including staying the present course, growing through acquisitions and combining the Bancorp and the Bank with a third party. The Bancorp believed that pursuing acquisitions was the better strategy in pursuing growth objectives, but all alternatives would be discussed in order to maximize shareholder value. Carpenter also outlined various scenarios for acquisitions of the Bancorp by in-state and out-of-state regional and super-regional financial institutions that were deemed to be likely acquirors. No decision was made as to the appropriate course of action, although management was authorized to prepare materials to assist with a discreet inquiry of potential acquirors in determining the values that might be received by Bancorp shareholders in a business combination transaction.

    Carpenter then reviewed several possible candidates that the Bancorp may have an interest in acquiring, and Carpenter contacted several would-be acquirors. The possible candidates that the Bancorp may have an interest in acquiring were all rejected as either too expensive, time consuming or for other reasons. However, several would-be acquirors were identified. In August and September 1997, Carpenter and management of the Bancorp prepared background materials on the Bancorp for evaluation by prospective acquirors. Mid-State reviewed such materials and began its preliminary analysis with regard to a potential transaction to determine the viability of a potential merger, and thereafter a preliminary non-binding expression of interest was delivered by Mid-State to the Bancorp in October 1997. Mid-State's preliminary non-binding indication of interest presented two alternatives. The first alternative provided for a financial structure of a tax free exchange of stock to be accounted for on a pooling of interests basis, with the Bancorp shareholders receiving value equal to $27.25 per share, a 15% reciprocal collar based upon Mid-State price at the time of closing, Board representation in which Mid-State would expand its board membership by three members who would be appointed from the Bancorp Board, with the Chairman of the Bancorp offered the position of Vice Chairman of the new bank board, and either the exercise of all outstanding Bancorp options or redemption of such options through a cashless exercise. The second alternative provided for a financial structure of 50% cash and 50% stock accounted for as a purchase transaction and allowing for a pro-rata election of cash or stock by each Bancorp shareholder, value received to be equal to $23.25 per share for each Bancorp share, a 15% reciprocal collar based upon the Mid-State price at the time of closing, Board representation in which Mid-State would expand its board membership by two members who would be appointed from the Bancorp Board, with the Chairman of the Bancorp offered the position of vice chairman of the new bank board, and either the exercise of all outstanding Bancorp options or redemption of such options through a cashless exercise.

    Following a review of various preliminary indications of interest submitted to the Bancorp and a discussion thereof with Carpenter, management proceeded with further discussions with four prospective purchasers, one of which was Mid-State, and each of which was afforded the opportunity to conduct expanded due diligence of the Bancorp. During the due diligence, Mid-State revised its preliminary analysis. All of the interested parties made presentations and conducted a review of the books and records of the Bancorp pursuant to the terms and conditions of various confidentiality agreements. The four interested third parties made presentations to the Bancorp, outlining the various proposed transactions and the projected benefits of such transaction. The presentations by representatives of Mid-State and Carpenter emphasized the complementary nature of Mid-State's proposal and potential synergies, including the complementary nature of the two companies' loan, deposit and management styles.

    In November, 1997, the principals of the Bancorp and Mid-State met to preliminarily discuss the possible synergies between the companies. In December, 1997, Carpenter advised the Bancorp that Mid-State had shown the most interest as a would-be acquiror. The Bancorp and Mid-State thereafter continued to discuss a possible combination of the companies. On December 9, 1997, Mid-State presented a revised offer to the Bancorp that provided for a financial structure of a tax-free exchange of stock to be accounted for on a pooling-of-interest basis, with the Bancorp shareholders receiving value equal to $28.25 per share, a 15% reciprocal collar based upon the Mid-State share price at the time of closing, Board representation in which Mid-State would expand its board membership by three members who will be appointed from the Bancorp Board, with the Chairman of the Bancorp offered the position of Vice-Chairman of the new bank Board, Mid-State's belief that it is critical that Mr. William Hares continue in a significant role in the combined bank, and either the exercise of all outstanding Bancorp options or redemptions of such options through a cashless exercise.

    After an extensive review of the various proposals, which review included, among other things, an analysis of the financial health, management structure and future prospects of the four potential acquirors, and after extensive negotiating, in December 1997, the Bancorp executed a non-binding expression of interest letter with Mid-State that outlined the general terms and conditions of a proposed transaction with Mid-State, including the transaction would be a tax-free exchange of stock to be accounted for as a pooling of interests, the final structure of the transaction will be determined by the parties in connection with discussions concerning the definitive agreement; the total value in Mid-State Common Stock would be equal to $29.37 per share; each holder of a Bancorp stock option would be provided the opportunity to receive either (i) the value of Bancorp stock options in Mid-State Stock, or (ii) if permitted, converting the value of such options into options of Mid-State Stock so that the value of such options is preserved; the amount of Mid-State Stock to be issued in the exchange would be determined based upon the Mid-State Stock twenty day average price per share just prior to the time of closing, subject to a 7.5% collar; Mid-State would expand its Board of directors and any holding company it should form to include three (3) members of the Board of Directors of the Bancorp, and the Chairman of the Bancorp shall be appointed to the position of Vice Chairman of the Board of Mid-State and any holding company it should form; William Hares would receive an appropriate employment contract to be agreed upon by the parties at the time of execution of a definitive agreement; an agreed upon amount of payment for any layoffs of employees of the Bancorp and the Bank; an amount of payment to Mid-State if the Bancorp should enter into an alternative transaction before the definitive agreement is executed; listing of Mid-State Stock on Nasdaq National Market System; and the payment of a semi-annual dividend by the Bancorp.

    In connection with its analysis of the fairness of the transaction, the Bancorp retained Carpenter to advise it as to fairness to the Bancorp shareholders from a financial point of view of the exchange of Bancorp stock to be received by the Mid-State shareholders when the shareholders of Mid-State become shareholders of the Bancorp.

    On January 27, 1998, the Bancorp Board met to consider the transaction and to review the Agreement and related documents. At this meeting, Carpenter discussed with the Bancorp Board its analysis of the Merger and delivered to the Bancorp Board its opinion that the consideration to be received in the Merger was fair to the Bancorp shareholders from a financial point of view (see "Bancorp Fairness Opinion"). Thereafter, the Bancorp Board approved, and authorized the execution of, the Agreement.

    The Bancorp Board unanimously approved the Merger at its Board of Directors meeting on January 27, 1998. The Bancorp Board believes that the terms of the Merger are fair to, and in the best interests of, the Bancorp and its shareholders and recommends that the shareholders of the Bancorp vote FOR approval of the Merger.

    In reaching its conclusion, the Bancorp Board considered information provided at meetings of its Board of Directors in December 1997 and January 1998, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown and prospects of Mid-State Bank; (ii) the structure of the transaction, including the fact that the Bancorp shareholders would retain approximately 30% of the common equity of the Mid-State on a fully diluted basis; (iii) the fact that Mr. Diani would serve as Vice Chairman of the Board of

Directors of the Mid-State, and that the Board of Directors of Mid-State would be comprised of three directors from the Bancorp; (iv) the terms of the Merger Agreement and other documents to be executed in connection with the Merger, including the covenant of Mid-State in the Agreement allowing the Bancorp to pay semi-annual dividends to the shareholders of the Bancorp; (v) the presentation of Carpenter and the opinion of Carpenter that the Merger is fair to the shareholders of the Bancorp from a financial point of view; (vi) the results of its due diligence examination of Mid-State; (vii) the terms of other recent comparable combinations of banks and bank holding companies; (viii) the Bancorp Board's review with its legal and financial advisors of alternatives to the Merger, the range of possible values to Bancorp shareholders obtainable through implementation of alternatives and the timing and likelihood of the same; (ix) the current and prospective economic environment and regulatory and competitive burdens and constraints facing community banks; (x) the pro forma financial statements of the combined companies and the capitalization of the combined companies; (xi) the Bancorp Board's review with its legal and financial advisors of potential merger targets; (xii) the compatibility of the Bancorp with Mid-State and the complementary lines of business; (xiii) the geographic distribution of Mid-State offices vis-a-vis the Bancorp's strategic plan; (xiv) the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit on the Bank's customers and prospective customers, and the generally higher trading multiples of larger financial institutions; (xv) the business strategies, the strength and depth of management of Mid-State and the extent of their interest in continuing the Bank's significant business relationships in Santa Barbara and San Luis Obispo counties; (xvi) the ability of a larger institution to compete in the banking environment and to leverage overhead costs; (xvii) the effect of the Merger on existing shareholders, employees, officers and customers of the Bancorp and the Bank; (xviii) the current and prospective economic environment and regulatory and competitive burdens and constraints facing commercial banks;
(xix) information concerning the ability of Mid-State and the Bancorp to achieve operating efficiencies; (xx) the impact on the communities served by the Bank and Mid-State in the Merger, and the increased ability to serve the communities through the larger branch network; (xxi) the unprecedented consolidation currently underway in the banking industry and increased competition from larger independent banks in California; (xxii) the value of the consideration offered by Mid-State compared to the value of the consideration offered in other acquisitions of financial institutions in California in 1996 and 1997 and the prospects for enhanced value of the combined entity in the future; (xxiii) the tax-free nature of the Mid-State offer; (xxiv) the fact that Bancorp Stock will be listed on Nasdaq National Market System and the future liquidity of the Bancorp Stock; (xxv) the prospects and valuation of the Bancorp on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions; and (xxvi) the willingness of Mid-State to provide Bancorp shareholders with certain protections against fluctuations within certain ranges in the exchange ratio.

    The foregoing discussion of the information and factors considered by the Bancorp Board is not intended to be exhaustive, but constitutes the material factors considered by the Bancorp Board. In reaching its determination to approve and recommend the principal terms of the Merger, the Bancorp Board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently

    FOR THE REASONS SET FORTH ABOVE, THE BANCORP BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AS IN THE BEST INTEREST OF THE BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE BANCORP SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

MID-STATE FAIRNESS OPINION

    Mid-State retained H&A to render financial advisory and investment banking services in connection with the proposed merger among Mid-State, Bank and Bancorp. H&A has rendered a written opinion (the "Opinion") to the Mid-State Board of Directors to the effect that the Exchange Ratio as defined in section

1.1 of the Agreement, which definition includes certain possible adjustments, is fair to the holders of Mid-State Stock from a financial point of view. No limitations were imposed by the Mid-State Board of Directors upon H&A with respect to the investigations made or procedures followed in rendering the Opinion.

    The text of the Opinion of H&A, dated as of January 29, 1998 which sets forth certain assumptions made, matters considered and limits on the review undertaken by H&A, is attached hereto as Appendix B. Mid-State shareholders are urged to read the Opinion in its entirety. In furnishing such Opinion, H&A does not admit that it is an expert with respect to the Registration Statement of which this Joint Proxy Statement/Prospectus is part within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder nor does it admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. The summary of the procedures and analysis performed, and assumptions used by H&A set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the text of such Opinion. H&A's Opinion is directed to the Mid-State Board of Directors and is directed only to the consideration to be paid by Mid-State in the Merger and does not constitute a recommendation to any Mid-State shareholder as to how such shareholder should vote at the Mid-State Meeting.

    In arriving at its opinion, H&A has reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to Mid-State, Bank and Bancorp, including consolidated financial statements for recent years and interim periods to September 30, 1997; (iii) certain other publicly available financial and other information concerning Mid-State and Bancorp and the trading markets for the publicly traded securities of Mid-State and Bancorp; (iv) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions H&A believed relevant to its inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of Mid-State or a committee thereof in connection with the Merger. H&A has held discussions with senior management of Mid-State and of Bancorp concerning their past and current operations, financial condition and prospects.

    H&A reviewed with the senior management of Mid-State earnings projections for Mid-State as a stand-alone entity, assuming the Merger does not occur. H&A also reviewed with the senior management of Bancorp earnings projections for Bancorp as a stand-alone entity, assuming the Merger does not occur. H&A also reviewed with the senior management of Mid-State the projected operating cost savings expected by Mid-State to be achieved in each such year resulting from the Merger with Bancorp. Certain financial projections for the combined companies and for Mid-State and Bancorp as stand-alone entities were derived by H&A based partially upon the projections described above, as well as H&A's own assessment of general economic, market and financial conditions.

    H&A took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. H&A considered such financial and other factors as it deemed appropriate under the circumstances. H&A's Opinion was necessarily based upon conditions as they existed and could only be evaluated on the date thereof and the information made available to H&A through the date thereof.

    In conducting its review and in arriving at the Opinion, H&A relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. H&A relied upon the management of Mid-State and Bancorp as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings. H&A also assumed, without independent verification, that the aggregate allowances for loan losses for Mid-State and Bancorp were adequate to cover such losses. H&A did not make or obtain any evaluations or appraisals of the property of Mid-State or Bancorp, nor did H&A examine any individual loan credit files. H&A's Opinion is limited to the fairness, from a financial point of view, to the shareholders of Mid-State of the consideration to be paid by Mid-State in the Merger which was determined by arms length negotiations and does not address Mid-State's underlying decision to proceed with the Merger.

    In connection with rendering its Opinion to the Mid-State Board of Directors, H&A performed certain financial analyses, which are summarized below. The summary set forth below does not purport to be a complete description of the presentation by H&A to Mid-State's Board or of the analyses performed by H&A. H&A believes that its analysis must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying H&A's Opinion. The preparation of a Opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analysis, H&A made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Mid-State and Bancorp. Any estimates contained in H&A's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by H&A was assigned a greater significance by H&A than any other.

    Neither Mid-State nor Bancorp publicly discloses internal management financial forecasts and projections of the type provided to H&A in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections, and projected operating cost savings prepared by H&A were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

    Set forth below is a brief summary of the analysis performed by H&A in reaching the Opinion. H&A assumed for purposes of its opinion that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles. Unless otherwise noted in this analysis, H&A used a Exchange Ratio of 0.8938 shares of Bancorp Stock at time of closing, the level at which Mid-State Stock would be exchanged if the Closing Date (as defined in the Agreement) were the same as the date of the Opinion. The Exchange Ratio and possible adjustments to the Exchange Ratio were developed pursuant to extensive negotiations between Mid-State and Bancorp. H&A analyzed certain effects of the Merger assuming an Exchange Ratio, among others, of 1.0385. The
0.8938 Exchange Ratio does not necessarily reflect the lowest possible Exchange Ratio under the terms of the Agreement, and there can be no assurance that the Exchange Ratio as finally determined in accordance with the Agreement will not be lower than 0.8938. The analysis also focuses on core financial and operating projections and statistics, which are not specifically adjusted for non-recurring charges, unless otherwise stated.

    (A) PRO FORMA MERGER AND CONTRIBUTION ANALYSIS H&A analyzed the changes in the amount of earnings, book value and indicated dividends attributable to one share of Mid-State Stock before the Merger to those attributable to one share of Mid-State Stock as a result of the proposed Merger. The following assumptions regarding earnings and dividends underlie the pro forma results. The analysis assumes a dividend payout ratio consistent with Mid-State's recent historical dividend payout ratio. The analysis further assumes, unless otherwise stated, Merger-related operating cost savings to be fully realized during 1999 and each year thereafter and assumes the Merger is completed during the third quarter of 1998. These projected operating cost savings represent approximately 8.90% of the combined institutions' projected non-interest expense on a pre-tax basis. This level of projected operating cost savings, expressed as a percent of the combined institutions' projected non-interest expense, is within a range of the level of operating cost savings, expressed as a percent of the combined institutions' non-interest expense, achieved in other transactions reviewed by H&A.

    H&A performed pro forma merger analyses assuming the stated earnings projections and the Merger-related operating cost savings projected by Mid-State. In addition, H&A analyzed certain pro forma merger scenarios in order to assess the impact on Mid-State of some levels of volatility in Bancorp's and Mid-State 's projected earnings as well as volatility of the levels of Merger-related projected operating cost savings. The impact on Mid-State of volatility in Bancorp's earnings was shown by calculating pro forma results assuming Bancorp's earnings as projected, as well as 75% and 125% of Bancorp's projected earnings. In order to measure the impact on Mid-State of volatility of Mid-State's earnings to the pro forma results, H&A examined the earnings impact on Mid-State assuming Mid-State achieved earnings as projected, as well as 75% and 125% of its projected earnings. The impact on Mid-State of volatility in the level of Merger-related projected operating cost savings was shown by calculating pro forma results assuming cost savings as projected, as well as 125% and 75% of projected operating cost savings. H&A analyzed the changes in earnings, dividends and book value for the years 1999, 2000 and 2001 resulting from various combinations of the stand-alone and pro forma projected earnings and cost savings volatility assumptions described above. The analyses showed that for the year 1999 the change in earnings per share ranged from 32.00% to -10.34% and the change in book value per share ranged from 0.60% to -7.15%. For the year 2000 the change in earnings per share ranged from 35.88% to -10.21% and the change in book value per share ranged from 4.09% to -7.51%. For the year 2001 the change in earnings per share ranged from 39.88% to -10.08% and the change in book value per share ranged from 7.41% to -7.79%.

    (B) ANALYSIS OF OTHER MERGER TRANSACTIONS H&A analyzed other California bank merger and acquisition transactions where the total target asset size was over $100 million and less than $500 million for the periods January 1, 1996 to December 31, 1997. The transactions analyzed were: Pacific Bank, NA and Sterling West Bancorp, Zions Bancorporation and FP Bancorp, Inc., SierraWest Bancorp and California Community Bancshares, Greater Bay Bancorp and Peninsula Bank of Commerce, City National Corporation and Harbor Bancorp, US Bancorp and Business & Professional Bank, Dartmouth Capital and Eldorado Bancorp, Western Bancorp and California Commercial Bankshares, Santa Barbara Bancorp and First Valley Bank, Golden State Bancorp and Transworld Bancorp, City National Corporation and Riverside National Bank, Bank SinoPac and Far East National Bank, City National Corporation and Ventura County National Bancorp, Pacific Capital Bancorp and South Valley Bancorp, FBOP Corporation and SDNB Financial Corp, First Banks, Inc and Sunrise Bancorp, Western Bancorp and Western Bank, Dartmouth Capital and Commerce Security Bank. This analysis showed that the Exchange Ratio represented a multiple of: (i) 2.58X Bancorp's tangible book value compared to a high multiple of 3.64X, a median multiple of 1.90X and a low multiple of 1.09X for the comparable transactions; (ii) 17.69X Bancorp's latest twelve months' earnings per share, compared to a high multiple of 31.79X, a median multiple of 17.55X, and a low multiple of 14.36X for the comparable transactions. H&A noted that no transaction reviewed was identical to the Merger and that, accordingly any analysis of comparable transactions necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of the parties to the transactions being compared.

    (C) DISCOUNTED CASH FLOW ANALYSIS H&A examined the results of a discounted cash flow analysis designed to compare the present value, under certain assumptions, that would be attained if Mid-State remained independent through 2002 or was acquired in 2002 by a larger financial institution, with the present value of the combined institutions at the Exchange Ratio as described in the Agreement. The results produced in the analysis did not purport to be indicative of actual values or expected values of Mid-State or the shares of Mid-State Stock. In calculating the present values through the discounted cash flow analysis, H&A analyzed the effect of possible earnings volatility and potential Merger-related operating cost savings volatility, among other items, by assuming varying levels of projected earnings for Mid-State and Bancorp. The three cases examined were: Mid-State earnings as projected and Bancorp earnings as projected; Mid-State earnings 75% of projected earnings and Bancorp earnings 125% of projected earnings; and Mid-State earnings 125% of projected earnings and Bancorp earnings 75% of projected earnings. Pro forma combined cash flows were calculated assuming the combinations of the cash flows in each of these cases, and were compared to the cash flows of Mid-State on a stand-alone basis as well as to the cash flows of Mid-State acquired in 2002 by a larger financial institution. All cases were analyzed assuming realization of the operating cost savings, in the amounts and time periods previously indicated, unless otherwise stated (see Pro Forma Merger and Contribution Analysis).

    The discount rates used ranged from 8.0% to 12.0%. For the Mid-State stand-alone analyses, the terminal price multiples applied to 2002 estimated earnings per share ranged from 14.00X to 22.00X. The lower levels of the price-to-earnings per share multiples range reflected an estimated future trading range of Mid-State, while the higher levels of the price-to-earnings per share multiples were more indicative of a future sale of Mid-State's stock to a larger financial institution. For the pro forma combined analyses, the terminal price-to-earnings per share multiples also ranged from 14.00X to 22.00X.

    For the Mid-State stand-alone analyses, the cash flows were comprised of the projected stand alone dividends per share in years 1998 through 2002 plus the terminal value of Mid-State Stock at year-end 2002 (calculated by applying each one of the assumed terminal price-to-earnings per share multiples as stated above to 2002 projected Mid-State earnings per share). For the pro forma combined analyses, the cash flows were comprised of the projected pro forma combined dividends per share in years 1998 through 2002 plus the terminal value of the pro forma combined entity's stock at year-end 2002 (calculated by applying each one of the assumed terminal price-to-earnings per share multiples as stated above to 2002 projected pro forma combined earnings per share). H&A also calculated the present values that would be attained in each case if 75% or 125% of projected operating cost savings were realized.

    These analyses showed a range of stand-alone present values per share for Mid-State from $16.03 to $45.81, as compared to a range of pro forma combined present values per share of $17.23 to $50.52. These analyses do not purport to be indicative of actual values or expected values of the shares of Mid-State Stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected Bancorp earnings raised (lowered) the resulting present value for a given level of Mid-State earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

    (D) COMPARABLE COMPANY ANALYSIS H&A examined recent historical data on Mid-State and Bancorp based upon information from Mid-State and Bancorp's 1996 Annual Reports to Shareholders and subsequent quarterly information. H&A analyzed certain credit and operating statistics for Mid-State and Bancorp, comparing these statistics to data for a peer group of California banks using the publicly available Hoefer & Arnett Banking Universe, 1997 Third Quarter Statistics (the "Universe"). The Universe includes 73 independent California banking institutions. Both Mid-State and Bancorp are included in the Universe. The comparisons made are as of or for the period ending June 30, 1996, unless otherwise noted. In this analysis, for comparison purposes, H&A used the closing stock prices of Bancorp and Mid-State which coincide with stock prices and comparative pricing data which appear in the Universe. The analysis necessarily involved complex considerations and judgements concerning differences in financial and operating characteristics of the comparable companies.

                                                                     BANCORP    MID-STATE   INDEX MEDIAN
                                                                    ----------  ----------  -------------
Total assets......................................................  $  335,829  $  827,817   $   229,508
Market capitalization(1)..........................................  $   74,523  $  184,166   $    40,793
Price to tangible equity per share(1).............................        2.27X       2.50X         2.13X
Price to latest 12 months earnings(1).............................       17.99X      19.72X        16.13X
Tangible equity to tangible assets................................       10.34%       8.89%         8.92%
Nonperforming assets to total assets(2)...........................        0.61%       1.05%         1.37%
Loan loss reserve to nonperforming loans..........................      263.53%     261.90%       204.43%
Return on assets..................................................        1.40%       1.51%         1.37%
Return on equity..................................................       13.36%      17.14%        15.67%
Efficiency ratio(3)...............................................       62.88%      73.98%        61.51%

------------------------

(1) Statistics calculated based on the latest available bid prices prior to publishing the third quarter 1997 Universe.

(2) Nonperforming assets include loans which are 90 days past due and still accruing in addition to nonaccrual and restructured loans and other real estate owned.

(3) Efficiency ratio represents noninterest expense as a percent of total revenues.

    H&A is an investment banking firm continually engaged in the valuation of businesses and securities, including financial institutions and their securities, in connection with mergers and acquisitions, negotiated underwritings, private offerings of securities, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. H&A is a market maker in both Mid-State and Bancorp Stock. H&A has not previously provided investment banking services to Mid-State or Bancorp.

    In consideration for the rendering of financial advice and for the preparation and rendering of the Opinion, the Mid-State shall pay H&A a fee to be paid at closing of approximately $740,000. Mid-State will also reimburse H&A for all reasonable out of pocket expenses which may be incurred in connection with the rendering of the Opinion. No portion of the fee is contingent upon the conclusions reached in the Opinion.

BANCORP FAIRNESS OPINION

    GENERAL. Pursuant to an engagement letter dated July 9, 1997 (the "Engagement Letter"), the Bancorp engaged Seapower Carpenter Capital, Inc. dba Carpenter & Company ("Carpenter") to provide financial advisory services and a fairness opinion with respect to the Merger. Carpenter is an investment banking firm specializing in California financial institutions, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, private placements and valuations for corporate and other purposes. Bancorp selected Carpenter to render the opinion on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the banking and investment communities. No limitations were imposed by Bancorp on Carpenter with respect to the investigations made or procedures followed in rendering its opinion.

    At a meeting of the Bancorp Board on January 27, 1998, Carpenter delivered its oral opinion that, as of the date of the opinion and subject to the limitations and assumptions set forth in the opinion, the merger consideration pursuant to the Merger Agreement was fair to Bancorp shareholders from a financial point of view. Carpenter's oral opinion was subsequently confirmed in writing as of such date.

    The full text of Carpenter's written opinion to the Bancorp Board, which sets forth the assumptions made, matters considered, and limitations of the review, by Carpenter, is attached hereto and is incorporated herein by reference. The following summary of Carpenter's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety. In furnishing such opinion, Carpenter does not admit that it is an expert with respect to the Registration Statement of which this Joint Proxy Statement/Prospectus is part within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor does Carpenter admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Carpenter's opinion is directed to the Bancorp Board, covers only the fairness of the consideration to be received by holders of Bancorp Common Stock from a financial point of view as of the date of the opinion, and does not constitute a recommendation to any holder of Bancorp Common Stock as to how such shareholder should vote at the Bancorp Special Meeting.

    In connection with its Opinion, Carpenter, among other things: (i) reviewed certain publicly available financial and other data with respect to Bancorp and Mid-State, including the consolidated financial statements for recent years and interim periods to December 31, 1997 and certain other relevant financial and operating data relating to Bancorp and Mid-State made available to Carpenter from published sources and from the internal records of Bancorp; (ii) reviewed the Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Bancorp Common Stock and Mid-State Common Stock; (iv) compared Bancorp and Mid-State from a financial point of view with certain other companies in the banking industry which Carpenter deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Carpenter deemed to be comparable, in whole or in part, to the Merger; (vi) considered the financial and other terms of recent business combinations proposals made to Bancorp by other companies in 1997, and compared them to the Merger; (vii) reviewed and discussed with representatives of the management of Bancorp certain information of a business and financial nature regarding Bancorp, furnished to Carpenter by them; (viii) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with Bancorp's counsel; and (ix) performed such other analyses and examinations as Carpenter deemed appropriate.

    In connection with its review, Carpenter did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. Carpenter also assumed that there were no material changes in Bancorp's or Mid-State's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to it. Carpenter relied on advice of counsel to Bancorp as to all legal matters with respect to Bancorp, the Merger and the Agreement. Bancorp acknowledged that Carpenter did not discuss with Bancorp's independent accountants any financial reporting matters with respect to Bancorp, the Merger or the Agreement. Bancorp informed Carpenter, and Carpenter assumed that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles. Carpenter assumed that the Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable Federal and state statutes, rules and regulations.

    Carpenter assumed that the allowance for loan losses for each of Bancorp and Mid-State are in the aggregate adequate to cover such losses. In addition, Carpenter did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Bancorp or Mid-State, nor was Carpenter furnished with any such appraisals. Finally, Carpenter's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Carpenter as of the date of the opinion. Accordingly, although subsequent developments may affect Carpenter's opinion, it has not assumed any obligation to update, revise or reaffirm such opinion.

    Set forth below is a summary of Carpenter's analysis in connection with its opinion that is complete in all material respects.

    ANALYSIS OF SELECTED MERGER TRANSACTIONS. Using publicly available information, Carpenter reviewed the consideration paid in recently announced transactions whereby certain banks and bank holding companies ("Banks") of various sizes were acquired. Specifically, Carpenter reviewed 57 transactions involving acquisitions of banks based in California announced since January 1, 1996 (the "California Bank Acquisitions"), and 16 acquisitions of banks based in California with total assets between $200 million and $500 million since the same date, consisting of the following (acquiror/target): Bay View Capital/CTL Credit, CU Bancorp/Home Interstate Bancorp, Western Bancorp/Western Bank, Zions Bancorporation/ FP Bancorp, Mid-Peninsula Bancorp/Cupertino National Bancorp, Dartmouth Capital/Commerce Security Bank, Greater Bay Bancorp/Peninsula Bank of Commerce, City National Corp./Harbor Bancorp, Western Bancorp/SC Bancorp, US Bancorp/Business & Professional Bank, Commerce Security/Eldorado Bancorp, Western Bancorp/CA Commercial Bancshares, Golden State Bancorp/Transworld Bancorp, City National Corp./Riverside National Bank, Bank SinoPac of Taiwan/Far East National Bank, and City National Corp/ Ventura County National (collectively the "Small Bank Acquisitions"). For each bank acquired or to be acquired in such transactions, Carpenter analyzed data illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, purchase price to book value and to tangible book value and purchase price to last 12 months' ("LTM") earnings.

    The figures for the California Bank Acquisitions, and Small Bank Acquisitions produced, respectively: (i) median percentage of premium to core deposits of 8.1%, and 10.2%; (ii) average multiple of purchase price to book value of 178.9%, and 195.2%; (iii) average multiple of purchase price to tangible book value of 186.7%, and 203.7%; and (iv) median multiple of purchase price to LTM earnings of 16.6X, and 16.6X. In comparison, based upon an assumed value of $29.37 for each share of Bancorp Common Stock, Carpenter determined that the consideration to be received by the holders of Bancorp Common Stock in the Merger represented a percentage of premium to core deposits of 20.2%, a multiple of price to book value of 250.4%, a multiple of price to tangible book value of 263.1%, and a multiple of price to Bancorp's year end 1997 earnings of 21.5X.

    No other company or transaction used in the above analysis, as a comparison is identical to Bancorp or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which Bancorp and the Merger are being compared.

    PRO-FORMA MERGER AND CONTRIBUTION ANALYSIS. Carpenter analyzed the contribution of each of Bancorp and Mid-State to, among other things, total tangible common equity, assets, LTM net income, and gross loans of the pro forma combined companies. For purposes of this analysis, the balance sheets for the period ending December 31, 1997 were used, and the income statements for the same period as well as projected figures for 1998 were used for comparative purposes. This analysis showed, among other things, that based on pro forma combined balance sheets for Bancorp and Mid-State as defined above, Bancorp would have contributed 31.6% of shareholders equity, 29.0% of assets, and 35.4% of loans. Pro forma income statements as defined above indicated that Bancorp would have contributed 30.6% of the pre-tax net income and 23.8% of the after-tax net income of the pro forma combined companies based on 1997 earnings. Based upon Management Plans provided by Bancorp and Mid-State, Bancorp's contribution to projected 1998 after-tax earnings would be 23.7% without projected merger efficiencies. Based upon analysis assuming an Average Closing Price of Mid-State Common Stock of $30.50 (the highest level provided for in the Agreement) and, therefore, a Conversion Ratio in the Merger of 1.0385 a share of Bancorp Common Stock for each share of Mid-State Common Stock, holders of Bancorp Common Stock would own approximately 31% of the combined companies based on fully diluted shares outstanding on the date of the opinion.

    REVIEW OF MID-STATE AND BANCORP. Carpenter analyzed the financial results of both Mid-State and Bancorp for the period from 1994 through 1997 as reported by both companies in their respective annual reports and public filings. Specifically, Carpenter reviewed total assets, shareholder equity, net income, return on assets, and return on equity. Assets of Mid-State grew from $757 million at December 31, 1994 to $842 million at December 31, 1997. Shareholder equity of Mid-State grew from $50.5 million at December 31, 1994 to $64.6 million at December 31, 1996, and $77.9 million at December 31, 1997. Net income of Mid-State for the year ending December 31, 1994 was a loss of $10.8 million, for the year ending December 31, 1996 was $4.4 million, and for the year ending December 31, 1997 was $13.4 million. Return on assets and return on equity of Mid-State for each of the years ending December 31, 1994 through 1997, were respectively -1.4% and -18.0%, 0.09% and 1.16%, 0.58% and 7.2%, and 1.6% and
18.9%. Total assets of Bancorp at the end of each of the fiscal years ending December 31, 1994 through 1997 were $216.2 million, $263.6 million, $302.4 million, and $344.1 million, respectively. Shareholder equity of Bancorp at the end of each of the fiscal years ending December 31, 1994 through 1997 was $21.7 million, $27.5 million, $30.4 million, and $36.1 million respectively. Net income of Bancorp for each of the fiscal years ending December 31, 1994 through 1997 was $2.3 million, $3.1 million, $3.7 million, and $4.2 million, respectively. Return on assets and return on equity of Bancorp for each of the fiscal years ending December 31, 1994 through 1997, were 1.1% and 11.6%, 1.3% and 12.9%, 1.3% and 12.9%, and 1.3% and 12.7%, respectively.

    TRADING ACTIVITY AND PRICES. Carpenter reviewed the trading activity and sales prices in the common stock of both Bancorp and Mid-State, both of which trade in the Over-the-Counter (OTC) market. As of December 31, 1997, there were 6,905,100 shares of Mid-State Stock outstanding. Sales prices for the Mid-State Stock in calendar year 1997 ranged from a low of $15.00 to a high of $29.50 per share. In the period from January 1, 1998 through March 11, 1998, sales prices for the Mid-State Stock varied from a low of $25.625 to a high of $29.25. Trading volumes in calendar 1997 averaged 5,370 shares traded per day. Bancorp common shares traded in a range during calendar year 1997 between $15.375 and $27.50 per share. Trading volume for Bancorp stock averaged 1,420 shares a day during 1997. On December 31, 1997, there were 2,976,533 shares of Bancorp common stock issued and outstanding.

    REGRESSION ANALYSIS. Carpenter undertook an analysis to determine the price to book multiple at which Bancorp might trade on a stand-alone basis. A regression analysis of publicly available data on comparable bank holding companies indicated a high degree of correlation between return on equity and price to book value. Based on Bancorp's 1997 return on equity of 12.24 percent, this analysis yielded a price to book at which Bancorp might trade of 2.21X and an implied value of $26.29 per share for Bancorp.

    DISCOUNTED VALUE ANALYSIS. Carpenter estimated the present value (current share price) based on estimated earnings that Bancorp (a) could produce on a stand-alone basis through fiscal year 2002 without giving effect to, among other things, potential cost savings that could be realized in a sale to an in-market acquiror, and (b) that the combined entity expressed in Bancorp equivalent shares could produce. Carpenter utilized Bancorp and Mid-State management projections (the "Management Plans") for 1998 and assumed ten percent annual earnings growth thereafter. The range of estimated future prices was calculated by applying market multiples ranging from 14.0X to 22.0X to the projected 2002 EPS of Bancorp alone and of the combined companies. The estimated future share prices were then discounted to present values using discount rates ranging from 12 percent to 20 percent. This analysis indicated an implied per share price range today for Bancorp on a stand alone basis of approximately $17.42 to $33.44. The corresponding range for the combined companies, including estimated consolidation savings provided by Bancorp and Mid-State management, is $23.66 to $45.42 in Bancorp equivalent shares. These analyses do not purport to be indicative of actual values or expected values of Bancorp Common Stock.

    The summary set forth above does not purport to be a complete description of the presentation by Carpenter to the Bancorp Board or of the analyses performed by Carpenter. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Carpenter believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Bancorp Board. The ranges of valuations resulting from any particular analysis described above should not be taken to be Carpenter's view of the actual value of Bancorp or the combined companies.

    In performing its analyses, Carpenter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bancorp or Mid-State. Material among those assumptions were that of a reasonably stable economic and interest rate environment, and no significant changes in the regulatory and statutory regime governing the businesses of both Mid-State and Bancorp sufficient to materially impact their results. The analyses performed by Carpenter are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Carpenter's analysis of the fairness of the consideration to be received by the holders of Bancorp Common Stock in the Merger and were provided to the Bancorp Board in connection with the delivery of Carpenter's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Carpenter in certain of its analyses are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

    Pursuant to the Engagement Letter, Bancorp will pay Carpenter & Company a transaction fee in connection with the merger, a substantial portion of which is contingent upon the consummation of the merger. Under the terms of the Engagement Letter, Bancorp will pay Carpenter a transaction fee equal to 1.25% of the value attributed in the merger to Company common stock up to $75,000,000, and 1.75% of such value in excess of $75,000,000, less $25,000 previously paid to Carpenter. Bancorp has also agreed to reimburse Carpenter for its reasonable out-of-pocket expenses. Bancorp has agreed to indemnify Carpenter, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities.

EXCHANGE RATIO

    The issued and outstanding shares of Bancorp Stock at the Effective Time will remain outstanding (other than shares as to which statutory dissenters' rights are perfected). Each share of Mid-State Stock issued and outstanding immediately prior to the Effective Time will automatically, without any action on the part of the holder thereof, be canceled and converted into the right to receive a number of shares of Bancorp Stock as determined by the Exchange Ratio established in the Agreement.

    For purposes of the Exchange Ratio, a share of Bancorp Stock was valued at $29.37. The Exchange Ratio will be determined as follows:

        (i) If the Average Closing Price (as defined below) is not less than $26.25 but not more than $30.50, each shares of Mid-State will be exchanged for the number of shares of Bancorp Stock equal to the reciprocal of the number determined by dividing $29.37 by the Average Closing Price. Such formula is expressed as:

                                       1
                              -------------------

                                     $29.37
                                    -------

                             Average Closing Price

        (ii) If the Average Closing Price is greater than $30.50, each share of Mid-State Stock will be exchanged for 1.0385 shares of Bancorp Stock.

       (iii) If the Average Closing Price is less than $26.25, each share of Mid-State Stock will be exchanged for .8938 shares of Bancorp Stock; provided, however, that, if the Average Closing Price is less than $26.25, Bancorp has the right to terminate the Agreement. If Bancorp elects to so terminate, Mid-State has the right, so long as the Average Closing Price exceeds $22.00, to reinstate the Agreement by adjusting the exchange ratio downward based on the formula in (i), above.

    The "Average Closing Price" means the average of the daily closing prices of a share of Mid-State Stock during the 20 consecutive trading days that Mid-State's Stock trades ending on the third trading day immediately before the effective day of the transaction.

    As described above, the Exchange Ratio (and the number of shares of be received by shareholders of Mid-State and the value to be attributed to each outstanding share of Bancorp Stock) depends upon the Average Closing Price of Mid-State Stock. The following table shows the effective Exchange Ratio based upon certain Average Closing Price. No assurance can be given that the market price of Bancorp Stock on or after consummation of the Merger will approximate the Average Closing Price of Mid-State Stock prior to the Merger.

ASSUMING A MID-STATE         EACH MID-STATE SHARE WILL BE        VALUE TO BE ATTRIBUTED TO EACH
AVERAGE CLOSING PRICE    EXCHANGED INTO THIS NUMBER OF BANCORP    OUTSTANDING SHARE OF BANCORP
             OF:                         STOCK                               STOCK
-----------------------  -------------------------------------  --------------------------------
       $   34.50                        1.0385                             $ 33.22
           33.50                        1.0385                               32.26
           32.50                        1.0385                               31.30
           31.50                        1.0385                               30.33
           30.50                        1.0385                               29.37
           29.37                        1.0000                               29.37
           29.50                        1.0044                               29.37
           28.50                        0.9704                               29.37
           27.50                        0.9363                               29.37
           26.50                        0.9023                               29.37
           26.25*                       0.8938                               29.37
           25.25                        0.8597                               29.37
           24.25                        0.8257                               29.37
           23.25                        0.7916                               29.37
           22.25                        0.7576                               29.37
           22.00                        0.7491                               29.37

------------------------

* If the Average Closing Price is less than $26.25, Bancorp has the right to terminate the Agreement. If Bancorp elects to so terminate, Mid-State has the right, so long as the Average Closing Price exceeds $22.00, to reinstate the Agreement by adjusting the exchange ratio downward based on the formula discussed above, as adjusted upwards for any Significant Liabilities.

    The Exchange Ratio will be adjusted upward for certain Significant Liabilities (as defined in the Agreement) of Bancorp or the Bank, if any. "Significant Liabilities," as used in the Agreement, relates to the following categories or events unless Mid-State has consented in writing to such matter:
(1) new or extended contractual obligations other than those arising in the ordinary course of Bank's or Bancorp's business; (2) new or extended leases of real or personal property; (3) acquisition of capital assets (or commitments to do so) except for assets required in the ordinary course of business; (4) actual or contingent liabilities based upon threatened or pending litigation, other proceedings or hazardous materials and legal fees and costs (whether actual or estimated) related thereto as described in the Agreement (provided, however, that the amount of such liabilities shall be reduced by the amount of any insurance proceeds actually received or certain, in the reasonable judgment of Mid-State, to be received); (5) any unbooked expenses, fines, penalties or similar obligations except those arising in the ordinary course of the Bank's or Bancorp's business; (6) any new, expanded or accelerated pension or other employee benefits including employment contracts and severance payments in excess of one month's compensation, whether or not vested; (7) an amount which would equal the amount necessary to bring the Bank's allowance for loan losses as of the calendar quarter preceding the Effective Time to the amount required by the Bank's existing policy on allowance for loan and lease losses (provided, however, that if Mid-State should disagree with the adequacy of the Bank's allowance for loan losses, then such disagreement shall be resolved through the independent expert as discussed below); and (8) an amount which would equal the amount necessary to bring Bancorp's shareholders' equity to the minimum Bancorp shareholders' equity amount set forth in the Agreement. See "--Conditions to the Merger." Mid-State and Bancorp are to identify any categories or events reasonably believed by either of them to be Significant Liabilities commencing immediately following receipt of the required regulatory approvals. All calculations of Significant Liabilities, if any, shall be fully taxed affected, and the after tax cost of any item referenced above shall be the amount of the Significant Liability. To the extent that the item related to any Significant Liability shall have already been booked and expensed by the Bancorp and Bank and is therefore included within the amount of shareholders' equity for purposes of (8), above, no further adjustment shall be made as a result thereof. Upon identification of a Significant Liability, the Parties shall attempt to agree upon the amount of said Significant Liability within seven days. If no mutual agreement is reached within said period, the Parties shall immediately hire an independent expert qualified to render an opinion regarding the amount of the particular Significant Liability. The Parties shall cooperate fully with any such independent expert and will equally split the cost of such expert. The opinion of such expert shall be binding on the Parties for purposes of the Agreement. As a result of any Significant Liabilities through the close of business on the business day preceding the Effective Time, the Exchange Ratio shall be calculated (to the nearest ten thousandth) according to the following formula:

                                       1
                              -------------------

                                    $29.37-x
                                   ---------

                             Average Closing Price

where "x" represents the dollar amount of any Significant Liabilities divided by the outstanding shares of Bancorp Stock (determined as of the business day preceding the Effective Time). Further, if the Average Closing Price is below $26.25 per share or above $30.50, then for purposes of this calculation $26.25 or $30.50 respectively shall be used as the Average Closing Price unless otherwise further adjusted.

    The amount of Significant Liabilities, if any, cannot currently be predicted.

FRACTIONAL SHARES

    No fractional shares of Bancorp Stock will be issued in the Merger. In lieu thereof, each holder of Mid-State Stock who would otherwise be entitled to receive a fractional share will receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Average Closing Price times (b) the fraction of the shares of Bancorp Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

EFFECTIVE TIME OF MERGER

    The Effective Time shall occur on the day that the Agreement of Merger (which is Exhibit A to the Agreement) is filed with the DFI after having been previously filed with the Secretary with the DFI's approval endorsed thereon in accordance with the provisions of the California Financial Code. The Effective Time shall occur following the last to occur of (i) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods and (ii) satisfaction of the other conditions precedent set forth in the Agreement. See "Conditions to the Merger." It is anticipated that the Effective Time will occur sometime during the third quarter of 1998. In no event shall the Effective Time be later than September 30, 1998 unless a later date is agreed to by the Parties.

MANAGEMENT AND OPERATIONS OF BANCORP AND MID-STATE AFTER THE MERGER

    At the Effective Time, the Bank will be merged with and into Mid-State and its separate corporate existence will terminate. Also at such time and by virtue of the Merger, Mid-State will become a wholly-owned subsdiary of Bancorp. At the Effective Time, the name of Bancorp will be changed to "Mid-State Bancshares."

    The number of directors of Bancorp at the Effective Time will be reduced to ten and the seven member of Mid-State's Board of Directors and Messrs. Diani, Hares and Snelling will serve as the Board of Directors of Bancorp after the Merger until their successors have been chosen and qualified in accordance with applicable law. After the Merger, the principal officers of Bancorp will be Carrol R. Pruett (the current President of Mid-State) who will serve as Chairman and President, A.J. Diani (the current Chairman of Bancorp) who will serve as Vice Chairman, William A. Hares (the current President of Bancorp) who will serve as Executive Vice President, Raymond E. Jones (the current Secretary of Mid-State) who will serve as Secretary and James G. Stathos (the current Executive Vice President of Mid-State) who will serve as Executive Vice President/Chief Financial Officer. The Articles of Incorporation and Bylaws of Bancorp (except as otherwise noted above) will continue to govern the business and affairs of Bancorp after the Merger until amended or repealed in accordance with applicable law.

    The seven directors of Mid-State immediately prior to the Effective Time and Messrs. Diani, Hares and Snelling will be the directors of Mid-State after the Merger until their successors have been chosen and qualified in accordance with applicable law. Shareholder approval of the principal terms of the Agreement and the transactions contemplated thereby includes the approval of an amendment to the Mid-State bylaws to expand the number of its authorized directors at the Effective Time. See "-- Amendment to Bylaws of Mid-State." The principal officers of Mid-State immediately prior to the Effective Time will be the principal officers of the Mid-State after the Merger until they resign or are replaced or terminated by the Board of Directors of Mid-State or otherwise in accordance with applicable law, except that Mr. Diani will be elected Vice Chairman of the Board of Directors of Mid-State and Bancorp and Mr. Hares will be appointed as an Executive Vice President of Mid-State. The Articles of Incorporation and Bylaws of Mid-State (except as otherwise noted above) will continue to govern the business and affairs of Mid-State after the Merger until amended or repealed in accordance with applicable law.

AMENDMENT TO BYLAWS OF MID-STATE

    Shareholder approval of the principal terms of the Agreement and the transactions contemplated thereby includes the approval of an amendment to the Mid-State bylaws to expand the number of its authorized directors at the Effective Time. The bylaws currently provide for a range of authorized directors of from five to nine. Pursuant to the Agreement, the board of directors of Mid-State is to be expanded to 10 members at the Effective Time, including three of the current directors of Bancorp. See "--Management and Operations of Bancorp and Mid-State After the Merger." In order to effect such expansion, shareholder approval of the principal terms of the Agreement and the transactions contemplated thereby will also include approval of an amendment to Section 3.2 of the Mid-State bylaws to read as follows:

       "NUMBER AND QUALIFICATION OF DIRECTORS. The authorized number of directors of the Corporation shall not be less than six (6) nor more than eleven (11). The number of directors within such range is hereby established at ten (10). The range of directors set forth herein may only be changed in accordance with the provisions of Section 6.1 of these Bylaws but the exact number of directors may be fixed from time to time within such range by an amendment duly adopted by the Board of Directors."

If for any reason the Merger is not carried out, the amendment to the bylaws will not become effective.

REGULATORY APPROVALS

    The consummation of the Merger is subject to various conditions, including, among others, receipt of the prior approvals of the DFI and the FDIC.

    The Agreement provides that the obligations of the Parties to consummate the Merger are conditioned upon all regulatory approvals having been granted by September 15, 1998 without the imposition of conditions which, in the opinion of Mid-State would materially adversely effect the financial condition or operations of any Party or otherwise would be burdensome.

    Applications for regulatory review and approval of the Merger and the related transactions have been filed. There can be no assurance that the DFI and the FDIC will approve or take other required action with respect to the Merger and the related transactions or as to the date of such approvals or action.

    In determining whether to approve the Merger, the DFI will consider factors such as (i) the effects of the Merger on competition; (ii) the effects of the Merger on the convenience and needs of the communities to be served; (iii) the financial condition of Mid-State; (iv) whether the Merger is fair and reasonable to the depositors, creditors and shareholders of Bancorp, the Bank and Mid-State; (v) the competence, experience and integrity of Mid-State's management; and (vi) whether the Merger is fair, just and equitable to Bancorp, Bank and Mid-State.

    In determining whether to approve the Merger, the FDIC will consider factors such as (i) the financial condition, competence, experience and integrity of Mid-State's management; and (ii) the effect of the Merger on competition.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    As a condition to the Merger, each of the directors of Bancorp has entered into an agreement with Mid-State whereby each has agreed to (i) vote his or her shares of Bancorp Stock in favor of approving the principal terms of the Agreement and the transactions contemplated thereby, (ii) recommend, subject to his or her fiduciary duty, to Bancorp shareholders to vote in favor of the Agreement, (iii) not dispose, subject to certain exceptions, of his or her shares of Bancorp Stock, (iv) for a two year period, not to compete with Mid-State or solicit anyone who was a customer of Mid-State, Bancorp or the Bank during the last three years and (v) cooperate fully with Mid-State in connection with the Merger. Each of the directors of Mid-State has entered into an agreement with Bancorp whereby each has agreed to take the actions in (i)-(iii) and (v), above, as it relates to his or her Mid-State Stock and the Mid-State shareholders.

    Under these agreements the respective directors of Mid-State and Bancorp have agreed to vote their respective shares (approximately 9.52% of the outstanding shares in the case of Mid-State Stock and approximately 22.22% of the outstanding shares in the case of Bancorp Stock) to approve the principal terms of the Agreement, increasing the likelihood that the Merger will be approved. The affirmative vote of the holders of an additional 40.48% (in the case of Mid-State) and 27.78% (in the case of Bancorp) of the respective outstanding shares voting at the respective Meetings will be required in order to approve the Agreement.

    Messrs. Diani, Hares and Snelling will continue as directors of Bancorp after the Effective Time and will be added to the Board of Directors of Mid-State at the Effective Time. Mr. A.J. Diani, the current Chairman of Bancorp and the Bank, will be elected as Vice Chairman of Bancorp and Mid-State. Mr. William A. Hares, the current President of Bancorp and the Bank, will be appointed as an Executive Vice President of Mid-State and Bancorp at the Effective Time.

    The officers and employees of Bancorp and Bank at the Effective Time will become officers and employees of Mid-State subject to the policies of Mid-State, will be entitled to participate in all employee benefits and benefit programs of Mid-State on the same basis as similarly situated employees of Mid-State and will be credited for eligibility, participation and vesting purposes with their respective years of past service with Bancorp and the Bank. Mid-State has adopted a severance policy by which all employees of Bancorp, the Bank or Mid-State who are not offered employment or who are terminated within 12 months following the Effective Time who satisfy the requirement of the severance plan will receive severance benefits of two weeks for every year of service.

    Mid-State has also agreed to honor certain change in control agreements for Messrs. James Glines, Dean Fletcher, Susan Forgone and Carol Bradfield, all of whom are officers of Bancorp and the Bank. For a description of such agreements, see "INFORMATION CONCERNING BANCORP MEETING ONLY--Executive Compensation." The change of control agreement with Mr. William A. Hares will terminate at the Effective Time and be replaced with an employment agreement which provides for, among other things, a two year term at an annual base salary of $190,000, an automobile, certain medical insurance benefits, five weeks of vacation and participation in Mid-State compensation, bonus and benefit plans. In the event Mr. Hares is terminated without cause during the two year term, he will be entitled to receive his base salary for the remainder of the two year term as well as the use of an automobile and continuation of medical insurance benefits.

    Subject to the receipt of any required consents, appropriate amendments are intended to be made to Bancorp's stock option plan in order for Messrs. Diani, Hares and Snelling and each person who is an officer or employee of Bancorp or the Bank and who does not exercise his stock option to have the right to receive a substitute stock option from Bancorp on a fully vested basis. Policies of directors' and officers' liability insurance (with coverage, terms and conditions no less advantageous than the insurance presently maintained) will be maintained by Bancorp and Mid-State for persons servings as officers or directors of Bancorp or the Bank with respect to all matters arising from facts or events which occurred before the Effective Time for which Bancorp or the Bank would have had an obligation to indemnify its directors and officers.

ADDITIONAL AGREEMENTS

    In addition to the directors agreements described in "Interests of Certain Persons in the Merger," the directors and certain other affiliates of each of the Parties have entered into agreements restricting such persons' ability to sell shares of Bancorp Stock which such person has acquired or may acquire in connection with the Merger except in accordance with such agreements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Parties have not requested a ruling from the Internal Revenue Service in connection with the Merger. The following is a summary of the opinion of Andersen, Mid-State's independent public accountants, that Mid-State and Bancorp expect to receive concerning the material federal income tax consequences to holders of Mid-State Stock resulting from the Merger. Consummation of the Merger is conditioned upon receipt by Mid-State and Bancorp of such opinion prior to the date of this Joint Proxy Statement/Prospectus. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time and representations from the management of Mid-State, Bancorp and the Bank.

        (i) The Merger should qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and Mid-State Bancorp and the Bank each should be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

        (ii) No gain or loss should be recognized by any of the Parties as a result of the Merger.

       (iii) No gain or loss should be recognized by a shareholder of Mid-State on the receipt solely of Bancorp Stock in exchange for his shares of Mid-State Stock.

        (iv) The tax basis of the assets in Mid-State after the Merger should be the same as the tax basis of the assets held by Mid-State and the Bank immediately before the Merger.

        (v) The holding period of Bancorp Stock to be received by the Mid-State shareholders pursuant to the Merger should include the holding period of shares of Mid-State Stock exchanged therefor, provided that the shares of Mid-State Stock are held as capital assets at the Effective Time.

        (vi) The tax basis of Bancorp Stock to be received in the Merger by Mid-State shareholders should be the same as the basis of the sharers of Mid-State Stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the Mid-State shareholders and redeemed for cash.

       (vii) The payment of cash to shareholders of Mid-State in lieu of fractional share interest of Bancorp Stock should be treated as if the fractional shares were distributed as part of the exchange and them redeemed by Bancorp. These cash payments should be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of Bancorp Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss should be characterized as a capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

      (viii) No gain or loss should be recognized for federal income tax purposes by the holders of outstanding stock options granted under Mid-State's stock option plan as a result of the granting, pursuant to the Merger, of substitute options pursuant to Bancorp's stock option plan.

        (ix) The granting of any substitute stock option to a holder of a Mid-State stock option, pursuant to the Merger, should not be deemed a modification of Mid-State's existing incentive stock option.

    The opinion of Andersen summarized above is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

    The exchange of Bancorp Stock for cash pursuant to the exercise of dissenters' rights will be a taxable transaction. Holders of Bancorp Stock electing to exercise dissenters' rights should consult their own tax advisers as to the tax treatment in their particular circumstances. See "Dissenting Shareholders' Rights."

    As a result of the complexity of the tax laws, and due to the individual nature of the tax consequences of the Merger, it is recommended that Mid-State and Bancorp shareholders consult their own tax advisors concerning the tax consequences of the Merger (including the application and effect of state and local income and other tax laws).

EXCHANGE PROCEDURES

    As soon as practicable after the Effective Time, ChaseMellon Shareholder Services (the "Exchange Agent") will mail to each holder of record of outstanding shares of Mid-State Stock a letter of transmittal which is to be used by each Mid-State shareholder to return to the Exchange Agent the stock certificates representing the Mid-State Stock owned by him (the "Old Certificates"), which certificates should be duly endorsed in blank by such Mid-State shareholder. As soon as practicable after receiving such Old Certificates from a Mid-State shareholder together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Exchange Agent will deliver to such Mid-State shareholder new certificates bearing the name "Mid-State Bancshares" ("New Certificates") representing the appropriate number of shares of Bancorp Stock, together with checks for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Bancorp Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons in accordance with the terms of Bancorp Stock. No interest will be paid to the Mid-State shareholders on the cash or the value of the Bancorp Stock into which their shares of Mid-State Stock will be exchanged.

    The Exchange Agent will also shortly after the Effective Time mail to each holder of record of outstanding shares of Bancorp Stock a letter of transmittal which is to be used by each Bancorp shareholder to return to the Exchange Agent the stock certificates representing the Bancorp Stock owned by him. As soon as practicable after receiving such certificates from a Bancorp shareholder together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Exchange Agent will deliver to such Bancorp shareholder new Bancorp certificates bearing the name "Mid-State Bancshares" representing the same number of shares as the exchanged certificates.

    NEITHER MID-STATE NOR BANCORP SHAREHOLDERS SHOULD SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

SALES OF BANCORP STOCK

    The shares of Bancorp Stock to be issued to shareholders of Mid-State in the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of Mid-State within the meaning of Rule 145 under the Securities Act.

NASDAQ LISTING

    Bancorp has made an application to list its shares, including the shares of Bancorp Stock to be issued to shareholders of Mid-State in the Merger, on the Nasdaq National Market System. Such application is currently pending and is not expected to be acted on until at or immediately after the Effective Time. However, no assurance can be given that such application will be granted or that the shares of Bancorp Stock will become so listed.

ACCOUNTING TREATMENT

    The parties anticipate that the Merger will be treated as a pooling of interests for accounting purposes. Prior to the Effective Time and as a condition precedent to the closing, Andersen will confirm in writing the accounting treatment of the Merger as a pooling of interest. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interest accounting method to account for the Merger. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

CONDITIONS TO THE MERGER

    The obligation of each of the parties to consummate the Merger is subject to the satisfaction or waiver on or before the Effective Time of, among other things, the following conditions: (i) the Agreement and the transactions contemplated thereby will have received all requisite approvals of the shareholders and Boards of Directors of Mid-State, the Bank and Bancorp; (ii) no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the Merger substantially in the form contemplated by the Agreement unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other Parties a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit; (iii) by September 15, 1998, all approvals or consents of any applicable governmental agency will have been obtained or granted for the Merger and the transactions contemplated for the Agreement and the applicable waiting period under all laws will have expired;
(iv) the Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order; (v) Bancorp shall have received all state securities permits and other authorizations necessary to issue the Bancorp Stock to consummate the Merger; (vi) application will be filed for listing Bancorp Stock on the Nasdaq National Market System at the Effective Time; (vii) Mid-State and Bancorp will have received an opinion reasonably satisfactory to Mid-State and Bancorp from Andersen to the effect that the Merger will not result in the recognition of gain or loss for federal income tax purposes, nor will the issuance of Bancorp Stock result in the recognition of gain or loss to holders of Mid-State Stock who receive Bancorp Stock in the Merger (see "--Certain Federal Income Tax Consequences"); (viii) Andersen will have confirmed in writing to Mid-State and Bancorp that the Merger will quality for pooling of interests accounting treatment (see "--Accounting Treatment"); and (ix) all third party consent necessary to permit the parties to consummate the Merger will have been obtained except under certain circumstances.

    The obligations of Mid-State to consummate the Merger are also subject to fulfillment of certain other conditions, including the following: (i) there will not have occurred, between January 29, 1998 and the Effective Time, any materially adverse change in the business, financial condition, results of operations or properties of Bancorp or the Bank; (ii) Mid-State will have received satisfactory evidence that all of Bancorp's employee benefit plans, programs and arrangements have been terminated, merged into Mid-State plans or as otherwise agreed in the Agreement; (iii) receipt of the H&A Opinion; (iv) all remediation of environmental contamination or conditions on any Bancorp or Bank property will have been completed to the satisfaction of Mid-State; (v) all corporate steps necessary to effect the corporate and management changes described in "Management and Operations of Bancorp and Mid-State After the Merger" will have been completed; and (vi) at the close of business on the last day of the month preceding the Effective Time, Bancorp's consolidated shareholders' equity, shall not be less than the sum of (i) Bancorp's consolidated shareholders' equity at December 31, 1997 PLUS (ii) the amount of "Projected Earnings" LESS the amount of dividends paid as authorized by the Agreement. The term "Projected Earnings" shall mean (A) $1,228,000, if the month end immediately preceding the Effective Time is May 31, 1998, (B) $1,504,000, if the month end immediately preceding the Effective Time is June 30, 1998, (C) $1,811,000, if the month end immediately preceding the Effective Time is July 31, 1998, or (D) $2,114,000, if the month immediately preceding the Effective Time is on or after August 31, 1998. The amount of Projected Earnings shall be increased by any gains from the sale of certain securities and shall be reduced by the sum of (y) any and all Bancorp and Bank "Expenses" as defined in the Agreement PLUS (z) all costs accrued by Bancorp and Bank in compliance with the requirements of environmental remediation prior to the applicable month end (excluding the costs of the remedial and corrective actions as are actually related to any hazardous materials), provided, however, that the amount of the adjustment to the Projected Earnings resulting from (y) and (z) shall, in no event, exceed $125,000.

    The obligations of Bancorp and Bank to consummate the Merger are also subject to the fulfillment of certain other conditions. including the following:
(i) there will not have occurred, between January 29, 1998 and the Effective Time, any material adverse change in the business, financial condition, results of operations or properties of Mid-State; (ii) receipt of the Carpenter Opinion;
(iii) all remediation of environmental contamination or conditions on any Mid-State property will have been completed to the satisfaction of Bancorp; and
(v) all corporate steps necessary to effect the corporate and management changes described in "Management and Operations of Bancorp and Mid-State After the Merger" will have been completed

    Additionally, the consummation of the Merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

    If these and other conditions are not satisfied or waived, the Agreement may be terminated. The Agreement may also be terminated upon the occurrence of certain other events. See "--Termination."

NONSOLICITATION

    Under the terms of the Agreement, Bancorp and the Bank have agreed not to solicit, initiate or encourage any "Competing Transaction" (as hereinafter defined). In addition, each has agreed (unless it determines, with advice of counsel, that its fiduciary duty requires otherwise) not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempt to effect any Competing Transaction with or involving any person other than with Mid-State, unless Bancorp receives a bona fide offer from a person other than the parties to the Agreement and subject to the fiduciary obligations of the Bancorp Board. Bancorp has agreed to promptly notify Mid-State of the terms of any proposal which it may receive in respect of any Competing Transaction. The term "Competing Transaction" means any of the following involving Bancorp or the
Bank: a merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 10% or more of Bancorp's or of the Bank's assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of Bancorp or the Bank; a tender offer or exchange offer for at least 10% of the outstanding shares of Bancorp; a solicitation of proxies in opposition to approval of the Merger by Bancorp's shareholders; or a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

    Any violation of these agreements by Bancorp and the Bank will result in Mid-State having the right to terminate the Agreement. If the Agreement were to be so terminated by Mid-State and Bancorp, the Bank or both enters into an agreement for a Competing Transaction prior to the termination of the Agreement or during the 12 month period immediately following the termination, Bancorp and the Bank will be obligated to pay Mid-State $4,500,000 which amount represents
(i) Mid-State's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by the Agreement, including Mid-State's management time devoted to negotiation and preparation for the transactions contemplated by the Agreement;
(ii) Mid-State's indirect costs and expenses incurred in connection with the transactions contemplated by the Agreement; and (iii) Mid-State's loss as a result of the transactions contemplated by the Agreement not being consummated

EXPENSES

    If the Agreement is terminated by Bancorp or Bank because Mid-State's shareholders fail to approve the Merger, or because Mid-State fails to satisfy certain of its obligations under the Agreement, Mid-State will be obligated to pay all of Bancorp's expenses incurred in connection with the Merger transaction, not to exceed $500,000.

    If the Agreement is terminated by Mid-State because Bancorp's shareholders fail to approve the Merger, or because Bancorp fails to satisfy certain of its obligations under the Agreement, Bancorp will be obligated to pay all of Mid-State's expenses incurred in connection with the Merger transaction, not to exceed $500,000.

TREATMENT OF STOCK OPTIONS

    At the Effective Time, the Mid-State stock option plan will terminate and the Bancorp stock option plan will continue in effect.

    At and as of the Effective Time, Bancorp shall grant substitute stock options pursuant to the Bancorp stock option plan to each and every officer and employee of Mid-State who has at the Effective Time an outstanding option to purchase shares of Mid-State Stock ("Mid-State Stock Options"). Each and every substitute stock option so granted by Bancorp pursuant to the Bancorp stock option plan to replace an Mid-State Stock Option shall retain the "vesting" schedule reflected in each of the respective stock option agreements and shall be exercisable for that number of whole shares of Bancorp Stock equal to the product of (A) the number of shares of Mid-State Stock that were purchasable under such Mid-State Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Bancorp Stock. Further, each and every substitute stock option so granted shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of Mid-State Stock at which such Mid-State Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio.

    The vesting schedules of each and every stock option outstanding on the date of the Agreement granted pursuant to the Bancorp stock option plan will, as a result of the transactions contemplated by the Agreement, accelerate in accordance with the provisions of such plan. Except as provided below, each such option granted pursuant to the Bancorp stock option plan shall terminate pursuant to the provisions of such plan on or before the Effective Time. Subject to the receipt of all required approvals, including the shareholders of Bancorp (See "THE BANCORP MEETING"), Bancorp shall make appropriate amendments to the Bancorp stock option plan in order for Messrs. Diani, Hares and Snelling and each of the other persons, who currently has an outstanding stock option granted under such plan and who does not exercise such option and who is an officer or employee of Bancorp or the Bank, to have the right to receive, in their discretion, a substitute stock option from Bancorp. Any substitute option will be on a fully vested basis and will contain the same terms and conditions as the option for which it is substituted.

TERMINATION

    The Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of Mid-State and Bancorp in writing; (ii) by Mid-State if Bancorp or the Bank become subject to any regulatory enforcement action; (iii) by Mid-State or Bancorp if any material breach or default by the other party is not cured within 20 business days after notice thereof; (iv) by Mid-State or Bancorp if any governmental or regulatory consent is not obtained by September 15, 1998 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the Agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested; (v) by Bancorp if any of the conditions to its performance of the Agreement shall not have been met, or by Mid-State if any of the conditions to its performance of the Agreement shall not have been met, by September 30, 1998, or such earlier time as it becomes apparent that such conditions shall not be met; (vi) by Mid-State if Bancorp shall have failed to act or refrain from doing any Competing Transaction; (vii) by Mid-State or Bancorp if it is determined that the estimated cost of any Bancorp environmental remediation is in excess of $1,500,000 or is not reasonably determinable; (viii) by Bancorp if it is determined that the estimated cost of any Mid-State environmental remediation is in excess of $3,500,000 or is not reasonably determinable; or (ix) by Bancorp if the Average Closing Price is less than $26.25, provided, however that if Bancorp elects to so terminate, Mid-State has the right, so long as the Average Closing Price exceeds $22.00, to reinstate the Agreement by adjusting the exchange ratio downward based on a formula.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

    The Agreement provides that, during the period from January 29, 1998 to the Effective Time, Bancorp will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Mid-State, which will not be unreasonably withheld, take any of the following actions, among others: (i) issue any security except pursuant to the exercise of options outstanding as of the date of the Agreement; (ii) declare, set aside or pay any dividend (other than a $0.30 per share cash dividend payable on or about February 6, 1998 and, if the Effective Time occurs after July 14, 1998, an additional cash dividend in an amount not to exceed $0.10 per share) or make any other distribution upon, or purchase or redeem any shares of its stock; (iii) except as may be required to effect the transactions contemplated by the Agreement, amend its articles of incorporation or its bylaws; (iv) grant any general or uniform increase in the rate of pay of employees or employee benefits except in the ordinary course of business and consistent with past practice; (v) grant any material increase in salary, incentive compensation or employee benefits or pay any bonus to any person except in the ordinary course of business and consistent with past practice; (vi) make any capital expenditure in excess of $100,000, except for ordinary repairs, renewals and replacements. (vii) compromise, settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election; (viii) grant, renew or commit to grant or renew any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or principal shareholder, or to any corporation, partnership, trust or other entity controlled by any such person, except under certain circumstances; (ix) make their credit underwriting policies, standards or practices less stringent than those in effect on December 31, 1997; (x) enter into or consent to any new employment agreement or other benefit arrangement, or amend or modify any employment agreement or other benefit arrangement in effect on the date of the Agreement to which Bancorp or the Bank is a party or bound; (xi) grant any person a power of attorney or similar authority; (xii) make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except for investments made in the ordinary course of business consistent with past practice: (xiii) amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract; (xiv) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restraint of any kind against or in any property or right of the respective party; (xv) sell, lease or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice; (xvi) except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code or prevent Mid-State from accounting for the business combination to be effected by the Merger as a pooling of interests; (xvii) sell any investment security prior to maturity, except in the ordinary course of business; or (xviii) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same person and all affiliated persons, would exceed $100,000 on an unsecured basis and $200,000 on a secured basis subject to certain exceptions.

    The Agreement further provides that, during the period from January 29, 1998 to the Effective Time, Mid-State will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Bancorp, which will not be unreasonably withheld, take any of the following actions, among others: (i) issue any security except pursuant to the exercise of options outstanding as of the date of the Agreement; (ii) declare, set aside or pay any dividend (other than a $0.15 per share cash dividend payable on or about May 22, 1998) or make any other distribution upon, or purchase or redeem any shares of its stock;
(iii) except as may be required to effect the transactions contemplated by the Agreement, amend its articles of incorporation or bylaws; or (iv) except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code or prevent Mid-State from accounting for the business combination to be effected by the Merger as a pooling of interests.

    The Agreement also provides that each Party will (i) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Agreement as promptly as practical; (ii) obtain the consent of the other Party before it issues any press release or makes any public statement with respect to the Agreement or the transactions contemplated hereby; and (iii) cause to be prepared one or more environmental investigations with respect to real property owned or leased.

    The Agreement also provides that each Party will: (i) duly and timely file all required governmental reports; (ii) periodically furnish to the other Party certain information, loan reports and updates of information previously provided; (iii) promptly notify the other Party of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or properties; (iv) provide access to the other Party of certain information: and (v) use its reasonable efforts between the date of the Agreement and the Effective Time to take all actions necessary or desirable, including the filing of any regulatory applications.

AMENDMENT AND WAIVER

    Subject to applicable law: (i) the Agreement may be amended at any time by the action of the Boards of Directors of Mid-State, the Bank and Bancorp without action by their shareholders pursuant to a writing signed by all parties to the Agreement; and (ii) the Parties, by action of their respective Boards of Directors, may, at any time prior to the Effective Time, extend the performance of any obligation or action required by the Agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the Agreement.

DISSENTING SHAREHOLDERS' RIGHTS

    MID-STATE

    Pursuant to the provisions of the California Financial Code, shareholders of Mid-State will not be entitled to exercise dissenters' rights in connection with the Merger.

    BANCORP

    Each holder of shares of Bancorp Stock that were outstanding as of the Bancorp Record Date and remain outstanding at the Effective Time who does not vote such shares in favor of the proposal to approve the Merger by complying with the procedures set forth in Chapter 13 of the California General Corporation Law ("Chapter 13 of the California Law") will be entitled to receive an amount equal to the fair market value of his or her shares as of January 28, 1998, the day before the public announcement of the Merger. The closing price for Bancorp Stock on January 28, 1998 was $26.375. A copy of Chapter 13 of the California Law is attached hereto as Appendix D and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Bancorp shareholders and is qualified in its entirety by reference to Appendix D.

    In order to be entitled to exercise dissenters' rights, a shareholder of Bancorp must not vote "FOR" the Merger. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be either voted "AGAINST" or "ABSTAIN" on the proposal to approve the principal terms of the Agreement. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the proposal to approve the principal terms of the Agreement, his or her shares will automatically be voted in favor of the Merger and the shareholder will lose his or her dissenters' rights.

    If the Merger is approved by the shareholders, Bancorp will have 10 days after such approval to send to those shareholders who did not vote in favor of the Merger written notice of such approval accompanied by a copy of Chapter 13 of the California Law, a statement of the price determined by Bancorp to represent the fair market value of the dissenting shares as of January 28, 1998 and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must make written demand upon Bancorp for the purchase of dissenting shares and payment to such shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of January 28, 1998, and must surrender to Bancorp, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Bancorp Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If Bancorp and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Subject to the restrictions imposed under California law on the ability of Bancorp to purchase its outstanding shares, payment of the fair value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If Bancorp denies that the shares surrendered are dissenting shares or Bancorp and the dissenting shareholder fail to agree upon a fair market value of such shares of Bancorp Stock, then the dissenting shareholder of Bancorp must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

    A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Bancorp consents to such withdrawal.

    The Merger is not directly conditioned upon only a limited number of shareholders of Bancorp Stock having voted against the Merger or otherwise having perfected dissenters' rights. Nevertheless, the payment of a significant amount of cash pursuant to the exercise of dissenters' rights would effect the ability of the Merger to be accounted for as a "pooling of interest." The Merger is conditioned upon Andersen confirming in writing that the accounting treatment for the Merger is a pooling of interest (see "--Accounting Treatment").

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined statement of financial position is based on the historical consolidated statement of financial positions of Mid-State and Bancorp, using the pooling method of accounting for business combinations, as of December 31, 1997 after giving effect to Merger-related adjustments described in the Note herein. It should be read in conjunction with the historical consolidated financial statements and notes thereto of Mid-State and Bancorp, which are included Appendices E and F of this Joint Proxy Statement/Prospectus.

    These pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved or the financial position that would have existed had the Merger been consummated on December 31, nor are they indicative of the future operating results or finacial position of the combined companies. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the SEC.

          UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION

                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                     MID-STATE BANK   BSM BANCORP   ADJUSTMENTS(1)    COMBINED
                                                     --------------  -------------  --------------  ------------
Cash and Due From Banks............................    $   73,708     $    18,473     $   --        $     92,181
Fed Funds Sold.....................................        10,000           7,461                         17,461
Investment Securities--Available for Sale..........       373,171          46,143                        419,314
Investment Securities--Held to Maturity............        --              62,768                         62,768
                                                     --------------  -------------                  ------------
Total Investment Securities........................       373,171         108,911                        482,082
Total Loans........................................       349,532         191,346                        540,878
Loan Loss Allowance................................       (11,251)         (2,115)                       (13,366)
                                                     --------------  -------------                  ------------
Net Loans..........................................       338,281         189,231                        527,512
Premises and Equipment.............................        20,463          12,709                         33,172
Goodwill...........................................        --               1,737                          1,737
Other Real Estate Owned............................         2,511             969                          3,480
Investments in Real Estate.........................         8,768         --                               8,768
Other..............................................        15,398           4,555                         19,953
                                                     --------------  -------------       -------    ------------
    TOTAL ASSETS...................................    $  842,300     $   344,046     $   --        $  1,186,346
                                                     --------------  -------------       -------    ------------
                                                     --------------  -------------       -------    ------------
Non Interest Bearing Demand........................    $  137,626     $    74,451     $   --        $    212,077
Interest Bearing NOW, Savings and Money Market.....       408,677         114,900                        523,577
Time Deposits......................................       210,752         116,941                        327,693
                                                     --------------  -------------                  ------------
Total Deposits.....................................       757,055         306,292                      1,063,347
Other Liabilities..................................         7,279           1,692          2,600          11,571
Capital:
  Common Stock and Surplus.........................        29,939          11,636                         41,575
  Undivided Profits................................        46,327          24,340         (2,600)         68,067
                                                     --------------  -------------       -------    ------------
  Unrealized Gain on Available for Sale
    Securities.....................................         1,700              86                          1,786
  Total Equity Capital.............................        77,966          36,062         (2,600)        111,428
                                                     --------------  -------------       -------    ------------
    TOTAL LIABILITIES AND EQUITY...................    $  842,300     $   344,046     $   --        $  1,186,346
                                                     --------------  -------------       -------    ------------
                                                     --------------  -------------       -------    ------------

------------------------

(1) The following table reflects all nonrecurring Mid-State Bank and BSM Bancorp estimated Merger-related costs as of December 31, 1997. These costs are not included on the unaudited pro forma combined income statement but are included on the unaudited pro form combined balance sheet as a reduction to equity capital. These costs will be charged to expense immediately following the consummation of the Merger. Such estimated Merger-related costs are summarized below (in thousands):

                                                    MID-STATE BANK    BSM BANCORP    COMBINED
                                                    ---------------  -------------  -----------
Financial Advisory................................     $     750       $   1,250     $   2,000
Professional Fees.................................           200             200           400
Printing and Other................................           100             100           200
                                                          ------          ------    -----------
                                                       $   1,050       $   1,550     $   2,600
                                                          ------          ------    -----------
                                                          ------          ------    -----------

    The following unaudited pro forma combined statements of income are based on the historical consolidated statements of income of Mid-State and Bancorp, using the pooling method of accounting for business combinations, for the years ending December 31, 1997, 1996, and 1995. It should be read in conjunction with the historical consolidated financial statements and notes thereto of Mid-State and Bancorp, which are included in Appendices E and F of this Joint Proxy Statement/Prospectus. Weighted average shares outstanding of the pro forma combined institution are based on a 1.0000 to 1.0000 Exchange Ratio which assumes that the Mid-State Stock share price averages $29.37 for the 20 consecutive trading days ending at the end of the third day immediately preceding the Effective Time. THE EXCHANGE RATIO COULD BE HIGHER OR LOWER THAN
1.0000 TO 1.0000. THE CLOSING PRICE OF A SHARE OF MID-STATE STOCK ON
                , 1998 WAS $      .

    These pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved or the financial position that would have existed had the Merger been consummated on the dates indicated in the preceding paragraph, nor are they indicative of the future operating results or financial position of the combined companies.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          MID-STATE BANK   BSM BANCORP   ADJUSTMENTS   COMBINED
                                                          --------------  -------------  -----------  -----------
Interest Income:
Interest and Fees on Loans and Leases...................    $   34,581      $  18,802                  $  53,383
Interest on Securities, Fed Funds Sold--Taxable.........        22,719      $   5,381                     28,100
Interest on Securities--Tax-exempt......................        --                794                        794
                                                               -------    -------------               -----------
  TOTAL INTEREST INCOME.................................        57,300         24,977                     82,277
                                                               -------    -------------               -----------
Interest Expense:
Interest on NOW, Money Market and Savings Deposits......         6,522          2,413                      8,935
Interest on Time Deposits--$100,000 and over............         1,918          1,976                      3,894
Interest on Time Deposits--Under $100,000...............         8,496          4,036                     12,532
Interest on Mortgages Payable, Other....................           199         --                            199
                                                               -------    -------------               -----------
  TOTAL INTEREST EXPENSE................................        17,135          8,425                     25,560
                                                               -------    -------------               -----------
Net Interest Income:
Before Provision for Possible Loan Losses...............        40,165         16,552                     56,717
Provision for Possible Loan Losses......................        --                 30                         30
                                                               -------    -------------               -----------
  NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN
    LOSSES..............................................        40,165         16,522                     56,687
                                                               -------    -------------               -----------
Other Income:
Service Charges on Deposit Accounts.....................         4,797          2,016                      6,813
Other Income and fees...................................         8,158          1,488                      9,646
                                                               -------    -------------               -----------
  TOTAL OTHER INCOME....................................        12,955          3,504                     16,459
                                                               -------    -------------               -----------
Other Expense:
Salaries and Employee Benefits..........................        19,535          7,162                     26,697
Occupancy Expenses......................................         5,478          2,393                      7,871
Other Operating Expenses................................        12,670          3,650                     16,320
                                                               -------    -------------               -----------
  TOTAL OTHER EXPENSES..................................        37,683         13,205                     50,888
                                                               -------    -------------               -----------
Income Before Income Taxes..............................        15,437          6,821                     22,258
Provision for Income Taxes..............................         2,000          2,616                      4,616
                                                               -------    -------------               -----------
  NET INCOME............................................    $   13,437      $   4,205                  $  17,642
                                                               -------    -------------               -----------
                                                               -------    -------------               -----------
Earnings Per Share
  --Basic...............................................    $     1.95      $    1.41                  $    1.79
  --Diluted.............................................    $     1.94      $    1.38                  $    1.77
Shares used in Earnings Per Share Calculation
  --Basic...............................................         6,905          2,977                      9,882
  --Diluted.............................................         6,927          3,039                      9,966

                                 MID-STATE BANK

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              MID-STATE BANK   BSM BANCORP   ADJUSTMENTS   COMBINED
                                                              --------------  -------------  -----------  -----------
Interest Income:
Interest and Fees on Loans and Leases.......................    $   32,002      $  17,787                  $  49,789
Interest on Securities, Fed Funds Sold--Taxable.............    $   20,041      $   5,017                     25,058
Interest on Securities--Tax-exempt..........................        --                568                        568
                                                                   -------    -------------               -----------
  TOTAL INTEREST INCOME.....................................        52,043         23,372                     75,415
                                                                   -------    -------------               -----------
Interest Expense:
Interest on NOW, Money Market and Savings Deposits..........         6,565          2,547                      9,112
Interest on Time Deposits--$100,000 and over................         2,114          1,797                      3,911
Interest on Time Deposits--Under $100,000...................         7,302          3,647                     10,949
Interest on Mortgages Payable, Other........................           177         --                            177
                                                                   -------    -------------               -----------
  TOTAL INTEREST EXPENSE....................................        16,158          7,991                     24,149
                                                                   -------    -------------               -----------
Net Interest Income:
Before Provision for Possible Loan Losses...................        35,885         15,381                     51,266
Provision for Possible Loan Losses..........................        --                227                        227
                                                                   -------    -------------               -----------
  NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN
    LOSSES..................................................        35,885         15,154                     51,039
                                                                   -------    -------------               -----------
Other Income:
Service Charges on Deposit Accounts.........................         4,641          1,830                      6,471
Other Income and fees.......................................         8,080          1,268                      9,348
                                                                   -------    -------------               -----------
  TOTAL OTHER INCOME........................................        12,721          3,098                     15,819
                                                                   -------    -------------               -----------
Other Expense:
Salaries and Employee Benefits..............................        18,227          6,541                     24,768
Occupancy Expenses..........................................         5,403          2,334                      7,737
Other Operating Expenses....................................        17,740          3,596                     21,336
                                                                   -------    -------------               -----------
  TOTAL OTHER EXPENSES......................................        41,370         12,471                     53,841
                                                                   -------    -------------               -----------
Income Before Income Taxes..................................         7,236          5,781                     13,017
Provision for Income Taxes..................................         2,825          2,313                      5,138
                                                                   -------    -------------               -----------
  NET INCOME................................................    $    4,411      $   3,468                  $   7,879
                                                                   -------    -------------               -----------
                                                                   -------    -------------               -----------
Earnings Per Share
  --Basic...................................................    $     0.64      $    1.17                  $    0.80
  --Diluted.................................................    $     0.64      $    1.16                  $    0.80

Shares used in Earnings Per Share Calculation
  --Basic...................................................         6,904          2,960                      9,864
  --Diluted.................................................         6,912          2,993                      9,905

                                 MID-STATE BANK

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              MID-STATE BANK   BSM BANCORP   ADJUSTMENTS   COMBINED
                                                              --------------  -------------  -----------  -----------
Interest Income:
Interest and Fees on Loans and Leases.......................    $   35,349      $  17,949                  $  53,298
Interest on Securities, Fed Funds Sold--Taxable.............    $   16,325      $   3,955                     20,280
Interest on Securities--Tax-exempt..........................        --                463                        463
                                                                   -------    -------------               -----------
  TOTAL INTEREST INCOME.....................................        51,674         22,367                     74,041
                                                                   -------    -------------               -----------
Interest Expense:
Interest on NOW, Money Market and Savings Deposits..........         7,467          2,954                     10,421
Interest on Time Deposits--$100,000 and over................         1,773          1,263                      3,036
Interest on Time Deposits--Under $100,000...................         6,759          2,828                      9,587
Interest on Mortgages Payable, Other........................           640         --                            640
                                                                   -------    -------------               -----------
  TOTAL INTEREST EXPENSE....................................        16,639          7,045                     23,684
                                                                   -------    -------------               -----------
Net Interest Income:
Before Provision for Possible Loan Losses...................        35,035         15,322                     50,357
Provision for Possible Loan Losses..........................        --                876                        876
                                                                   -------    -------------               -----------
  NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN
    LOSSES..................................................        35,035         14,446                     49,481
                                                                   -------    -------------               -----------
Other Income:
Service Charges on Deposit Accounts.........................         4,660          1,682                      6,342
Other Income and fees.......................................         7,332          1,046                      8,378
                                                                   -------    -------------               -----------
  TOTAL OTHER INCOME........................................        11,992          2,728                     14,720
                                                                   -------    -------------               -----------
Other Expense:
Salaries and Employee Benefits..............................        17,317          6,327                     23,644
Occupancy Expenses..........................................         5,401          2,195                      7,596
Other Operating Expenses....................................        25,333          3,568                     28,901
                                                                   -------    -------------               -----------
  TOTAL OTHER EXPENSES......................................        48,051         12,090                     60,141
                                                                   -------    -------------               -----------
Income (Loss) Before Income Taxes...........................        (1,024)         5,084                      4,060
Provision (Benefit) for Income Taxes........................        (1,675)         1,885                        210
                                                                   -------    -------------               -----------
  NET INCOME................................................    $      651      $   3,199                  $   3,850
                                                                   -------    -------------               -----------
                                                                   -------    -------------               -----------
Earnings Per Share
  --Basic...................................................    $     0.09      $    1.10                  $    0.39
  --Diluted.................................................    $     0.09      $    1.09                  $    0.39

Shares used in Earnings Per Share Calculation
  --Basic...................................................         6,904          2,912                      9,817
  --Diluted.................................................         6,908          2,943                      9,851

               DESCRIPTION OF MID-STATE AND BANCORP COMMON STOCK

    Mid-State is a California banking corporation organized under the laws of the State of California, and the rights of Mid-State Shareholders are governed by the California Financial Code, the California Corporations Code (the "Corporations Code"), the Articles of Incorporation of Mid-State (the "Mid-State Articles"), and the bylaws of Mid-State, as amended (the "Mid-State Bylaws"). Upon consummation of the Agreement, the Mid-State Shareholders will become shareholders of the Bancorp ("Bancorp Shareholders"). As Bancorp Shareholders, the rights of the then former Mid-State Shareholders will be governed by Division 1, Chapters 1-23 of the Corporations Code, other applicable California statutes, the Articles of Incorporation of the Bancorp (the "Bancorp Articles"), and the Bylaws of the Bancorp (the "Bancorp Bylaws").

MID-STATE STOCK

    Mid-State is authorized by the Mid-State Articles, as amended, to issue 10,125,000 shares of Mid-State Stock, without par value. At the Mid-State Record Date, 6,905,100 shares of Mid-State Stock were issued and outstanding. Holders of Mid-State Stock are entitled to one vote, in person or by proxy, for each share of Mid-State Stock held of record in the shareholder's name on the books of Mid-State as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively. Each share of Mid-State Stock has the same rights, privileges and preferences as every other share and will share equally in Mid-State's net assets upon liquidation or dissolution. Mid-State Stock has no conversion, preemptive or redemption rights or sinking fund provisions.

    California law prohibits a California state-chartered bank from lending on the security of its own stock.

    Shareholders are entitled to dividends when, as and if declared by Mid-State's Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any) subject to certain restrictions on payment of dividends imposed by the California Financial Code and other applicable regulatory limitations. See "Dividend Restrictions."

    The transfer agent and registrar for Mid-State Stock is ChaseMellon Shareholder Services.

BANCORP STOCK

    The Bancorp is authorized by the Bancorp Articles to issue 50,000,000 shares of Bancorp Stock, without par value, and 25,000,000 shares of Bancorp Preferred
Stock, without par value. As of the date hereof,       shares of Bancorp Stock
were issued and outstanding, and no shares of Bancorp Preferred Stock were issued and outstanding. Holders of Bancorp Stock are entitled to one vote, in person or by proxy, for each share of Bancorp Stock held of record in the shareholder's name on the books of Bancorp as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, and until the Bancorp is considered to be a "listed corporation" as provided in Corporations Code Section 310.5, the shares may be voted cumulatively. However, the Bancorp Articles also provide there will be no cumulative voting for the election of directors if and when the Bancorp becomes a "listed corporation" (i.e., outstanding shares listed on the New York or American Stock Exchange or outstanding securities designated as qualified for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System and has at least 800 holders of its equity securities; Bancorp currently has approximately 2000 holders of its securities). The Agreement provides that it is a condition of the parties obligation to close the transaction that an application will be filed for listing Bancorp Stock on the Nasdaq National Market System, and the parties anticipate that the Bancorp will become a "listed corporation" at the Effective Time or shortly thereafter.

    The Bancorp Articles provide that the Board of Directors will be divided into three classes, with any class having a term of two or three years, if and when the Bancorp becomes a "listed corporation" (as defined in the previous paragraph). Upon the Bancorp becoming a "listed corporation," the Board of Directors of the Bancorp will be divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The Bancorp Articles also provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without consent of the incumbent Board of Directors of the Bancorp.

    The Bancorp Articles also require the approval of the holders of at least
66 2/3% of the Bancorp's outstanding shares of voting stock to approve certain "Business Combinations" (as defined therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of the Bancorp's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity (other than the Bancorp or the Bank) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Bancorp or an affiliate of such person or entity. This provision of the Bancorp Articles applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Bancorp with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of the Bancorp or combined assets of the Bancorp and its subsidiaries to a Related Person; (iii) any merger or consolidation of a Related Person with or into the Bancorp or a subsidiary of the Bancorp; (iv) any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to the Bancorp or a subsidiary of the Bancorp; (v) the issuance of any securities of the Bancorp or a subsidiary of the Bancorp to a Related Person; (vi) the acquisition by the Bancorp or a subsidiary of the Bancorp of any securities of a Related Person; (vii) any reclassification of common stock of the Bancorp or any recapitalization involving the common stock of the Bancorp; or (viii) any agreement or other arrangement providing for any of the foregoing.

    Under California law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the Bancorp and any other affected class of stock. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

    Each share of Bancorp Stock has the same rights, privileges and preferences as every other share and will share equally in the Bancorp's net assets upon liquidation of dissolution. Bancorp Stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Bancorp Stock, when issued, will be fully paid and nonassessable. The Bancorp Articles also provide that amendments to the Bancorp Articles must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Bancorp Articles, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by the Bancorp and amendment of the Bancorp Bylaws and the Bancorp Articles. The Bancorp Bylaws may be amended by its Board of Directors, or by a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

    Bancorp shareholders are entitled to dividends when, as and if declared by the Bancorp's Board of Directors out of funds legally available therefor and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the General Corporation Law of California). See "Dividend Restrictions."

DIFFERENCES BETWEEN RIGHTS OF HOLDERS OF BANCORP STOCK AND MID-STATE STOCK

    The following subsections discuss in detail the differences between rights of holders of Bancorp Stock and Mid-State Stock.

    CLASSIFICATION OF BOARD OF DIRECTORS

    Mid-State's Articles do not permit the Mid-State Board of Directors to be divided into classes with any class having a term of office of longer than one year. Each director of Mid-State must be elected annually. However, the Bancorp's Articles and Bylaws provide for its Board of Directors to be divided into classes with any class having a term of two or three years, if and when the Bancorp becomes a "listed corporation."

    VOTING RIGHTS

    In addition to the description of voting rights contained in "Mid-State Stock" and "Bancorp Stock", Mid-State may amend its Articles of Incorporation or Bylaws to eliminate cumulative voting if Mid-State should become a "listed corporation" as defined above.

    NUMBER OF DIRECTORS

    Although the Corporations Code does not require the Bancorp or Mid-State to maintain any specific range of number of directors, the number of directors of the Bancorp and Mid-State may not be less than a stated minimum nor more than a stated maximum (which in no case shall be greater than two times the stated minimum minus one) with the exact number of directors to be fixed, within the limits specified. The Mid-State Bylaws currently provide that the number of directors on the Mid-State Board of Directors may not be fewer than five nor more than nine, and the current number of members on Mid-State's Board of Directors has been fixed at seven. The Mid-State Bylaws will be amended to expand the number of authorized directors as contemplated by the Agreement. See "THE MERGER--Amendment to Bylaws of Mid-State." The Bancorp Bylaws currently provide that the number of directors on Bancorp Board of Directors may not be fewer than nine nor more than seventeen, and the current number of members on the Bancorp's Board of Directors has been fixed at eleven at the present time.

    At the Effective Time of the Merger, (i) the number of directors for the Bancorp will be reduced to ten (10), eight (8) current members of the Bancorp Board will resign, and the seven (7) Mid-State Board members will be appointed to the Bancorp Board of Directors; and (ii) the number of directors for Mid-State will be increased to ten (10), and Messrs. Diani, Hares and Snelling, members of the Bancorp and the Bank Board, will be appointed to the Mid-State Board.

    DIVIDEND RESTRICTIONS

    Since Mid-State is a state-chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of (i) the bank's retained earnings; or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. Notwithstanding the previous provision, a bank may, with the prior approval of the Commissioner of Financial Institutions (the "Commissioner"), make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) the net income of the bank for its current fiscal year. If the Commissioner finds that the stockholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

    The ability of Bancorp to pay cash dividends is limited by the provisions of
Section 500 of the California Corporations Code, which prohibits the payment of dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

    DISSENTERS' RIGHTS

    Pursuant to the General Corporation Law of California, holders of Bancorp Stock would be entitled, subject to the provisions of Chapter 13, to dissenters' rights in connection with any transaction which constitutes a reorganization (as defined in Section 181 of the California Corporations Code). See "THE MERGER--Dissenting Shareholders' Rights." However, pursuant to the California Financial Code, shareholders of Mid-State Stock are not entitled to dissenters' rights in connection with any transactions between two banking institutions which constitutes a reorganization (as defined in Section 181 of the California Corporations Code) where Mid-State is the corporation surviving such transaction, even if dissenters' rights were otherwise available pursuant to Chapter 13.

    RESTRICTIONS ON ACQUISITION OF BANCORP

    The following discussion is a summary of certain provisions of California and Federal law and regulations and California corporate law, as well as the Articles of Incorporation and Bylaws of the Bancorp, relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Articles of Incorporation and Bylaws of the Bancorp. See "AVAILABLE INFORMATION" as to how to obtain a copy of these documents.

    CALIFORNIA AND FEDERAL BANKING LAW

    The Federal Change in Bank Control Act of 1978 prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve Bank (the "FRB") has been given 60 days' prior written notice of such proposed acquisition and within that time period the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of more than 10% of a class of voting stock of a bank with a class of securities registered under Section 12 of the Exchange Act (such as the Bancorp Stock), would, under the circumstances set forth in the presumption, constitute the acquisition of control.

    Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California licensed bank or a bank holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of the Bancorp under this state law if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Bancorp or (ii) to direct or cause the direction of the management and policies of the Bancorp. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the Bancorp Stock would be presumed to control the Bancorp.

    In addition, any "company" would be required to obtain the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding Bancorp Stock of, or such lesser number of shares as constitute control over, the Bancorp.

    ANTI-TAKEOVER PROVISIONS IN BANCORP'S ARTICLES OF INCORPORATION

    Bancorp's Articles contain certain provisions that deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of Bancorp's Articles and regulatory provisions relating to stock ownership and transfer, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These proposed provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Bancorp stockholders may deem to be in their best interest or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, Bancorp Shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of incumbent Board of Directors or management of Bancorp more difficult. Any provision requiring more than a majority vote by Bancorp's stockholders may only be effective for a two year period from its effective time, unless renewed by the Bancorp Board of Directors and the stockholders. The following description of certain of the amendments to the Articles of Incorporation of Bancorp is necessarily general, and reference should be made in each case to such Articles of Incorporation, which is contained as an exhibit to Bancorp's initial registration statement on Form S-4 dated November 27, 1996. See "AVAILABLE INFORMATION" as to how to obtain a copy of these documents.

    BOARD OF DIRECTORS

    When the Bancorp becomes a "listed corporation," as defined above, the Board of Directors of the Bancorp will be divided into three classes, each of which contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The classified Board is intended to provide for continuity of the Bancorp Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without consent of the incumbent Board of Directors of the Bancorp.

    CUMULATIVE VOTING

    If the Bancorp becomes a "listed corporation," the Bancorp Articles do not provide for cumulative voting for any purpose, as described above.

    AUTHORIZED SHARES

    The Bancorp Articles authorize the issuance of 50,000,000 shares of common stock and 25,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued to provide the Bancorp's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Bancorp. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duties to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of the Bancorp, and thereby assist members of management to retain their positions. The Bancorp's Board has no present plans for the issuance of additional shares, other than the issuance of shares of Bancorp Stock upon exercise of stock options and in the Merger.

    STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATION WITH PRINCIPAL
     STOCKHOLDERS

    The Bancorp Articles require the approval of the holders of at least 66 2/3% of the Bancorp's outstanding shares of voting stock to approve certain "Business Combinations" (as defined in therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of the Bancorp's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person, as described more fully above.

    Under California law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the Bancorp and any other affected class of stock. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

    AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

    Amendments to the Bancorp Articles must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Articles, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by Bancorp and amendment of the Bancorp's Bylaws and Articles, as described above. The Bancorp Bylaws may be amended by its Board of Directors, or by a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

    STOCKHOLDER NOMINATIONS AND PROPOSALS

    The Bancorp Bylaws require a stockholder who intends to nominate a candidate for election to the Board of Directors to give not less than 10 days' advance notice to the Secretary of the Bancorp. The Bancorp Articles provide that a stockholder who desires to raise new business to provide certain information to the Bancorp concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Bancorp with certain information concerning the nominee and the proposing stockholder.

    PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF BANCORP'S ARTICLES OF
     INCORPORATION

    The Board of Directors of the Bancorp believes that the provisions described above are prudent and will reduce the Bancorp's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of the Bancorp and its stockholders. In the judgment of the Board of Directors, the Bancorp's Board will be in the best position to determine the true value of the Bancorp and to negotiate more effectively for what may be in the best interest of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of the Bancorp and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Bancorp and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Bancorp and which is in the best interest of all stockholders.

    Attempts to acquire control of financial institutions have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of the Bancorp and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Bancorp's assets.

    An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Bancorp's remaining stockholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than the 300 thereby allowing for Exchange Act deregistration.

    Despite the belief of the Bancorp as to the benefits to stockholders of these provisions of the Bancorp's Articles, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Bancorp's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Bancorp's Board of Directors and of management more difficult. The Board of Directors of the Bancorp, however, has concluded that the potential benefits outweigh the possible disadvantages.

    Pursuant to applicable law, at any annual or special meeting of its stockholders, the Bancorp may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted for a California business corporation. The Bancorp does not presently intend to propose the adoption of further restrictions on the acquisition of the Bancorp's equity securities.

    The cumulative effect of the restriction on acquisition of the Bancorp contained in the Bancorp Articles and Bylaws, federal law and California law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of the Bancorp may deem a potential acquisition to be in their best interest, or deem existing management not to be acting in their best interests.

                 INFORMATION CONCERNING MID-STATE MEETING ONLY

ELECTION OF DIRECTORS

    The persons named below, all of whom are present members of the Board of Directors of Mid-State, will be nominated for election to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said seven (7) nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

    Management knows of no person who, as of the Mid-State Record Date, owned beneficially more than 5% of the outstanding Mid-State Stock.

    The following table sets forth certain information, as of January 31, 1998, with respect to the persons to be nominated by the Board of Directors for election as directors, and for the directors and principal officers as a group:

                                                                                                  COMMON STOCK BENEFICIALLY
                                                                                                  OWNED ON JANUARY 31, 1998
                                                                                     YEAR FIRST   --------------------------
                                                                                     ELECTED OR                 PERCENTAGE
                                           PRINCIPAL OCCUPATION                       APPOINTED    NUMBER OF     OF SHARES
NAMES AND OFFICES HELD WITH BANK           FOR PAST FIVE YEARS              AGE       DIRECTOR     SHARES(1)    OUTSTANDING
----------------------------------  ----------------------------------      ---      -----------  -----------  -------------
Gracia B. Bello...................  Registered Pharmacist                       68         1996        5,742          .08%
Director

Clifford H. Clark.................  Attorney,                                   71         1960       86,713(2)       1.26%
Director                             Clifford H. Clark

Daryl L. Flood....................  Executive Vice President/ Credit            63         1978       98,966         1.43%
Director                             Administration Mid-State Bank
                                     (Retired)

Raymond E. Jones..................  Executive Vice President/ Chief             70         1990       55,847          .81%
Director                             Financial Officer Mid-State Bank
                                     (Retired)

Albert L. Maguire.................  Investment Broker, Chairman of the          81         1960      253,598(4)       3.67%
Chairman of the Board                Board, Maguire Investments,
                                     Inc.(3)

Gregory R. Morris.................  Insurance Broker, Morris &                  57         1987       41,585(5)        .60%
Director                             Garritano Insurance

Carrol R. Pruett..................  President and Chief Executive               60         1967      131,322(6)       1.66%
President/Chief Executive Officer    Officer Mid-State Bank
 and Director

Directors and Principal Officers as a group (9 persons).........................................     687,382(7)       9.95%

--------------------------

(1) Except as otherwise noted, may include shares held by such person's spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account as to which such person has pass-through voting rights and investment power.

(2) Includes 28,797 shares held by the South Country Performing Arts Building Foundation Inc. of which Mr. Clark is President and a director, as to which shares Mr. Clark has shared voting and investment power.

(3) Maguire Investments, Inc. is a corporation with securities registered under
    Section 12 of the Exchange Act.

(4) Includes 7,735 shares held by Maguire Investments, Inc., which Mr. Maguire is owner, as to which shares Mr. Maguire has shared voting and investment power.

(5) Includes 35,076 shares held by Mr. Morris as Trustee for Morris & Garritano Profit Sharing Trust, as to which Mr. Morris has sole voting and investment power.

(6) Includes 16,537 shares which Mr. Pruett has the right to acquire by the exercise of stock options which are vested pursuant to the Mid-State's 1990 Stock Option Plan (see "Stock Options" herein).

(7) Includes 27,561 shares which the principal officers have the right to acquire by the exercise of stock options which are vested pursuant to the Mid-State's 1990 Stock Option Plan (see "Stock Options" herein).

THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors has, among others, a standing Audit Committee of which Directors Morris (Chairman), Bello, Clark and Flood are members. During the year ended December 31, 1997, the Audit Committee held a total of six meetings. The purpose of the Audit committee is to meet with the outside auditors of in order to fulfill the legal and technical requirements necessary to adequately protect the directors, shareholders, employees and depositors of Mid-State. The Audit committee also meets with Mid-State's internal auditor to review Mid-State's internal auditing program and supervises and reviews audits of Mid-State and its departments. In addition, it is the responsibility of the Audit Committee to recommend to the Board of Directors the selection of independent accountants and to make certain that the independent accountants have the necessary freedom and independence to properly examine all Mid-State records.

    Mid-State has no standing nominating committee; however, the procedures for nominating directors, other than by the Board of Directors itself, are set forth in Mid-State Bylaws and in the Notice of Annual Meeting of Shareholders.

    The Board also has a standing Compensation Committee, of which Executive Vice President James G. Stathos, an ex-officio member, serves as Chairman, and Directors Flood, Jones, Morris and Pruett are members. The primary function of the Compensation Committee, which met 12 times during 1997 is to establish proper compensation ranges for officers and employees, delegate certain authority to management regarding salary procedure, and determine salaries for Mid-State officers depending upon experience, performance and contribution to the success of Mid-State.

    During the fiscal year ended December 31, 1997, the Board of Directors of Mid-State held a total of 15 meetings. All of the persons who were directors during 1997 attended at least 75% of the aggregate of, 1) the total number of such meetings, and 2) the total number of meetings held by all committees of the Board on which such director served during 1997.

                      REPORT OF THE COMPENSATION COMMITTEE

    Mid-State Bank applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of Mid-State result from the coordinated efforts of all individuals working toward common objectives. Mid-State strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

    Mid-State Bank has had a long and successful history of using a simple total compensation program that consists of cash and equity-based compensation. Having a compensation program that allows Mid-State to successfully attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate innovation, foster teamwork, and adequately reward employees.

    The goals of the compensation program are to align compensation with business objectives and performance, and to enable Mid-State to attract and reward executive officers whose contributions are critical to the long-term success of Mid-State. Mid-State is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, Mid-State regularly compares its pay practices with those of other leading independent banks and sets its pay parameters based on this review.

    Executive officers are rewarded based upon corporate performance, and individual performance. Mid-State performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and achievement of corporate goals. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Mid-State values are fostered.

CEO COMPENSATION

    Carrol R. Pruett has been President and Chief Executive Officer of Mid-State since March 20, 1969. The Committee used the same compensation policy described above for all Executive Officers to determine Mr. Pruett's fiscal 1997 compensation.

    In setting Mr. Pruett's compensation, the Compensation Committee made an overall assessment of Mr. Pruett's leadership in achieving Mid-State's long-term strategic and business goals. Mr. Pruett's salary reflects a consideration of both competitive forces and Mid-State's performance. Mid-State does not assign specific weights to these categories.

                            COMPENSATION COMMITTEE:

James. G. Stathos, Chair                 Daryl L. Flood
Raymond E. Jones                         Gregory Morris
Carrol R. Pruett

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Carrol R. Pruett, the President and Chief Executive Officer of Mid-State, and James G. Stathos,
Executive Vice President of Mid-State, each served as a member of the Compensation Committee during 1997. Mr. Stathos also served as Chairman of the Committee. Neither Mr. Pruett nor Mr. Stathos participated in the discussion of their respective compensation or performance when such matters were addressed by the Committee.

EXECUTIVE COMPENSATION

    No person serving as a principal officer of Mid-State received aggregate cash compensation of more than $100,000 during 1997, except Carrol R. Pruett, President/Chief Executive Officer; Thomas E. Reese, Executive Vice President/Credit Administration; and James G. Stathos, Executive Vice President/Chief Financial Officer. The Board of Directors establishes the compensation awarded to the Executive Officers, and determines the salaries of those executive officers based upon their experience, performance, and contribution to the success of Mid-State. The table below sets forth the aggregate compensation for services in all capacities paid or accrued by Mid-State to each of these individuals.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                 ------------------------------------------------  -------------------------------------------
                                                                     OTHER           RESTRICTED       # OF STOCK
NAME OF OFFICER AND                                                 ANNUAL              STOCK          OPTIONS/        LTIP
PRINCIPAL POSITION      YEAR         SALARY         BONUS        COMPENSATION          AWARDS          SAR'S(8)       PAYOUTS
--------------------  ---------  --------------  -----------  -------------------  ---------------  ---------------  ---------
Carrol R. Pruett....       1997  $253,039.00(10)  $       0        $       0          $       0        $       0     $ 185,000
  President                1996  233,614.00(11)           0                0                  0                0       210,500
                           1995  226,591.00(12)           0                0                  0                0       185,500

Thomas E. Reese.....       1997  $126,336.00(14)  $       0        $       0          $       0        $       0             0
  Executive Vice           1996  119,905.00(15)           0                0                  0                0             0
  President                1995  113,883.50(16)           0                0                  0                0             0

James G. Stathos....       1997  $126,336.00(18)  $       0        $       0          $       0        $       0             0
  Executive Vice           1996  119,905.00(19)           0                0                  0                0             0
  President                1995  113,883.50(20)           0                0                  0                0             0



NAME OF OFFICER AND      ALL OTHER
PRINCIPAL POSITION    COMPENSATION(9)
--------------------  ----------------
Carrol R. Pruett....   $206,250.00(13)
  President                  2,478.31
                             4,620.00
Thomas E. Reese.....   $104,540.00(17)
  Executive Vice             1,981.08
  President                  3,478.50
James G. Stathos....   $104,540.00(21)
  Executive Vice             1,981.08
  President                  3,478.50

--------------------------

(8) "Stock option table".

(9) Includes Mid-State contributions to defined contribution plans (qualified and non-qualified, and whether or not vested.)

(10) Includes $9,500.00 accrued in 1997 but deferred pursuant to the Mid-State's 401(k) Plan (see "Profit Sharing 401(k) Plan").

(11) Includes $9,500.00 accrued in 1996 but deferred pursuant to the Mid-State's 401(k) Plan (see "Profit Sharing 401(k) Plan").

(12) Includes $9,240.00 accrued in 1995 but deferred pursuant to the Mid-State's 401(k) Plan (see "Profit Sharing 401(k) Plan").

(13) Includes 1997 Deferred Compensation Contribution of $201,500.00

(14) Includes $9,500.00 accrued in 1997 but deferred pursuant to the Mid-State's 401(k) Plan (see "Profit Sharing 401(k) Plan").

(15) Includes $7,194.30 accrued in 1996 but deferred pursuant to the Mid-State's 401(k) Plan (see "Profit Sharing 401(k) Plan").

(16) Includes $6,715.00 accrued in 1995 but deferred pursuant to the Mid-State's 401(k) Plan (see "Profit Sharing 401(k) Plan").

(17) Includes 1997 Deferred Compensation Contribution of $100,750.00

(18) Includes $7,580.16 accrued in 1997 but deferred pursuant to the Mid-State's 401(k) Plan (see "Profit Sharing 401(k) Plan").

(19) Includes $7,194.30 accrued in 1996 but deferred pursuant to the Mid-State's 401(k) Plan (see "Profit Sharing 401(k) Plan").

(20) Includes $6,899.00 accrued in 1995 but deferred pursuant to the Mid-State's 401(k) Plan (see "Profit Sharing 401(k) Plan").

(21) Includes 1997 Deferred Compensation Contribution of $100,750.00

STOCK OPTIONS

    Mid-State's 1990 Stock Option Plan (the "Stock Option Plan"), intended to advance the interests of Mid-State by encouraging stock ownership on the part of key employees, was adopted by the shareholders on April 11, 1990 and expires on March 29, 2000. The Stock Option Plan provides for the issuance of both "incentive" and "non-qualified" stock options to full-time salaried officers and employees of Mid-State. All options were granted at an exercise price of not less than one hundred percent (100%) of the fair market value of the stock on the date of grant. Each option granted under the Stock Option Plan expires not later than five (5) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee may accumulate them and exercise the same at any time thereafter during the term of the option. As of January 31, 1998, Mid-State had options outstanding to purchase a total of 72,492 shares of its Common Stock under the Stock Option Plan. If the Merger is consummated, the Stock Option Plan will be terminated and each person holding an option granted pursuant to the Stock Option Plan will receive a substitute stock option granted pursuant to the Bancorp stock option plan. See "THE MERGER--Treatment of Stock Options."

    The following table furnishes certain information regarding stock options granted, outstanding and exercised under the Stock Option Plan as well as a prior stock option plan for (a) Mr. Pruett, (b) Mr. Reese, (c) and Mr. Stathos.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END
                               OPTIONS/SAR VALUE

                                                                                    (D)                        (E)
                                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/SARS
                                          (B)                            OPTIONS/SARS AT FY-END(4)          FY-END(5)
               (A)                  SHARES ACQUIRED          (C)         -------------------------  --------------------------
NAME                                ON EXERCISE(3)    VALUE REALIZED(5)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(1)
---------------------------------  -----------------  -----------------  -------------------------  --------------------------
Carrol R. Pruett.................              0                  0             3,307 Exercisable         $    50,795.52
                                                                             13,230 Unexercisable             203,212.80

Thomas E. Reese..................              0                  0             1,102 Exercisable         $    16,926.72
                                                                              4,410 Unexercisable              67,737.60

James G. Stathos.................              0                  0             1,102 Exercisable         $    16,926.72
                                                                              4,410 Unexercisable              67,737.60

------------------------

(1) Unexercisable stock options represent those options granted, but not yet fully vested. Exercisable stock options represent the fully vested portion. Stock options vest at the rate of 20% per year from date of grant. Value of options determined by multiplying number of shares by the difference between the closing price on January 31, 1998 of $26.25 per share, and the exercise price of $10.89 per share.

PROFIT SHARING/401(K) PLAN

    In 1963, the Board of Directors of Mid-State entered into a Profit Sharing Retirement Plan and Trust under a group program offered through the California Bankers Association. The Plan covers substantially all of Mid-State employees, and was amended in 1985 to be a combination qualified Profit Sharing Plan (the "Profit Sharing Plan") and Savings and Retirement Plan designed to comply with Internal Revenue Code Section 401(k) (the "401(k) Plan"). Under the Profit Sharing Plan, the Board of Directors, in its discretion, decides how much money, if any, will be contributed by Mid-State to the Profit Sharing Plan depending on the amount of Mid-State's profits for the year. Employees are not permitted to contribute to the Profit Sharing Plan. Once an employee has been in service with Mid-State one full year, his interest begins to vest at the rate of ten percent (10%) per year for each year of service up to ten (10) years, at which point his interest is fully vested. Effective January 1, 1989, once an employee has been in service with Mid-State three full years, his interest begins to vest at a rate of twenty percent (20%) per year for each year of service up to seven (7) years, at which point his interest is fully vested. The maximum amount which can be contributed by Mid-State to the Profit Sharing Plan is equal to fifteen percent (15%) of the base salary paid to participating employees of Mid-State. No amounts are accrued or set aside for the account of non-employee directors. Mid-State contributed approximately $753,789 to the Profit Sharing Plan for the year ending December 31, 1997. The amounts allocated to individual principal officers in previous years are set forth in the Cash Compensation Table above (see "Executive Compensation" above). Under the 401(k) Plan, each covered employee can make voluntary contributions to his or her account in an amount up to ten percent (10%) of his or her base salary; such contributions vest immediately when made. Mid-State makes a contribution to the employee's account in an amount equal to fifty percent (50%) of the employee's contributions, up to a maximum of six percent (6%) of the employee's salary. Mid-State's contributions to the employee's account vest at the rate of twenty percent (20%) per year, beginning after the third full year of service. For the year ended December 31, 1997, Mid-State contributed approximately $309,211 to the 401(k) Plan.

DEFERRED COMPENSATION PLAN

    The Board of Directors also adopted a Deferred Compensation Plan in 1983 which was amended in July 1996), in order to provide performance-oriented deferred compensation for Mid-State's senior management. Pursuant to the Deferred Compensation Plan, the Board of Directors sets aside a specified amount for contribution to the Plan, representing between two percent (2%) and four percent (4%) of Mid-State's net profits, depending upon Mid-State's return on equity for the previous year. A committee appointed by the Board of Directors allocates the amount contributed to the Plan among the accounts of the participants in such proportions as the committee shall determine from time to time. Contributions pursuant to the Deferred Compensation Plan become vested at the rate of ten percent (10%) per year for each full year of service up to ten
(10) years. The funds credited to the account of each participant accrue interest at an annual rate of return equal to ninety percent (90%) of Mid-State's prime rate, with such interest adjusted and credited to each account quarterly. Payment of vested amounts may be made either upon retirement or after the fifth year of participation in the Plan, in certain specified installments, at the election of the participant. For the year ended December 31, 1997, Mid-State made a contribution of $403,000 to the Deferred Compensation Plan.

CHANGE IN CONTROL AGREEMENTS

    Mid-State entered into "change in control" agreements with Messrs. Pruett, Reese and Stathos as of November 12, 1997. Each agreement provides that, if a person who has acquired control of Mid-State terminates the officer within 24 months after such change in control other than for cause, disability or retirement (as such terms are defined in the agreement) or if, within 24 months of such a change in control, the officer terminates the agreement for good reason (as defined in the agreement), the officer will receive (i) a lump sum severance payment equal to two times his annual salary and bonus (provided that in no event shall such amount exceed 2.99 times such officer's "annualized includible compensation for the base period" (as defined in the Internal Revenue
Code)) and (ii) continued benefits under all insured and self-insured employee welfare benefit plans for a period ending on the earliest of (A) three years,
(B) the commencement date of equivalent benefits from a new employer or (C) the officer's normal retirement date under the terms of such plans. In general, a "change in control" includes a change in the majority of directors as a result of an election contest, an acquisition of 25% of the outstanding shares, a merger, consolidation, sale of substantially all the assets, a change in the majority of directors over a two year period as well as any other transfer, voluntarily or by hostile takeover or proxy contest, operation of law or otherwise, of control of Mid-State. The Merger does not constitute a "change in control" for purposes of such agreements.

OTHER COMPENSATION

    Mid-State has provided and plans to continue to provide its executive officers with automobiles, which are not available to all employees of Mid-State. It is impracticable to estimate the percentage of the total costs of these benefits attributable to personal use. No amount is stated for the foregoing, since management has concluded that the amount of any personal benefits to any principal officer and to the principal officers as a group is LESS than the lesser of $25,000 per person or ten percent (10%) of the compensation reported under "Cash Compensation" for each such person and for the group.

COMPENSATION OF DIRECTORS

    Non-officer directors received $600 per month for their service as directors and attendance at Board meetings. Loan Committee members received $200 per meeting, and Audit Committee members and Compensation Committee members received $100 per meeting, for attendance at such committee meetings.

PERFORMANCE GRAPH

    The following table and graph display five year comparative total return performance information for Mid-State Stock, the Standard and Poors 500 index (S&P 500), and a proxy for Southern California banks published by SNL Securities (Southern California Proxy). The information is prepared assuming $100.00 is invested in each of the three potential investments, five years ago. The performance information takes into account dividends paid and the price appreciation or depreciation of the stock(s). It should be noted that historical performance information is no guarantee of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN PERFORMANCE
Period Ending
                           Mid-State Bank    S&P 500  Southern California Proxy
12/31/92                           100.00     100.00                     100.00
12/31/93                            85.32     110.08                     122.27
12/31/94                            58.73     111.53                     139.49
12/31/95                            63.07     153.44                     176.91
12/31/96                            86.19     188.52                     267.07
12/31/97                           164.78     251.44                     510.65

CERTAIN TRANSACTIONS

    Some of the current directors and officers of Mid-State and the companies with which they are associated have been customers of, and have had banking transactions with Mid-State, in the ordinary course of Mid-State's business, and Mid-State expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of management of Mid-State, have not involved more than the normal risk of repayment or presented any other unfavorable features.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires Mid-State's directors, executive officers and ten percent or more shareholders of Mid-State's equity securities to file with the FDIC initial reports of ownership and reports of changes of ownership of Mid-State's equity securities. Officers, directors and ten percent (10%) or more shareholders are required by FDIC regulations to furnish Mid-State with copies of all Section 16(a) forms they file. To Mid-State's knowledge, based solely on review of the copies of such reports furnished to Mid-State and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of ten percent (10%) or more of Mid-State's equity securities appear to have been met.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Mid-State has not yet selected its independent public accountants for the fiscal year ending December 31, 1998, but intends to do so later this year. Arthur Andersen LLP audited Mid-State's financial statements for the year ended December 31, 1997, and have been Mid-State's accountants since 1979. It is anticipated that a representative of Arthur Andersen LLP will be present at the Mid-State Meeting and will be available to respond to appropriate questions from shareholders. All professional services rendered by Arthur Andersen LLP during 1997 were furnished at customary rates and terms.

PROPOSALS OF SHAREHOLDERS

    Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. In the event the Merger is not carried into effect, any such proposal to be included in the Proxy Statement for Mid-State's 1999 Annual Meeting of Shareholders must be submitted by a shareholder prior to
            , in a form that complies with applicable regulations.

                  INFORMATION CONCERNING BANCORP MEETING ONLY

ELECTION OF DIRECTORS

    The persons named below, all of whom are present members of the Board of Directors of the Bancorp, will be nominated for election to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said eleven (11) nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable to serve as a director of the Bancorp.

    At the Effective Time and pursuant to the Agreement, the Board of Directors of the Bancorp will consist of three members of the current Bancorp Board and the seven (7) members from the Mid-State Board. It is currently contemplated that the three members of the Bancorp Board who will continue to serve as directors of the Bancorp following the Effective Time are A. J. Diani, William A. Hares and William L. Snelling. For information on the members of the Mid-State Board who will serve on the Bancorp's Board of Directors, see "INFORMATION CONCERNING MID-STATE MEETING ONLY-- Election of Directors."

    Management knows of no person who, as of the Bancorp Record Date, owned beneficially more than five percent (5%) of the outstanding Bancorp Stock.

    The table on the following page sets forth certain information, as of the Bancorp Record date, with respect to the persons to be nominated by the Board of Directors for election as directors, and for the directors and executive officers(1) as a group:

                                                                                                   YEAR FIRST
                                                                                                  APPOINTED AS     YEAR FIRST
                                                                     BUSINESS EXPERIENCE             BANCORP       ELECTED AS
NAME AND OFFICE HELD                                 AGE         DURING THE PAST FIVE YEARS         DIRECTOR      BANK DIRECTOR
-----------------------------------------------      ---      ---------------------------------  ---------------  -------------
Armand R. Acosta...............................          72   Retailer, Retired                          1996            1977

Richard E. Adam................................          67   Farmer                                     1996            1977

Fred L. Crandall, Jr., DDS.....................          69   Dentist                                    1996            1978

A.J. Diani.....................................          76   Construction                               1996            1977
  Chairman of the Board
  Bank of Santa Maria
  BSM Bancorp

William A. Hares...............................          63   Commercial Banking                         1996            1981
  President and CEO
  Bank of Santa Maria
  BSM Bancorp

Roger A. Ikola, MD.............................          66   Pediatrician                               1996            1977

Toshiharu Nishino..............................          71   Wholesale Produce                          1996            1977

Joseph Sesto, Jr...............................          85   Investments, Retired                       1996            1977

William L. Snelling............................          66   Business Manager, Consultant               1996            1977
  Secretary
  Bank of Santa Maria
  BSM Bancorp

Mitsuo Taniguchi...............................          71   Wholesale Produce, Retired                 1996            1977

Joseph F. Ziemba, MD...........................          80   Physician, Retired                         1996            1978

THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors of the Bancorp held twelve (12) regular meetings and two (2) special meetings in 1997. The Bancorp has an Executive Committee, but no standing Audit, Compensation or Nominating Committees. All of the Bancorp's directors attended at least 75% of all Bancorp Board and Executive Committee meetings in 1997.

------------------------

(1) As used throughout this joint Proxy Statement/Prospectus, the term "executive officer," as it relates to the Bancorp, means the President and Chief Executive Officer, the Executive Vice President-- Administration, the Executive Vice President and Chief Financial Officer, the Executive Vice President and Loan Administrator, and the Executive Vice President--Branch Administrator.

    The Bancorp's Executive Committee, consisting of Messrs. Diani, Hares, Ikola, Sesto, and Snelling, held four (4) meetings in 1997. This committee reviews policies, rules and regulations for the Bancorp and has the authority to direct the business and affairs of the Bancorp between Board of Director meetings.

    The Board of Directors of the Bank held twelve (12) regular meetings and one
(1) special meeting in 1997. All of the Bank's directors attended at least 75% of all Board and applicable committee meetings. In addition to meeting as a group to review the Bank's business, certain members of the Board of Directors are members of certain standing committees.

    The Bank has a standing Executive, Loan, Audit, Asset/Liability Management and Compensation Committee.

    The Bank's Executive Committee, consisting of Messrs. Diani, Hares, Ikola, Sesto, and Snelling, held twenty-five (25) meetings in 1997. This committee reviews policies, rules and regulations for the Bank and has the authority to direct the business and affairs of the Bank between Board of Director meetings. This committee also acts as the Nominating and Compensation Committee (described below) for the Bank.

    The Bank's Loan Committee, consisting of Messrs. Acosta, Adam, Hares, Ikola, Taniguchi, and Executive Officer Forgnone, held twelve (12) meetings in 1997. This committee oversees the Bank's loan policy and reviews certain loans made by management.

    The Bank's Audit Committee, consisting of Messrs. Crandall, Sesto, Nishino, Snelling, Ziemba and officer Douglas Bradley, held two (2) meetings in 1997. This committee is responsible for overseeing internal audit functions and interfaces with the Bank's outside auditors.

    The Bank's Asset/Liability Committee, consisting of Messrs. Diani, Hares, Ikola, Sesto, Snelling and Executive Officer Fletcher, held three (3) meetings during 1997. This committee is responsible for overseeing the assets and liability management functions (including investments and capital resource allocations) of the Bank.

EXECUTIVE OFFICERS

    The following table sets forth as to each of the persons who are currently executive officers of the Bancorp, such person's age as of March 18, 1998, principal occupation during the past five (5) years, and the period during which such person has served as a director of the Bancorp and also the Bank, its wholly-owned subsidiary.

                                                                                                               YEAR FIRST
                                                                                                              APPOINTED AS
                                                                                                                EXECUTIVE
NAME                                   AGE              BUSINESS EXPERIENCE DURING PAST FIVE YEARS               OFFICER
---------------------------------      ---      -----------------------------------------------------------  ---------------
William A. Hares.................          63   President and Chief Executive Officer of the Bancorp since
                                                  November, 1996. President and Chief Executive Officer of
                                                  the Bank since 1981                                                1996

Carol Bradfield(1)...............          43   Executive Vice President of the Bancorp since November,
                                                  1996. Executive Vice President/ Administration of the
                                                  Bank since 1996                                                    1996

F. Dean Fletcher.................          50   Executive Vice President and Chief Financial Officer of the
                                                  Bancorp since November, 1996. Executive Vice President
                                                  and Chief Financial Officer of the Bank since 1991                 1996

Susan Forgnone(2)................          36   Executive Vice President of the Bancorp since November,
                                                  1996. Executive Vice President and Loan Administrator of
                                                  the Bank since 1994                                                1996

                                                                                                               YEAR FIRST
                                                                                                              APPOINTED AS
                                                                                                                EXECUTIVE
NAME                                   AGE              BUSINESS EXPERIENCE DURING PAST FIVE YEARS               OFFICER
---------------------------------      ---      -----------------------------------------------------------  ---------------
James D. Glines..................          55   Executive Vice President of the Bancorp since November,
                                                  1996. Executive Vice President-Branch Administrator of
                                                  the Bank since 1997
                                                  Executive Vice President since 1992
                                                  Manager--Santa Maria Way Branch since 1983                         1996

------------------------

(1) Ms. Bradfield joined the Bank in April, 1988. She was formally Senior Vice President--Human Resources prior to her appointment as an executive officer of the Bank.

(2) Ms. Forgnone joined the Bank in October, 1988. She has worked in various aspects of lending with the Bank prior to her appointment as an executive officer.

    None of the directors, nominees or executive officers of the Bancorp were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Bancorp, acting within their capacities as such. There are no family relationships between the directors and executive officers of the Bancorp, except between Director Nishino and Director Taniguchi who are brothers-in-law, and none of the directors or executive officers of the Bancorp serve as directors of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940, as amended, although all of the directors and executive officers hold similar positions with the Bank, which, until acquired by the Bancorp, was subject to the above periodic reporting requirements.

    None of the directors or executive officers of the Bancorp have, during the last five years, been involved in any legal proceedings that are material to an evaluation of the ability or integrity of any director or executive officer of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Management of the Bancorp does not know of any person who owns beneficially or of record more than 5% of the Bancorp's outstanding common stock. The following table sets forth certain information as of March 18, 1998, concerning the beneficial ownership of the Bancorp's outstanding common stock by each of the directors of the Bancorp and by all directors and executive officers of the Bancorp as a group.

    Neither the Chairman of the Board or the Secretary of the Bancorp are treated as executive officers.

                                                                                  AMOUNT OF
   TITLE OF                                                                       BENEFICIAL          PERCENT
      CLASS   NAME OF BENEFICIAL OWNER AND TITLE                                 OWNERSHIP(1)       OF CLASS(2)
------------  ------------------------------------------------------------  ----------------------  -----------
     Common   Armand R. Acosta, Director..................................            24,220(3)            .8%
     Common   Richard E. Adam, Director...................................           100,734(3)           3.3%
     Common   Fred L. Crandall, Jr., Director.............................            82,176(3)           2.7%
     Common   A. J. Diani, Chairman.......................................            86,588(3)           2.9%
     Common   William A. Hares, President.................................            50,310(4)           1.7%
     Common   Roger A. Ikola, Director....................................            74,408(3)           2.5%
     Common   Toshiharu Nishino, Director.................................            92,674(3)           3.1%
     Common   Joseph Sesto, Jr............................................            14,000(3)            .5%
     Common   William L. Snelling, Secretary..............................            81,140(3)           2.7%
     Common   Mitsuo Taniguchi, Director..................................            74,524(3)           2.5%
     Common   Joseph F. Ziemba, Director..................................            46,956(3)           1.6%
     Common   All Directors and Executive Officers (15 in number).........           785,133(5)          26.6%

------------------------

(1) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition of such security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the date specified.

(2) Shares subject to options held by directors and executive officers that were exercisable within 60 days after the Bancorp Record Date ("vested"), are treated as issued and outstanding for the purpose of computing the percentage of class owned by such person (or group) but not for the purpose of computing the percentage of class owned by any other individual person.

(3) Includes 4,000 vested shares from the 1996 Bancorp stock option plan.

(4) Includes 8,000 vested shares from the 1996 Bancorp stock option plan and 7,237 shares over which Mr. Hares has sole investment powers.

(5) Includes 6,000 vested shares and 23,750 shares owned directly and 34,890 shares whose voting powers can be exercised by the executive officers not listed individually.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

    During 1997, the Bancorp did not pay any cash compensation to its executive officers nor were the directors compensated for their attendance at Bancorp meetings.

    The following Summary Compensation Table shows compensation earned from the Bank for services rendered during fiscal years 1997, 1996, and 1995 to each of the Bank's executive officers whose salaries and bonuses exceeded $100,000 in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                        ANNUAL             AWARDS
                                                                   COMPENSATION(1)      -------------
                                                                ----------------------   SECURITIES      ALL OTHER
                                                                  SALARY      BONUS      UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                            YEAR       ($)(2)      ($)(4)    OPTIONS(#)(5)     ($)(3)
---------------------------------------------------  ---------  ----------  ----------  -------------  -------------
William A. Hares...................................       1997  $  185,000  $  190,000                   $  18,285
  President and Chief Executive Officer                   1996     170,000     165,000       10,000         17,750
                                                          1995     160,000     150,000                      16,843

Carol Bradfield....................................       1997      90,000      70,000                      17,715
  Executive Vice President                                1996      68,104      35,000        5,000         11,051
  Administration                                          1995     N/A         N/A              N/A         N/A

F. Dean Fletcher...................................       1997     100,000      80,000                      17,135
  Executive Vice President                                1996      96,000      60,000       --             13,776
  and Chief Financial Officer                             1995      93,000      45,000       --             15,223

Susan Forgnone.....................................       1997      95,000      70,000                      15,041
  Executive Vice President                                1996      85,000      50,000       --             12,767
  and Loan Administrator                                  1995      80,000      45,000       --              9,241

James D. Glines....................................       1997      95,000      70,000       --             17,311
  Executive Vice President                                1996      89,000      50,000       --             14,614
  Branch Administrator                                    1995      85,000      45,000                      12,025

--------------------------

(1) The column for other annual compensation has been omitted since the only items reportable thereunder for the named persons are prequisites, which did not exceed the lessor of $50,000 or 10% of salary and bonus for any of the named persons.

(2) Includes all contributions to the Bank's 401(k) Plan, and the Bank's Flexible Spending Account for medical and child care expenditures made through salary reductions and deferrals.

(3) All employees of the Bank who have at least one year of service having worked at least 1,000 hours during that year and are at least 18 years of age are eligible to participate in the Bank's Profit Sharing and the 401(k) Salary Deferral Plan. The Salary Deferral Plan is a self funded voluntary plan that offers certain tax savings with tax deferred investment earnings. The amount contributed by the participants is fully vested from the date of deposit. The directors of the Bank at their discretion may elect to match an amount equal to $.50 for every $1.00 the 401(k) participant invests, not to exceed 2% of their gross compensation. This contribution is made as of June 30th and December 31st of each year. All matching contributions follows a seven year vesting schedule. Contribution to the Bank's Profit Sharing Plan are also at the discretion of the Bank's directors. Any amount that is contributed is allocated to accounts established for each participating employee, and is based on a percentage of their gross income. These are subject to a seven year vesting schedule with 100% vesting occurring after seven years of service. Funding for the plan always occurs in January of each year. Participants contributions toward the 401(k) are included in amounts shown as "Salary," above. The Bank's matching contributions are as well as the Profit Sharing contribution are aggregated and included under "All Other Compensation," above.

(4) Cash bonuses are reported in the year earned and may be paid in that year or in January of the following year at the discretion of the officer. Bonuses are recommended by the Compensation Committee of the Board and are approved by the full board at the December meeting. Bonuses are discretionary, but are generally based upon the operating results of the Bank.

(5) Options shown were issued under the Bank's Incentive Stock Option Plans. These plans are administered by the Compensation Committee. Options granted have an exercise price equal to the fair market value on the date of grant, vest over a term of 5 years, and expire 5 years from the date of grant unless otherwise noted.

STOCK OPTION GRANTS IN 1997

    There were no grants of stock option to any of the named persons during 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth the number of shares acquired by any of the named persons upon exercise of stock options in 1996, the value realized through the exercise of such options, and the number of unexercised options held by the such person, including both those which are presently exercisable, and those which are not presently exercisable.

                                                                     NUMBER OF SHARE
                                                                                             VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED     IN-THE MONEY OPTIONS
                                        SHARES                   OPTIONS AT 12-31-97 (#)      AT 12-31-97 ($)(1)
                                     ACQUIRED UPON               ------------------------  ------------------------
                                        OPTION         VALUE                      NOT                       NOT
NAME                                 EXERCISE (#)   REALIZED($)  EXERCISABLE  EXERCISABLE  EXERCISABLE  EXERCISABLE
-----------------------------------  -------------  -----------  -----------  -----------  -----------  -----------
William A. Hares...................        1,000     $  19,625       19,500        9,500    $ 355,563    $ 139,437

Carol Bradfield....................        2,500        38,125        1,000        4,000       12,750       51,000

F. Dean Fletcher...................

Susan Forgnone.....................                                   5,000        2,500       74,750       37,125

James D. Glines....................        5,000        41,500

------------------------

(1) Potential unrealized value is determined by multiplying the number of shares by the net of the fair market value at fiscal year end ($26.50) less the option exercise price.

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

    During 1997, each non-officer director received $900 for each Board of Directors meeting attended. The Chairman of the Board and the Secretary received an additional $900 and $300 respectively each month. Members of the Executive Committee received $900 per meeting attended each month but did not receive more than $900 in any one month. Members of all other committees received $300 for each committee meeting attended.

CONTRACTS WITH EXECUTIVE OFFICERS

    In March, 1997, the Board of Directors of both the Bancorp and the Bank approved severance pay agreements for their executive officers which would be triggered by a change in control of either the Bancorp or the Bank, resulting in the termination without cause or the resignation of these executive officers for valid reasons as defined in the agreements. The principal purposes of these agreements are to help assure that key executives give impartial consideration in evaluating and negotiating a potential business combination which is in the best interest of BSM Bancorp's shareholders, but which may result in the loss of, or reduction in, the executive's job.

    The benefits under these agreements are triggered if, within one year following a change in control, the executive officer's employment is terminated without cause or the executive officer resigns for reasons such as a substantial reduction in the officer's responsibilities, an assignment of responsibilities inconsistent with the executive officer's former responsibilities, a reduction in the executive officer's annual salary or benefits, or a job relocation of more than 50 miles.

    Severance benefits payable to executive officers covered by Agreements are determined by multiplying base monthly salary by a component of 24 months for the President and by 18 months for the other four executive officers. The sum is payable in monthly installments, or at the discretion of the executive officer, in one lump sum. In addition, the executive officers are entitled certain fringe benefits including health and other medical benefits for either the 18 or 24 month period.

    Generally, a "change in control" will be deemed to have occurred in any of the following circumstances:

    - A merger or consolidation where the Bank and/or the Bancorp is not the surviving corporation.

    - A transfer of all or substantially all of the assets of the Bank and/or the Bancorp.

    - An acquisition of more than 25% of the outstanding stock coupled with or followed by a change in the majority of the directors of either the Bank or the Bancorp.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Bank's Compensation Committee is comprised of A. J. Diani, Carol Bradfield, William A. Hares, Roger A. Ikola, Joseph Sesto, Jr. and William L. Snelling. Both Mr. Hares and Ms. Bradfield have served as an Executive Officers of the Bank during 1997. All of the above directors have had loans outstanding from the Bank during 1997.

    Neither Ms. Bradfield nor Mr. Hares participated in the discussion of their respective compensation or performance when such matters were addressed by the committee.

COMPENSATION COMMITTEE REPORT

    The compensation committee meets annually to review the salaries and bonuses of all officers of the Bank. Upon their recommendation, the Bank's full board then approves salary modifications and bonuses, if any, for all Bank officers. While all officers are reviewed, particular emphasis is placed upon the salaries paid to executive officers.

    The goal of the compensation program is to align compensation with business objective and performance, and to enable the Bank to attract and reward executive officers whose contributions are critical to the long-term success of the Bank. The Bank is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Bank regularly compares its pay practices with those of other leading independent banks and sets its pay parameters based upon this review.

    Executive officers are rewarded based upon corporate performance, and individual contribution. Bank performance is evaluated by reviewing the extent to which strategic and business plan goals have been met. Individual contribution is evaluated by reviewing the progress of the Bank against set objectives in the individuals area of responsibility.

CEO COMPENSATION

    William A. Hares has been President and Chief Executive Officer ("CEO") of the Bank since January 1982, and President and CEO of the Company since it was formed in November of 1996. In setting Mr. Hares' compensation, the Compensation Committee made an overall assessment of Mr. Hares' leadership in achieving the Company's long-term strategic and business goals. During 1997, particular emphasis was placed on enhancing shareholders' value. The Committee paid specific attention to variation in budget projections and well as executive compensation surveys from the California Banking Association, Department of Financial Institutions and banks headquartered in the Company's local market area. Mr. Hares' salary reflects a consideration of both competitive forces and the Company's performance.

COMPENSATION COMMITTEE
A. J. Diani, Chairmen
Carol Bradfield
William A. Hares
Roger A. Ikola
Joseph Sesto, Jr.
William L. Snelling

                               PERFORMANCE GRAPH

    The chart shown below compares Mid-State Bank's cumulative five-year total shareholder return with both the S&P 500 Index and an index developed by SNL Securities that represents Southern California banks.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG BSM BANCORP, S&P 500 INDEX AND INDUSTRY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN PERFORMANCE
Period Ending
Index Value                  BSM Bancorp        S&P  Southern California Proxy
12/31/92                          100.00     100.00                     100.00
12/31/93                          110.00     110.08                     122.27
12/31/94                          115.99     111.53                     139.49
12/31/95                          138.57     153.44                     176.91
12/31/96                          167.88     188.52                     267.07
12/31/97                          287.05     251.44                     510.65

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Some of the Company's Directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, the Bank in the ordinary course of the Bank's business, and the Bank expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend included in such transactions were made in the ordinary course of business, in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of repayment or presented other unfavorable features.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Bancorp has not yet selected its independent public accountants for the fiscal year ending December 31, 1998, but intends to do so later this year. Vavrinek, Trine, Day & Co., LLP audited the Bancorp's financial statements for the year ended December 31, 1997, and have been the Bancorp's accountants since inception. It is anticipated that a representative of Vavrinek, Trine, Day & Co., LLP will be present at the Meeting and will be available to respond to appropriate questions from shareholders. All professional services rendered by Vavrinek, Trine, Day & Co., LLP

PROPOSALS OF SHAREHOLDERS

    Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the Bancorp's Proxy Statement for the 1999 Annual Meeting of Shareholders must be submitted by a
shareholder prior to         in a form that complies with applicable
regulations.

1996 STOCK OPTION PLAN AND PROPOSED AMENDMENTS

    INTRODUCTION

    The BSM Bancorp 1996 Stock Option Plan (the "1996 Plan"), was adopted by the Board of Directors of the Bancorp on November 12, 1996, subject to the approval of the California Commissioner of Corporations and the holders of a majority of the issued and outstanding shares of the Bank as prospective shareholders of the Bancorp. The California Commissioner of Corporations issued an order on December 9, 1996 approving the terms and conditions of the 1996 Plan. The 1996 Plan was subsequently approved by the shareholders of the Bank as prospective shareholders of the Bancorp at the time of the approval of the formation of the Bancorp as the holding company for the Bank.

    The Board of Directors subsequently amended the 1996 Plan on March 11 and May 13, 1997 in order to comply with new regulations of the California Department of Corporations that became effective on January 15, 1997. The 1996 Plan was amended to exempt officers, directors and consultants, but not other employees, of the Bancorp and the Bank from the requirement that the option granted must be exercisable at a minimum of 20% per year over a period of five years from the date of grant of the option. Further, the 1996 Plan was amended to provide that options granted to directors, officers and consultants may become fully exercisable upon the occurrence of a terminating event such as a merger or change of control of the Bancorp. The 1996 Plan was also amended to provide for the issuance of substituted options, and if an optionee that is not a consultant is terminated for cause, then the option would automatically terminate, subject to possible reinstatement by the Bancorp's Stock Option Committee. The 1996 Plan was also amended to provide for a total of 892,542 shares that would be reserved for issuance under the 1996 Plan, which was equal to 30% of the then issued and outstanding shares of the Bancorp. On May 6, 1996, the Commissioner of Corporations issued an order authorizing the amendments to the 1996 Plan. On June 13, 1997, the Bancorp registered the 1996 Plan under the Securities Act of 1933, as amended, by filing a Form S-8 with the SEC.

    The purpose of the 1996 Plan is to strengthen the Bancorp and its wholly-owned subsidiary, the Bank, by providing an additional means of attracting and retaining competent managerial personnel and by providing to participating officers, key employees and directors, as well as consultants, advisors and others having a business relationship with the Bancorp and the Bank, added incentive for high levels of performance and for unusual efforts to increase the earnings of the Bancorp and the Bank. The 1996 Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such officers, key employees and directors, as well as consultants, advisors and others having a business relationship with the Bancorp and the Bank, purchase shares of the Bancorp's Common Stock pursuant to options granted in accordance with the 1996 Plan. The Board of Directors believes the 1996 Plan is beneficial to the Bancorp, the Bank and the Bancorp's shareholders.

    PROPOSED AMENDMENTS TO 1996 PLAN

    On January 29, 1998, the Bancorp, the Bank and Mid-State Bank executed the Agreement whereby (i) the Bank will merge with and into Mid-State and Mid-State will continue as the surviving bank, (ii) the Bancorp will become the bank holding company for Mid-State and change its name to "Mid-State

Bancshares" and (iii) the shareholders of Mid-State will become shareholders of the Bancorp in accordance with the exchange ratio set forth in the Agreement.
Article 7 of the Agreement requires the Bancorp to amend the 1996 Plan that would allow for the granting of substitute options to the officers and employees of the Bancorp and the Bank, and certain directors that would continue as directors of the Bancorp and Mid-State, that would have the same terms and conditions as existing Bancorp options, except that such substitute options would be completely vested and such options would not terminate as a result of the Merger, subject to all necessary approvals of the California Commissioner of Corporations and other necessary regulatory agency. The Plan will survive the Merger and substitute stock options will be granted to Mid-state optionees pursuant to the 1996 Plan. See "THE MERGER--Treatment of Stock Options."

    SUMMARY OF 1996 PLAN

    The purpose of the 1996 Plan is to strengthen the Bancorp and the Bank by providing an additional means of attracting and retaining competent managerial personnel. The 1996 Plan provides to participants added incentive for high levels of performance and for unusual efforts to increase the earnings of the Bancorp and the Bank. The 1996 Plan assists in accomplishing these objectives and facilitates in achieving these results by providing a means whereby directors, officers and key employees, as well as consultants, advisors and others having a business relationship with the Bancorp and the Bank, may purchase shares of the Common Stock of the Bancorp pursuant to options granted in accordance with the 1996 Plan. 892,542 unissued shares of the Bancorp are reserved for issuance to directors, officers and employees, as well as consultants, advisors and others having a business relationship with the Bancorp and the Bank ("Eligible Participants"). Options granted pursuant to the 1996 Plan may be non-qualified options or incentive stock options within the meaning of Section 422A of the Internal Revenue Code.

    The 1996 Plan is administered by the Board of Directors of the Bancorp or by a committee appointed from time to time by the Board. The Board of Directors or the committee determines the Eligible Participants in the 1996 Plan and the extent of their participation.

    The purchase price of stock subject to each option is not less than one hundred (100%) of the fair market value of such stock at the time such option is granted. An Eligible Participant owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Bancorp may only be granted an option with an exercise price at least 110% of the fair value of Bancorp stock at the date of grant. The purchase price of any shares exercised shall be paid in full in cash or, with the prior written approval of the committee, in shares of the Bancorp or on a deferred basis evidenced by a promissory note. In addition, the optionee shall have the right upon exercise of an option to surrender for cancellation a portion of the option for the number of shares exercised. Options may be granted pursuant to the 1996 Plan for a term of up to ten (10) years. Each option shall be exercisable according to the determination of the Board or committee, except that options granted to employees that are not directors, officers and consultants shall be exercisable at a minimum of 20% per year over a five year period.

    Options granted under the 1996 Plan shall not be transferable by the optionee during the optionee's lifetime. In the event of termination of employment as a result of the optionee's disability or in the event of an employee's death during the exercise period, to the extent the option is exercisable on the date employment terminates or the date the employee dies, the option shall remain exercisable for up to one (1) year (but not beyond the end of the original option term) by the disabled optionee or, in the event of death of the optionee, a non-qualified option shall be exercisable by the person or persons to whom rights under the option shall have passed by will or the laws of descent and distribution.

    If an optionee's employment is terminated, unless termination was by reason of disability or death, the optionee shall have the right, for a 3-month period after termination, to exercise that portion of the option which was exercisable immediately prior to such termination. If an optionee's employment is terminated for cause, except for options granted to consultants and business advisors, the option shall terminate, subject to possible reinstatement within thirty (30) days by the Board of Directors or the committee. In no event may the option be exercised after the end of the original option term. However, such termination provisions shall not apply for options granted to consultants, business associates or other persons or entities with important business relationships with the Bancorp.

    In the event of certain changes in the outstanding Common Stock of the Bancorp without receipt of consideration by the Bancorp, such as stock dividends, stock splits, recapitalization, reclassification, reorganization, merger, stock consolidation, or otherwise, appropriate and proportionate adjustments shall be made in the number, kind and exercise price of shares covered by any unexercised or partially unexercised options which were already granted. Optionees will receive prior notice of any pending dissolution or liquidation of the Bancorp, or reorganization, merger or dissolution or liquidations of the Bancorp, or reorganization, merger or consolidation where the Bancorp is not the surviving corporation or sale of substantially all the assets of the Bancorp or other form of corporate reorganization in which the Bancorp is not a surviving entity, or the acquisition of stock representing more than 50% of the voting power of the stock of the Bancorp then outstanding ("Terminating Event"). Optionees have thirty (30) days from the date of mailing of such notices to exercise any option in full. After such thirty (30) days, any option not exercised shall terminate and upon the occurrence of the Terminating Event, the 1996 Plan shall terminate, unless some other provision is made in connection with the Terminating Event. As indicated above, the Agreement provides that the 1996 Plan shall continue following the Effective Time of the Merger. In addition, the Bancorp is proposing hereby that the 1996 Plan be amended to provide that the options to all officers and employees, and directors of the Bancorp and the Bank that continue as directors of the Bancorp and the Bank following the Merger, be granted substitute options that would have the same terms and conditions as their existing options except that such options would be completely vested.

    The Board reserves the right to suspend, amend, or terminate the 1996 Plan, and, with the consent of the optionee, make such modifications, of the terms and conditions of his or her option as it deems advisable, except that the Board may not, without further approval of a majority of the shares, increase the maximum number of shares covered by the 1996 Plan, change the minimum option price, increase the maximum term of options under the 1996 Plan or permit options to be granted to any one other than an officer, employee or director, or consultant, advisor or other person having a business relationship with the Bancorp or the Bank.

    Unless previously terminated by the Board of Directors, the 1996 Plan shall terminate ten years from the date the 1996 Plan was adopted by the Board of Directors of the Bancorp, or November 12, 2006.

    Shares of the Bancorp's Common Stock to be issued upon exercise of stock options need not be registered with the SEC. However, the Bancorp has applied for a permit from the California Commissioner of Corporations for the proposed amendments, and the Bancorp intends to amend its registration statement with the SEC with the amendments for the 1996 Plan.

    FEDERAL INCOME TAX CONSEQUENCES

    To the extent that options granted under the 1996 Plan qualify as incentive stock options and (i) the optionee does not sell the stock acquired upon exercise of the options within two (2) years of the date of grant and one (1) year from the date of exercise and (ii) the optionee was employed by the Bancorp or a subsidiary for the entire period beginning on the date of grant of option and ending three (3) months prior to the exercise of the option, then the optionee will not recognize compensation income to the extent of any "bargain element" determined as of the time of grant or exercise, and the Bancorp will not be entitled to a corresponding tax deduction. However, the bargain element is a time of tax preference for the purpose of determining the employee's alternative minimum tax.

    If the optionee disposes of the stock acquired through the exercise of the incentive stock option prior to satisfaction of the holding period or fails to satisfy the employment requirement, the optionee will recognize compensation income and the Bancorp will be entitled to a corresponding tax deduction to the extent of the lesser of (i) the excess of the fair market value of the stock at the date of exercise over the exercise price or (ii) the amount realized in excess of the tax basis of the stock if disposed in a taxable transaction.

    If the options granted under the 1996 Plan are nonqualified, the optionee will not recognize taxable income, and the Bancorp will not be entitled to a corresponding tax deduction, at the time of grant or exchange. Upon the exercise of a non-qualified stock option, however, the optionee will recognize taxable income equal to the "bargain element" or the "spread", the difference between the fair market value determined as of the time of exercise of the Bancorp's Common Stock acquired by the optionee and the option price paid for the stock. The Bancorp will be entitled to a corresponding tax deduction equal to the income recognized by the optionee provided that the income tax withholding attributable to the optionee's recognized income is collected from the optionee.

    Approval of the proposed amendments to the 1996 Plan requires the affirmative vote of a majority of the issued and outstanding shares of the Bancorp, and the proposed amendments are subject to the approval of the California Commissioner of Corporations.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE BANCORP'S 1996 STOCK OPTION PLAN.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Merger will be passed upon for Mid-State by Reitner & Stuart, San Luis Obispo, California and for Bancorp and the Bank by Knecht & Hansen, Newport Beach, California.

                                    EXPERTS

    The consolidated balance sheets of Mid-State as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ending December 31, 1997 appearing in Appendix E of this Joint Proxy Statement/ Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated balance sheets of Bancorp as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ending December 31, 1997 appearing in Appendix F of this Joint Proxy Statement/ Prospectus have been audited by Vavrinek, Trine, Day & Co., LLP as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

    Mid-State and Bancorp do not know of any business other than that described in this Joint Proxy Statement/Prospectus which will be presented for consideration at the respective Meetings. If any other business properly comes before the respective Meetings or any and all adjournments or postponements thereof, the proxy holders named in the accompanying proxies will vote their respective shares represented by such proxies in accordance with their best judgment and, as applicable, in accordance with said proxies.

                                                                 APPENDIX A



                               AGREEMENT TO MERGE
                           AND PLAN OF REORGANIZATION

                          DATED AS OF JANUARY 29, 1998

                                      AND

                               FIRST AMENDMENT TO
                             AGREEMENT TO MERGE AND
                             PLAN OF REORGANIZATION
                           DATED AS OF MARCH 18, 1998

                                  BY AND AMONG


                              BANK OF SANTA MARIA

                                  BSM BANCORP

                                      AND


                                 MID-STATE BANK

                               AGREEMENT TO MERGE

                           AND PLAN OF REORGANIZATION

          THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION ("AGREEMENT") is entered into as of January 29, 1998, among Bank of Santa Maria, a banking company organized under the laws of California ("BANK"), being located in Santa Maria, California, BSM Bancorp, a corporation and registered bank holding company organized under the laws of California ("BANCORP"), and Mid-State Bank, a banking company organized under the laws of California ("ACQUIROR"), located in Arroyo Grande, California.

                                R E C I T A L S:

     A.   Bank is a wholly owned subsidiary of Bancorp.

     B. Bancorp, Bank and Acquiror believe that it would be in their respective best interests and in the best interests of their respective shareholders for Bank to merge with and into Acquiror (the "Bank Merger"), for Bancorp to become the bank holding company for Acquiror and for the shareholders of Acquiror to become shareholders of Bancorp, all in accordance with the terms set forth in this Agreement and applicable law.

     C. The respective Boards of Directors of Bank and Acquiror have adopted by majority vote resolutions approving and authorizing the Bank Merger upon the terms and conditions set forth in this Agreement and the Board of Directors of Bancorp has adopted by majority vote resolutions approving the Bank Merger, this Agreement and the transactions contemplated herein.

     D. Bancorp, Bank and Acquiror desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

                               A G R E E M E N T

          IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Bank, Bancorp and Acquiror agree as follows:

                                       1
                       DEFINITIONS AND DETERMINATIONS

          1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth below:

          "Acquiror" shall have the meaning given such term in the introductory clause.


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          "Acquiror Benefit Arrangement" shall have the meaning given such term in Section 4.18(b).

          "Acquiror Corporate Governance Changes" shall have the meaning given such term in Section 2.1(b).

          "Acquiror's Directors' Agreement" shall mean an agreement, substantially in the form attached as Exhibit 2.6(B).

          "Acquiror Dissenting Shares" means shares of Acquiror Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

          "Acquiror Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Acquiror Dissenting Shares.

          "Acquiror Property" shall have the meaning given such term in
Section 4.25.

          "Acquiror Scheduled Contracts" shall have the meaning given such term in Section 4.30.

          "Acquiror Shareholders' Meeting" shall have the meaning given such term in Section 6.5.

          "Acquiror Stock" means the common stock, no par value, of Acquiror.

          "Acquiror Stock Options" shall have the meaning given such term in
Section 7.4(a).

          "Agreement of Merger" means the Agreement of Merger substantially in the form attached hereto as Exhibit A.

          "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

          "Average Closing Price" means the average of the daily closing prices of a share of Acquiror Stock reported on the OTC Bulletin Board during the 20 consecutive trading days that Acquiror's Stock trades ending at the end of the third trading day immediately preceding the Effective Day.

          "Bancorp" shall have the meaning given such term in the introductory clause.


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          "Bancorp Corporate Governance Changes" shall have the meaning given such term in Section 2.1(d).

          "Bancorp Directors' Agreement" shall mean an agreement, substantially in the form attached as Exhibit 2.6(A).

          "Bancorp Dissenting Shares" means shares of Bancorp Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

          "Bancorp Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Bancorp Dissenting Shares.

          "Bancorp Property" shall have the meaning given such term in
Section 3.26.

          "Bancorp Scheduled Contracts" shall have the meaning given such term in Section 3.15.

          "Bancorp Shareholders' Meeting" shall have the meaning given such term in Section 5.6.

          "Bancorp Stock" means the common stock, no par value, of Bancorp.

          "Bancorp Stock Option" means any option issued pursuant to the Bancorp Stock Option Plan.

          "Bancorp Stock Option Plan" means the BSM Bancorp 1996 Stock Option Plan.

          "Bank" shall have the meaning given such term in the introductory clause.

          "Bank Benefit Arrangement" shall have the meaning given such term in Section 3.19(b).

          "Bank Merger" shall have the meaning given such term in the Recitals.

          "Bank Stock" means the common stock, NO PAR value, of Bank.

          "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an "employee benefit plan" within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employee, whether active or retired, of a Party.


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          "BHC Act" means the Bank Holding Company Act of 1956, as amended.

          "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

          "CFC" means the California Financial Code.

          "CGCL" means the California General Corporation Law.

          "Certificates" shall have the meaning given such term in Section
2.5.

          "Charter Documents" means, with respect to any business organization, any certificate or articles of incorporation or articles of association, and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

          "Closing" means the consummation of the Bank Merger on the Effective Day at the main office of Acquiror or at such other place as may be agreed upon by the Parties.

          "Code" means the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder.

          "Commissioner" means the Commissioner of Financial Institutions, State of California.

          "Competing Transaction" shall have the meaning given such term in
Section 5.14.

          "Confidential Information" means all information exchanged heretofore or hereafter between Acquiror, its affiliates and agents, on the one hand, and Bancorp and Bank, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participation purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the


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

recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, PROVIDED that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

          "Consents" means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

          "Determination Date" shall have the meaning given such term in
Section 10.1(i).

          "Disclosure Letter" means a disclosure letter from the Party making the disclosure and delivered to the other Party.

          "DPC Property" means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder's business records as such.

          "Effective Day" means the day on which the Effective Time occurs.

          "Effective Time" shall have the meaning given such term in Section
2.2.

          "Encumbrances" means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

          "Environmental Laws" shall have the meaning given such term in
Section 3.26.

          "Equity Securities" means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" means ChaseMellon Shareholder Services or such other financial institution appointed by Acquiror, to effect the exchange contemplated by Section 2.5 hereof.

          "Exchange Fund" shall have the meaning given such term in Section 2.5.


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

          "Exchange Ratio" means the number of shares of Bancorp Stock into which a share of Acquiror Stock shall be converted which shall be equal to the amount calculated (to the nearest ten thousandth) as set forth hereinbelow (unless said Exchange Ratio is further adjusted pursuant to Section 10.1(i)):

               (i) If the Average Closing Price is not less than $26.25 and is not more than $30.50, the Exchange Ratio shall be the reciprocal of the number determined by dividing $29.37 by the Average Closing Price;

               (ii) Subject to Section 10.1(i), if the Average Closing Price is less than $26.25, the Exchange Ratio shall be .8938; and

               (iii) If the Average Closing Price is greater than $30.50, the Exchange Ratio shall be 1.0385.

The Exchange Ratio shall be adjusted upward for any Significant Liabilities. "Significant Liabilities", as used in this Agreement, shall relate to the following categories or events unless Acquiror has consented in writing to such matter: (1) new or extended contractual obligations other than those arising in the ordinary course of Bank's or Bancorp's business; (2) new or extended leases of real or personal property; (3) acquisition of capital assets (or commitments to do so) except for assets required in the ordinary course of business; (4) actual or contingent liabilities based upon threatened or pending litigation, other proceedings or Hazardous Materials and legal fees and costs (whether actual or estimated) related thereto as described in Section 5.12 (provided, however, that the amount of such liabilities shall be reduced by the amount of any insurance proceeds actually received or certain, in the reasonable judgment of Acquiror, to be received);
(5) any unbooked expenses, fines, penalties or similar obligations except those arising in the ordinary course of Bank's or Bancorp's business; (6) any new, expanded or accelerated pension or other employee benefits including employment contracts and severance payments in excess of one month's compensation, whether or not vested; (7) an amount which would equal the amount necessary to bring the Bank's allowance for loan losses as of the calendar quarter preceding the Effective Time to the amount required by the Bank's existing policy on allowance for loan and lease losses (provided, however, that if Acquiror should disagree with the adequacy of Bank's allowance for loan losses, then such disagreement shall be resolved through the independent expert as discussed below); and (8) an amount which would equal the amount necessary to bring Bancorp's shareholders' equity to the minimum Bancorp shareholders' equity amount as described in Section 8.3(k). Acquiror and Bancorp shall identify any categories or events reasonably believed by either of them to be Significant Liabilities commencing immediately following receipt of the required Consents for the Bank Merger by the Governmental Entities. All calculations of Significant Liabilities, if any, shall be fully taxed affected, and the after tax cost of any item referenced above shall be the amount of the Significant Liability. To the extent that the item related to any Significant Liability shall have already been booked and expensed by the Bancorp and Bank


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and is therefore included within the amount of shareholders' equity for purposes of (8), above, no further adjustment shall be made as a result thereof. Upon identification of a Significant Liability, the Parties shall attempt to agree upon the amount of said Significant Liability within seven days. If no mutual agreement is reached within said period, the Parties shall immediately hire an independent expert qualified to render an opinion regarding the amount of the particular Significant Liability. The Parties shall cooperate fully with any such independent expert and will equally split the cost of such expert. The opinion of such expert shall be binding on the parties for purposes of this Agreement. As a result of any Significant Liabilities through the close of business on the Business Day preceding the Effective Day, the Exchange Ratio shall be calculated (to the nearest ten thousandth) according to the following formula:

                                           1
                                 ---------------------
                                       $29.37- x
                                      -----------
                                 Average Closing Price

where "x" represents the dollar amount of any Significant Liabilities divided by the outstanding shares of Bancorp Stock (determined as of the Business Day preceding the Effective Day). Further, if the Average Closing Price is below $26.25 per share or above $30.50, then for purposes of this calculation $26.25 or $30.50 respectively shall be used as the Average Closing Price subject to Section 10.1(i).

          "Expenses" shall have the meaning given such term in Section 11.1.

          "Executive Officer" means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Financial Statements of Bank/Bancorp" means the audited financial statements and notes thereto of Bank and the related opinions thereon for the years ended December 31, 1994, 1995 and 1996 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Bancorp for the nine months ended September 30, 1997.

          "Financial Statements of Acquiror" means the audited consolidated financial statements and notes thereto of Acquiror and the related opinions thereon for the years ended December 31, 1994, 1995 and 1996 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Acquiror for the nine months ended September 30, 1997.

          "FRB" shall mean the Board of Governors of the Federal Reserve
System.


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          "GAAP" means generally accepted accounting principles.

          "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

          "Hazardous Materials" shall have the meaning given such term in
Section 3.26.

          "Immediate Family" shall mean a Person's spouse, parents, in-laws, children and siblings.

          "IRS" shall mean the Internal Revenue Service.

          "Investment Securities" means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

          "Minimum Price" shall have the meaning given such term in Section 10.1(i).

          "Operating Loss" shall have the meaning given such term in Section
3.25.

          "Party" means any of Bancorp, Bank or Acquiror.

          "Permit" means any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order of approval necessary or appropriate under applicable Rules.

          "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

          "Projected Earnings" shall have the meaning given such term in
Section 8.3(k).

          "Proxy Statement" means the joint proxy statement that is included as part of the S-4 and used to solicit proxies for the Acquiror Shareholders' Meeting and the Bancorp Shareholders' Meeting and to offer and sell the shares of Bancorp Stock to be issued in connection with the Bank Merger.

          "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.


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          "Rule" means any statute or law or any judgment, decree,
injunction, order, regulation or rule of any Governmental Entity.

          "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Bancorp Stock to be issued in the Bank Merger under the Securities Act and to clear use of the Proxy Statement in connection with the Acquiror
Shareholders' Meeting and the Bancorp Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

          "SEC" means the Securities and Exchange Commission.

          "SEC Reports" mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or the FDIC.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Significant Liabilities" shall have the meaning given such term in the definition of "Exchange Ratio".

          "Surviving Bank" means the Acquiror as the California state-chartered bank surviving the Bank Merger of Bank with and into Acquiror.

          "Tank" shall have the meaning given such term in Section 3.26.

          "Third Party Consent" shall have the meaning given such term in subsection (b) of Section 5.7.

          "To the knowledge" shall have the meaning given such term in
Section 11.14.

                                   ARTICLE 2
                        CONSUMMATION OF THE BANK MERGER

          2.1  THE MERGER; PLAN OF REORGANIZATION.

               (a) Subject to the terms and conditions of this Agreement and the Agreement of Merger, at the Effective Time, Bank shall merge with and into Acquiror under the charter of Acquiror.

               (b) The Charter Documents of Acquiror as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive


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Officers of Acquiror immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of the Surviving Bank; except that Acquiror shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of authorized directors of Acquiror shall be expanded by three, (ii) the three persons set forth on Exhibit 2.1(b)
[which Exhibit shall be delivered by Acquiror to Bancorp within forty-five (45) days of the date of the Agreement] shall be duly elected and appointed to fill such three vacancies (or if any of such persons is unable to serve, such other person designated by Bank and reasonably acceptable to Acquiror) and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, (iii) the current Chairman of the Board of the Bank shall be elected and appointed Vice Chairman of the Board of Directors of Acquiror, and (iv) the current President of the Bank shall be appointed Executive Vice President of the Acquiror (clauses (i) - (iv) being hereinafter collectively referred to as the "Acquiror Corporate Governance Changes").

               (c) At the Effective Time, the corporate existence of Bank shall be merged and continued in the Surviving Bank. All assets, rights, franchises, titles and interests of Bank and Acquiror, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee or receiver and in every other fiduciary capacity in the same manner and to the same extent that such rights, franchises and interests were held by Bank and Acquiror at the Effective Time. At the Effective Time, the Surviving Bank shall be liable for all liabilities of Bank and Acquiror and all deposits, debts, liabilities, obligations and contracts of Bank and Acquiror, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Bank and Acquiror, shall be those of the Surviving Bank; and all rights of creditors or other obligees and all liens on property of Bank and Acquiror shall be preserved unimpaired.

               (d) The Charter Document of Bancorp as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law and the operations of Bancorp shall continue in effect after the Bank Merger; except that Bancorp shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the Charter Documents of Bancorp shall be amended to change its name to "Mid-State Bancshares," (ii) each of the Executive Officers and officers of Bancorp shall have tendered his resignation from his position, in form and substance satisfactory to Acquiror, without incurring any liability on the part of any Party, (iii) each of the directors of Bancorp (except for the three persons set forth on Exhibit 2.1(b) [which Exhibit shall be delivered by Acquiror to Bancorp within forty-five (45) days of the date of the Agreement] or if any of such persons is unable to serve, such other director of Bancorp designated by Bank and reasonably acceptable to

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Acquiror) shall have tendered his resignation as a director of Bancorp, in form and substance satisfactory to Acquiror, without incurring any liability on the part of any Party, (iv) the number of authorized directors of Bancorp shall be reduced to a total of ten (10), (v) each of the then seven directors of Acquiror shall be duly elected and appointed to the Board of Directors of Bancorp (or if any of such persons is unable to serve, such other person designated by Acquiror) and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, and (vi) the persons set forth on Exhibit 2.1(d) shall be elected and appointed as the Executive Officers and officers of Bancorp and shall hold the positions set forth opposite their respective names (clauses
(i) - (vi) being hereinafter collectively referred to as the "Bancorp Corporate Governance Changes.").

          2.2 EFFECTIVE TIME. The Closing shall take place as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, and the parties shall use best efforts to cause the Closing to occur as soon as possible after receipt of approval of the Bank Merger from the Commissioner and the FDIC and the expiration of all required waiting periods, or such later time and date as to which the parties may agree. The Bank Merger shall be effective upon the filing by the Commissioner of the Agreement of Merger as specified in the CFC. Such time is referred to herein as the "Effective Time."

          2.3 CONVERSION OF SHARES. At the Effective Time and pursuant to the Agreement of Merger:

               (a) Subject to the exceptions and limitations in Section 2.4, each outstanding share of Acquiror Stock shall, without any further action on the part of Acquiror or the holders of any of such shares, be converted into shares of Bancorp Stock in accordance with the Exchange Ratio.

               (b) Each outstanding share of Bank Stock shall, without any further action on the part of Bank or of the holder of any of such shares, be converted into shares of the Surviving Bank and each certificate that, prior to the Effective Time, represented shares of Bank Stock shall evidence ownership of shares of the Surviving Bank.

               (c) Each outstanding share of Bancorp Stock shall remain outstanding and shall not be converted or otherwise affected by the Bank Merger, except that any Bancorp Perfected Dissenting Shares shall remain outstanding subject to the right of the holder of such shares to receive payment for such shares in an amount determined pursuant to Chapter 13 of the CGCL.

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          2.4  CERTAIN EXCEPTIONS AND LIMITATIONS. (A) Any shares of Acquiror
Stock held by Bancorp or any subsidiary of Bancorp (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time; (B) Acquiror Perfected Dissenting Shares shall not be converted into shares of Bancorp Stock, but shall, after the Effective Time, be entitled only to such rights as are granted them by Chapter 13 of the CGCL (each dissenting shareholder who is entitled to payment for his shares of Acquiror Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of CGCL), and (C) no fractional shares of Bancorp Stock shall be issued in the Bank Merger and, in lieu thereof, each holder of Acquiror Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Average Closing Price times (b) the fraction of the share of Bancorp Stock to which such holder would otherwise be entitled.

          2.5  EXCHANGE PROCEDURES.

               (a) As of the Effective Time, Bancorp shall have deposited with the Exchange Agent for the benefit of the holders of shares of Acquiror Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of Bancorp Stock issuable pursuant to Section 2.3 in exchange for shares of Acquiror Stock outstanding immediately prior to the Effective Time, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Bancorp Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section 2.4 of this Agreement (collectively, the "Exchange Fund").

               (b) Bancorp shall direct the Exchange Agent to mail promptly after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Acquiror Stock (the "Certificates") whose shares were converted into the right to receive shares of Bancorp Stock pursuant to
Section 2.3 hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Bancorp Stock. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash and a certificate representing that number of whole shares of Bancorp Stock which such holder has the right to receive pursuant to the provisions of Sections 2.3 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Acquiror Stock, the transfer of ownership which is not registered in the transfer records of Acquiror, a certificate representing the proper number of shares of Bancorp Stock may be issued to a transferee if the Certificate representing such Acquiror Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect

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

such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Bancorp Stock and cash in lieu of any fractional shares of stock as contemplated by this Section
2.5. Notwithstanding anything to the contrary set forth herein, if any holder of share of Acquiror should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Acquiror, such bond in form and substance and with surety reasonably satisfactory to Acquiror and shall be entitled to receive the certificate representing the proper number of shares of Bancorp Stock and cash in lieu of fractional shares in accordance with Sections 2.3 and 2.4 hereof.

               (c) No dividends or other distributions declared or made after the Effective Time with respect to Bancorp Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Bancorp Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Bancorp Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Bancorp Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distribution with a record date after the Effective Time theretofore paid with respect to such whole shares of Bancorp Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Bancorp Stock.

               (d) All shares of Bancorp Stock issued upon the surrender for exchange of Acquiror Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Acquiror Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Bank of the shares of Acquiror Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Bancorp for any reason, they shall be canceled and exchanged as provided in this Agreement.

               (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of Acquiror following the passage of six months after the Effective Time shall be delivered to Bancorp, upon demand, and any shareholders of Acquiror who have not theretofore complied with this
Section 2.5 shall thereafter look only to Bancorp for payment of their claim for Bancorp Stock, any cash in lieu of fractional shares of Bancorp Stock and any dividends or distributions with respect Acquiror Stock.

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

               (f) Neither Bancorp nor Acquiror shall be liable to any holder of shares of Acquiror Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Bancorp Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Bancorp Stock for the account of the Persons entitled thereto. Former shareholders of record of Acquiror shall be entitled to vote after the Effective Time at any meeting of Bancorp shareholders the number of whole shares of Bancorp Stock into which their respective shares of Acquiror Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Bancorp Stock in accordance with the provisions of this Agreement.

          2.6  DIRECTORS' AGREEMENTS.

               (a) Concurrently with the execution of this Agreement, Bancorp and Bank shall cause each of its respective directors to enter into a Bancorp Directors' Agreement.

               (b) Concurrently with the execution of this Agreement, Acquiror shall cause each of its respective directors to enter into an Acquiror's Directors' Agreement.

                                      ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK

          Bancorp and Bank represent and warrant to Acquiror as follows:

          3.1 INCORPORATION, STANDING AND POWER. Bancorp has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. Bank has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Bank's deposits are insured by the FDIC in the manner and to the extent provided by law. Bancorp and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Bancorp or Bank nor the location of any of their respective properties requires that Bancorp or Bank be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Bancorp on a consolidated basis.

          3.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Bancorp consists of 50,000,000 shares of Bancorp Stock, of which 3,003,439 shares are outstanding and 25,000,000 of Preferred Stock, of which no shares are outstanding. As of the date of this Agreement, the authorized capital stock of Bank consists of 25,000,000 shares of Bank Stock, of which 100 shares are outstanding and are owned by Bancorp without Encumbrance. All the outstanding shares of Bancorp Stock and Bank Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Bancorp Stock Options covering 128,700 shares of Bancorp stock granted pursuant to the Bancorp Stock Option Plan and except as set forth in Bancorp's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Bancorp Stock or Bank Stock or any other securities convertible into such stock, and neither Bancorp nor Bank is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

          3.3 SUBSIDIARIES. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

          3.4 FINANCIAL STATEMENTS. Bancorp has previously furnished to Acquiror a copy of the Financial Statements of Bank/Bancorp. The Financial Statements of Bank/Bancorp: (a) present fairly the consolidated financial condition of Bank/Bancorp as of the respective dates indicated and their consolidated results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Bank have been conducted in accordance with generally accepted auditing standards. The books and records of Bancorp and Bank are being maintained in material compliance with applicable legal and accounting requirements.
Except to the extent (i) reflected in the Financial Statements of Bank/Bancorp and (ii) of liabilities incurred since September 30, 1997 in the ordinary course of business and consistent with past practice, neither Bancorp nor Bank has any liabilities, whether absolute, accrued, contingent or otherwise.

          3.5 AUTHORITY OF BANCORP AND BANK. The execution and delivery by Bancorp and Bank of this Agreement and, subject to the requisite approval of the shareholders of Bancorp and of Bancorp as the sole shareholder of Bank, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Bancorp and Bank, and this Agreement is a valid and binding obligation of Bancorp and Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by
Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in Bancorp's Disclosure Letter, neither the execution and delivery by Bancorp and Bank of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Bancorp and Bank with any of the provisions hereof, will: (a) violate any provision of their respective Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Bancorp or Bank is a party, or by which Bancorp or Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Bancorp on a consolidated basis; or (c) violate any Rule applicable to Bancorp or Bank or any of their respective properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Bancorp or Bank, and no Consent of any Person, is required in connection with the execution and delivery by Bancorp and Bank of this Agreement or the consummation by Bancorp and Bank of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Bancorp and by Bancorp as the sole shareholder of Bank; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; and (iv) as otherwise set forth in Bancorp's Disclosure Letter.

          3.6 INSURANCE. Bancorp and Bank have policies of insurance and bonds covering their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for their businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank has received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Bancorp's Disclosure Letter sets forth a list of all policies of insurance carried and owned by Bancorp or Bank, showing the name of the owner and the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to Acquiror a true and complete copy of each such policy of insurance. The existing insurance carried by Bancorp and Bank is sufficient for compliance by Bancorp and Bank with all material requirements of law and regulations and agreements to which they are subject or are a party.

          3.7 TITLE TO ASSETS. Bancorp's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $250,000 or more, or having an annual lease payment of $25,000 or more, owned or leased by Bancorp or Bank. Bancorp and Bank have good and marketable title to all their respective properties and assets, other than real property, owned or stated to be owned by Bancorp and Bank, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Bank/Bancorp; (b) Encumbrances for current taxes not yet due; (c)
Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Bancorp and Bank, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Bancorp and Bank; or (d) as set forth in Bancorp's Disclosure Letter.

          3.8 REAL ESTATE. Bancorp's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Bancorp and Bank, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which either Bancorp or Bank is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which
Bancorp or Bank is a party.   Bancorp and Bank have good and marketable title
to the respective real property, and valid leasehold interests in the respective leaseholds, set forth in Bancorp's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Bancorp and Bank, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Bancorp or Bank; or
(d) as set forth in Bancorp's Disclosure Letter. Bancorp or Bank, as the case may be, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, as identified in Bancorp's Disclosure Letter, and, to the knowledge of Bancorp and Bank, there has not occurred under any such lease any breach, violation or default. Except as set forth in Bancorp's Disclosure Letter and except with respect to deductibles under insurance policies set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank has experienced any uninsured damage or destruction with respect to the properties identified in Bancorp's Disclosure Letter. To the knowledge of Bancorp and Bank, all properties and assets used by Bancorp and Bank are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Bancorp and Bank enjoy peaceful and undisturbed possession under all leases for the use of real or personal property under which it is the lessee, and, to the knowledge of Bancorp and Bank, all leases to which Bancorp or Bank is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Neither Bancorp nor Bank is in default with respect to any such lease, and to the knowledge of the officers of Bancorp and Bank no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Bancorp's Disclosure Letter.

          3.9 LITIGATION. Except as set forth in Bancorp's Disclosure Letter, to the knowledge of Bancorp and Bank, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Bancorp's or Bank's knowledge threatened, against Bancorp or Bank or against any of their directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Bancorp or Bank. Also, except as disclosed in Bancorp's Disclosure Letter, there are no judgments, decrees, stipulations or orders against Bancorp or Bank enjoining either of them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Bancorp or Bank. To the knowledge of Bancorp and Bank, neither Bancorp nor Bank is a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

          3.10 TAXES. Bancorp and Bank had filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Bancorp and Bank have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Bancorp and Bank in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Bancorp or Bank and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of Bank/Bancorp, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Bancorp's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Bancorp and Bank and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Bancorp and Bank; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Bancorp or Bank and lists each tax case of Bancorp or Bank currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Acquiror within the last
twelve (12) months.   Except as set forth in Bancorp's Disclosure Letter, to
the knowledge of Bancorp and Bank, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Bancorp or Bank. To the knowledge of Bancorp and Bank, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Bancorp's Disclosure Letter.

          3.11 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank is in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Bancorp or Bank.

          3.12 PERFORMANCE OF OBLIGATIONS. Bancorp and Bank have performed all of the respective obligations required to be performed by it to date and neither of them is in material default under or in breach of any term or provision of any of the Bancorp Scheduled Contracts, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Bancorp's and Bank's knowledge, no party with whom either has an agreement that is material to the business of Bancorp or Bank is in default thereunder.

          3.13 EMPLOYEES. Except as set forth in Bancorp's Disclosure Letter, there are no controversies pending or threatened between Bancorp or Bank and any of their respective employees that are likely to have a material adverse effect on the business, financial condition or results of operation of Bancorp or Bank. Neither Bancorp nor Bank is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

          3.14 BROKERS AND FINDERS. Except as provided in Bancorp's Disclosure Letter with copies of any such agreements attached, neither Bancorp nor Bank is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

          3.15 MATERIAL CONTRACTS. Except as set forth in Bancorp's Disclosure Letter (all items listed or required to be listed in Bancorp's Disclosure Letter as a result of this Section being referred to herein as "Bancorp Scheduled Contracts"), neither Bancorp nor Bank is a party or otherwise subject to:

               (a) any employment, deferred compensation, bonus or consulting contract;

               (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

               (c) any contract or agreement that would restrict Bancorp or Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

               (d) any collective bargaining agreement or other such contract or agreement with any labor organization;

               (e) any lease of real or personal property providing for annual lease payments by or to Bancorp or Bank in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Bancorp or Bank is lessor and leases of real property presently used by Bank as banking offices.

               (f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Bancorp or Bank (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $25,000 or more;

               (g) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Bancorp or Bank;

               (h) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

               (i) other than agreements entered into in the ordinary course of business with respect to DPC Property, any agreement for the sale of any property or assets in which Bancorp or Bank has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

               (j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Bank);

               (k) any restrictive covenant contained in any deed to or lease of real property owned or leased by Bancorp or Bank (as lessee) that materially restricts the use, transferability or value of such property;

               (l) any guarantee or indemnification which involves the sum of $50,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

               (m) any supply, maintenance or landscape contracts not terminable by Bancorp or Bank without penalty on 30 days or less notice and which provides for payments in excess of $25,000 per annum;

               (n)  other than as disclosed with reference to subparagraph
(k) of this Section 3.15, any agreement which would be terminable other than by Bancorp or Bank or as a result of the consummation of the transactions contemplated by this Agreement;

               (o) any contract of participation with any other bank in any loan entered into by Bancorp or Bank subsequent to December 31, 1996 in excess of $50,000 or any sales of assets of Bancorp or Bank with recourse of any kind to Bancorp or Bank except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

               (p) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $25,000 or more to or by Bancorp or Bank other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business;

               (q) any material agreement, arrangement or understanding not made in the ordinary course of business;

               (r) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Bancorp or Bank;

               (s) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Bancorp or Bank upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

               (t) any written agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner or FDIC or any other regulatory agency.

True copies of all Bancorp Scheduled Contracts, including all amendments and supplements thereto, are attached to Bancorp's Disclosure Letter.

          3.16 ABSENCE OF MATERIAL CHANGE. Since December 31, 1996, the businesses of Bancorp and Bank have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Bancorp's Disclosure Letter, there has not occurred since December 31, 1996 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Bancorp or Bank.

          3.17 LICENSES AND PERMITS. Bancorp and Bank have all licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Bancorp or Bank. The properties and operations of Bancorp and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

          3.18 UNDISCLOSED LIABILITIES. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank have any liabilities or obligations, either accrued or contingent, that are material to Bancorp or Bank and that have not been: (a) reflected or disclosed in the Financial Statements of Bank/Bancorp or (b) incurred subsequent to December 31, 1996 in the ordinary course of business. Neither Bancorp nor Bank knows of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Bancorp or Bank that is not fairly reflected in the Financial Statements of Bank/Bancorp or otherwise disclosed in this Agreement.

          3.19 EMPLOYEE BENEFIT PLANS.

               (a) Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank has an "employee benefit plan," as defined in
Section 3(3) of ERISA.

               (b) Bancorp's Disclosure Letter sets forth copies or descriptions of each Benefit Arrangement maintained or otherwise contributed to by Bancorp or Bank (such plans and arrangements being collectively referred to herein as "Bank Benefit Arrangements"). All Bank Benefit Arrangements which are in effect have been in effect for substantially all of 1997. There has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 1996. Except as set forth in Bancorp's Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Bancorp or Bank since December 31, 1996, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1996. Except as set forth in Bancorp's Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Bancorp or Bank which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

               (c) With respect to all Bank Benefit Arrangements, Bancorp and Bank are in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

               (d) Except for the contracts set forth in Bancorp's Disclosure Letter, each Bank Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Bancorp or Bank within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

          3.20 CORPORATE RECORDS. The Charter Documents of Bancorp and Bank and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Bancorp's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Bancorp and Bank, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the boards of directors of Bancorp and Bank (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Bancorp or Bank.

          3.21 ACCOUNTING RECORDS. Bancorp and Bank maintain accounting records which fairly and validly reflect, in all material respects, their transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Bancorp or Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

          3.22 OFFICES AND ATMs. Set forth in Bancorp's Disclosure Letter is a list of the headquarters of Bank (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by Bank (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank maintains any other office or ATM and conducts business at any other location, and neither Bancorp nor Bank has applied for or received permission to open any additional branch nor operate at any other location.

          3.23 LOAN PORTFOLIO.   Bancorp's Disclosure Letter sets forth a
description of   ; (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Bank of $50,000 or more, that have been classified by itself, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (b) all loans due to Bank as to which any payment of principal, interest or any other amount is 30 days or more past due. Bancorp's consolidated allowance for loan losses is and will be at the Effective time adequate and in accordance with GAAP in all material respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

          3.24 POWER OF ATTORNEY. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

          3.25 OPERATING LOSSES. Bancorp's Disclosure Letter sets forth any Operating Loss (as herein defined) which has occurred at Bancorp or Bank during the period after December 31, 1996. To the knowledge of Bancorp and Bank, no action has been taken or omitted to be taken by an employee of Bancorp or Bank that has resulted in the incurrance by Bancorp or Bank of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 1996, which, net of any insurance proceeds payable in respect thereof, would exceed $15,000. "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

          3.26 ENVIRONMENTAL MATTERS. Except as set forth in Bancorp's Disclosure Letter, to the knowledge of Bancorp and Bank, (i) each of Bancorp and Bank is in compliance with all Environmental Laws; (ii) there are no Tanks on or about Bancorp Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Bancorp Property;
(iv) neither Bancorp nor Bank has loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and
(v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action , suit, or proceeding or notice thereof before any Governmental Entity pending against Bancorp or Bank or concerning property securing Bancorp and Bank loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Bancorp Property or property securing Bancorp or Bank loans, relating to the foregoing representations (i) -- (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Bancorp or Bank. For purposes of this Agreement, the term "Environmental Laws" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "Bancorp Property" shall mean real estate currently owned, leased, or otherwise used by Bancorp or Bank, or in which Bancorp or Bank has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Bancorp or Bank in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 U.S.C.Section 9601, ET SEQ.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, ET SEQ.); the Clean Air Act, as amended (42 U.S.C.
Section 7401, ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, ET SEQ.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, ET SEQ.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, ET SEQ.); the Safe Drinking Water Act (42 U.S.C. Section 300f, ET SEQ.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Action, Sections 25140, 25501(j) and
(k); 25501.1.25281 and 25250.1 of the California HEALTH AND SAFETY CODE and/or Article I of Title 22 of the California CODE OF REGULATIONS, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde foam insulation.

          3.27 COMMUNITY REINVESTMENT ACT. Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Bancorp nor Bank has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

          3.28 DERIVATIVES. Neither Bancorp nor Bank is currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

          3.29 POOLING. It is intended that the Bank Merger be accounted for on a pooling of interests basis, and no event has occurred or is reasonably foreseeable (including any transaction contemplated by this Agreement) that could alter such treatment.

          3.30 SEC REPORTS. As of their respective dates, since December 31, 1994, none of Bancorp's nor Bank's SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          3.31 TRUST ADMINISTRATION. Bancorp and Bank do not presently exercise trust powers, including, but not limited to, trust administration, and have not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 3.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Bancorp or Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents' estates where Bancorp or Bank are serving or have served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Bancorp or Bank are serving or have served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Bancorp or Bank are serving or have served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

          3.32 REGULATORY APPROVALS. To the knowledge of Bancorp and Bank, except as described in Bancorp's Disclosure Letter, Bancorp and Bank have no reason to believe that they would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

                                   ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF
                                    ACQUIROR

          Acquiror represents and warrants to Bancorp and Bank as follows:

          4.1  INCORPORATION, STANDING AND POWER.   Acquiror has been duly
incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Acquiror's deposits are insured by the FDIC in the manner and to the extent provided by law. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Acquiror nor the location of any of its properties requires that Acquiror be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Acquiror.

          4.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Acquiror consists of 10,125,000 shares of Acquiror Stock, of which 6,906,230 shares are outstanding. All the outstanding shares of Acquiror Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except as set forth in Acquiror's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Acquiror Stock or any other securities convertible into such stock, and Acquiror is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

          4.3 SUBSIDIARIES. Except as set forth in Acquiror's Disclosure Letter, Acquiror does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

          4.4 FINANCIAL STATEMENTS. Acquiror has previously furnished to Bank and Bancorp a copy of the Financial Statements of Acquiror. The Financial Statements of Acquiror: (a) present fairly the financial condition of Acquiror as of the respective dates indicated and its results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Acquiror have been conducted in accordance with generally accepted auditing standards. The books and records of Acquiror are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Acquiror and (ii) of liabilities incurred since September 30, 1997 in the ordinary course of business and consistent with past practice, Acquiror has no liabilities, whether absolute, accrued, contingent or otherwise.

          4.5 AUTHORITY OF ACQUIROR. The execution and delivery by Acquiror of this Agreement and, subject to the requisite approval of the shareholders of Acquiror, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror, and this Agreement is a valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in Acquiror's Disclosure Letter, neither the execution and delivery by Acquiror of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Acquiror with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrance or other instrument or obligation to which Acquiror is a party, or by which Acquiror or any of its properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Acquiror; or (c) violate any Rule applicable to Acquiror or any of its properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Acquiror, and no Consent of any Person, is required in connection with the execution and delivery by Acquiror of this Agreement or the consummation by Acquiror of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Acquiror; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; and (iii) as otherwise set forth in Acquiror's Disclosure Letter.

          4.6 INSURANCE. Acquiror has policies of insurance and bonds covering its assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for its businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Acquiror's Disclosure Letter, Acquiror has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Acquiror's Disclosure Letter, Acquiror is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Acquiror's Disclosure Letter sets forth a list of all policies of insurance carried and owned by Acquiror, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to Bank and Bancorp a true and complete copy of each such policy of insurance. The existing insurance carried by Acquiror is sufficient for compliance by Acquiror with all material requirements of law and regulations and agreements to which Acquiror is subject or is a party.

          4.7 TITLE TO ASSETS. Acquiror's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $750,000 or more, or having an annual lease payment of $75,000 or more, owned or leased by Acquiror. Acquiror has good and marketable title to all its properties and assets, other than real property, owned or stated to be owned by Acquiror, free and clear of all Encumbrances except: (a) as set forth in the Financial

Statements of Acquiror; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Acquiror, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and
(iv) do not otherwise materially impair the conduct of business of Acquiror; or (d) as set forth in Acquiror's Disclosure Letter.

          4.8 REAL ESTATE. Acquiror's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Acquiror, together with
(i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which Acquiror is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Acquiror is a party. Acquiror has good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in Acquiror's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Acquiror, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Acquiror; or (d) as set forth in Acquiror's Disclosure Letter. Acquiror, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, as identified in Acquiror's Disclosure Letter, and, to the knowledge of Acquiror, there has not occurred under any such lease any breach, violation or default. Except as set forth in Acquiror's Disclosure Letter and except with respect to deductibles under insurance policies set forth in Acquiror's Disclosure Letter, Acquiror has not experienced any uninsured damage or destruction with respect to the properties identified in Acquiror's Disclosure Letter. To the knowledge of Acquiror, all properties and assets used by Acquiror are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Acquiror enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which it is the lessee, and, to the knowledge of Acquiror, all leases to which Acquiror is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Acquiror is not in default with respect to any such lease, and to the knowledge of the officers of Acquiror no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Acquiror's Disclosure Letter.

          4.9 LITIGATION. Except as set forth in Acquiror's Disclosure Letter, to the knowledge of Acquiror, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Acquiror's knowledge threatened, against Acquiror or against any of its directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Acquiror. Also, except as disclosed in Acquiror's Disclosure Letter, there are no judgments, decrees, stipulations or orders against Acquiror enjoining it or any of its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Acquiror. To the knowledge of Acquiror, Acquiror is not a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

          4.10 TAXES. Acquiror had filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Acquiror has filed all required payroll tax returns, has fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Acquiror in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Acquiror and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of Acquiror, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Acquiror's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Acquiror and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Acquiror; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Acquiror and lists each tax case of Acquiror currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Acquiror within the last
twelve (12) months.   Except as set forth in Acquiror's Disclosure Letter, to
the knowledge of Acquiror, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Acquiror. To the knowledge of Acquiror, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Acquiror's Disclosure Letter.

          4.11 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Acquiror's Disclosure Letter, Acquiror is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Acquiror.

          4.12 PERFORMANCE OF OBLIGATIONS. Acquiror has performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract , and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Acquiror's knowledge, no party with whom Acquiror has an agreement that is material to the business of Acquiror is in default thereunder.

          4.13 EMPLOYEES. Except as set forth in Acquiror's Disclosure Letter, there are no controversies pending or threatened between Acquiror and any of its employees that are likely to have a material adverse effect on the business, financial condition or results of operation of Acquiror. Acquiror is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

          4.14 BROKERS AND FINDERS. Except as provided in Acquiror's Disclosure Letter with copies of any such agreements attached, Acquiror is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

          4.15 ABSENCE OF MATERIAL CHANGE. Since December 31, 1996, the business of Acquiror has been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Acquiror's Disclosure Letter, there has not occurred since December 31, 1996 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Acquiror.

          4.16 LICENSES AND PERMITS. Acquiror has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Acquiror. The properties and operations of Acquiror are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

          4.17 UNDISCLOSED LIABILITIES. Except as set forth in Acquiror's Disclosure Letter Acquiror has no liabilities or obligations, either accrued or contingent, that are material to Acquiror and that have not been:(a) reflected or disclosed in the Financial Statements of Acquiror or (b) incurred subsequent to December 31, 1996 in the ordinary course of business. Acquiror does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Acquiror that is not fairly reflected in the Financial Statements of Acquiror or otherwise disclosed in this Agreement.

          4.18 EMPLOYEE BENEFIT PLANS.

               (a) Except as set forth in Acquiror's Disclosure Letter, Acquiror has no "employee benefit plan," as defined in Section 3(3) of ERISA.

               (b) Acquiror's Disclosure Letter sets forth copies or descriptions of each Benefit Arrangement maintained or otherwise contributed to by Acquiror (such plans and arrangements being collectively referred to herein as "Acquiror Benefit Arrangements"). All Acquiror Benefit Arrangements which are in effect have been in effect for substantially all of 1997. There has been no material amendment thereof or increase in the cost thereof or
benefits payable thereunder since December 31, 1996.   Except as set forth in
Acquiror's Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Acquiror since December 31, 1996, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such
contract, since December 31, 1996.   Except as set forth in Acquiror's
Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Acquiror which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

               (c) With respect to all Acquiror Benefit Arrangements, Acquiror is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

               (d) Except for the contracts set forth in Acquiror's Disclosure Letter, each Acquiror Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Acquiror within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

          4.19 CORPORATE RECORDS. The Charter Documents of Acquiror and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Acquiror's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Acquiror, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the board of directors of Acquiror (or any committees thereof) and stockholders.

Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Acquiror.

          4.20 ACCOUNTING RECORDS. Acquiror maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Acquiror which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

          4.21 OFFICES AND ATMS. Set forth in Acquiror's Disclosure Letter is a list of the headquarters of Acquiror (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by Acquiror (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Acquiror's Disclosure Letter, Acquiror maintains no other office or ATM and conducts business at no other location, and Acquiror has not applied for nor received permission to open any additional branch nor operate at any other location.

          4.22 LOAN PORTFOLIO.  Acquiror's Disclosure Letter sets forth a
description of   ; (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Acquiror of $150,000 or more, that have been classified by itself, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (b) all loans due to Acquiror as to which any payment of principal, interest or any other amount is 30 days or more past due. Acquiror's allowance for loan losses is and will be at the Effective Time adequate and in accordance with GAAP in all materials respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

          4.23 POWER OF ATTORNEY. Except as set forth in Acquiror's Disclosure Letter, Acquiror has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

          4.24 OPERATING LOSSES. Acquiror's Disclosure Letter sets forth any Operating Loss which has occurred at Acquiror during the period after December 31, 1996. To the knowledge of Acquiror, no action has been taken or omitted to be taken by an employee of Acquiror that has resulted in the incurrence by Acquiror of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 1996, which, net of any insurance proceeds payable in respect thereof, would exceed $50,000.

          4.25 ENVIRONMENTAL MATTERS. Except as set forth in Acquiror's Disclosure Letter, (i) Acquiror is in compliance with all Environmental Laws;
(ii) there are no Tanks on or about Acquiror Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Acquiror Property; (iv) Acquiror has no loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through
(iv), as of the date of this Agreement, there is no claim, action , suit, or proceeding or notice thereof before any Governmental Entity pending against Acquiror or concerning property securing Acquiror loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Acquiror Property or property securing Acquiror loans, relating to the foregoing representations (i) -- (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Acquiror. "Acquiror Property" shall mean real estate currently owned, leased, or otherwise used by Acquiror, or in which Acquiror has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Acquiror in its capacity as a trustee or otherwise.

          4.26 COMMUNITY REINVESTMENT ACT. Acquiror received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Acquiror has not been advised of any concerns regarding Acquiror's compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

          4.27 DERIVATIVES. Acquiror is not currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

          4.28 POOLING. It is intended that the Bank Merger be accounted for on a pooling of interests basis, and no event has occurred or is reasonably foreseeable (including any transaction contemplated by this Agreement) that could alter such treatment.

          4.29 SEC REPORTS. As of their respective dates, since December 31, 1994, none of Acquiror's's SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.30 MATERIAL CONTRACTS. Except as set forth in Acquiror's Disclosure Letter (all items listed or required to be listed in Acquiror's Disclosure Letter as a result of this Section being referred to herein as "Acquiror Scheduled Contracts"), Acquiror is not a party or otherwise subject to:

               (a) any collective bargaining agreement or other such contract or agreement with any labor organization;

               (b) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Acquioror;

               (c) any agreement to acquire equipment or any commitment to make capital expenditures of $75,000 or more;

               (d) any agreement which would be terminable other than by Acquiror or as a result of the consummation of the transactions contemplated by this Agreement;

               (e) any contract of participation with any other bank in any loan entered into by Acquiror subsequent to December 31, 1996 in excess of $150,000 or any sales of assets of Acquiror with recourse of any kind to Acquiror except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

               (f) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $75,000 or more to or by Acquiror other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of its business;

               (g) any material agreement, arrangement or understanding not made in the ordinary course of business;

               (h) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Acquiror;

               (i) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Acquiror upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

               (j) any written agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner or FDIC or any other regulatory agency.

True copies of all Acquiror Scheduled Contracts, including all amendments and supplements thereto, are attached to Acquiror's Disclosure Letter.

          4.31 TRUST ADMINISTRATION. Acquiror does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Acquiror, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos and charitable trust indentures; (ii) any and all decedents' estates where Acquiror is serving or has served as a co-executor or sole executor, personal represetative or adminstrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Acquiror is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Acquiror is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

          4.32 REGULATORY APPROVALS. To the knowledge of Acquiror, except as described in Acquiror's Disclosure Letter, Acquiror has no reason to believe that it would not receive all required approvals from any Governmental Entity of any application to consummate the transaction contempleted by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

                                   ARTICLE 5
                    AGREEMENTS WITH RESPECT TO CONDUCT OF
                    BANCORP AND BANK AFTER THE DATE HEREOF

     Bancorp and Bank covenant and agree with Acquiror as follows:

          5.1  ACCESS.

               (a) Bancorp and Bank will authorize and permit Acquiror, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of either Bancorp or Bank, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as Acquiror may from time to time request. Bancorp and Bank shall permit Acquiror, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Bancorp and Bank with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Acquiror considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Bancorp and Bank, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Bancorp and Bank. Bancorp and Bank will cause Vavrinick, Trine & Day to make available to Acquiror, its accountants, counsel and other agents, such personnel, work papers and other documentation of Vavrinick, Trine & Day relating to its work papers and its audits of the books and records of Bancorp and Bank as may be requested by Acquiror in connection with its review of the foregoing matters.

               (b) The President of Acquiror or in his absence another representative of Acquiror selected by him shall be invited by Bancorp and Bank to attend all regular and special Board of Directors' and Executive Committee meetings of Bancorp or Bank from the date hereof until the
Effective Time.   Bancorp and Bank shall inform Acquiror of each such Board
meeting at least 2 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Acquiror shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of either Bancorp or the Bank under this Agreement.

          5.2  MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS; FILINGS.

               (a) Bancorp and Bank will promptly notify Acquiror (i) of any event of which Bancorp or Bank obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of either Bancorp or Bank; (ii) in the event Bancorp or Bank determine that it is possible that the conditions to the performance of Acquiror set forth in Sections 8.1 and 8.3 may not be satisfied; (iii) of the opening or closing of any branch or other office of Bancorp or Bank at which business is conducted; or (iv) any event, development or circumstance that, to the best knowledge of Bancorp or Bank, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Bancorp or Bank of the services of any Executive Officer of Bancorp or Bank.

               (b)  Bancorp and Bank will furnish to Acquiror as provided in
Section 11.13 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either Bancorp or Bank, (i) a copy of any report submitted to the board of directors of either Bancorp or Bank and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto, PROVIDED, HOWEVER, that Bancorp and Bank need not furnish Acquiror any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Bancorp and Bank under, this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, changes in stockholders' equity and cash flow for Bancorp and Bank; (iii) monthly unaudited consolidated balance sheets and, statements of operations for Bancorp and Bank; (iv) as soon as available, all letters and communications sent by Bancorp to its shareholders and all reports filed by Bancorp or Bank with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and
(v) such other reports as Acquiror may reasonably request relating to Bancorp or Bank.

               (c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Bank/Bancorp, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Bancorp and Bank for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

          5.3  CONDUCT OF BUSINESS.

               (a) Between the date hereof and the Effective Time, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, Bancorp or Bank shall not, without prior written consent of Acquiror (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph (30) of this Section 5.3(a)] shall be deemed granted if within five (5) Business Days of Acquiror's receipt of written notice of a request for prior written consent, written notice of objection is not received by Bancorp and Bank):

                    (1) amend, modify, terminate or fail to renew or preserve their material Permits;

                    (2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Bancorp Scheduled Contract or any other material contract or agreement to which Bancorp or Bank is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

                    (3) enter into any agreement or contract that would be required to be included as a Bancorp Scheduled Contract.

                    (4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

                    (5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit except for consumer loans of not more than $50,000 per person, to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Bancorp Stock;

                    (6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary or employee benefits of any non-exempt employee or agent or pay any bonus, severance or similar payment to any Person, except in the ordinary course of business and consistent with past practice or established practices;

                    (7) grant any promotion or any increase in the rate of pay to any exempt employee, profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any exempt employee except for prorata bonuses, profit sharing or 401(k) matching payments which are in the ordinary course of business and consistent with past practices and which do not exceed the total amount of all such payments declared in 1997 multiplied by the fraction derived by dividing (a) the number of full calendar months between January 1, 1998 and the Effective Day by (b) twelve (12);

                    (8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

                    (9) issue, sell, or grant any Equity Securities of Bancorp or Bank (except pursuant to the exercise of Bancorp options outstanding as of the date hereof), any other securities (including long term debt), or any rights, options or securities to acquire any Bancorp Stock Option or any Equity Securities of Bancorp or any other securities (including long term debt) of Bancorp;

                    (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Bancorp or Bank, or split, combine or reclassify any shares of its capital stock or other Equity Securities except (i) for a $0.30 per share cash dividend payable by Bancorp to its shareholders on or about February 6, 1998 and (ii) if the Effective Time occurs after July 31, 1998, an additional cash dividend payable by Bancorp to its shareholders after July 31, 1998 in an amount not to exceed $.10.

                    (11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Bancorp or Bank or any rights, options, or securities to acquire any Equity Securities of Bancorp or Bank;

                    (12) amend or modify its Charter Documents;

                    (13) make their credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on December 31, 1997;

                    (14) make any capital expenditures, or commitments with respect thereto, in excess of $100,000 except in the ordinary course of business and consistent with past practice;

                    (15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

                    (16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with the past practices, and which are not designated as trading;

                    (17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by Acquiror in writing;

file or amend any United States federal, foreign, state or local tax return without Acquiror's prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

                    (18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Bank Benefit Arrangement in effect on the date of this Agreement to which either Bancorp or Bank is a party or bound;

                    (19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to Acquiror;

                    (20) agree or make any commitment to take any actions prohibited by this Section 5.3;

                    (21) change any of Bank's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Bank's business or operations, except such changes as may be required in the opinion of Bancorp and Banks management to respond to economic or market conditions or as may be required by any Governmental Entity;

                    (22) take any action which would or is reasonably likely to (i) adversely affect the ability of Bancorp, Bank or Acquiror to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Bancorp or Bank's ability to perform their covenants and agreements under this Agreement; or
(iii) result in any of the conditions to the performance of Bancorp, Bank or Acquiror's obligations hereunder, as set forth in Article 8 herein not being satisfied;

                    (23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

                    (24) sell any Investment Security prior to maturity, except in the ordinary course of business. Any gains realized from a sale in the ordinary course of business shall be excluded on an after tax basis from Bancorp Projected Earnings as defined in Section 8.3(k);

                    (25) take title to any real property without obtaining prior thereto a Phase I environmental report, which report shall disclose the absence of any suspected environmental contamination;

                    (26) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
Section 368 of the Code or
prevent Acquiror from accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

                    (27) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

                    (28) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

                    (29) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or
(ii) short-term borrowings made at prevailing market rates and terms;

                    (30) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $100,000 on an unsecured basis and $200,000 on a secured basis except for any loan or loans not to exceed $50,000 per person which is either (i) to a Person and all Affiliated Persons of up to 10% of the aggregated principal amount of existing such loans or (ii) a consumer loan. Consent shall be deemed granted if within two Business Days of written notice delivered to Acquiror's Chief Credit Officer, written notice of objection is not received by Bancorp or Bank.

               (b) Between the date hereof and the Effective Time, Bancorp and Bank shall:

                    (1) duly observe and conform in all material respects to all lawful requirements applicable to its business;

                    (2) maintain their assets and properties in good condition and repair, normal wear and tear excepted;

                    (3) promptly upon learning of such information, advise Acquiror in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Bancorp Stock prior to the record date fixed for the Bancorp Shareholders'

Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

                    (4) promptly notify Acquiror regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Bancorp or Bank, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Bancorp or Bank; and

                    (5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement, except as a result of chargeoffs.

          5.4 CERTAIN LOANS AND OTHER EXTENSIONS OF BANCORP AND BANK. Bancorp and Bank will promptly inform Acquiror of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Bancorp or Bank as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Bancorp and Bank will furnish to Acquiror, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

               (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $50,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $50,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $50,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $50,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90+ day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

               (e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

               (f) loans or leases (including any commitments) by Bancorp or Bank except for consumer loans of not more than $50,000 per person to any director, officer, or employee of Bancorp or Bank, or any shareholder holding 5% or more of the capital stock of Bancorp, including with respect to each such loan or lease, the identity and, to the best knowledge of Bancorp and Bank, the relation of the borrower to Bancorp and Bank, the loan or lease type and the outstanding and undrawn amounts;

               (g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $50,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

               (h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

               (i) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

               (j) other real estate or assets owned, stating with respect to each its credit type;

               (k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 5.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

               (l) extensions of credit whether unsecured or secured in amount equal to or exceeding $50,000, originated on or after the date of the schedule previously provided to Acquiror (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

               (m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $50,000, showing with respect to each, the credit type and the office.

          5.5 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Bancorp and Bank shall amend or supplement the Bancorp Disclosure Letter provided for herein pertaining to Bancorp and Bank as necessary so that the information contained therein accurately reflects the then current status of Bancorp and Bank and shall transmit copies of such amendments or supplements to Acquiror in accordance with Section 11.13 of this Agreement.

          5.6  SHAREHOLDER APPROVAL.

               (a) Bancorp will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Bancorp Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. In connection with the Bancorp Shareholders' Meeting, (i) the Board of Directors of Bancorp shall, subject to fiduciary duty, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and (ii) Bancorp shall use its best efforts to obtain such shareholder approval by the largest possible percentage.

               (b) Bank will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholder (the "Bank Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. Bancorp shall vote all shares of Bank Stock which it owns at such meeting in favor of the Bank Merger, this Agreement and related matters.

          5.7  CONSENTS AND APPROVALS.

               (a) Bancorp and Bank will cooperate with Acquiror in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement. Bancorp's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning Bancorp or Bank and their respective shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

               (b) To the extent that the consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Bancorp or Bank or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, Bancorp and Bank shall use its best efforts to obtain such consent prior to the Effective Time.

          5.8 PRESERVATION OF EMPLOYMENT RELATIONS PRIOR TO EFFECTIVE TIME. Bancorp and Bank will use their best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Bancorp and Bank through the Effective Time.

          5.9 COMPLIANCE WITH RULES. Bancorp and Bank shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Bancorp or Bank.

          5.10 BANK BENEFIT ARRANGEMENTS. Subject to Article 9 hereof and except for the agreements between the Bancorp, the Bank and its Executive Officers at or prior to the Effective Time, Bancorp and Bank, as the case may be, and any effected officers, directors or employees shall mutually terminate all Bank Benefit Arrangements without the imposition of any liability therefor to Acquiror or any other Party.

          5.11 AGREEMENT OF MERGER.   As soon as practicable, Bancorp and
Bank shall execute the Agreement of Merger.

          5.12 ENVIRONMENTAL REPORTS. Bancorp and Bank shall provide to Acquiror, as soon as practical, but not later than 45 days after the date hereof, a Vista Environmental Report (a sample of which is attached to Acquiror's Disclosure Letter) containing a preliminary environmental investigation on all real property owned, leased or operated (including OREO) by Bancorp or Bank as the date hereof and within ten days after the acquisition or lease of any real property acquired or leased (including OREO) by the Bancorp or Bank after the date hereof. If required by said preliminary investigation in Acquiror's reasonable opinion, Bancorp and Bank shall provide to Acquiror a phase one and, if necessary in Acquiror's reasonable opinion, a phase two environmental report of further investigation on properties requiring such additional study. The expenses of all reports shall be borne by Bancorp or Bank. Acquiror shall have 15 Business Days from the receipt of a report pursuant to this Section 5.12 to notify Bancorp and Bank of any objections to the contents of such report. Should the costs of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in the light of serious life, health or safety concerns, in the aggregate, exceed the sum of $25,000 as reasonably estimated by an environmental expert retained for such purpose by Bancorp or Bank and reasonably acceptable to Acquiror, or if the cost of such actions and measures cannot be reasonably estimated by such expert to be $25,000 or less with any reasonable degree of certainty, then such costs of remedial and corrective actions and measures shall be deemed to be Significant Liabilities as defined in this Agreement. Acquiror shall have the right pursuant to
Section 10.1(h) hereof and Bancorp and Bank shall have the right pursuant to
Section 10.1(j) hereto, for a period of 10 Business Days following receipt of such estimate or indication that the costs of such actions and measures are reasonably estimated to exceed $1,500,000 on an after tax basis or can not be reasonably estimated to be less than $1,500,000 on an after tax basis, to terminate this Agreement, without liability to Bancorp or Bank or Section 5.12.

          5.13 ACCRUALS AND RESERVES. Just prior to the Effective Time and to the extent determined necessary or advisable by Acquiror in its sole discretion (which shall not be limited by any finding or determination by a Governmental Entity), Bank shall modify and change its loan,

OREO, accrual and reserve policies and practices (including loan classifications and levels of tax, loan and OREO reserves and accruals) and increase its reserves for loans losses to reflect Acquiror's judgment and plans with respect to the conduct of Bancorp and Bank's business following the Bank Merger.

          5.14 NO SHOP. Neither Bancorp nor Bank, nor any of their Affiliates shall, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Bancorp and Bank shall promptly notify Acquiror (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Bancorp or Bank: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Bancorp or Bank representing ten percent (10%) or more of the asset of Bancorp or Bank; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing ten percent (10%) or more of the voting power of Bancorp or Bank, a tender offer or exchange offer for at least ten percent (10%) of the outstanding shares; a solicitation of proxies in opposition to approval of the Bank Merger by Bancorp or Bank shareholders; or a public announcement of an unsolicited BONA FIDE proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 5.14 or elsewhere in this Agreement, the obligations of Bancorp and Bank in this Agreement are subject to the continuing fiduciary duties of their respective Boards of Directors. In the event the Board of Directors of Bancorp, or Bank, or both, receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon written advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement, is inconsistent with the continuing fiduciary duties of said Board of Directors to their shareholders, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle Acquiror to terminate this Agreement pursuant to Section 10.1(g) hereof, and in no event shall this sentence or the previous sentence operate to excuse or modify the obligations of Bancorp and Bank under Section 11.1(c) hereof.

          5.15 AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS.   Within
thirty (30) days of the execution of this Agreement, (a) Bancorp and Bank shall deliver to Acquiror a letter identifying all persons who are then "affiliates" of Bancorp or Bank for purposes of Rule 145 under the Securities Act and (b) Bancorp shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 5.15. Bancorp shall use reasonable efforts to obtain from any person who becomes an affiliate of Bancorp after Bancorp's delivery of the letter referred to above, and on or prior to the date of the Bancorp Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 5.15 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), Bancorp shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the Bancorp Stock (regardless of whether such person is an "affiliate" under Rule
145) to deliver to both Arthur Andersen, LLP and Reitner & Stuart, a letter stating that such shareholder(s) has no present plan or intention to dispose of Bancorp Stock and committing that such shareholder(s) will not dispose of Bancorp Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

                                      ARTICLE 6
                        AGREEMENTS WITH RESPECT TO CONDUCT OF
                            ACQUIROR AFTER THE DATE HEREOF

     Acquiror covenant and agree with Bancorp and Bank as follows:

          6.1  ACCESS.

               (a) Acquiror will authorize and permit Bancorp and Bank, their representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Acquiror, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as Bancorp and Bank may from time to time request. Acquiror shall permit Bancorp and Bank, their representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Acquiror with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Bancorp and Bank consider necessary or appropriate for the purposes of familiarizing themselves with the businesses and operations of Acquiror, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Acquiror. Acquiror will cause Arthur Andersen, LLP, to make available to Bancorp and Bank, their accountants, counsel and other agents, such personnel, work papers and other documentation of Arthur Andersen, LLP, relating to its work papers and its audits of the books and records of Acquiror as may be requested by Bancorp and Bank in connection with their review of the foregoing matters.

               (b) The President of Bancorp or in his absence another representative of Bancorp selected by him shall be invited by Acquiror to attend all regular and special Board of Directors' meetings of Acquiror from the date hereof until the Effective Time of the Bank Merger. Acquiror shall inform Bancorp of each such Board meeting at least 2 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Bancorp shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement of the obligations of the Acquiror under this Agreement.

          6.2  MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS; FILINGS.

               (a) Acquiror will promptly notify Bancorp and Bank (i) of any event of which Acquiror obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of Acquiror; (ii) in the event Acquiror determines that it is possible that the conditions to the performance of Bancorp and Bank set forth in Sections 8.1 and 8.2 may not be satisfied; (iii) of the opening or closing of any branch or other office of Acquiror at which business is conducted; or (iv) any event, development or circumstance that, to the best knowledge of Acquiror, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Acquiror of the services of any Executive Officer of Acquiror.

               (b)  Acquiror will furnish to Bancorp and Bank as provided in
Section 11.13 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to Acquiror,
(i) a copy of any report submitted to the board of directors of Acquiror and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto, PROVIDED, HOWEVER, that Acquiror need not furnish Bancorp or Bank any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Acquiror under, this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, changes in stockholders' equity and cash flow for Acquiror; (iii) monthly unaudited consolidated balance sheets and, statements of operations for Acquiror; (iv) as soon as available, all letters and communications sent by Acquiror to its shareholders and all reports filed by Acquiror with the FDIC, the Commissioner and any other Person; and (v) such other reports as Bancorp and Bank may reasonably request relating to Acquiror.

               (c) Each of the financial statements delivered pursuant to subsections (b) , shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Acquiror, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of Acquiror for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

          6.3  CONDUCT OF BUSINESS.

               (a) Between the date hereof and the Effective Time, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to California state chartered banks, Acquiror shall not, without prior written consent of

Bancorp (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days of Bancorp's receipt of written notice of a request for prior written consent, written notice of objection is not received by Acquiror):

                    (1) take any action which would or is reasonably likely to (i) adversely affect the ability of Acquiror to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Acquiror's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Acquiror's obligations hereunder, as set forth in Article 8 herein not being satisfied;

                    (2) take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
Section 368 of the Code or prevent accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

                    (3) amend its articles of incorporation in any respect which would materially and adversely affect the rights and privileges attendant to the Acquiror Stock except as contemplated by this Agreement; or,

                    (4) agree or make any commitment to take any actions prohibited by this Section 6.3.

                    (5) amend, modify, terminate or fail to renew or preserve its material Permits;

                    (6) issue, sell, or grant any Equity Securities of Acquiror (except pursuant to the exercise of Acquiror options outstanding as of the date hereof), any other securities (including long term debt), or any rights, options or securities to acquire any Acquiror Stock Option or any Equity Securities of Acquiror or any other securities (including long term debt) of Acquiror;

                    (7) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Acquiror or any rights, options, or securities to acquire any Equity Securities of Acquiror;

                    (8)  amend or modify its Charter Documents;

                    (9)  [Intentionally left blank]

                    (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Acquiror, or split, combine or reclassify any shares of its capital stock or other Equity Securities except for a $.15 per share cash dividend payable by Acquiror to its shareholders on or about May 22, 1998.

               (b) Between the date hereof and the Effective Time, Acquiror shall:

                    (1) use its best efforts consistent with this Agreement to maintain and preserve intact its respective present business organization and to maintain and preserve the relationships and goodwill with account customers, employees, and others having business relationships with Acquiror;
                    (2) duly observe and conform in all material respects to all lawful requirements applicable to the business of Acquiror;

                    (3) use its best efforts to obtain any Third Party Consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of Acquiror on a consolidated basis or that is contemplated in this Agreement as required in connection with the Bank Merger;

                    (4) duly observe and conform in all material respects to all lawful requirements applicable to its business;

                    (5) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

                    (6) promptly upon learning of such information, advise Bancorp in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Acquiror Stock prior to the record date fixed for the Acquiror Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein; and,

                    (7) provide to Bancorp, as soon as they become available, drafts of the opinions referred to in Section 8.1(h) and (i) of this Agreement.

          6.4 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Acquiror shall amend or supplement Acquiror's Disclosure Letter provided for herein pertaining to Acquiror as necessary so that the information contained therein accurately reflects the then current status of Acquiror and shall transmit copies of such amendments or supplements to Bancorp and Bank in accordance with Section 11.13 of this Agreement.

          6.5 SHAREHOLDER APPROVAL. Acquiror will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Acquiror Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. In connection with the Acquiror Shareholders' Meeting, (a) the Board of Directors of Acquiror shall, subject to fiduciary duty, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and (b) Acquiror shall use its best efforts to obtain such shareholder approval by the largest possible percentage.

          6.6 AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS. Concurrently with the execution of this Agreement, (a) Acquiror shall deliver to Bancorp and Bank a letter identifying all persons who are then "affiliates" of Acquiror for purposes of Rule 145 under the Securities Act and (b) Acquiror shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.6. Acquiror shall use reasonable efforts to obtain from any person who becomes an affiliate of Acquiror after Acquiror's delivery of the letter referred to above, and on or prior to the date of the Acquiror Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.6 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), Acquiror shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the Acquiror Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to both Arthur Andersen, LLP and Knecht & Hansen, a letter stating that such shareholder(s) has no present plan or intention to dispose of Bancorp Stock that the shareholder(s) will receive in the Bank Merger, and committing that such shareholder(s) will not dispose of Bancorp Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

          6.7  CONSENTS AND APPROVALS.

               (a) Acquiror will cooperate with Bancorp and Bank in the preparation of all filings, applications, notices, requests for waiver and Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement.

               (b) To the extent that the consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Acquiror or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, Acquiror shall use its best efforts to obtain such consent prior to the Effective Time.

          6.8 COMPLIANCE WITH RULES. Acquiror shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Acquiror.

          6.9  AGREEMENT OF MERGER.   As soon as practicable, Acquiror shall
execute the Agreement of Merger.

          6.10 ENVIRONMENTAL REPORTS.    Acquiror shall provide to Bancorp,
as soon as practical, but not later that 45 days after the date hereof, a Vista Environmental Report (a sample of which is attached to Acquiror's Disclosure Letter) containing a preliminary environmental investigation on all real property owned, leased or operated (including OREO) by Acquiror after the date hereof. If required by said preliminary investigation in Bancorp's reasonable opinion, Acquiror shall provide to Bancorp a phase one and if necessary in Bancorp's reasonable opinion, a phase two environmental report of further investigation on properties requiring such additional study. The expenses of all reports shall be borne by Acquiror. Bancorp shall have 15 Business Days from the receipt of a report pursuant to this
Section 6.10 to notify Acquiror of any objections to the contents of such report. Bancorp shall have the right pursuant to Section 10.1(j) hereof, for a period of 10 Business Days following receipt of such estimate or indication that the costs of such actions and measures are reasonably estimated to exceed $3,500,000 on an after tax basis or can not be reasonably estimated to be less than $3,500,000 on an after tax basis, to terminate this Agreement, without liability to Acquiror.

          6.11 CERTAIN LOANS AND OTHER EXTENSIONS OF ACQUIROR.   Acquiror
will promptly inform Bancorp of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Acquiror as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Acquiror will furnish to Bancorp, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

               (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $150,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $150,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $150,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $150,000, the credit type, office and an aging schedule broken down into 30-59, 60-89 and 90+ day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

               (e) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

               (f) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

               (g) other real estate or assets owned, stating with respect to each its credit type;

               (h) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.11 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

          6.12 NEGOTIATIONS WITH OTHER PARTIES PRIOR TO CLOSING. Acquiror shall not, and will cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, make, solicit, encourage, initiate or enter into any agreement or agreement in principal, or announce any intention to do any of the foregoing, concerning an acquisition, merger or consolidation with another entity which transaction any Governmental Entity advises Acquiror in writing or orally would or might result in the disapproval of the transactions contemplated by this Agreement or delay until after September 30, 1998 the consummation of the transactions contemplated by this Agreement.

          6.13      INDEMNIFICATION AND INSURANCE.

               (a) Bancorp and Acquiror will maintain in effect policies of directors' and officers' liability insurance (with such coverage, terms and conditions as are no less advantageous than the insurance presently maintained by Bancorp and Bank with resepect to its officers and directors) with respect to all matters arising from facts or events which occurred before the Effective Time of the Merger for which Bancorp or Bank would have had an obligation to indemnify its directors and officers.

               (b) If Bancorp or Acquiror or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, Bancorp or Acquiror shall take no action to impair the rights provided in this Section 6.13.

               (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Bancorp and Bank and his or her heirs and representatives.

                                    ARTICLE 7
                 FURTHER COVENANTS OF BANCORP, BANK AND ACQUIROR

          7.1  S-4 AND PROXY STATEMENT.

               (a) As promptly as practicable, Acquiror and Bancorp shall cooperate with each other and exercise their best efforts to prepare and file with the SEC and the FDIC the Proxy Statement and Bancorp shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed and to satisfy the requirements of the SEC and FDIC as to the Proxy Statement. Acquiror shall pay all third party costs associated with the preparation and filing of the S-4 that are normally paid by the acquiring party in similar transactions, and shall be responsible for making application to list Mid-State Bancshares on the Nasdaq National Market System including costs associated therewith.

               (b) After the date of the filing of the S-4 with the SEC and the Proxy Statement with the FDIC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC or the FDIC, as appropriate, and have declared effective or cleared by the SEC or the FDIC, as appropriate, any amendment or supplement to the S-4 or the Proxy Statement so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Bancorp and Acquiror to the extent required by applicable Rules. All documents that the Parties file with the FDIC, SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

               (c) Bancorp shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Bancorp Stock pursuant to this Agreement.

          7.2 FILINGS. The Parties agree that through the Effective Time, each of its reports, registration, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

          7.3 APPLICATIONS. Acquiror will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Bank Merger with the FDIC; (ii) an application for approval of the Bank Merger with the Commissioner; (iii) if required, a request for Waiver from the FRB; and (iv) any other applications or notices necessary to consummate the transactions contemplated hereby. Acquiror shall afford Bancorp and Bank a reasonable opportunity to review all such applications and all amendments and
supplements thereto before the filing thereof.   The Parties covenant and
agree that the S-4 and the Proxy Statement and all applications to the appropriate Governmental Entities for approval or consent to the Bank Merger, with respect to information relating to it, will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statement contained therein, in light of the circumstances under which they were made, not misleading. Acquiror will use its best efforts to obtain all regulatory approvals or consents necessary to effect the Bank Merger and Bancorp and Bank shall cooperate with Acquiror in such efforts.

          7.4  STOCK OPTIONS.

               (a) At and as of the Effective Time and without further action by any Party, the stock option plan of Acquiror shall terminate. The Bancorp Stock Option Plan shall not terminate at the Effective Time but shall continue in effect and, for purposes of such Plan, this provision shall be deemed to be the making of appropriate provisions for such continuance.

               (b) At and as of the Effective Time, Bancorp shall grant substitute stock options pursuant to the Bancorp Stock Option Plan to each and every officer and employee of Acquiror who has at the Effective Time an outstanding option to purchase shares of Acquiror Stock ("Acquiror Stock Options"). Each and every substitute stock option so granted by Bancorp pursuant to the Bancorp Stock Option Plan to replace an Acquiror Stock Option shall retain the "vesting" schedule reflected in each of the respective stock option agreements evidencing an Acquiror Stock Option and shall be
exercisable for that number of whole shares of Bancorp Stock   equal to the
product of (A) the number of shares of Acquiror Stock that were purchasable under such Acquiror Stock Option immediately prior to the Effective Time multiplied by (B) the

Exchange Ratio, rounded down to the nearest whole number of shares of Bancorp Stock. Further, each and every substitute stock option so granted by Bancorp pursuant to the Bancorp Stock Option Plan to replace an Acquiror Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of Acquiror Stock at which such Acquiror Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. At the Effective Time, Bancorp shall issue to each holder of an outstanding Acquiror Stock Option a substitute stock option providing for the terms discussed above.

               (c) Bancorp shall use its best effort to assure that each holder of an Acquiror Stock Option which qualified as an incentive stock option prior to the Effective Time shall receive a substitute stock option pursuant to the Bancorp Stock Option Plan which will qualify as an incentive stock option.

               (d) At or prior to the Effective Time, Bancorp shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Bancorp Stock for delivery upon exercise of Acquiror Stock Options.

               (e) The vesting schedules of each and every stock option outstanding on the date hereof granted pursuant to the Bancorp Stock Option Plan shall, as a result of the transaction contemplated by this Agreement, accelerate in accordance with the provisions of such Plan. Except as provided in subsection (f), each such option granted pursuant to the Bancorp Stock Option Plan shall terminate pursuant to the provisions of such Plan on or before the Effective Time.

               (f) Bancorp shall make appropriate amendments to the Bancorp Stock Option Plan in order for each of the persons, who currently has an outstanding stock option granted under such Plan and who does not exercise such option and who is either specified on Exhibit 2.1(b) or is an officer or employee of Bancorp or Bank, to have the right to receive, in their discretion, a substitute stock option from Bancorp. Any substitute option granted pursuant to this subsection shall be on a fully vested basis and shall contain the same terms and conditions as the option for which it is substituted except that the number of shares of Bancorp Stock to which such substitute option pertains and the per share exercise price shall be adjusted in the same manner as provided in subsection (b) in the case of an Acquiror Stock Option provided that the reciprocal of the Exchange Ratio shall be used for purposes of such calculations.

               (g) Bancorp shall seek all required Consents to effect the amendments to the Bancorp Stock Option Plan contemplated by subsection (f). If, in the course of attempting to obtain such Consents, any Person attempts to delay unduly in granting such Consents (any delay beyond June 30, 1998 being considered to be undue) or to impose conditions or limitations which are applicable to the Bancorp Stock Option Plan or to any Party or would become applicable to Bancorp or the Surviving Bank after the Bank Merger which delays, conditions or limitations are ones which Acquiror reasonably and in good faith concludes would be materially burdensome to any Party or would materially adversely affect the Bancorp Stock Option Plan, its benefits or any of the transactions contemplated by this Agreement, then, in such event, (A) Bancorp shall forthwith withdraw its request or application for such Consent and (B) the provisions of subsection (f) shall not be carried into effect and such action shall be deemed to be full compliance with subsection (f). No person shall have any rights or claims against any Party in the event of such withdrawals in accordance with the preceding sentence.

          7.5 FURTHER ASSURANCES. Bancorp/Bank and Acquiror agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Bank Merger and the transactions contemplated in this Agreement. Bancorp, Bank and Acquiror agree to take such further action as may reasonably be requested to facilitate consummation of the Bank Merger and the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

          7.6 REMOVAL OF CONDITIONS. In the event of the imposition of a condition to any consent of, the Commissioner, the FDIC or other Government Entity which any Party deems to materially adversely affect it or to be materially burdensome as provided in Section 8.1(c), the Parties shall use their respective best efforts to obtain the removal of such condition.

          7.7  CORPORATE GOVERNANCE.

               (a) Prior to the Effective Time, Acquiror shall take all necessary steps to effect the Acquiror Corporate Governance Changes at the Effective Time.

               (b) Prior to the Effective Time, Bancorp shall take all necessary steps to effect the Bancorp Corporate Governance Changes at the Effective Time.


                                    ARTICLE 8
                 CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE

          8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CLOSE. The respective obligations of Bancorp and Bank, on the one hand, and Acquiror, on the other, to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Acquiror, Bancorp or Bank.

               (b) No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Bank Merger substantially in the form contemplated by this Agreement, unless counsel to the party again whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

               (c) On or before September 15, 1998, the Parties shall have received any required Consent from the FRB, the Commissioner, the FDIC, and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement, in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Bancorp or the Surviving Bank after the Bank Merger that Acquiror reasonably and in good faith concludes would materially adversely affect the financial condition or operations of any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Bank Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by Acquiror and Bank, at or prior to the Effective Time, and all required waiting periods shall have expired.

               (d) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Bank Merger substantially in the forms contemplated by this Agreement or which would not permit the businesses presently carried on by Acquiror, Bancorp or Bank to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

               (e) All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a material adverse effect on the business, financial condition, or results of operations of Bancorp on a consolidated basis.

               (f) The S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. Bancorp shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Bancorp Stock to consummate the Bank Merger.

               (g) Application will be filed for listing Bancorp Stock on the Nasdaq National Market System at the Effective Time.

               (h) Acquiror and Bancorp shall have received from Arthur Andersen, LLP, an opinion reasonably satisfactory to Acquiror and Bancorp to the effect that the Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to Acquiror, Bancorp or Bank, nor shall the issuance of Bancorp Stock result in the recognition of gain or loss by the holders of Acquiror Stock who receive such stock in connection with the Bank Merger, nor shall a holder of an outstanding stock option granted under Acquiror's stock option plan recognize income, gain or loss as a result of the granting of a substitute option pursuant to Bancorp Stock Option Plan nor shall the granting of such substitute options be deemed to be a modification of any incentive stock option granted under Acquiror's stock option plan, dated prior to the date of the Proxy Statement is first mailed to the shareholders of Bancorp and Acquiror and such opinions shall not have been withdrawn or modified in any material respect.

               (i) Prior to the Effective Time, Arthur Andersen, LLP, shall have delivered a written opinion to Acquiror and Bancorp that the Bank Merger and the other transactions contemplated hereby will qualify for pooling-of-interest accounting treatment. In making its determination that the Bank Merger will qualify for such treatment, Arthur Andersen, LLP, shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares.

          8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BANCORP AND BANK TO CLOSE. The obligations of Bancorp and Bank to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) All actions necessary to authorize the execution, delivery and performance of the Agreement by Acquiror, the consummation of the Bank Merger by Acquiror and the consummation of the Agreement of Merger by Acquiror shall have been duly and validly taken by the board of directors and shareholders of Acquiror, as the case may be.

               (b) The representations and warranties of Acquiror contained in Article 4 of this Agreement shall have been true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Bancorp and Bank shall have received a certificate to that effect dated the Effective Time and executed on behalf of Acquiror by its chief executive officer and chief financial officer. It is understood and acknowledged that the representations made on and as of the Effective Time shall be made without giving effect to any update with respect to the Disclosure Letter pertaining to Acquiror as updated in accordance with Section 6.4.

               (c) Each of the covenants and agreements of Acquiror contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and Bancorp and Bank shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Acquiror.

               (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Acquiror that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Acquiror after consummation of the Bank Merger, whether or not such event, change or effect is reflected in Acquiror's Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and Bancorp and Bank shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Acquiror.

               (e) Acquiror shall have delivered to Bancorp and Bank a written opinion of Reitner & Stuart dated as of the Effective Time substantially in the form attached to this Agreement as Exhibit 8.2(e).

               (f) Bancorp shall have received a letter from Carpenter & Company dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Bancorp to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Bancorp.

               (g) All necessary action shall have been taken by Acquiror to effect the Acquiror Corporate Governance Changes.

               (h) Concurrently with the execution of this Agreement, each director of Acquiror shall have executed and delivered to Bancorp an Acquiror Directors' Agreement substantially in the form of Exhibit 2.6(b).

               (i) Within 30 days of the execution of this Agreement, Bancorp shall have received from each Person named in the letter or otherwise referred to in Section 6.6 an executed copy of an agreement contemplated by
Section 6.6.

               (j) All remediation of environmental contamination or conditions on any Acquiror property shall have been completed to the satisfaction of Bancorp subject to the provisions of Section 6.10.

          8.3  ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR TO CLOSE.
The obligations of Acquiror to consummate the Bank Merger and the other transactions contemplated herein is subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

               (a) All actions necessary to authorize the execution, delivery and performance of the Agreement, consummation of the Bank Merger by Bancorp and Bank and the consummation of the Agreement of Merger by Bancorp and Bank shall have been duly and validly taken by the respective boards of directors and shareholders of Bancorp and Bank, as the case may be.

               (b) The representations and warranties of Bancorp and Bank contained in Article 3 of this Agreement shall be true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Acquiror shall have received a certificate to that effect dated the Effective Time and executed on behalf of Bancorp and Bank by their respective chief executive officers and chief financial officers. It is understood and acknowledged that the representations made on and as of the Effective Time shall be made without giving effect to any update with respect to the Disclosure Letters pertaining to Bancorp and Bank as updated in accordance with Section 5.5.

               (c) The covenants and agreements of Bancorp and Bank to be performed at or before the Effective Time shall have been duly performed in all material respects; and Acquiror shall have received one or more certificates to that effect dated the Effective Time and executed by the respective chief executive officers and chief financial officers of Bancorp and Bank.

               (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Bancorp or Bank that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of the Surviving Bank or Bancorp after consummation of the Bank Merger, whether or not such event, change or effect is reflected in Bancorp's Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and Acquiror shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Bancorp and Bank.

               (e) Bancorp and Bank shall have delivered to Acquiror a written opinion of Knecht & Hansen dated the Effective Time substantially in the form attached to this Agreement as Exhibit 8.3(e).

               (f) Acquiror shall have received a letter from Hoefer & Arnett dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholder of Acquiror, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Acquiror.

               (g) Concurrently with the execution of this Agreement, each director of Bancorp and Bank shall have executed and delivered to Acquiror a Bancorp Directors' Agreement substantially in the form of Exhibit 2.6(a).

               (h) Within 30 days of the execution of this Agreement, Acquiror shall have received from each Person named in the letter or otherwise referred to in Section 5.15 an executed copy of an agreement contemplated by Section 5.15.

               (i) Acquiror shall have received satisfactory evidence that all of Bank's Benefit Arrangements have been treated as provided in Articles 5 and 9 of this Agreement.

               (j) All remediation of environmental contamination or conditions on any Bancorp and Bank property shall have been completed to the satisfaction of Acquiror.

               (k) At least five Business Days prior to the Effective Time, Bancorp shall provide Acquiror with Bancorp's consolidated financial statements as of the close of business on the last day of the month prior to the Effective Time. Such financial statements shall have been prepared in all material respects in accordance with GAAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. At the close of business on the last day of the month preceding
the Effective Time,   Bancorp's consolidated shareholders' equity as
determined in accordance with such financial statements and GAAP, shall not be less than the sum of (i) Bancorp's consolidated shareholders' equity at December 31, 1997 PLUS (ii) the amount of "Projected Earnings" LESS the amount of dividends paid as authorized by Section 5.3(a)(10). The term "Projected Earnings" shall mean (A) $1,228,000, if the month end immediately preceding the Effective Time is May 31, 1998, (B) $1,504,000, if the month end immediately preceding the Effective Time is June 30, 1998 (C) $1,811,000, if the month end immediately preceding the Effective Time is July 31, 1998, or (D) $2,114,000, if the month immediately preceding the Effective Time is on or after August 31, 1998. The amount of Projected Earnings shall be increased by any gains from the sale of securities pursuant to Section 5.3(a)(24) and shall be reduced by the sum of (y) any and all Bancorp and Bank "Expenses" as defined in Section 11.1(e) accrued prior to the applicable
month end PLUS   (z) all costs accrued by Bancorp and Bank in compliance with the requirements of Section 5.12 prior to the applicable month end (excluding the costs of the remedial and corrective actions as are actually related to any Hazardous Materials), provided, however, that the amount of the adjustment to the Projected Earnings resulting from (y) and (z) shall, in no event, exceed $125,000.

               (l) All necessary action shall have been taken by Bancorp to effect the Bancorp Corporate Governance Changes.

     ARTICLE 9
                                  EMPLOYEE BENEFITS

          9.1  EMPLOYEE BENEFITS.

               (a) All employees of Bancorp and Bank at the Effective Time shall be entitled to participate in the Acquiror Benefit Arrangements on the same basis as other similarly situated employees of Acquiror. Each of these employees will be credited for eligibility, participation and vesting purposes (provided that no more than 180 days of sick leave may be carried over into Acquiror's sick leave program), with such employee's respective years of past service with Bancorp and Bank (or other prior service so credited by Bancorp and Bank) as though they had been employees of Acquiror.

               (b)  Bancorp, Bank  and Acquiror have agreed as set forth on
Exhibit 9.1(b) to a severance policy by which all employees of Bancorp, Bank or Acquiror who are not offered employment or who are terminated within twelve months following the Effective Time and who satisfy the requirements of the severance plan currently being considered for adoption by Acquiror will receive severance benefits otherwise.

               (c) Provided such agreement is listed on the Bancorp Disclosure List and a complete copy of such agreement has been provided to Acquiror prior to the date hereof, Acquiror hereby agrees to honor, in accordance with their terms, any existing individual employment, severance, deferred compensation, and similar agreements between Bancorp or Bank and the Executive Officers of Bancorp/Bank listed on Exhibit 9.1(c)(1) except for the Change in Control Agreement between Bancorp, Bank and William Hares, which at the Effective Time will terminate and be replaced by the Employment Agreement between William Hares and Acquiror effective as of the Effective Time in substantially the form attached hereto as Exhibit 9.1(c)(2). Notwithstanding any other provision of this Agreement, no employee shall receive duplicative benefits by reason of this Section.

               (d) From the date hereof, Bancorp, Bank and Acquiror shall cooperate to determine the appropriate treatment of the Benefit Arrangements, such as termination, merger into a plan, etc., and shall take such actions as shall be reasonably requested by Acquiror with respect to the Benefit Arrangements, provided that Acquiror, Bancorp and Bank shall not be required to take any action that would be in breach of the fiduciary duties of the Plan trustees or administrators.

                                      ARTICLE 10
                   TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

          10.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Bank Merger may be terminated at any time before the Effective Time, whether before or after approval by the respective shareholders of Acquiror and Bancorp as follows, and in no other manner:

               (a) By mutual consent of Bancorp and Bank, on the one hand, and Acquiror, on the other;

               (b) By Bancorp, Bank or Acquiror (i) if any conditions set forth in Section 8.1 shall not have been met by September 30, 1998, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

               (c)  By Bancorp and Bank if any conditions set forth in
Section 8.2 shall not have been met, or by Acquiror if any conditions set forth in section 8.3 shall not have been met, by September 30, 1998, or such earlier time as it becomes apparent that such condition cannot be met;

               (d) By Bancorp or Bank, if Acquiror should materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

               (e) By Acquiror, if Bancorp or Bank should materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

               (f) By Acquiror, if Bancorp or Bank is or becomes a party to any written agreement, memorandum of understanding, cease and desist order, imposition of civil monetary penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks;

               (g) By Acquiror, if Bancorp or Bank shall have failed to act or refrain from doing any act pursuant to Section 5.14;

               (h) By Acquiror or Bancorp, under the circumstances set forth in Section 5.12;

               (i) By Bancorp at any time during the two day period commencing one day after the Determination Date, if the Average Closing Price as of the Determination Date is less than $26.25 (the "Minimum Price"); SUBJECT, HOWEVER, to the following three sentences. If Bancorp elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Acquiror; provided that such notice of election to terminate may be withdrawn by Bancorp at any time within the aforementioned two-day period. During the two-day period commencing on the day after a receipt of such notice, provided that the Average Closing Price exceeds $22.00, Acquiror shall have the option of adjusting the Exchange Ratio pursuant to the following calculation rounded to the nearest ten-thousandth:

                                                 1
                            ----------------------------------------
                                          $29.37 - X
                                 ---------------------------
                                  Average Closing Price

where "x" represents the amount of any Significant Liabilities determined in accordance with this Agreement divided by the outstanding shares of Bancorp Stock (determined as of the Business Day preceding the Effective Day).

 If Acquiror makes an election contemplated by the preceding sentence, within such two-day period, it shall give prompt written notice to Bancorp of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection. For purposes of this subsection, "Determination Date" shall mean the last day of the 20 trading day period referred to in the definition of Average Closing Price; or,

               (j)       By Bancorp, under the circumstances set forth in
section 6.10 or section 5.12.

          10.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1, 11.10 or 11.11, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

          10.3 WAIVER OF CONDITIONS.  If any of the conditions specified in
Section 8.2 has not been satisfied, Bancorp and Bank may nevertheless, at their election, proceed with the transactions contemplated in this Agreement.
 If any of the conditions specified in Section 8.3 has not been satisfied, Acquiror may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

                                    ARTICLE 11
                                     GENERAL

          11.1 EXPENSES.

               (a) Acquiror hereby agrees that if this Agreement is terminated by Bancorp or Bank pursuant to Section 10.1(c) with respect to the failure of Acquiror shareholders to approve the Agreement and the transactions contemplated hereby, or pursuant to Section 10.1(d), Acquiror shall promptly, and in any event within seven Business Days after such termination, pay Bancorp and Bank all Expenses (as defined below) of Bancorp and Bank but not to exceed $500,000.

               (b) Bancorp and Bank hereby agree that if this Agreement is terminated by Acquiror pursuant to Section 10.1(c) with respect to the failure of Bancorp shareholders to approve the Agreement and transactions contemplated hereby, or pursuant to Section 10.1(e), Bancorp shall promptly, and in any event within seven Business Days after such termination, pay (or cause Bank to pay) Acquiror all Expenses (as defined below) of Acquiror but not to exceed $500,000.

               (c) As an inducement to Acquiror to enter into this Agreement, in the event this Agreement is terminated by Acquiror pursuant to
Section 10.1(g) and Bancorp or Bank or both enters into an agreement for a Competing Transaction prior to termination of this Agreement or during the twelve-month period immediately following termination of this Agreement, Bancorp and Bank shall promptly, and in any event within seven Business Days after either or both enters into an agreement for such Competing Transaction, pay Acquiror Four Million Five Hundred Thousand Dollars ($4,500,000) which amount represents (i) Acquiror's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including Acquiror's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) Acquiror's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) Acquiror's loss as a result of the transactions contemplated by this Agreement not being consummated. The obligation to make a payment pursuant to this subsection shall be a joint and several obligation of Bancorp and Bank.

               (d) Except as otherwise provided herein, all Expenses incurred by Bancorp/Bank or Acquiror in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same. Notwithstanding the foregoing, Bancorp and Acquiror shall share the cost of printing the Proxy Statement on a basis proportionate to the number of shareholders of each Party.

               (e) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby.

          11.2 AMENDMENTS. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Acquiror or the shareholders of Bancorp.

          11.3 DISCLOSURE LETTER; EXHIBITS; INTEGRATION. Each Disclosure Letter, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters and other letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters, exhibits and letters, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

          11.4 BEST EFFORTS. Each Party will use its best efforts to cause all conditions to the obligations of the Parties to be satisfied.

          11.5  [Intentionally left blank]

          11.6 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable.

          11.7 NO ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Bancorp/Bank or Acquiror, in whole or in part, without the prior written consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void.
 Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

          11.8 HEADINGS. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          11.9 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

          11.10 PUBLICITY AND REPORTS. Bancorp and Acquiror shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

          11.11 CONFIDENTIALITY. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Commissioner, the FDIC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information): or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

          11.12 SPECIFIC PERFORMANCE. Acquiror, Bank and Bancorp each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          11.13 NOTICES. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person,
(b) telexed, or (c) telecopied (provided that any notice given pursuant to clauses (b) and (c) is also mailed by certified or registered mail, postage prepaid), as follows:

               If to Bancorp or Bank, addressed to:
                    BSM Bancorp
                    2739 Santa Maria Way
                    Santa Maria, California 93455

                    Attn: William Hares, President and CEO
                    Fax No.  (805) 937-6582

               With a copy addressed to:
                    Loren P. Hansen, Esq.
                    Knecht & Hansen
                    1301 Dove Street, Suite 900

                    Fax No.  (714) 851-1732




               If to Acquiror, addressed to:
                    Mid-State Bank
                    1026 Grand Avenue
                    Arroyo Grande, California 93420

                    Attn: Carrol Pruett, President and CEO
                    Fax No.  (805) 473-7752

               With a copy addressed to:

                    Barnet Reitner, Esq.
                    Reitner & Stuart
                    1319 Marsh Street
                    San Luis Obispo, CA 93401
                    Fax No. (805) 545-8599

or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section 11.13.
Notwithstanding anything to the contrary contained herein, notice and/or delivery to Bancorp shall be deemed notice and/or delivery to Bank.

          11.14 KNOWLEDGE. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

          11.15 SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

          11.16 ATTORNEYS' FEES. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

          11.17 TERMINATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of each party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time.



     WITNESS, the signature of Bancorp, as of the 29th day of January, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

BSM BANCORP


By:  /s/ William A. Hares
     ------------------------------
     President

Attest:


By:  /s/ F. Dean Fletcher
     ------------------------------
     Secretary


          WITNESS, the signature of Bancorp, as of the 29th day of January, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

BANK OF SANTA MARIA


By:  /s/ WILLIAM A. HARES
     ------------------------------
     President

Attest:


By:  /s/ F. DEAN FLETCHER
     ------------------------------
     Secretary


     WITNESS, the signature of Acquiror, as of the 29th day of January, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

MID-STATE BANK


By:  /s/ CARROL R. PRUETT
     ------------------------------
     President

Attest:


By:  /s/ RAYMOND E. JONES
     ------------------------------
     Secretary

                              FIRST AMENDMENT TO
                              AGREEMENT TO MERGE
                          AND PLAN OF REORGANIZATION


     THIS FIRST AMENDMENT TO THE AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (the "First Amendment") is entered into as of March 18, 1998, among Bank of Santa Maria, a banking company organized under the laws of California ("Bank"), being located in Santa Maria, California, BSM Bancorp, a corporation and registered bank holding company organized under the laws of California ("Bancorp"), and Mid-State Bank, a banking company organized under the laws of California ("Acquiror"), located in Arroyo Grande, California.

     WHEREAS, Bank, Bancorp and Acquiror entered into an Agreement to Merge and Plan of Reorganization dated as of January 29, 1998 (the "Agreement");

     WHEREAS, the Parties wish to make certain changes and amendments to the Agreement before it is submitted to their respective shareholders for approval;

     NOW, THEREFORE, in consideration of the premises and mutual promises of the parties, the Parties hereto agree as follows:

     1. The definitions of "Acquiror Dissenting Shares" and "Acquiror Perfected Dissenting Shares" are hereby deleted.

     2.   Section 2.4 of the Agreement is hereby amended in full as follows:

          "2.4 CERTAIN EXCEPTIONS AND LIMITATIONS. (A) Any shares of Acquiror Stock held by Bancorp or any subsidiary of Bancorp (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time; and (B) no fractional shares of Bancorp Stock shall be issued in the Bank Merger and, in lieu thereof, each holder of Acquiror Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Average Closing Price times (b) the fraction of the share of Bancorp Stock to which such holder would otherwise be entitled."

     3. Section 5.3(a)(10) of the Agreement is hereby amended in full as follows:

          "(10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Bancorp or Bank, or split, combine or reclassify any shares of its capital stock or other Equity Securities except (i) for a $0.30 per share cash dividend payable by Bancorp to its shareholders on or about February 6, 1998 and (ii) if the Effective Time occurs after July 14, 1998, an additional cash dividend payable by Bancorp to its shareholders after July 14, 1998 in an amount not to exceed $.10."

     4.   Section 7.4(f) of the Agreement is hereby amended in full as follows:

          "(f)   Bancorp shall make appropriate amendments to the Bancorp
Stock Option Plan in order for each of the persons, who currently has an outstanding stock option granted under such Plan and who does not exercise such option and who is either specified on Exhibit 2.1(b) or is an officer or employee of Bancorp or Bank, to have the right to receive, in their discretion, a substitute stock option from Bancorp. Any substitute option granted pursuant to this subsection shall be on a fully vested basis and shall contain the same terms and conditions as the option for which it is substituted."

     5. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

     6. This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

     7. Except as herein amended, the Agreement shall remain in full force and effect.

     8. This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

     WITNESS, the signature of Bancorp, as of the 17th day of March, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

BSM BANCORP


By:  /s/ William A. Hares
     ------------------------------
     President

Attest:


By:  /s/ F. Dean Fletcher
     ------------------------------
     Secretary


     WITNESS, the signature of Bank, as of the 17th day of March, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

BANK OF SANTA MARIA


By:  /s/ William A. Hares
     ------------------------------
     President

Attest:


By:  /s/ F. Dean Fletcher
     ------------------------------
     Secretary


     WITNESS, the signature of Acquiror, as of the 18th day of March, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

MID-STATE BANK


By:  /s/ Carrol R. Pruett
     ------------------------------
     President

Attest:


By:  /s/ Raymond E. Jones
     ------------------------------
     Secretary

                                     APPENDIX B

                                  HOEFER & ARNETT
                                    INCORPORATED
                         353 Sacramento Street, Suite 1000
                              San Francisco, CA 94111


January 29, 1998
Members of the Board of Directors
Mid-State Bank
1026 Grand Avenue
Arroyo Grande, CA 93448


Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Mid-State Bank ("Mid-State") of the Exchange Ratio, as defined in Section 1.1 of the Agreement to Merge and Plan of Reorganization dated as of January 29, 1998 (the "Agreement"), in the proposed merger (the "Merger") among Mid-State, BSM Bancorp ("Bancorp") and Bank of Santa Maria ("Bank"). Pursuant to the Agreement (i) the Bank will merge with and into Mid-State and Mid-State will continue as the surviving bank, (ii) Bancorp will become the bank holding company for Mid-State and change its name to "Mid-State Bancshares" and (iii) the shareholders of Mid-State will become shareholders of Bancorp in accordance with the Exchange Ratio as set forth in the Agreement.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to Bancorp and Mid-State, including consolidated financial statements for recent years and interim periods to September 30, 1997; (iv) certain other publicly available financial and other information concerning Bancorp and Mid-State and the trading markets for the publicly traded securities of Bancorp and Mid-State; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of Mid-State or a committee thereof in connection with the Merger. We have held discussions with senior management of Bancorp and of Mid-State concerning their past and current operations, financial condition and prospects.

We have reviewed with the senior managements of Mid-State and Bancorp earnings projections for Mid-State and Bancorp, provided by the respective companies, as stand-alone entities assuming the Merger does not occur. We also reviewed with the senior management of Mid-State the projected operating cost savings expected by Mid-State to be achieved in each year resulting from the Merger with Bancorp. Certain financial projections for the combined companies and for Mid-State and Bancorp as stand-alone entities were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of Mid-State and Bancorp as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we

Mid-State Bancorp
January 29, 1998
Page 2

have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for Mid-State and Bancorp are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Mid-State or Bancorp, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interests) described in the Merger Agreement and assumed the accuracy of the disclosures set forth in the Form S-4 Registration Statement for the Merger. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Stock of Mid-State of the Exchange Ratio in the Merger and does not address Mid-State's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following:
(i) the historical and current financial position and results of operations of Mid-State and Bancorp, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Mid-State and for Bancorp; (ii) the assets and liabilities of Mid-State and Bancorp, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

It is understood that this letter is for the information of the Board of Directors of Mid-State and may not be relied upon by any other person or used for any other purpose without our prior written consent. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of Mid-State with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Common Stock of Mid-State.

Very truly yours,


HOEFER & ARNETT INCORPORATED

                                   APPENDIX C

                                  [LETTERHEAD]


February 24, 1998



Board of Directors
BSM Bancorp
2739 Santa Maria Way
Santa Maria, CA 93455


Members of the Board:

In connection with that certain Acquisition and Merger Agreement dated as of January 29, 1998 ("the Agreement") between BSM Bancorp (the "Company") and Mid-State Bank ("Mid-State") pursuant to which Mid-State will merge into and with the Company (the "Merger"), with the Company to be the surviving party and the current shareholders of Mid-State to receive Company common stock, in a transaction which values the common stock of the Company at $29.37 per share, subject to certain adjustments as set forth in the Agreement, and values Mid-State common stock at the Average Closing Price (as defined in the agreement) subject to a minimum of $26.25 and a maximum of $30.50 per share, you have asked our opinion as to the fairness from a financial point of view to the shareholders of the Company of the consideration to be paid in the Merger ("the Merger Consideration").

In connection with our opinion, we have among other activities: (a) reviewed certain publicly available financial and other data with respect to the Company and Mid-State, including the consolidated financial statements for recent years and for interim periods to December 31, 1997, and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company;
(b) reviewed the terms of the Agreement; (c) reviewed certain historical market prices and trading volume of common stock of California banking companies; (d) compared the Company and Mid-State from a financial point of view with certain other companies in the industry which we deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent transactions which we deem to be comparable, in whole or in part, to the Merger; (f) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company and Mid-State, including financial forecasts and related assumptions of the Company and of Mid-State;
(g) made inquiries and held discussions on the Merger and the Agreement and other matters relating thereto with the Company's counsel; and (h) performed such other analyses and examinations and considered such other information, financial analyses, and financial, economic and market criteria as we have deemed appropriate and relevant.

In connection with our review, we have not independently verified any of the foregoing information with respect to the Company or Mid-State. We have relied on all such information provided by the Company and have assumed that all such information is complete and accurate in all material respects. We have assumed that there have been no material changes in the Company's or Mid-State's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger, and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Mid-State, nor have we been furnished with any such appraisals. We are not expressing any opinion as to the actual value of the Company's common stock when issued to the Mid-State shareholders pursuant to the Merger, or the prices at which the Company common stock will trade subsequent to the Merger. Further, our opinion is necessarily based upon economic, monetary, and market conditions existing as of the date hereof. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

This opinion is furnished pursuant to our engagement letter dated July 9, 1997, and is solely for the benefit of the Board of Directors and stockholders of the Company. In furnishing this opinion, we do not admit that we are an expert with respect to any registration statement or other securities filing within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is directed to the Board of the Company, covers only the fairness of the Merger Consideration from a financial point of view as of the date hereof and does not constitute a recommendation to any holder of Company Common Stock as to how such shareholder should vote concerning the Merger. Except as provided in the engagement letter, this opinion may not be used or referred to by the Company or quoted or disclosed to any person without our prior written consent.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.


Very truly yours,


SEAPOWER CARPENTER CAPITAL, INC.

dba CARPENTER & COMPANY

                                      APPENDIX D

                          CALIFORNIA GENERAL CORPORATION LAW


                                      CHAPTER 13
                                  DISSENTERS' RIGHTS


SECTION 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

          (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-term merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-term merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stocks split or share dividend which becomes effective thereafter.

          (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does apply to any shares with respect to which there exists any restrictions on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
               (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph
               (A)
               or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph
               (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

          (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares of cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subsection (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

          (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to vote the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

          Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates or appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE -- TIME FOR PAYMENT.

          (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

          (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b) Two or more dissenting shareholder may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISERS' REPORT -- PAYMENT -- COSTS.

          (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed, by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

          To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

          Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

          Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

          Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in

Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

                                  APPENDIX E

                    FEDERAL DEPOSIT INSURANCE CORPORATION
                            Washington, D.C. 20429

                                   FORM 10-K

/X/ Annual report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1997

/ / Transition report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from N/A to N/A.
                                             ---    ---
                                MID-STATE BANK
                ----------------------------------------------
                (Name of Small Business Issuer in its Charter)

             CALIFORNIA                                 95-2135438
----------------------------------------   ------------------------------------
   (State or Other Jurisdiction of         (I.R.S. Employer Identification No.)
   Incorporation or Organization)

   1026 GRAND AVE. ARROYO GRANDE, CA                       93420
----------------------------------------   ------------------------------------
(Address of Principal Executive Offices)                (Zip Code)

                 Issuer's Telephone Number:     (805) 473-7700
                                                --------------
       Securities to be registered under Section 12(b) of the Act: NONE

          Securities to be registered under Section 12(g) of the Act:

                          COMMON STOCK, NO PAR VALUE
                          --------------------------
                               (Title of class)

Check whether the Bank (1) filed all reports required to be filed by Section
13 or 15(d) of the Exchange Act during the past 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained in this form, and no disclosure will be contained, to the best of Bank's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

As of February 28, 1998, the aggregate market value of the common stock held by non-affiliates of the Bank was: $171,290,405.00

Number of shares of common stock of the Bank outstanding as of February 28, 1998: 6,905,100 shares

Portions of the definitive proxy statement for the 1998 Annual Meeting of the Bank's Shareholders are incorporated into Item 10-13 of Part III of this Report by reference.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
-------------------------------------------------------------------------------
                                    PART I
-------------------------------------------------------------------------------
ITEM 1.   DESCRIPTION OF BUSINESS                                            3

ITEM 2.   PROPERTIES                                                        34

ITEM 3.   LEGAL PROCEEDINGS                                                 35

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF                                35
          SECURITY HOLDERS
-------------------------------------------------------------------------------
                                    PART II
-------------------------------------------------------------------------------
ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY                             36
          AND RELATED SHAREHOLDER MATTERS

ITEM 6.   SELECTED FINANCIAL DATA                                           38

ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF                           39
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT                     60
          MARKET RISK

ITEM 8 .  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                       61

ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                     85
          ON ACCOUNTING AND FINANCIAL DISCLOSURE
-------------------------------------------------------------------------------
                                   PART III
-------------------------------------------------------------------------------
ITEM 10.  DIRECTORS AND  EXECUTIVE OFFICERS OF THE REGISTRANT               85

ITEM 11.  EXECUTIVE COMPENSATION                                            85

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS                   85
          AND  MANAGEMENT

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                    85

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND                       86
          REPORTS ON FORM 8-K


-------------------------------------------------------------------------------
                                    PART I
-------------------------------------------------------------------------------
ITEM 1.   DESCRIPTION OF BUSINESS

MID-STATE BANK

Mid-State Bank (the "Bank") was incorporated under the laws of the State of California and commenced operations on June 12, 1961 as a California state chartered bank. The Bank's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC"), but it is not a member of the Federal Reserve System. The Bank's authorized Capital Stock consists of one class of Common Stock, of which 6,905,100 shares were outstanding as of December 31, 1997, after taking into account a 5% stock dividend paid to shareholders as of that date.

The Bank operates 23 full service retail banking offices along the central coast of California throughout Santa Barbara and San Luis Obispo counties. The Bank's headquarters is located in Arroyo Grande and it also serves the communities of Paso Robles, Cambria, Atascadero, Cayucos, Morro Bay, Los Osos, San Luis Obispo, Pismo Beach, Grover Beach, Nipomo, Santa Maria, Orcutt, Buellton, Santa Ynez, Solvang, Goleta and Santa Barbara. The headquarters' mailing address is 1026 Grand Ave., Arroyo Grande, CA 93420,
Telephone: (805) 473-7700. The Bank can also be reached through its internet address at www.midstatebank.com.

MID COAST LAND COMPANY

The Bank operates two wholly owned subsidiaries - Mid Coast Land Company and MSB Properties. Mid Coast Land Company was founded in 1984 pursuant to section 751.3 of the California Bank Law. Section 751.3 provided that State chartered banks were authorized to invest up to ten percent of their assets or 100% of their capital, whichever is less, in a corporation that engaged in real estate activities. The Federal Deposit Insurance Corporation (FDIC) Improvement Act (FDICIA) became law in December 1991. Under FDICIA the Bank, through Mid Coast Land Company, would have been required to substantially eliminate its real estate development activities by December 19, 1996. The Bank received an extension of that deadline to December 31, 1998 and the Regional Director of the FDIC may, at his sole discretion, extend the deadline to December 31, 2001 for good cause. The Bank is in the process of completing the divestiture of the assets held by Mid Coast Land Company which were approximately $8.8 million on the Bank's consolidated investments in real estate (reflecting $14.8 million in gross holdings netted against a $6.0 million reserve). Of the $14.8 million in gross holdings, approximately 83% is centered in one project, - San Luis Bay Estates in Avila Beach, California. The holdings and results of operations of Mid Coast Land are included within the consolidated financial statements of the Bank. Mid Coast Land sustained losses of $2.9 million, $6.6 million and $11.0 million in 1997, 1996 and 1995, respectively. For further information concerning Mid Coast Land Company, see Footnote number 5 to the Financial Statements included in Item 8 of this Report and the "Progress Report on Programs Introduced in Recent Years and the "Subsidiary Activity" portions of the Management's Discussion and Analysis section of the Financial Condition and Results of Operations which is included in Item 7 of this Report.

MSB PROPERTIES

MSB Properties was incorporated under the laws of the State of California in May of 1968 allowing for the ownership of property which may be reasonably necessary for the expansion of the Bank's business, or which is otherwise reasonably related to the conduct of the Bank's business, pursuant to Section 752 of the Financial Code of the State of California.

The holdings and results of operations of MSB Properties are included within the consolidated financial statements of the Bank. Mid Coast Land had earnings of $1.6 million, $1.3 million and $1.0 million in 1997, 1996 and 1995, respectively. For further information concerning MSB Properties, see the "Subsidiary Activity" portions of the Management's Discussion and Analysis section of the Financial Condition and Results of Operations which is included in Item 7 of this Report.

ECONOMIC CLIMATE

The economy in the Bank's trade area is based upon agriculture, oil, tourism, light industry, the aerospace industries and retail trade. Services supporting those involved in these industries have also developed in the areas of medical, financial and educational services. Population in the two county area totals about 625,000 people with slightly over 62% of them in Santa Barbara County and the balance in San Luis Obispo County. Certain economic activities are unique to the area such as the space launching facilities at Vandenberg Air Force Base (which is now also being used by private commercial enterprises) and the production of seeds for various flowers grown worldwide. While major oil companies have elected to do business elsewhere (due to the very stringent county business regulations), smaller production companies have moved in to continue the oil industry in the area. The moderate climate allows a year round growing season for numerous vegetables and fruits. Vineyards and cattle ranches make large contributions to the local economy. Access to numerous recreational activities, including both mountains and beaches, provide a fairly stable tourist industry from larger metropolitan areas such as the Los Angeles/Orange County basin and the San Francisco Bay area. With the diversity of the various types of industries in the Bank's service area, the Central Coast, while not immune from economic fluctuations, does tend to enjoy a more stable level of economic activity than many other areas of California.

COMPETITION

The banking business in California generally, and in the Bank's primary service areas specifically, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks with many offices and operations over a wide geographic area. Among the advantages such major banks have over the Bank are their ability to finance wide-ranging advertising campaigns and to allocate their investment assets to regions of higher yield and demand. Such banks offer certain services such as trust services and international banking which are not offered directly by the Bank; but which can be offered indirectly by the Bank through correspondent institutions. In addition, by virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank. (Legal lending limits to an individual customer are based upon a percentage of a bank's total capital accounts.) Other entities, both governmental and in private industry, seeking to raise capital through the issuance and sale of debt or equity securities also provide competition for the Bank in the acquisition of deposits. Banks also compete with money market funds and other money market instruments which are not subject to interest rate ceilings.

In order to compete with other competitors in their primary service areas, the Bank attempts to use, to the fullest extent, the flexibility which its independent status permits. This includes an emphasis on specialized services, local promotional activity, and personal contacts by its officers, directors and employees. In particular, the Bank offers highly personalized banking services.

EMPLOYEES

At December 31, 1997, the Bank had a total of 559 employees. A number of these employees are part-time however. On a full-time equivalent basis, these employees represent 502 positions. The Bank believes that its employee relations are satisfactory.

ACQUISITION OF BANK OF SANTA MARIA

On January 29, 1998, the Bank entered into an Agreement to Merge and Plan of Reorganization (the "Agreement") with BSM Bancorp("Bancorp") and its wholly owned subsidiary Bank of Santa Maria, Santa Maria, California ("Santa Maria"). The following information insofar as it relates to the Agreement is qualified in its entirety by reference to the Agreement which was included as an exhibit to a Current Report dealing with this transaction filed with the FDIC on or about February 4, 1998.

The transaction is structured as a so-called "reverse triangular merger." Pursuant to the transaction, among other things, (1) Bank of Santa Maria will merge with and into the Bank, (2) Bancorp will become the bank holding company for the Bank and change its name to Mid-State Bancshares and (3) the outstanding shares of Bancorp at the effective time of the transaction will remain outstanding and the shareholders of the Bank will become shareholders of Bancorp in accordance with the exchange ratio set forth in the Agreement. For purposes of the exchange ratio, a share of Bancorp stock was valued at $29.37. Subject to the discussion below, each share of the Bank stock outstanding at the effective time of the transaction will be exchanged for the number of shares of Bancorp stock equal to the reciprocal of the number determined by dividing $29.37 by the "Average Closing Price." The Average Closing Price means the average of the daily closing prices of a share of the Bank's stock during the 20 consecutive trading days that the Bank's stock trades ending on the third trading day immediately before the effective day of the transaction. If the Average Closing Price is greater than or equal to $30.50, each share of the Bank's stock will be exchanged for 1.0385 shares of Bancorp stock. If the Average Closing Price is less than or equal to $26.25, each share of the Bank's stock will be exchanged for .8938 shares of Bancorp stock; provided, however, that, if Bancorp elects to so terminate, the Bank has the right, so long as the Average Closing Price exceeds $22.00, to reinstate the Agreement by adjusting the exchange ratio downward based on the formula discussed above. The exchange ratio will be adjusted upward for certain Significant Liabilities (as defined in the Agreement) of Bancorp or Santa Maria, if any.

Consummation of the Agreement and the transactions contemplated thereby, is subject to regulatory and shareholder approval, as well as other conditions set forth in the Agreement. No assurance can be given that the Agreement and the transactions contemplated therein will be consummated. Should the transaction be consummated, current Bank shareholders will hold approximately 70% of the shares of the newly renamed holding company.

SERVICES

The Bank offers a full range of commercial banking services including the acceptance of checking accounts, NOW accounts, Savings accounts, Money Market accounts, and various types of time certificates of deposit (including various maturities and individual retirement accounts). The Bank makes a variety of construction and land development loans, real estate related loans, home equity credit lines, installment loans, agricultural and commercial loans, SBA loans, and credit card lines. Other services offered by the Bank include, but are not limited to, safe deposit boxes, travelers cheques, notary public, merchant depository services for VISA and Mastercard, cash management, home banking, telephone voice response system and ATM's.

The Bank's organization and structure is designed to serve the banking needs of individuals and small to medium sized businesses in Santa Barbara and San Luis Obispo counties.

DEPOSIT AND LIABILITY MANAGEMENT

Deposits represent the Bank's primary source of funds. As of December 31, 1997 the Bank had approximately 16,900 demand deposit accounts representing $137.6 million, or $8,100 per account. The Bank also had over 48,200 NOW accounts and Money Market accounts amounting to $291.6 million on deposit, or about $6,000 per account. The average savings account in the Bank was above $3,500 at year-end and with over 33,000 savings account customers, Mid-State has savings deposits of $117.1 million. There were over 14,300 time certificates of deposit outstanding at December 31, 1997 representing $210.8 million on deposit with an average deposit balance of approximately $14,700. Of the total time certificates of deposit, only $49.3 million represented holders who carried an amount on deposit of $100,000 or more - about 23% of the total.

The Bank is not dependent on a single or a few customers for its deposits, most of which are obtained from individuals and small to medium sized businesses. This results in the relatively small average balances noted above and allows the Bank to be less subject to the adverse effects of the loss of a large depositor. As of December 31, 1997, no individual, corporate, or public depositor accounted for more than 1% of the Bank's total deposits.

Liquidity is the Bank's ability to meet fluctuations in deposit levels and to provide for the credit needs of its customers. The objective in liquidity management is to maintain a balance between the sources and uses of funds. Principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity of investments and growth in deposits. The Bank holds overnight Fed Funds Sold as a cushion for temporary liquidity needs. For 1997, Fed Funds Sold averaged $23.9 million representing 3.0% of average assets. In addition, the Bank maintains Federal Funds lines of $20 million with major correspondents, subject to customary terms for such arrangements.

The Bank's internally calculated liquidity ratio, which measures the percentage of total liabilities (excluding equity) which are used to fund cash, cash equivalents and non-pledged marketable securities, was 57.5% - well above the Bank's policy minimum of 15%.

LOANS

The Bank's Loan to Deposit ratio stood at approximately 46% at year-end 1997. This is below other Banks on the Central Coast which average about 62%. It is the Bank's goal to increase its Loan to Deposit ratio by growing its Loan Portfolio without sacrificing credit quality.

The Bank maintains an allowance for loan losses which is netted against loans on the balance sheet. Additions to the allowance are made by charges to operating expenses. All loans deemed to be uncollectible are charged to the allowance; subsequent recoveries are credited to the allowance. The amount in the loan loss allowance is an estimate of the losses inherent in the loan portfolio as determined by a variety of factors considered by Management. Factors include, but are not limited to, the current economic climate, type and quality of loans in the portfolio, trends in delinquencies, trends in losses, trends in non-accrual totals, diversification of the portfolio, value of available collateral and the cost of collateral liquidation.

As of December 31, 1997, the Bank's allowance for loan losses stood at $11.3 million or 3.2% of gross loans. It also represents 340% of non performing loans (non-accrual loans plus loans 90 days or more past due). Outside factors, not within the Bank's control, such as adverse changes in the economy, can effect the adequacy of the allowance and there can be no assurance that, in any given period, the Bank might not suffer losses which are substantial in relation to the size of the allowance. During the year 1997, the Bank benefited from net recoveries to the allowance of $812.6 thousand, or 0.24% of average loans.

UNDERWRITING AND CREDIT ADMINISTRATION

The lending activities of Mid-State Bank are guided by the lending policies established by the Bank's Board of Directors. The credit policy is managed through periodic reviews and approved annually by the Board.

Each loan must meet minimum underwriting criteria established in the Bank's lending policy. Lending authority is granted to officers of the Bank on a limited basis, dependent upon individual knowledge and experience. Loan requests exceeding individual officer approval limits are approved by the Administrative Loan Committee. Loan requests exceeding these limits are submitted to the Executive Loan Committee, which consists of the president and chief executive officer and three outside directors. Each of these committees meets on a regular basis in order to provide timely responses to the Bank's clients.

Mid-State Bank's credit administration function includes an internal review and the regular use of an outside loan review firm. In addition, the Special Assets Committee, composed of senior officers meet once a month and review delinquencies, nonperforming assets, classified assets and other pertinent information about the loan portfolio. The information reviewed by this committee is submitted to the Board of Directors on a monthly basis.

LOAN PORTFOLIO

At December 31, 1997, approximately 71.1% of Mid-State Bank's gross loan portfolio was in real estate related borrowings. Construction and development loans totaled 6.67%, while real estate borrowings reached 49.43%. Additionally, 15% of the loans were home equity lines of credit. 19.71% of the portfolio was commercial loans, while the remaining 9.2% was consumer loans.

The interest rates charged for the loans made by the Bank vary with the degree of risk, size and maturity of the loans. Rates are generally affected by competition, associated factors stemming from the client's deposit relationship with the Bank along with the cost of funds.

COMMERCIAL LOANS. Mid-State Bank provides personal financial services to diverse commercial and professional businesses in the marketplace. Commercial loans consist primarily of short term loans (normally with a maturity of under one year) for working capital and business expansion. Commercial loans typically include revolving lines of credit collateralized by inventory, accounts receivable and equipment. Emphasis is placed on the borrower's earnings history, capitalization, secondary sources of repayment, and in some instances, third-party guarantees or highly liquid collateral (such as time deposits and investment securities). Commercial loan pricing is generally at a rate tied to the prime rate (as quoted in the WALL STREET JOURNAL) or the Bank's reference rates.

Mid-State Bank participates in a Small Business Administration (SBA) loan guarantee program. Those programs used include both the 504 program, which is focused toward longer-term financing of buildings and other long-term assets, and the 7A program, which is primarily used for financing of the equipment, inventory and working capital needs of eligible businesses, generally over a three-to-seven year term. Mid-State Bank's collateral position in the SBA loans is enhanced by the SBA guarantee in the case of 7A loans, and by lower loan-to-value ratios under the 504 program.

REAL ESTATE CONSTRUCTION AND DEVELOPMENT LOANS. Mid-State Bank's real estate construction loan activity has focused on providing short-term (less than one year maturity)loans to individuals and developers with whom the Bank has established relationships for the construction primarily of single family residences in the Bank's market area.

Residential real estate construction loans are typically secured by first deeds of trust and require guarantees of the borrower. The economic viability of the project and the borrower's credit-worthiness are primary considerations in the loan underwriting decision. The Bank utilizes approved independent local appraisers as well as in-house staff, and loan-to-value ratios which generally do not exceed 70% to 80% of the appraised value of the property. The Bank monitors projects during the construction phase through regular construction inspections and a disbursement program tied to the percentage of completion of each project.

Mid-State Bank also occasionally makes land loans to individuals who intend to construct a single-family residence on the lot, generally within 24 months. In addition, the Bank has occasionally in the past, and may to a greater extent in the future, make commercial real estate construction loans to high-net-worth clients with adequate liquidity for construction of office and warehouse properties. Such loans are typically secured by first deeds of trust and require guarantees of borrowers.

COMMERCIAL REAL ESTATE TERM LOANS. Mid-State Bank provides medium-term commercial real estate loans secured by commercial or industrial buildings where the properties are either used by the owner for business purposes (owner-used properties) or have income derived from tenants (investment properties). Mid-State Bank's loan policies require the principal balance of the loan to be no more than 70% of the stabilized appraised value of the underlying real estate collateral. The loans, which are typically secured by first deeds of trust only, generally have terms of no more than ten years and are amortized over 25 years. Most of these loans have rates tied to the prime rate, with many adjusting whenever the prime rate changes; the remaining loans adjust every five years depending upon the term of the loan.

CONSUMER AND OTHER LOANS. The Bank's consumer and other loan portfolio is divided between installment loans secured by automobiles and other consumer purposes. Installment loans tend to be fixed rate and longer-term
(one-to-five-year maturity).    The Bank also has a minimal portfolio of
credit card and related loans, issued as an additional service to its clients.

INVESTMENT SECURITIES

The Bank maintains a portfolio of investment securities to provide income and to serve as a secondary source of liquidity for its operations in conjunction with Federal Funds Sold (see liquidity management above). The Bank's investment policy provides for the purchase of United States Treasury Securities, United States Government Agency Securities, Mortgage Backed Securities, Obligations of State and Political Subdivisions, and Other Securities as permitted by Federal and State regulation. As of December 31, 1997, the aggregate carrying value of the Investment Portfolio was $373.2 million. Of this total, $144.1 million was invested in U.S. Treasury Securities, $102.2 million in U.S. Government Agencies, $16.7 million in Mortgage Backed Securities, $108.2 million in Obligations of State and Political Subdivisions and $1.9 million in Other Securities. The types of securities held are influenced by several factors, among which are: rate of return, maturity, and risk. Generally, the Bank endeavors to stagger the maturities of its securities so that it has regular maturities for liquidity purposes.

Acceptable securities may be pledged to secure public deposits from State and Public Agencies. As of December 31, 1997, the Bank had public funds totaling approximately $8.5 million. The Bank has made available $43.3 million of securities to securitize these funds. Excess collateral can be released as needed.

SUPERVISION AND REGULATION

The Bank is extensively regulated under both federal and state law. Set forth below, is a summary description of certain laws which relate to the regulation of the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

The Bank, as a California state chartered bank, is subject to primary supervision, periodic examination and regulation by the Commissioner (the "Commissioner") of the California Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC").

The Bank is insured by the FDIC, which currently insures deposits of each member bank to a maximum of $100,000 per depositor. For this protection, the Bank, as is the case with all insured banks, pays a quarterly statutory assessment and is subject to the rules and regulations of the FDIC. Although the Bank is not a member of the Federal Reserve System, it is nevertheless subject to certain regulations of the Federal Reserve Board.

The FDIC also has authority to prohibit the Bank from engaging in activities that, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be an unsafe or unsound practice.

Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Further, the Bank is required to maintain certain levels of capital.

There are statutory and regulatory limitations on the amount of dividends which may be paid to the stockholders by the Bank. California law restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earnings or the bank's net income for its last three fiscal years (less any distributions to stockholders made during such period). In the event a bank has no retained earnings or net income for its last three fiscal years, cash dividends may be paid in an amount not exceeding greatest of (A) the retained earnings of the bank; (B) the net income for the bank for the last fiscal year; and (C) the net income for the current fiscal year, but only after obtaining the prior approval of the Commissioner.

California law and regulations of the DFI authorize California licensed banks, subject to applicable limitations and approvals of the DFI to (1) provide real estate appraisal services, management consulting and advice services, and electronic data processing services; (2) engage directly in real property investment or acquire and hold voting stock of one or more corporations, the primary activities of which are engaging in real property investment; (3) organize, sponsor, operate or render investment advice to an investment company or to underwrite, distribute or sell securities in California; and (4) invest in the capital stock, obligations or other securities of corporations not acting as insurance companies, insurance agents or insurance brokers. In November 1988, proposition 103 was adopted by California voters. The DFI has established certain procedures to be followed by banks desiring to engage in insurance activities which include filing a report describing (1) a proposed business plan and information regarding the types of insurance products intended to be offered; (2) insurance companies with which the banks intend to consuct business; (3) organization plans; (4) locations at which activities will be conducted; and
(5) proposed operational and compliance procedures and policies.

Banks are subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of its affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of such affiliates. Such restrictions prevent affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving other controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of the FDIC Improvement Act.

The Bank is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, including but not limited to, filing annual, quarterly and other current reports with the FDIC. This annual report Form 10-K is one such form.

The regulations of these various agencies govern most aspects of the Bank's business, including required reserves on deposits, investments, loans, certain of their check clearing activities, issuance of securities, payment of dividends, opening of branches, and numerous other areas. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to changes in California and the Federal legislation and regulations which may have the effect of increasing the cost of doing business, limiting permissible activities, or increasing competition.

ENFORCEMENT ACTIONS

Commercial banking organizations, such as the Bank, may be subject to potential enforcement actions by the FDIC and the DFI for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDIC Improvement Act.

For information concerning the termination of an enforcement action to which the Bank was previously subject, see Note 15 to the Financial Statements included in Item 8 of this Report and the "Regulatory Cnsiderations" portion of the Management's Discussion and Analysis of Financial Condition and Results of Operations which is included in Item 7 of this Report. In connection with such termination, the Board of Directors adopted certain resolutions in January 1997 agreeing to certain goals including continued efforts to reduce the level of classified assets to certain levels, maintenance of an adequate reserve for loan losses and control of expenses and restoration of profitability, while complying with the regulations of the FDIC.

EFFECT OF GOVERNMENTAL POLICIES AND LEGISLATION

Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio comprise the major portion of the Bank's earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly the earnings and growth of the Bank are subject to the influence of local, domestic and foreign economic conditions, including recession, unemployment and inflation.

The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. For example, legislation has been introduced in Congress that would repeal the current statutory restrictions on affiliations between commercial banks and securities firms. See "Financial Modernization Legislation."

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

On December 19, 1991, the FDIC Improvement Act was enacted into law. Set forth below is a brief discussion of certain portions of this law and implementing regulations that have been adopted or proposed by the Federal Reserve Board, the Comptroller of the Currency ("Comptroller"), the Office of Thrift Supervision ("OTS") and the FDIC (collectively, the "federal banking agencies").

STANDARDS FOR SAFETY AND SOUNDNESS

The FDIC Improvement Act requires the federal banking agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to internal controls, loan documentation, credit underwriting, interest rate exposure and asset growth. Standards must also be prescribed for classified loans, earnings and the ratio of market value to book value for publicly traded shares. The FDIC Improvement Act also requires the federal banking agencies to issue uniform regulations prescribing standards for real estate lending that are to consider such factors as the risk to the deposit insurance fund, the need for safe and sound operation of insured depository institutions and the availability of credit. Further, the FDIC Improvement Act requires the federal banking agencies to establish standards prohibiting compensation, fees and benefit arrangements that are excessive or could lead to financial loss.

In July 1992, the federal banking agencies issued a joint advance notice of proposed rule making requesting public comment on the safety and soundness standards required to be prescribed by the FDIC Improvement Act. The purpose of the notice is to assist the federal banking agencies in the development of proposed regulations. In accordance with the FDIC Improvement Act, final regulations must become effective no later than December 1, 1993.

In December 1992, the federal banking agency issued final regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

In February 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

Appraisals for "real estate related financial transactions" must be conducted by either state-certified or state-licensed appraisers for transactions in excess of certain amounts. State-certified appraisers are required for all transactions with a transaction value of $1,000,000 or more; for all non-residential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state-licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage backed securities.

PROMPT CORRECTIVE REGULATORY ACTION

The FDIC Improvement Act requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios. The purpose of this law is to resolve the problems of insured depository institutions at the least possible long-term cost to the appropriate deposit insurance fund.

The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized (significantly exceeding the required minimum capital requirements), adequately capitalized (meeting the required capital requirements), undercapitalized (failing to meet any one of the capital requirements), significantly undercapitalized (significantly below any one capital requirement) and critically undercapitalized (failing to meet all capital requirements).

In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of the FDIC Improvement Act. Under the regulations, an insured depository institution will be deemed to be:

  - "well capitalized" if it (i) has total risk-based capital of 10% or greater, Tier 1 risk-based capital of 6% or greater and a leverage capital ratio of 5% or greater and (ii) is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure;

  - "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater and a leverage capital ratio of 4% or greater (or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

  - "undercapitalized" if it has total risk-based capital that is less than 8%, Tier 1 risk-based capital that is less than 4% or a leverage capital ratio that is less than 4% (or a leverage capital ratio that is less than 3% if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

  - "significantly undercapitalized" if it has total risk-based capital that is less than 6%, Tier 1 risk-based capital that is less than 3% or a leverage capital ratio that is less than 3%; and

  - "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized or undercapitalized may be reclassified to the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, (i) determines that the institution is in an unsafe or unsound condition or (ii) deems the institution is engaging in an unsafe or unsound practice and not to have corrected the deficiency. At each successive lower capital category, an insured depository institution is subject to more restrictions and federal banking agencies are given less flexibility in deciding how to deal with it. Additionally, FDIC insurance premiums are increased resulting in increased expense with each successive lower capital category.

As of December 31, 1997, the Bank was classified as "Well Capitalized" under the guidelines discussed above.

The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized, (ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers, subject to certain grandfather provisions for those elected prior to enactment of the FDIC Improvement Act; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

OTHER ITEMS

The FDIC Improvement Act also, among other things, (i) limits the percentage of interest paid on brokered deposits and limits the unrestricted use of such deposits to only those institutions that are well capitalized; (ii) requires the FDIC to charge insurance premiums based on the risk profile of each institution; (iii) eliminates "pass through" deposit insurance for certain employee benefit accounts unless the depository institution is well capitalized or, under certain circumstances, adequately capitalized; (iv) prohibits insured state chartered banks from engaging as principal in any type of activity that is not permissible for a national bank unless the FDIC permits such activity and the bank meets all of its regulatory capital requirements; (v) directs the appropriate federal banking agency to determine the amount of readily marketable purchased mortgage servicing rights that may be included in calculating such institution's tangible, core and risk-based capital; and (vi) provides that, subject to certain limitations, any federal savings association may acquire or be acquired by any insured depository institution.

In addition, the FDIC has issued final and proposed regulations implementing provisions of the FDIC Improvement Act relating to powers of insured state banks. Final regulations issued in October 1992 prohibit insured state banks from making equity investments of a type, or in an amount, that are not permissible for national banks. In general, equity investments include equity securities, partnership interests and equity interests in real estate. Under the final regulations, non-permissible investments must be divested by no later than December 19, 1996. As noted above, under FDICIA the Bank, through Mid Coast Land Company, would have been required to substantially eliminate its real estate development activities by the December 19, 1996. The Bank received an extension of that deadline to December 31, 1998 and the Regional Director of the FDIC may, at his sole discretion, extend the deadline to December 31, 2001 for good cause. The Bank is in the process of completing the divestiture of the assets held by Mid Coast Land Company. Regulations issued in December 1993, prohibit insured state banks from engaging as principal in any activity not permissible for a national bank, without FDIC approval. The regulations also provide that subsidiaries of insured state banks may not engage as principal in any activity that is not permissible for a subsidiary of a national bank, without FDIC approval.

There is a potential impact of the FDIC Improvement Act on the Bank. Certain provisions, such as the real estate lending standards and the limitations on investments and powers of state banks and the rules to be adopted governing compensation, fees and other operating policies, may affect the way in which the Bank conducts its business, and other provisions, such as those relating to the establishment of the risk-based premium system, may adversely affect the Bank's results of operations. Furthermore, the actual and potential restrictions and sanctions that apply to or may be imposed on undercapitalized institutions under the prompt corrective action and other provisions of the FDIC Improvement Act may significantly adversely affect the operations and liquidity of the Bank, the value of its Common Stock and its ability to raise funds in the financial markets.

CAPITAL ADEQUACY GUIDELINES

The FDIC has issued guidelines to implement the risk-based capital requirements. The guidelines are intended to establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet items into account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets. Under these guidelines, assets and credit equivalent amounts of off-balance sheet items, such as letters of credit and outstanding loan commitments, are assigned to one of several risk categories, which range from 0% for risk-free assets, such as cash and certain U.S. Government securities, to 100% for relatively high-risk assets, such as loans and investments in fixed assets, premises and other real estate owned. The aggregated dollar amount of each category is then multiplied by the risk-weight associated with that category. The resulting weighted values from each of the risk categories are then added together to determine the total risk-weighted assets.

A banking organization's qualifying total capital consists of two components:
Tier 1 capital (core capital) and Tier 2 capital (supplementary capital). Tier 1 capital consists primarily of common stock, related surplus and retained earnings, qualifying non-cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries. Intangibles, such as goodwill, are generally deducted from Tier 1 capital; however, purchased mortgage servicing rights and purchase credit card relationships may be included, subject to certain limitations. At least 50% of the banking organization's total regulatory capital must consist of Tier 1 capital.

Tier 2 capital may consist of (i) the allowance for possible loan and lease losses in an amount up to 1.25% of risk-weighted assets; (ii) perpetual preferred stock, cumulative perpetual preferred stock and long-term preferred stock and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus, in an amount up to 50% of Tier 1 capital. The inclusion of the foregoing elements of Tier 2 capital are subject to certain requirements and limitations of the federal banking agencies.

The FDIC has also adopted a minimum leverage capital ratio of Tier 1 capital to average total assets of 3% for the highest rated banks. This leverage capital ratio is only a minimum. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles are expected to maintain capital well above the minimum level. Furthermore, higher leverage capital ratios are required to be considered well capitalized or adequately capitalized under the prompt corrective action provisions of the FDIC Improvement Act.

Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies recently issued final rules governing banks and bank holding companies, which became effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institutions regulatory capital. The standard has been in effect on an interim basis since March 1993. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (1) the amount that can be realized within one year of the quarter-end report date, or (2) 10% of Tier I Capital. The amount of any deferred tax in excess of this limit would be excluded from Tier I Capital and total assets and regulatory capital calculations. The Bank does not have any deferred tax asset excluded from its regulatory capital calculations.

In August 1995, the federal banking agencies adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a bank's exposure to interest rate risk, which is the subject of a proposed policy statement issued by the federal banking agencies concurrently with the final regulations. The proposal would measure interest rate risk in relation to the effect of a 200 basis point change in market interest rates on the economic value of a bank. Banks with high levels of measured exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed would be determined on a case-by-case basis by the examiner and the appropriate federal banking agency. Because this proposal has only recently been issued, the Bank currently is unable to predict the impact of the proposal on the Bank if the policy statement is adopted as proposed.

In January 1995, the federal banking agencies issued a final rule relating to capital standards and the risks arising from the concentration of credit and nontraditional activities. Institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities and who fail to adequately manage these risks, will be required to set aside capital in excess of the regulatory minimums. The federal banking agencies have not imposed any quantitative assessment for determining when these risks are significant, but have identified these issues as important factors they will review in assessing an individual bank's capital adequacy.

In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified "loss"; (b) 50 percent of assets classified "doubtful"; (c) 15 percent of assets classified "substandard"; and (d) estimated credit losses on other assets over the upcoming 12 months.

For information concerning the capital ratios of the Bank, see the information which is incorporated into Item 7 of this Report. Future changes in regulations or practices could reduce the amount of capital recognized for purposes of capital adequacy. Such changes could affect the ability of the Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends.

PREMIUMS FOR DEPOSIT INSURANCE

Federal law has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The FDIC also has authority to impose special assessments against insured deposits.

The FDIC implemented a final risk-based assessment system, as required by FDICIA, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were .023% of deposits.
The FDIC, effective September 15, 1995, lowered assessments from their rates of $.23 to $.31 per $100 of insured deposits to rates of $.04 to $.31, depending on the condition of the bank, as a result of the re-capitalization of the BIF. On November 15, 1995, the FDIC voted to drop its premiums for well capitalized banks to zero effective January 1, 1996. Other banks will be charged risk-based premiums up to $.27 per $100 of deposits.

The Bank pays the minimum required premiums as a result of its "well capitalized" status.

In 1996, the President signed into law provisions to strengthen the Savings Association Insurance Fund (the "SAIF") and to repay outstanding bonds that were issued to re-capitalize the SAIF's successor as result of payments made due to insolvency of savings and loan associations and other federally insured savings institutions in the late 1980's and early 1990's. The new law will require savings and loan associations to bear the cost of re-capitalizing the SAIF and, after January 1, 1997, banks will contribute towards paying off the financing bonds, including interest. In 2000, the banking industry will assume the bulk of the payments. The new law also aims to merge the Bank Insurance Fund and SAIF by 1999, but not until the bank and savings and loan charters are combined. The Treasury Department had until March 31, 1997, to deliver to Congress on combining the charters. Additionally, the new law provides "regulatory relief" for the banking industry by effecting approximately 30 laws and regulations. Currently, the costs and benefits of the new law to the Bank can not be accurately predicted.

RECENT CALIFORNIA LEGISLATION

In 1996, Governor Pete Wilson signed Assembly Bill 3351 (the "Banking Consolidation Bill"), authored by Assemblyman Ted Weggeland and sponsored by the California State Banking Department (the "Department"), effective July 1, 1997, which created the California Department of Financial Institutions ("DFI") to be headed by a Commissioner of Financial Institutions out of the existing Department which regulates state chartered commercial banks and trust companies in California.

The Banking Consolidation Bill, among other provisions, also (i) transfered regulatory jurisdiction over state chartered savings and loan associations from the Department of Savings and Loans ("DSL") to the newly-created DFI and abolishes the DSL; (ii) transfered regulatory jurisdiction over state chartered industrial loan companies and credit unions from the Department of Corporations to the newly-created DFI; and (iii) establishes within the DFI separate divisions for credit unions, commercial banks, industrial loan companies and savings and loans. As the Banking Consolidation Bill has only recently been enacted, it is impossible to predict with any degree of certainty, what impact it will have on the banking industry in general and the Bank in particular.

On January 1, 1998, new legislation became effective which, among other things, gave the power to the DFI to take possession of the business and properties of a bank in the event that the tangible shareholders' equity of the bank is less than the greater of (1) 3% of the bank's total assets or (2) $1,000,000.

FINANCIAL MODERNIZATION LEGISLATION

Various proposals to adopt comprehensive financial modernization legislation have been introduced in Congress which include, among other things, elimination of the federal thrift charter, creation of a uniform financial institutions charter, expansion of bank powers, and integration of banking, commerce, securities activities and insurance. Under the proposed legislation, bank holding companies would be allowed to control both a commercial bank and a securities affiliate, which could engage in the full range of investment banking activities, including corporate underwriting. By the end of 1997 competing versions of financial modernization legislation had been passed by the House Banking and the House Commerce Committees. Despite attempts to reach a compromise on these bills, differences between the bills passed by the two Committees remain, including the amount of nonfinancial business that bank holding companies would be permitted to own and limitations on bank operating subsidiaries. Certain leaders in the Senate have indicated that the Senate will not take up the matter until a bill is passed by the entire House. It is currently impossible to predict whether and in what form financial reform legislation will be passed in 1998 or in the future or what the impact of such legislation might be on the Bank, its financial condition and business as well as its result of operations.

INTERSTATE BANKING AND BRANCHING

On September 29, 1994, the President signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain regulatory approval to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

On July 3, 1997, the President signed into law the Reigle-Neal Amendment Act of 1997 providing that branches of state banks that operate in other states are to be governed by the laws of their home (or chartering) states, not the laws of the host states. State banks and state bank regulators pushed for the legislation, believing that without is state banks would switch to national charters to avoid having to deal with different set of laws in each state where they have established branches.

State banks did not receive any new powers under the legislation. If a host state allows banks more powers than a bank's chartering state, the bank is restricted to the powers granted by its chartering state. However, states are prohibited from discriminating against branches of banks from other states by the requirement that states must grant branches out-of-state banks the same privileges allowed to banks that states have chartered.

The Interstate Act also permits mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. The same concentration limits discussed above apply.
The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirement and conditions as for a merger transaction.

The Interstate Act is likely to increase competition in the Bank's market areas especially from larger financial institutions and their holding companies. It is difficult to asses the impact such likely increased competition will have on the Bank' operations.

On September 28, 1995, Governor Wilson signed Assembly Bill No. 1482, the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 (the "1995 Act"). The 1995 Act, which was filed with the Secretary of State as Chapter 480 of the Statutes of 1995, became operative on October 2, 1995.

The 1995 Acts opts in early for interstate branching, allowing out-of-state banks to enter California by merging or purchasing a California bank or industrial loan company which is at least five years old. Also, the 1995 Act repeals the California Interstate (National) Banking Act of 1986, which regulated the acquisition of California banks by out-of-state bank holding companies. In addition, the 1995 Act permits California state banks, with the approval of the Department of Financial Institutions, to establish agency relationships with FDIC-insured banks and savings associations. Finally, the 1995 Act provides for regulatory relief, including (i) authorization for the Superintendent to exempt banks from the requirement of obtaining approval before establishing or relocating a branch office or place of business, (ii) repeal of the requirement of directors' oaths (Financial Code Section 682), and (iii) repeal of the aggregate limit on real estate loans (Financial Code
Section 1230).

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local community, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institutions' actual lending service and investment performance, rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Tax Force on Fair lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of "Outstanding", "Satisfactory," "Needs to Improve" or "Substantial Noncompliance." At its last examination by the FDIC, the Bank received a CRA rating of "Satisfactory."

HAZARDOUS WASTE CLEAN-UP COSTS

Management is aware of recent legislation and cases relating to hazardous waste clean-up costs and potential liability. Based on a general survey of the loan portfolio of the Bank, conversations with local authorities and appraisers, and the type of lending currently and historically done by the Bank (generally, the Bank has not made the types of loans usually associated with hazardous waste contamination problems), management is not aware of any potential material liability for hazardous waste contamination.

OTHER REGULATIONS AND POLICIES

The federal regulatory agencies have adopted regulations that implement
Section 304 of FDICIA which requires federal banking agencies to adopt uniform regulations prescribing standards for real estate lending. Each insured depository institution must adopt and maintain a comprehensive written real estate lending policy, developed in conformance with prescribed guidelines, and each agency has specified loan-to-value limits in guidelines concerning various categories of real estate loans.

YEAR 2000 SAFETY AND SOUNDNESS

Safety and soundness guidance on the risks posed to financial institutions by the Year 2000 problem was issued by the Federal Financial Institutions Examination Council. The guidance underscores that Year 2000 preparation is not only an information systems issue, according to the FFIEC, but also an enterprise-wide challenge that must be addressed at the highest level of a financial institution.

The guidance sets out the responsibilities of senior management and boards of directors in managing their Year 2000 projects. Among the responsibilities of institution managers and directors is that of managing the internal and external risks presented by providers of data-processing products and services, business partners, counterparties and major loan customers.

Under the guidance, senior management must provide the board of directors with status reports, at least quarterly, on efforts to reach Year 2000 goals both internally and by the institution's major vendors. Senior management and directors must allocate sufficient resources to ensure that high priority is given to seeing that remediation plans are fulfilled, and that the project receives the quality personnel and timely support it requires.

The Bank's Plan for addressing Year 2000 issues is documented in the Management's Discussion and Analysis section on pages 43 and 44 which is included in Item 7 of this Report.

STATISTICAL INFORMATION

Table 1, "Distribution of Average Assets, Liabilities, and Shareholders' Equity and Related Interest Income. Expense and Rates," sets forth the daily average balances for the major asset and liability categories, the related income or expense where applicable, and the resultant yield or cost attributable to the average earning assets and average interest bearing liabilities.


-------------------------------------------------------------------------------
TABLE 1 - Distribution of Average Assets, Liabilities and Shareholders' Equity
and Related Interest Income, Expense and Rates
-------------------------------------------------------------------------------
(dollars in 000's)                                        1997                         1996                         1995
                                               --------  --------  ------   --------  --------  ------   --------  --------   ------
                                                Balance  Interest   Rate     Balance  Interest   Rate     Balance  Interest    Rate
                                               --------  --------  ------   --------  --------  ------   --------  --------   ------
Assets:
  Loans                                        $335,029   $32,473   9.69%   $312,431   $30,016   9.61%   $333,967   $33,452   10.02%
  Loan Fees                                                $2,108                       $1,986                       $1,897
                                               --------  --------           --------  --------           --------  --------
    Total Loans                                $335,029   $34,581  10.32%   $312,431   $32,002  10.24%   $333,967   $35,349   10.58%
                                               --------  --------           --------  --------           --------  --------
  Investment Securities:  (1)
   Taxable Securities                          $348,584   $21,518   6.17%   $307,148   $18,858   6.14%   $252,978   $15,308    6.05%
   Non-Taxable Securities                            --        --                 --        --                $25        $2    8.08%
                                               --------  --------           --------  --------           --------  --------
    Total Securities                           $348,584   $21,518   6.17%   $307,148   $18,858   6.14%   $253,003   $15,310    6.05%
                                               --------  --------           --------  --------           --------  --------

   Money Market Instruments                          $0        $0   0.00%         $0        $0   0.00%         $0        $0    0.00%
   Federal Funds Sold                           $23,934    $1,201   5.02%    $23,558    $1,183   5.02%    $17,584    $1,015    5.77%
                                               --------  --------           --------  --------           --------  --------
    Total Money Market Investments              $23,934    $1,201   5.02%    $23,558    $1,183   5.02%    $17,584    $1,015    5.77%
                                               --------  --------           --------  --------           --------  --------
       Total Earning Assets                    $707,547   $57,300   8.10%   $643,137   $52,043   8.09%   $604,554   $51,674    8.55%
                                                         --------                     --------                     --------
       Total Non-Earning Assets                 $95,732                     $114,669                     $133,767
                                               --------                     --------                     --------
          TOTAL ASSETS                         $803,279                     $757,806                     $738,321
                                               --------                     --------                     --------
                                               --------                     --------                     --------

Liabilities and Shareholders' Equity:
  Borrowed Funds:
   Federal Funds Purchased                           $0        $0   0.00%         $0        $0   0.00%         $0        $0    0.00%
   Other                                         $3,282      $199   6.06%     $3,217      $177   5.50%     $7,002      $640    9.14%
                                               --------  --------           --------  --------           --------  --------
    Total Borrowed Funds                         $3,282      $199   6.06%     $3,217      $177   5.50%     $7,002      $640    9.14%
                                               --------  --------           --------  --------           --------  --------
  Interest-Bearing Deposits:
   Savings and Interest Bearing
   Transaction Accounts                        $387,807    $6,523   1.68%   $385,240    $6,565   1.70%   $394,836    $7,467    1.89%
   Time Deposits                               $202,933   $10,414   5.13%   $185,140    $9,416   5.09%   $167,094    $8,532    5.11%
                                               --------  --------           --------  --------           --------  --------
    Total Interest-Bearing Deposits            $590,740   $16,937   2.87%   $570,380   $15,981   2.80%   $561,930   $15,999    2.85%
                                               --------  --------           --------  --------           --------  --------
    Total Interest-Bearing Liabilities         $594,022   $17,136   2.88%   $573,597   $16,158   2.82%   $568,932   $16,639    2.92%

  Demand Deposits                              $126,130                     $116,913                     $103,225
  Other Liabilities                             $11,862                       $4,262                      $10,164
  Shareholders' Equity                          $71,265                      $63,034                      $56,000
                                               --------                     --------                     --------
          TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY                 $803,279                     $757,806                     $738,321
                                               --------                     --------                     --------
                                               --------                     --------                     --------
Interest Income/earning assets                                      8.10%                        8.09%                         8.55%
Interest expense/earning assets                                     2.42%                        2.51%                         2.75%
                                                                   ------                       ------                        ------
Net Interest Margin                                       $40,164   5.68%              $35,885   5.58%              $35,035    5.80%
Provision for loan losses
charged to operatns/earning assets                             $0   0.00%                   $0   0.00%                   $0    0.00%
                                                         --------  ------             --------  ------             --------   ------
Net Interest Margin after provision
for loan losses                                           $40,164   5.68%              $35,885   5.58%              $35,035    5.80%
                                                         --------  ------             --------  ------             --------   ------
                                                         --------  ------             --------  ------             --------   ------


(1) Yields have been computed based on actual income.

Changes in the dollar amount of interest earned or paid will vary from one year to the next because of changes in the average balance ("volume") of the various earning assets and interest-bearing liability accounts and changes in the interest rates ("rate") applicable to each category. Table 2, "Volume and Rate Variance Analysis of Net Interest Margin," analyzes the difference in interest earned and paid on the major categories of assets and liabilities in terms of the effects of volume and rate changes for the periods indicated.


-----------------------------------------------------------------------------------------------------------------------------
TABLE 2 - Volume and Rate Analysis of Net Interest Margin
-----------------------------------------------------------------------------------------------------------------------------
(dollars in 000's)

                                                       1997 OVER 1996                             1996 OVER 1995
                                            ------          -----         ------       --------       --------       --------
                                            Volume           Rate          Total        Volume          Rate           Total
                                            ------          -----         ------       --------       --------       --------
Increase (Decrease) In:
Interest Income
  Loans                                     $2,324           $255         $2,579       ($2,243)       ($1,104)       ($3,347)
                                            ------          -----         ------       --------       --------       --------

  Investment Securities:                    $2,551           $109         $2,660         $3,300           $248        $3,548
                                            ------          -----         ------       --------       --------       --------
  Money Market Investments:
   Time deposits in other
   financial institutions
   bankers' acceptances &
   commercial paper                             $0             $0             $0             $0             $0            $0
   Federal Funds Sold                          $19           ($1)            $18           $322         ($154)          $168
                                            ------          -----         ------       --------       --------       --------
    Total Money Market Investments             $19           ($1)            $18           $322         ($154)          $168
                                            ------          -----         ------       --------       --------       --------
       Total Earning Assets                 $4,893           $364         $5,257         $1,380       ($1,011)          $369
                                            ------          -----         ------       --------       --------       --------
                                            ------          -----         ------       --------       --------       --------

Interest Expense
  Borrowed Funds:
   Federal Funds Purchased                      $0             $0             $0             $0             $0            $0
   Other                                        $4            $18            $22         ($277)         ($186)         ($463)
                                            ------          -----         ------       --------       --------       --------
    Total Borrowed Funds                        $4            $18            $22         ($277)         ($186)         ($463)
                                            ------          -----         ------       --------       --------       --------
  Interest-Bearing Deposits:
   Savings and Interest Bearing
   Transaction Accounts                        $43          ($85)          ($42)         ($173)         ($729)         ($902)
   Time Deposits                              $909            $89           $998           $920          ($36)          $884
                                            ------          -----         ------       --------       --------       --------
    Total Interest-Bearing Deposits           $952             $4           $956           $747         ($765)          ($18)
                                            ------          -----         ------       --------       --------       --------
    Total Interest-Bearing Liabilities        $956            $22           $978           $470         ($951)         ($481)
                                            ------          -----         ------       --------       --------       --------

Increase (decrease) in Net Interest
     Margin                                 $3,937           $342         $4,279           $910          ($60)          $850
                                            ------          -----         ------       --------       --------       --------
                                            ------          -----         ------       --------       --------       --------


Table 3, "Investment Portfolio Maturity Distribution and Yield Analysis," sets forth the amounts and maturity ranges of the securities at December 31, 1997. The weighted average yields of the securities are also shown.


-----------------------------------------------------------------------------------------------------------------------------
TABLE 3 - Investment Portfolio Maturity Distribution and Yield Analysis
-----------------------------------------------------------------------------------------------------------------------------
(dollars in 000's)                                                    Market Value
                                       -----------     -----------   -----------      ----------     ---------      --------
As of December 31, 1997                                 After one    After three      After five
                                          One Year       year to       years to        years to        After
                                          or Less      three years    five years      ten years      ten years        Total
                                       -----------     -----------   -----------      ----------     ---------      --------
Maturity Distribution:
    U.S. Treasury Securities               $37,100        $80,209        $26,787             $0             $0      $144,097
    Other U.S. Government Agencies
        and Corporations                   $32,715        $38,297        $31,181             $0             $0      $102,193
    Mortgage Backed Securities                  $0         $3,699         $5,734         $1,320         $5,957       $16,710
    State and Municipal Securities         $13,674        $27,217        $41,563        $24,549         $1,228      $108,230
    Other Securities                          $504         $1,434             $0             $0             $2        $1,941
                                       -----------     -----------   -----------      ----------     ---------      --------
        TOTAL                              $83,993       $150,857       $105,266        $25,868         $7,187      $373,171



                                                        After one    After three      After five
                                          One Year       year to      years to         years to        After
                                          or Less      three years    five years      ten years      ten years        Total
                                       -----------     -----------   -----------      ----------     ---------      --------
Weighted Average Yield:
    U.S. Treasury Securities                 6.01%           6.24%         6.41%             --            --         6.21%
    Other U.S. Government Agencies
        and Corporations                     5.52%           6.21%         6.25%             --            --         6.00%
    Mortgage Backed Securities                 --            6.20%         6.51%           6.02%         6.92%        6.55%
    State and Municipal Securities           6.67%           6.41%         6.57%           6.64%         6.42%        6.56%
    Other Securities                         6.83%           7.17%           --              --            --         7.07%

        TOTAL                                5.93%           6.27%         6.43%           6.61%         6.84%        6.27%


Table 4, "Loan Portfolio Analysis by Category," sets forth the distribution of the Bank's loans at the end of each of the last five years.


-----------------------------------------------------------------------------------------------------------------------------
TABLE 4 - Loan Portfolio Analysis By Category
-----------------------------------------------------------------------------------------------------------------------------
(dollars in 000's)

                                                                                      December 31,
                                                           1997           1996           1995           1994          1993
                                                         -------------------------------------------------------------------
Construction & Development Loans                          $23,414        $27,719        $27,735        $41,860       $83,337
Real Estate Loans                                        $173,549       $153,566       $139,321       $156,980      $159,641
Home Equity Credit Lines                                  $52,678        $59,048        $66,504        $75,049       $85,179
Installment Loans                                         $20,108        $20,474        $24,730        $21,327       $22,009
Commercial Loans                                          $69,203        $58,923        $51,203        $51,585       $56,136
Credit Cards and related Loans                            $12,167        $11,088         $5,918         $5,440        $5,667
                                                         -------------------------------------------------------------------
    Total Loans, Gross                                   $351,119       $330,818       $315,411       $352,241      $411,969
                                                         --------       --------       --------       --------      --------
                                                         --------       --------       --------       --------      --------

Table 5, "Maturities and Sensitivities of Selected Loan Types to Changes in Interest Rates," shows the maturity distribution of the loan portfolio at December 31, 1997, and shows the proportion of fixed and floating rate loans for each type.

--------------------------------------------------------------------------------
TABLE 5 - Maturities and Sensitivities of Loans to Changes in Interest Rates
--------------------------------------------------------------------------------
(dollars in 000's)

                                            Over
As of December 31, 1997                     3 Mos      Due after one   Due after three
                              3 Mos.       through         year to        years to      Due After
                             or less        12 Mos.      three years     five years     five years       Total
                             -------       --------    --------------  ---------------  ----------       -----
  Fixed Rate                  $3,979        $23,557        $33,147         $23,643        $68,180      $152,506

  Floating Rate             $194,347         $1,589             --              --             --      $195,936
                            --------       --------       --------        ---------      --------     ---------
  TOTAL                     $198,326        $25,146        $33,147         $23,643        $68,180      $348,442

  Non-Accruals                                                                                           $2,677
                                                                                                      ---------
  TOTAL LOANS, GROSS                                                                                   $351,119

Table 6, "Non-Accrual and Non-Performing Loans," summarizes the Bank's non-performing loans for the last five years. Non-performing loans consist of loans that have been placed on non-accrual status and loans that are delinquent 90 days or more. Non-accrual loans are loans where there is reasonable doubt as to the collectibility of principal or interest on a loan. All non-accrual loans carry a classified loan grade of either "substandard," "doubtful," or "loss." The Bank stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but not received. These loans may or may not be adequately collateralized, and collection efforts are being pursued. Troubled debt restructurings are loans which are on accrual status but which have been restructured and are in compliance with modified terms.

--------------------------------------------------------------------------------
TABLE 6 - Non-Accrual, Non-Performing Loans and Troubled Debt Restructurings
--------------------------------------------------------------------------------
(dollars in 000's)

                                                               December 31,
                                      ------------ ------------ ------------ ------------ ------------
                                            1997           1996        1995         1994         1993
                                          ---------    ---------    ---------   ---------    ---------
Non-Accrual                                 $2,677        $3,638      $13,087     $23,968      $27,565
90 Days or More Past Due                       632         2,801        1,653       5,412        3,039
Troubled Debt Restructurings                 2,334         2,363        1,451       6,941            -
                                         ---------      ---------    ---------   ---------     -------
      Total                                 $5,643        $8,802      $16,191     $36,321      $30,604

Management reviews all non-performing loans monthly and reports monthly to the Board's Loan Committee on the status of these loans. Note Three of the Bank's financial statements discusses the interest income from non-accrual loans in the portfolio at year-end that was forgone as income because of the non-accrual status.

From time to time, management has reason to believe that certain borrowers may not able to repay their loans within the parameters of the present repayment terms, even though, in some cases, the loans are current at the time. These loans are graded in the classified loan grades of "substandard," "doubtful," or "loss" and include non-performing loans. Each classified loan is monitored monthly. At year-end 1997, classified loans totaled $17,892,000, or 5.1% of the loan portfolio. The corresponding amounts for 1996 were $36,340,000, or 11.0% of the portfolio. Except as provided above, there are no loans where known information about possible credit problems of borrowers causes management to have serious doubt as to the ability of such borrowers to comply with the present loan repayment terms and which may result in such loans becoming non-performing loans.

Other information about the loan portfolio is presented here which may be helpful to readers of this report.

Foreign Loans: The Bank does not have and does not plan to have foreign loans in its portfolio.

Participations: Occassionally, the Bank will sell a portion of a loan to another bank. Banks usually sell a portion of a loan as a means of accommodating a large borrowing customer and staying within the Bank's maximum credit limit for loans to any one borrower.

Loan Concentrations: The Bank's concentration profile of the loan portfolio is discussed in Note Three of the accompanying financial statements. The Bank's one material concentration of loans is in the real estate category.

Table 7, "Summary of Loan Loss Experience," shows the additionals to, charge-offs against, and recoveries for the Bank's reserve for possible loan losses over the past five years. Also shown is the ratio of charge-offs to average loans for each year.

--------------------------------------------------------------------------------
TABLE 7 - Summary of Loan Loss Experience
--------------------------------------------------------------------------------
(dollars in 000's)

                                      ------------    ------------    ------------    ------------ ------------
                                            1997            1996           1995          1994            1993
                                          ---------      ---------      ---------     ---------       ---------
Balance of the Reserve for Possible
  Loan Losses at Beginning of Year      $10,437,972      $11,343,172      $13,216,619   $20,214,348     $9,760,041

Charge-offs:
Construction & Development Loans                 --         ($73,000)     ($1,155,975)  ($7,299,242)     ($365,673)
Real Estate Loans                         ($161,940)       ($692,245)     ($1,113,215)  ($1,648,631)   ($3,754,143)
Home Equity Credit Lines                   ($14,772)       ($292,636)       ($278,112)    ($358,492)      ($96,549)
Installment Loans                         ($174,196)       ($216,117)       ($194,251)    ($376,511)     ($304,770)
Commercial Loans                          ($288,154)     ($1,118,646)     ($1,242,233)    ($935,664)   ($1,037,097)
Credit Cards and related Loans            ($213,392)       ($215,178)       ($216,351)    ($162,416)     ($210,399)
                                      --------------  --------------   -------------- -------------- --------------
     Total Charge-offs                    ($852,454)     ($2,607,822)     ($4,200,137) ($10,780,956)   ($5,768,631)
                                      --------------  --------------   -------------- -------------- --------------
Recoveries:
Construction & Development Loans            $43,718         $908,140       $1,616,011      $794,216             --
Real Estate Loans                           $83,557          $96,060         $148,902        $6,431         $1,300
Home Equity Credit Lines                    $20,392          $23,027          $49,050       $12,463             --
Installment Loans                           $96,145          $81,927          $80,654      $257,860        $97,398
Commercial Loans                         $1,369,624         $545,408         $385,448      $232,384       $114,189
Credit Cards and related Loans              $51,666          $48,060          $46,625       $29,873        $10,051
                                      --------------  --------------   -------------- -------------- --------------
     Total Recoveries                    $1,665,102       $1,702,622       $2,326,690    $1,333,227       $222,938
                                      --------------  --------------   -------------- -------------- --------------

Net Recoveries (Charge-offs)               $812,648        ($905,200)     ($1,873,447)  ($9,447,729)   ($5,545,693)

Provision for Possible Loan Losses
  Charged to Operations                          $0               $0               $0    $2,450,000    $16,000,000
                                      --------------    -------------   -------------- -------------- --------------
Balance at End of Year                  $11,250,620      $10,437,972      $11,343,172   $13,216,619    $20,214,348
                                      --------------    -------------   -------------- -------------- --------------

Ratio of Net Recoveries/Charge-offs
During the Period to Avg. Loans
Outstanding During the Period             0.24%           (0.27%)          (0.56%)       (2.82%)        (1.66%)
During the Period

Table 8, "Average Deposits and Interest Rates," shows the average amount of deposits for the last three years, the interest paid and the rates.

------------------------------------------------------------------------------------------------------------------------------------
TABLE 8 - Average Deposits and Interest Rates
------------------------------------------------------------------------------------------------------------------------------------
(dollars in 000's)

                                                        1997                          1996                          1995
------------------------------------------------------------------------------------------------------------------------------------
                                             Balance   Interest  Rate      Balance   Interest  Rate      Balance   Interest  Rate
------------------------------------------------------------------------------------------------------------------------------------
  Interest-Bearing Deposits:
   Interest Bearing NOW                     $148,111   $1,457    0.98%    $180,701   $1,840    1.02%    $177,295   $2,092    1.18%
   Savings, Money Market                    $239,696   $5,066    2.11%    $204,539   $4,725    2.31%    $217,541   $5,375    2.47%
   Time Deposits                            $202,933  $10,414    5.13%    $185,140   $9,416    5.09%    $167,094   $8,532    5.11%
                                            --------------------------    --------------------------    ----------------------------
    Total Interest-Bearing Deposits         $590,740  $16,937    2.87%    $570,380  $15,981    2.80%    $561,930  $15,999    2.85%

Non-Interest Bearing Deposits               $126,130                      $116,913                      $103,225
                                            --------                      --------                      --------
Total Deposits                              $716,870                      $687,293                      $665,155
                                            --------                      --------                      --------


Table 9, "Maturity Distribution of Time Certificates of Deposits of $100,000," shows the maturity distribution of time deposits of $100,000 or more and those under $100,000.

------------------------------------------------------------------------------------------------------------------------------
TABLE 9 - Maturity Distribution of Time Certificates of Deposit
------------------------------------------------------------------------------------------------------------------------------
(dollars in 000's)

                                                                         At December 31, 1997
                                            ----------------------------------------------------------------------------------
                                               Three      After three    After six        After One
                                             Months or     Months to     Months to         Year to         After
    Size                                       Less       six months      one year       Three Years    Three Years     Total
------------------------------------------------------------------------------------------------------------------------------
 $100,000 or
    more                                     $21,624        $13,359         $9,521         $4,133           $675       $49,312

 Under
    $100,000                                 $51,491        $45,844        $32,670        $26,045         $5,390      $161,440
                                             ---------------------------------------------------------------------------------
 Total                                       $73,115        $59,203        $42,191        $30,178         $6,065      $210,752


Table 10, "Financial Ratios," shows certain financial ratios for the last three years.

------------------------------------------------------------------------------------------------------------------
TABLE 10 - Financial Ratios
------------------------------------------------------------------------------------------------------------------
                                                            Years Ended December 31,
                                                 -----------------------------------------------------------------
                                                   1997        1996        1995         1994        1993
                                                 -----------------------------------------------------------------
Return on Average Assets                           1.67%       0.58%       0.09%       (1.38%)     (0.95%)
Return on Avg. Shareholders' Equity               18.85%       7.00%       1.16%      (18.01%)     (7.47%)
Dividend Payout Ratio                              6.15%       0.00%       0.00%        0.00%     (10.71%)
Average Shareholders' Equity
   to Average Assets Ratio                         8.87%       8.32%       7.58%        7.68%       9.10%


ITEM 2.   PROPERTIES
Owned by Bank or Subsidiary


                              LOCATION OF OFFICES
                                                                        ENCUMBRANCE
Arroyo Grande*               991 Bennett Avenue                             NONE
Arroyo Grande                1026 Grand Avenue                              NONE
Arroyo Grande*               550 Camino Mercado                             NONE
Arroyo Grande*               398 Sunrise Terrace                            NONE
Atascadero                   6950 El Camino Real                        $212,613.00
Buellton                     West Highway 246 & Central                     NONE
Cambria                      1070 Main Street                               NONE
Goleta Valley                5956 Calle Real                                NONE
Grover Beach                 899 Grand Avenue                               NONE
Grover Beach*                140 North Second Street                        NONE
Lompoc                       828 North "H" Street                           NONE
Los Osos                     1001 Los Osos Valley Road                      NONE
Morro Bay                    251 Harbor Street                              NONE
Nipomo                       615 West Tefft                                 NONE
Paso Robles                  845 Spring Street                              NONE
Pismo Beach                  801 Price Street                               NONE
San Luis Obispo              75 Santa Rosa                                  NONE
San Luis Obispo              2276 Broad Street                              NONE
Santa Maria                  1554 South Broadway                            NONE
Santa Maria                  519 E. Main Street                             NONE



                         LEASED BY BANK OR SUBSIDIARY
Cayucos                           107 North Ocean Avenue               $1,400.00 per month
                                                                       Expires November, 2002

Paso Robles                       705 Golden Hill Road                 $9,420.00 per month
                                                                       Expires, August, 2000

Oak Knolls - Orcutt               1110 East Clark, Santa Maria         $8,959.00 per month
                                                                       Expires October, 2000

Oak Park - Pismo Beach            865 Oak Park Boulevard               $9,584.00 per month
                                                                       Expires March, 2008

Santa Barbara                     921 Carpinteria                      $9,195.03 per month
                                                                       Expires May, 2017

Santa Ynez                        3600 Sagunto                         $2,000.00 per month
                                                                       Expires May, 2002

Solvang                           1600 Copenhagen Drive                $8,331.62 per month
                                                                       Expires April, 1998


*ALL OFFICES LISTED ABOVE ARE FULL-SERVICE OFFICES, EXCEPT THOSE WITH ASTERISKS NOTED ABOVE. ASTERISKS REPRESENT NON-BANKING SUPPORT OFFICES (E.G., ADMINISTRATION, DATA PROCESSING, SUPPLIES WAREHOUSE, CREDIT SERVICES, ET. AL.).

ITEM 3.   LEGAL PROCEEDINGS

The Bank is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. The Bank is not a party to any pending legal or administrative proceedings (other than ordinary routine litigation incidental to the Bank's business) and no such proceedings are known to be contemplated.

There are no material proceedings adverse to the Bank to which any director, officer, affiliate of the Bank or 5% shareholder of the Bank, or any associate of any such director, officer, affiliate or 5% shareholder of the Bank is a party, and none of the above persons has a material interest adverse to the Bank.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of 1997.

--------------------------------------------------------------------------------
                                    PART II
--------------------------------------------------------------------------------
ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
          MATTERS

MARKET INFORMATION

There is a limited over-the-counter market for the Common Stock. The Common Stock is not currently listed on any exchange or market; but certain information concerning the Stock is reported on the Nasdaq electronic bulletin board under the symbol "MTTB."
The information in the following table indicates the high and low stock sales prices of the Bank's Common Stock for each quarterly period during the last two years without adjustment for the two 5% stock dividends declared in the fourth quarter of 1997 and 1996.


                 QUARTER ENDED            SALES PRICES
                 -------------   -------------------------------
                 1996                   LOW          HIGH
                 ----                   ---          ----
                 March 31              $ 9.50         $12.00
                 June 30               $11.25         $15.00
                 September 30          $11.75         $12.75
                 December 31           $11.88         $16.00

                 1997                   LOW          HIGH
                 ----                   ---          ----
                 March 31              $15.00         $21.00
                 June 30               $16.375        $22.00
                 September 30          $19.75         $23.75
                 December 31           $22.75         $30.85


HOLDERS

As of March 1, 1998, there were approximately 2,652 holders of the Bank's Common Stock. There are no other classes of common equity outstanding.

DIVIDENDS

The following table sets forth information concerning all quarterly cash and stock dividends paid since January 1, 1996.

                 PAYABLE DATE                          DIVIDEND
                 ------------                          --------

               January 19, 1996                       5% - Stock
               January 27, 1997                       5% - Stock
                 July 25, 1997                  $0.12 per share - Cash
               January 23, 1998                       5% - Stock

Whether or not stock dividends or any cash dividends will be paid in the future will be determined by the Board of Directors after consideration of various factors. The Bank's profitability and regulatory capital ratios in addition to other financial conditions will be key factors considered by the Board of Directors in making such determinations regarding the payment of dividends by the Bank.

California law restricts the amount available for cash dividends by California state banks, such as the Bank, to the lesser of retained earnings or the bank's net income for its last three years (less any distributions made to shareholders by the bank during such period). Notwithstanding this restriction, a bank may, with the prior approval of the DFI, make a distribution to its shareholders in an amount not exceeding the greater of the retained earnings of the bank, net income for such bank's last fiscal year or the net income of the bank for its current year. Additionally, bank regulatory agencies have authority to prohibit banks from engaging in activities that, in their respective opinions, constitute unsafe and unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the bank regulatory agencies could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the bank regulatory agencies have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank may pay.

ITEM 6.   SELECTED FINANCIAL DATA


Financial Summary                                                                                                    Mid-State Bank
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)                                         YEAR ENDED DECEMBER 31,
                                                                 1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
Interest Income                                              $   57,300     $   52,043      $   51,675    $   49,155    $   52,313
Interest Expense                                                 17,136         16,158          16,640        14,157        17,685
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                              40,164         35,885          35,035        34,998        34,628
Provision for Loan Losses                                            --             --              --         2,450        16,000
Non-interest income                                              12,956         12,722          11,992        10,890        11,120
Non-interest expense                                             37,683         41,371          48,051        54,300        38,091
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                       15,437          7,236          (1,024)      (10,862)       (8,343)
Provision for income tax expense (benefit)                        2,000          2,825          (1,675)           --          (620)
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                   $   13,437     $    4,411      $      651    $  (10,862)   $   (7,723)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Per share:
Earnings Per Share (adjusted for stock dividends) -- basic   $     1.95     $     0.64      $     0.09    $    (1.57)   $    (1.12)
Earnings Per Share (adjusted for stock dividends) -- diluted       1.94           0.64            0.09         (1.57)        (1.12)
Cash dividends                                                     0.12             --              --            --          0.12
Dividend payout ratio                                              6.15%            --              --            --       (10.71%)
Stock dividend                                                       5%             5%              5%            5%            5%
Book value at December 31                                         11.29           9.82            9.82          8.46         12.34
Shares outstanding at December 31                             6,905,100      6,576,689       6,264,780     5,967,661     5,678,998
Non-accrual loans                                                 2,677          3,638          13,087        23,969        27,565
Loans past due 90 days or more                                      632          2,801           1,653         5,412         3,039
Other Real Estate Owned                                           2,511          6,160          10,298        13,397        11,793

AT DECEMBER 31,

Cash and cash equivalents                                    $   73,708     $   73,392      $   71,310    $   76,004    $   86,889
Investments and Fed Funds Sold                                  383,171        344,511         304,972       244,396       213,061
Loans, net                                                      338,281        319,190         302,932       337,513       390,007
Other assets                                                     47,140         55,338          79,172       100,039       120,189
------------------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                              $  842,300     $  792,431      $  758,386    $  757,952    $  810,146
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing deposits                                $  137,626     $  122,396      $  109,907    $  112,471    $  107,825
Interest bearing deposits                                       619,429        592,329         575,425       580,877       597,200
Other borrowings                                                  4,495          7,424           5,589         8,992        26,437
Other liabilities                                                 2,784          5,718           5,961         5,115         8,583
Shareholders' equity                                             77,966         64,564          61,504        50,497        70,101
------------------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $  842,300     $  792,431      $  758,386    $  757,952    $  810,146
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
For the year:
   Return on assets                                               1.67%          0.58%           0.09%        (1.38%)       (0.95%)
   Return on equity                                              18.85%          7.00%           1.16%       (18.01%)       (7.47%)
   Net interest margin                                            5.68%          5.58%           5.80%         5.54%         5.24%
   Net loan charge-offs (recoveries) to avg. loans               (0.24%)         0.29%           0.56%         2.51%         1.30%
   Efficiency ratio                                               70.9%          85.1%          102.2%        118.3%         83.3%
At December 31:
   Equity to average assets (leverage ratio)                       9.2%           8.1%            8.1%          7.7%          8.6%
   Tier one capital to risk-adjusted assets                       14.9%          13.6%           12.7%         11.7%         14.7%
   Total capital to risk-adjusted assets                          16.2%          14.8%           14.0%         13.0%         15.9%
   Loan loss allowance to loans, gross                             3.2%           3.2%            3.6%          3.8%          4.9%
   Non-accrual loans to total loans                               0.79%          1.14%           4.32%         7.10%         7.07%
   Non performing assets to total assets                          0.69%          1.59%           3.30%         5.64%         5.23%
   Allowance for loan losses to non performing loans             340.0%         162.1%           77.0%         45.0%         66.1%


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION AND BUSINESS OF THE COMPANY

Mid-State Bank (the Bank or Mid-State) was founded in 1961 and operates a full service commercial banking business serving its customers on the Central Coast of California. Headquartered in Arroyo Grande, it operates 23 offices in communities throughout San Luis Obispo and Santa Barbara counties. Based on data supplied by Banks in its trade area, Mid-State is the 2nd largest Bank in terms of total assets and is one of 13 independent commercial banks operating in the two county area (the Central Coast banks). Of the 310 banks in the State of California, only 23 of them were chartered to do business prior to Mid-State.

The following discussion and analysis will provide insight and supplementary information into the accompanying consolidated financial statements of Mid-State Bank. It also provides Management's assessment of the operating trends over the past few years and certain of their expectations for 1998.

Following this section, five areas are reviewed, including; 1) 1997 results and accomplishments, 2) the environment impacting the Bank, 3) an analysis of the statement of financial position, 4) an analysis of income and expense, 5) a review of activity at the Bank's wholly owned subsidiaries (Mid Coast Land Company and MSB Properties), 6) a review of common stock price, dividend history, and information concerning the annual meeting of the Bank, and 7) subsequent event information.

Reference is made to the accompanying consolidated financial statements and notes to those statements. Comparable data from peer banks in Mid-State's trade area are based on results from 12 of those institutions' Call Reports which were supplied to their regulatory agencies as of September 30, 1997 (the 13th Bank did not commence operations until late December). These data are the latest available as of the time of this writing.

The Management's Discussion and Analysis (MD&A) includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the MD&A, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Bank's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Bank's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, and (iii) the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses. Although the Bank believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Bank or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Bank undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

1997 RESULTS

FINANCIAL

For 1997, Mid-State Bank on a consolidated basis reported Net Income of $13.4 million compared to $4.4 million in 1996. The diluted Earnings Per Share was $1.94 compared to a Per Share of $0.64 in the previous year. Consolidated total assets at December 31, 1997 were $ 842.3 million compared to $792.4 million at December 31, 1996, up approximately 6.3%. Total deposits also increased from $714.7 million as of December 31, 1996 to $757.1 million at year-end 1997. Shareholders' common equity stood at $78.0 million at period-end up from its $64.6 million level a year earlier, owing primarily to net income of $13.4 million for 1997. Also impacting shareholders' equity were the unrealized gain on securities available for sale of $1.7 million which is up from $908 thousand one year earlier, as well as, cash dividends paid during 1997 of $789 thousand.

As the table below illustrates, net income was generated by both the Bank and MSB Properties, but was reduced on a consolidated basis by the loss incurred at Mid Coast Land Company. Mid Coast Land Company's loss is related principally to 1) continued charges to expense for possible losses on investments in real estate of $2.0 million (down from $5.5 million charged to expense in 1996) and 2) expenses related to San Luis Bay Estates of $1.2 million which consist of net gains and losses on home sales at San Luis Bay Estates and the direct administrative expense associated with this project.


INCOME OR (LOSS) BY SUBSIDIARY

                                             1997           1996           1995
                                             ----           ----           ----
Bank only, pre-tax                       $16,125,511   $11,779,371    $ 8,235,903
MSB Properties, pre-tax                    2,202,580     2,024,333      1,695,018
Mid Coast Land Co., pre-tax               (2,891,383    (6,568,161)   (10,955,284)
Tax Expense (credit)                       2,000,000     2,825,000     (1,675,000)
----------------------------------------------------------------------------------
Consolidated Bank                        $13,436,708    $4,410,543    $   650,637

Economic vitality has improved significantly from a few years earlier. A good barometer of economic health is the level of non-accrual loans (which are symptomatic of economic difficulties) held by Central Coast independent banks. These had reached a low of 0.40% of total loans at the market peak (December 31, 1990), rising to 2.29% of total loans of the Central Coast Banks at the end of 1995. At the end of September 1997, they had declined to 0.93%. The Central Coast Banks' net charge-off experience in 1997, representing actual bank losses net of recoveries, while up slightly from 1996, was much improved over that experienced a few years earlier. The collective net charge-off experience of Central Coast banks is as follows:

    1997 (9 months annualized)               0.28%
        1996                                 0.24%
        1995                                 0.88%
        1994                                 0.95%
        1993                                 1.01%
        1992                                 0.52%
        1991                                 0.34%
        1990                                 0.25%


The Bank's allowance for loan losses, which serves as a "buffer" against loan losses, experienced losses totaling $852 thousand charged against it. Recoveries of loans previously charged-off amounted to $1.7 million which were credited back to the allowance. Management felt that the ending allowance for loan losses of $11.3 million, or 3.2% of gross consolidated loans, was sufficient to cover loan losses inherent in the portfolio and therefore did not make any addition during the year beyond net recoveries.

NEW ACCOMPLISHMENTS IN 1997

In 1997, the Bank continued its efforts aimed at improving bank profitability, enhancing customer service, expanding the products and services available to the Bank's customers and improving the Bank's sales of these products and services to its clientele. These are described below.

As the year began, the Bank became the first community bank on the Central Coast to offer its customers home banking services. The service allows customers to verify account balances, review cleared checks, pay bills, view account activity, initiate stop payments, reconcile accounts, and transfer funds. The service can be accessed in one of three ways -- by touch-tone telephone, by screen phone or by personal computer. The system has a sophisticated security system which assures that communications are confidential and the service is password protected. By the end of the year, over 1,000 customers were subscribing to the service. Management feels it is in a unique position to offer a desirable blend of both person-to-person traditional, independent banking and the streamlined world of modern day technological conveniences.

On January 15, 1997, the Board of Directors received notification from the Federal Deposit Insurance Corporation (FDIC) that they had removed the Consent Agreement under which the Bank had operated since January 1994. The action removed a number of restrictions placed on the Bank. As reported in last year's Annual Report, the improved condition of the Bank was anticipated to reduce the FDIC related assessments, generating an actual savings in 1997 of $778 thousand.

In May, the Bank became the first on the Central Coast to offer the new Medical Savings Account (MSA) to customers. A MSA is a tax-exempt trust or custodial account established for the purpose of paying medical expenses accompanying a high-deductible health plan. Similar rules that apply to IRA's apply to the MSA account. MSA's were created in response to the rising cost of health care, and the great number of individuals and families with no health care insurance of any kind. The intent of Congress in passing this legislation was to provide a financial incentive for employers (including the self-employed) to purchase health insurance. Businesses or individuals may contribute money to a MSA for the purpose of paying health care expenses or certain health insurance premiums. Mid-State Bank had some 80 MSA accounts totaling over $75 thousand in balances at the end of 1997. These balances have grown steadily and predictably since the product's introduction. Given the lack of availability of these accounts from other institutions, Management is hopeful that this product will become increasingly utilized as its features become more widely disseminated.

Late in the Spring, the Bank introduced its all-in-one, jumbo construction and permanent financing loan. This loan allows the customer the ease and convenience of acquiring a construction loan, as well as a permanent financing loan, all in one, easy step. With Mid-State's new product, the customer need only pay a one-time application, documentation and fee process compared to two sets of fees using traditional methods. The loan was introduced with an 8.5% fixed interest rate, no interest points, and financing starting at $125 thousand. The new loan product has met with a modest degree of success with 7 loans boarded during the year which totaled $3.2 million.

In June, the Bank also opened its first off-site ATM location at Allan Hancock College. Located in the bookstore of the Santa Maria based college, customers and non-customers can perform withdrawal and balance functions during regular store hours. What is unique about this ATM location and all of Mid-State Bank's machines is that Management has elected not to charge the customary surcharge for using a cash machine not owned by their bank. These surcharges are paid to the bank operating the ATM and supplement the fees many customers pay to their own banks when they use another bank's machine. Activity at the machine now equates to about 500 transactions per month.

Many of the Bank's customers were required by July 1, 1997 to begin to pay federal taxes electronically. This Internal Revenue Service mandate effected
1.2 million taxpayers who paid at least $50,000 in employment taxes during 1995. Customers were required to enroll in the government's Electronic Funds Tax Payment System (EFTPS). For those customers who selected a remittance method of ACH Credit, the Bank began arranging appointments for its representatives to meet the customer and provide them with information about the Bank's BUSINESS EXPRE$$ product. This software program, which allows for the customer to initiate ACH transfers, has now been sold to 72 customers of the Bank, generating about 15,000 ACH transactions per month. The Bank also provides customers training classes on using the program in its computer lab.

On August 15 1997, the Bank began providing drive-up banking services on Saturday mornings. This expanded drive-up hours to 8 a.m. to 7 p.m., Monday through Friday, and 8 a.m. to 12 p.m. on Saturdays. The extra hours were provided to better accommodate the needs of customers allowing them to make deposits, cash checks, apply for an ATM card, check balances and transfer funds from the convenience of their cars. The Saturday opening was an immediate hit with customers with over 1,000 transactions occurring on the first Saturday!

During the summer, the Bank also introduced a sales training program it has coined "STP", or "Sales Through Productivity". The theme comes from the marketing line of the well-known engine additive which advertises that it makes engines run smoother, more efficiently and with less friction. The training emphasizes "production" rather than "sales". The focus is on making contacts rather than necessarily closing sales. The idea is to create a situation in which employees can feel good about making a customer contact, and at the same time relieve the pressure on them to "make a sale" on every contact. Over the long run it is believed that this program will actually increase sales as it will increase the number of contacts that Bank employees have with prospective customers. As an adjunct to the introduction of this program, the Bank later in the year introduced a customer service program called "Back to the Future", after the popular movie of the same name. The program emphasizes the five basic steps of good customer service including friendly greeting, using the customer's name, processing an efficient transaction, listening for clues about additional customer needs, and closing with a friendly good-bye.

On October 1, 1997, the Bank implemented a program to reduce the dollar amount of required reserves it is required to maintain at the Federal Reserve Bank. This program allows the Bank to internally reclassify certain of its NOW account deposits which carry a 10% reserve requirement to a non-transaction account status which is not subject to any reserve requirement. This allows the Bank to decrease a non-earning asset (cash) held at the Federal Reserve and invest these funds in an earning asset such as loans or the investment portfolio. Total additional earnings generated since implementation is estimated at about $113 thousand compared to one time expenses equal to approximately $80 thousand. Future periods will continue to benefit (with no on-going expense) from this improved utilization of assets provided the Federal Reserve Bank does not alter its current approach to reserve requirement calculations. Management is not aware of any pending changes to their approach.

AUTOMANIA 97 also began on October 1, 1997, with a Bank goal to book $1.5 million in automobile loans over the two month period of October and November. All the offices and certain members of the Credit Service Center, Corporate Banking and the Mortgage Department were divided into teams and competed with one another for various awards. The Bank offered a special rate on these loans with an objective of 1) increasing consumer loans, 2) preserving valued customer relationships, and 3) offering an opportunity to attract non-customers to the Bank. The Bank boarded 102 loans totaling $2.0 million during the promotion which is about 2.5 times the average dollar volume generated for similar two month periods preceding AUTOMANIA.

In addition to the items noted above, the Bank and its employees continue to be dedicated to a multitude of community involvement activities. For example, the Bank has raised in the past 14 years some $236 thousand for the March of Dimes and its efforts to prevent birth defects. Countless hours of volunteerism are offered to groups such as Special Olympics, the American Cancer Society, local PTA's, local YMCA's, local United Ways, local Boys and Girls Clubs, youth activities, senior activities, Hotline, Rotary, Kiwanis and many more. Donations to these groups by the Bank (excluding employee contributions) totaled over $51 thousand in 1997. The Bank also launched its first volunteer crew for the Caltrans Adopt-A-Highway program during the year. The Bank is now responsible for picking up litter and trash along a two mile stretch of Highway 101 in Arroyo Grande near the Traffic Way on-ramp.

Mid-State Bank, as well as other financial institutions, relies heavily on effective computer communications between banks, data networks, data processing centers and customers. Management and the Board of Directors have committed to a Year 2000 Plan which the Bank has been busy implementing during 1997. Contracts have been signed and schedules have been set to replace the Bank's mainframe computer and software with a Year 2000 compliant system. The current system was due for replacement after serving the Bank for over seven years. The cost of the new computer system will be capitalized like any fixed asset and depreciated over its expected useful life. The Bank expects depreciation expense to increase by approximately $115,000 per month beginning in July 1998. Teams have been formed to accomplish the conversion in 1998. Personnel have been assigned to assess the Bank's other systems for Year 2000 compliance. These other systems include, but are not limited to, in-house applications, outside vendor applications, environmental systems and parties with whom we exchange information. The Bank's goal is to modify or replace vulnerable systems, bringing the Bank into Year 2000 compliance by January 1, 1999. Other steps include the commitment of resources to have a speaker address Year 2000 issues at the Bank's Annual Economic Symposium, the mailing of Request for Compliance Assessment Letters to certain of its credit customers, the issuance of Compliance Acknowledgment Questionnaires to new credit customers, the design and distribution of printed materials either through mailings or statement stuffers to customers, and holding informational seminars for the Bank's business customers throughout the Central Coast. The costs of these activities, which will be charged to expense, are not expected to have a material affect on the consolidated statement of financial position and results of operations.

The Bank logged over 700 in-person calls during 1997 under the Community Reinvestment Act ("CRA") in its efforts to ascertain the financial and non-financial needs of the community. Through these and other efforts, the Bank was able to complete a number of CRA related activities. These activities cover a wide spectrum from programs such as low interest storefront beautification loans in Grover Beach, to participating with a consortium of local banks in the purchase of $3.5 million of Certificates of Participation issued by Cuesta College to construct a new campus in northern
San Luis Obispo County.   Management is dedicated to continuing this
community involvement in 1998 and beyond.

PROGRESS REPORT ON PROGRAMS INTRODUCED IN RECENT YEARS

Recent year's Annual Reports outlined different programs introduced to improve profitability and asset quality. As a follow-up to their introduction, described below are updates as to how these programs are working during 1997.

One of the most critical goals for the Bank in recent years was to reduce the level of non-earning, problem assets to acceptable levels. The establishment of the Special Assets Department in 1994 was a key tactic in accomplishing this goal. Its effectiveness can be viewed in the trends evident in the levels of non-accrual loans, Other Real Estate Owned (OREO), and net charge-offs. The table below outlines some key indicators in the improving quality of Bank assets.


                                              1997                        1996
                                              ----                        ----
         Non Accrual Loans                $2,677,133                 $3,638,320
         OREO, net                        $2,511,259                 $6,160,468
         Net Charge-offs
            (Recoveries)                 ($  812,648)                $  905,200

The reduction in non accrual loans and OREO will benefit future periods' earnings as these balances, which had previously not been generating earnings for the Bank, are liquidated and the funds reinvested. Net charge-offs represent actual losses which are charged against the allowance for loan losses and may often result in charges against earnings to replenish the allowance.

The Bank's efforts to liquidate Mid Coast Land and its real estate development holdings have been extensively documented in recent years. The Bank was able to either complete development of certain holdings and sell the completed homes to the general public or sell certain of the development projects in their existing states of completion to interested third parties. These efforts have brought forth significant reductions in the level of holdings in these properties, as evidenced by the following chart:


                                   1997                1996
                                   ----                ----
          Investments
             in R. E            $8,768,095        $14,163,121
          Number of
             Projects               3                   4


Mid Coast Land has been able to lower its holdings to $ 8.8 million in investments in net real estate at year-end compared to more than $70 million at the end of 1993. There is a reserve of $6.0 million which is netted against the gross holdings of $14.8 million. Of the $14.8 million in gross holdings, about 83% is centered in one project - San Luis Bay Estates in Avila Beach. The Bank plans to continue to aggressively market this project in the months ahead as it completes the process of obtaining all appropriate entitlements to the development. The project represents one of the last coastal development projects (consisting of single family residences, planned unit developments, condominiums and vacant lots) and is considered to be of prime sales potential. The other 2 properties held by the company are small in comparison and should be sold in the ordinary course of business. They represent commercial property in the Five Cities area and some remaining acreage property at Ranchita Estates in Arroyo Grande.

ENVIRONMENTAL FACTORS
ECONOMIC CONDITIONS

The most comprehensive review of local economic conditions known to Management comes from the UCSB Economic Forecast Project which provides both annual forecast information and periodic updates of economic conditions in the Bank's trade area. The economy continues a steady improvement, as measured by a variety of data. Perhaps the most important economic criteria is projected job growth for the area's residents. In San Luis Obispo County, job growth is expected to increase by 1.9% in 1997 compared to 3.7% in 1996. The unemployment rate in San Luis Obispo County is expected to be at 4.8% at the end of 1997, declining further according to the UCSB forecast to 4.5% by the end of 1998. Santa Barbara County also saw steady job growth, with employment having increased by some 4,000 jobs, or 2.6% over the 12 months ended in June. Principal sectors creating this growth were the retail sector, the education sector, construction and non-durable goods manufacturing. The unemployment rate in Santa Barbara County was 4.6% at mid year.

Tourism in both counties has continued its steady rise. Hotel/motel occupancy rates have seen steady improvement with overnight visitor frequency increasing 2.6% and hotel/motel room sales up 5.7% during 1997 in San Luis Obispo County. Visitor spending has been estimated for 1997 to be up 7.2% to $394 million. Similarly, in Santa Barbara County on the south coast, hotel/motel room sales are up 6.4% indicating positive tourism trends there as well. This important sector to the Bank's trade area appears to be healthy and improving.

Solid retail sales figures were noted throughout the Bank's trade area, especially in San Luis Obispo County, Santa Maria, and Santa Barbara. Retail sales in San Luis Obispo County jumped a healthy 5.9% in 1997. While figures for Santa Barbara County were not quite as dramatic, they too exhibited healthy growth led by Santa Maria with an estimated 8.3% growth rate. Management would expect retail sales growth, adjusted for inflation, to continue to grow in excess of 4% in 1998.

Residential real estate sales were particularly strong in San Luis Obispo County during 1997 and also up in Santa Barbara County. Home sales are estimated to be up some 6% in San Luis Obispo County and 1.1% in Santa Barbara County (for the first half of 1997). The median price of homes sold in San Luis Obispo increased 6.6% (third quarter compared to third quarter) and 5.5% in Santa Barbara County (based on first half of 1997). The UCSB Economic Forecast Project is projecting an increase in selling prices for 1998 owing to a lack of housing inventory going into the new year.

Interest rates are not expected to change dramatically during 1998. In last year's Annual Report the Bank was anticipating "...that interest rates will likely remain stable for much, if not all, of the year. There does not appear to be any clear evidence portending the need to either tighten (raise interest rates), or to become more accommodative (lower interest rates)....If there is to be some movement in interest rates, it would appear that the bias would be toward slightly higher levels." Indeed, the Federal Reserve has only adjusted its target for the Fed Funds Rate once during 1997 from 5.25% to 5.50% back in March. The 5.50% target is still being utilized as of the end of the year. The Prime Rate, which often correlates to Fed Funds Rate movements, also increased just one time to 8.50% from 8.25% in March. It too has remained unchanged through the balance of 1997, ending the year at the same level. With these basic rate monitors being fairly stable over the year, other indicators displayed somewhat more fluctuation. For example, the 30 year Treasury Bond which began the year at about 6.65%, rose to the low 7.0% range in March and then fell in yield through much of the rest of the year to close at 5.92% at the end of 1997. Similarly, the two year Treasury Note started at 5.88%, rose to 6.4% in March and then fell to 5.64% at the end of the year. While some fluctuation in market interest rates is to be expected, rates have generally been fairly stable this past year.

Management's expectations for 1998 would again be for relatively stable interest rates for much, if not all, of the year. Factors arguing against any upward movement in rates include; 1) the stable inflation statistics which continue to be released, and 2) the uncertain conditions in foreign markets which are negatively impacting the earnings of corporations in the United States. Factors arguing against any drop in interest rates include;
1) a tight labor market, and 2) both lofty, and fairly volatile, stock market levels. Against this back-drop, it seems that a more stable, middle of the road course on the part of the Federal Reserve is most likely. These interest rate conditions, coupled with the steady momentum developing in the local economy over the past few years, would appear to indicate another favorable year for the local Central Coast economy.

COMPETITIVE FACTORS

Competitive pressures from other financial institutions continue to be intense both in Mid-State Bank's trade area and throughout the Nation. Many banks are suffering from a lack of loan demand, which is translating into more aggressive pricing on the good credits available. As noted in previous Annual Reports, in Mid-State's local trade area, the major banks, absent from the market place in the late 1980's and early 1990's are marketing loan products again. Various mortgage bankers are blanketing the central coast communities with sales promotions and are extremely competitive with their rate programs. Brokerage houses are indeed a factor through their marketing of mutual funds and numerous banks are now offering these products. Currently, Mid-State Bank continues to be reluctant to offer these products because of 1) the resultant capital outflows from San Luis Obispo and Santa Barbara Counties which negatively impact the local economy, 2) the very real potential for market losses to customers who would purchase these products (who have not previously experienced losses on their FDIC insured savings and checking accounts) and 3) the front-end fees charged by some firms which offer these products. While there are positive arguments for offering alternative investments, Mid-State Bank continues to carefully analyze the feasibility of offering these deposit alternatives to its customers.

It should also be noted that the trend toward consolidation of banking assets exhibited over the past few years in the Bank's trade area continued in 1997. Statewide, according to SNL Securities, there were 30 Bank and thrift mergers announced during 1997, down from 42 in 1996. Locally, First Valley Bank of Lompoc was acquired by Santa Barbara Bancorp during the year and El Camino National Bank in Lompoc by the Bank of Santa Maria. With the completion of these acquisitions, there were just 11 independent banks in the two county area which Mid-State Bank serves, down from 17 as recently as the end of 1994. This was short-lived, however, as two banks - Mission Community Bank and Coast National Bank - both of which would have a presence in San Luis Obispo County, opened during the year. Coast National began operations in June and Mission Community opened in late December. These Banks mirror what is happening beyond the Bank's trade area as 144 state and federally chartered commercial banks started operating in 1996 and another 91 in 1997.

As more fully discussed in the Subsequent Event section at the end of the MD&A and in Footnote No. 16 to the consolidated statements of financial position, the Bank entered into an Agreement to Merge and Plan of Reorganization with BSM Bancorp and its wholly owned subsidiary Bank of Santa Maria on January 29, 1998.

As mentioned in last year's Annual Report, the other trend in banking in Mid-State's trade area mirrors what has happened throughout the State of California. The larger institutions, most notably Bank of America and Wells Fargo Bank, have closed a number of their traditional brick and mortar branches in favor of an expanded "kiosk" type presence in local supermarket chains. Moreover, they have continued to promote their electronic delivery capabilities to their customer base. It is unclear over the long term how this strategy will faire, however, and the Bank continues to secure a number of new customers unhappy with this more de-personalized approach and the mergers of ever larger institutions.

REGULATORY CONSIDERATIONS

As described in Footnote No. 15 to the Financial Statements, Mid-State Bank through its Board of Directors operated under a written Consent Agreement with the Federal Deposit Insurance Corporation pursuant to Section 8(b) of the Federal Deposit Insurance Act from January 31, 1994 to January 14, 1997. The Bank was released from that Agreement, effective January 15, 1997. Release from that agreement was a significant milestone for the Bank in its efforts to reduce its levels of problem assets and restore profitability. Moreover, it eliminates some of the operating restrictions previously placed on it by the FDIC.

LEGAL MATTERS

The Bank is involved in litigation of a routine nature which is being handled and defended in the ordinary course of the Bank's business. In the opinion of Management, based on the advice of legal counsel, the resolution of pending litigation will have no material impact on the Bank's income or financial position.

ANALYSIS OF STATEMENT OF FINANCIAL POSITION

LOANS

Mid-State Bank experienced an increase in its net loan portfolio from $319.2 million at the end of 1996 to $338.3 million at the end of 1997. This represents continued growth of the loan portfolio of $19.1 million following the $16.3 million increase in 1996. Management is encouraged by this improving trend after having seen several years of declining totals. The portfolio had actually been as high as $442.2 million at the end of 1991. Loans now represent approximately 40% of Mid-State's assets which is down from its peak of 64% of assets in 1989. Experiences at the independent banks in Mid-State's trade area are similar. In 1989, loans were 66% of total bank assets among the 17 independent banks. As of September 30, 1997 this figure had declined to 55% of the remaining 12 independent bank assets. The Investment Portfolio has grown in absolute dollars, as well as a percentage of assets, over this period of time as funds are being allocated to this portion of the balance sheet. The section immediately following provides a more extensive discussion of the Investment Portfolio.

The composition of the loan portfolio is changing as well. The graph below displays the trend over the past five years in the various components of the loan portfolio.

Consolidated Bank Loan Trends
($ in millions)

              Dec-93    Mar-94   Jun-94    Sep-94   Dec-94    Mar-95   Jun-95   Sep-95   Dec-95   Mar-96   Jun-96
Construction
& Land Dev.    63.337    79.651   78.891    56.16    41.8599   39.446   33.557   33.506   27.734   32.091   29.697

Real Estate   159.641   155.061  149.762   160.016  159.9799  155.201  154.988  153.601  139.321  142.337  144.673

Home Equity    85.179    82.343   80.214    77.115   75.0492   72.971   72.83    69.442   66.504   64.186   62.214

Commercial,
Other          56.188    50.927   50.75     52.958   51.5844   48.371   51.571   51.408   51.203   51.81    52

Consumer       27.676    26.585   25.645    25.949   28.7671   27.167   30.372   30.112   30.648   28.079   28.732

Installment    22.009    21.389   20.484    20.853   21.3272   22.124   25.194   24.607   24.73    21.83    20.251

Credit Cards/
Or Reserve      5.657     5.196    5.161     5.096    5.4999    5.043    5.178    5.305    5.918    6.249    6.481


Consolidated Bank Loan Trends
($ in millions)

              Sep-96   Dec-98   May-97    Jun-97   Sep-97    Dec-97
Construction
& Land Dev.    31.316   27.719   31.459    22.923   22.937    23.414

Real Estate   147.383  153.566  156.636   163.444  171.263   173.548

Home Equity    60.341   59.046   53.317    56.718   56.029    52.978

Commercial,
Other          52.114   53.923   69.796    65.907   63.443    69.203

Consumer       30.055   31.352   31.019    31.044   30.069    32.275

Installment    20.494   20.474   20.062    19.56    16.632    20.408

Credit Cards/
Or Reserve      9.561   11.088   10.957    11.484   11.387    12.387

Construction loans have fallen from their level three years earlier - $41.9 million at December 31, 1994 compared to $23.4 million at year-end 1997. In a similar manner, Home Equity Credit Lines have also declined from $75.1 million at the end of 1994 to $52.7 million at the end of 1997. Consumer loans (installment, credit cards and credit reserve) have exhibited modest growth over the 3 year period reaching $32.3 million at year-end 1997 compared to $26.8 million at the end of 1994. Commercial loans have especially grown over the last 18 months having reached $69.2 million at December 31, 1997. Real Estate loans generally trended down from $160.0 million at the end of 1994 to nearly $139.3 million at December 31, 1995, but then grew back to $173.5 million by the end of 1997. The Bank expects to continue to emphasize other types of lending activity in order to diversify the risk in those categories relative to term real estate loans. Economic recovery in the Central Coast will determine the types of credit the Bank will be able to extend and hence its ability to achieve this objective.

Recoveries in 1997 of loans previously charged-off totaled $1.7 million which was actually greater than the charge-offs of $852 thousand taken during the year resulting in NET RECOVERIES of $813 thousand. This represents a dramatic turn-around from the actual loan losses (net of recoveries) sustained during 1996 of $905 thousand, $1.9 million in 1995 and $9.4 million in 1994. The Bank anticipates that charge-offs (actual losses) will continue at the reduced levels witnessed during 1997. It is unlikely however that recoveries would again exceed charge-offs in the coming year.

The Bank's allowance for loan losses stands at $11.3 million, or 3.2% of gross loans, as an accrual for losses inherent in the Loan Portfolio but not yet realized. This amount is up from the $10.4 million at December 31, 1996.
 The year-end 1997 balance now represents 420% of non-accrual loans up from 287% at the end of 1996. A five year review of activitiy in the allowance for loan losses and an allocation by loan type of the allowance is shown in the two tables below.


ALLOWANCE FOR LOAN LOSSES                       1997             1996             1995           1994             1993
---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                  $10,437,972      $11,343,172     $13,216,619    $20,214,348     $  9,760,041
Provision charged to operating expense             -               -                -           2,450,000       16,000,000
Loans charged off:
 Construction and development loans                -               (73,000)     (1,155,975)    (7,299,242)        (365,673)
 Real estate loans                               (161,940)        (692,245)     (1,113,215)    (1,648,631)      (3,754,143)
 Home equity credit lines                         (14,772)        (292,636)       (278,112)      (358,492)         (96,549)
 Installment loans                               (174,196)        (216,117)       (194,251)      (376,511)        (304,770)
 Commercial loans                                (288,154)      (1,118,646)     (1,242,233)      (935,664)      (1,037,097)
 Credit cards and related loans                  (213,392)        (215,178)       (216,351)      (162,416)        (210,399)
Recoveries of loans previously charged off:
 Construction and development loans                43,718          908,140       1,616,011        794,216             -
 Real estate loans                                 83,557           96,060         148,902          6,431            1,300
 Home equity credit lines                          20,392           23,027          49,050         12,463             -
 Installment loans                                 96,145           81,927          80,654        257,860           97,398
 Commercial loans                               1,369,624          545,408         385,448        232,384          114,189
 Credit cards and related loans                    51,666           48,060          46,625         29,873           10,051
---------------------------------------------------------------------------------------------------------------------------
 BALANCE AT END OF YEAR                       $11,250,620      $10,437,972     $11,343,172    $13,216,619      $20,214,348
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

An allocation of the allowance for loan losses at current and prior year-ends is as follows:

                                           Percent             Percent              Percent            Percent             Percent
Balance applicable to:          1997       of Total   1996     of Total   1995     of Total   1994     of Total   1993     of Total
Construction and
  development loans             $   334        3.0%   $   672      6.4%   $ 2,070     18.2%   $ 3,068     23.2%   $ 6,656     32.9%
Real estate loans                 2,474       22.0%     4,911     47.0%     4,536     40.0%     4,124     31.2%     4,248     21.0%
Home equity credit lines            656        5.8%       771      7.4%     1,136     10.0%     1,830     13.8%     2,469     12.2%
Installment loans                   402        3.6%       196      1.9%       544      4.8%       892      6.7%       575      4.3%
Commercial loans                  1,828       16.2%     1,290     12.4%     2,090     18.4%     3,050     23.1%     5,223     25.8%
Credit cards and related loans      650        5.8%       402      3.9%       486      4.3%       186      1.4%       711      3.5%

Unallocated                       4,907       43.6%     2,196     21.0%       481      4.2%        67      0.5%        33      0.2%

      BALANCE AT END OF YEAR    $11,251      100.0%   $10,438    100.0%   $11,343    100.0%   $13,217    100.0%   $20,214    100.0%


With the combination of the collateral securing the problem loans and the size of the allowance for loan losses, Management feels that the allowance is more than sufficient to cover inherent losses. Management reviews the adequacy of the allowance and adjusts it as necessary on a regular basis.
The allowance is also examined annually by one or more of the Bank's regulatory bodies including the FDIC and The State Of California Department of Financial Institutions. The adequacy of the allowance is determined by considering the type and quality of loans in the loan portfolio, trends in non-accrual loans, trends in delinquencies, trends in actual losses, geographical distribution of loans, management expertise, economic outlook, diversification of the loan portfolio, value of available collateral, and the costs of collateral liquidation.

                                         Over     Due after   Due after
    (dollars in 000's)                 3 Months    one year  three years
                            3 Months    through    to three    to five     Due after
                             or less   12 Months     years      years      five years   Total
-----------------------------------------------------------------------------------------------
      DECEMBER 31, 1997
      ----------------
  Fixed rate loans          $  3,979    $23,557     $33,147    $23,643     $68,180     $152,506
  Floating rate loans        194,347      1,589           -          -           -      195,936
-----------------------------------------------------------------------------------------------
      Sub-total              198,326     25,146      33,147     23,643      68,180      348,442
  Non accrual loans                                                                       2,677
      Total Loans, gross                                                               $351,119


      DECEMBER 31, 1996
      ----------------
  Fixed rate loans          $  13,470   $18,902     $34,327    $24,493     $52,179     $143,371
  Floating rate loans         183,045       764           -          -           -      183,809
-----------------------------------------------------------------------------------------------
      Sub-total               196,515    19,666      34,327     24,493      52,179      327,180
  Non accrual loans                                                                       3,638
      Total Loans, gross                                                               $330,818
-----------------------------------------------------------------------------------------------

Non-Accrual loans within Mid-State Bank's portfolio stood at $2.7 million as of December 31, 1997, an improvement from the $3.6 million at the end of 1996. Loans 90 days or more past due stood at $632 thousand at December 31, 1997 which is down from the $2.8 million at the end of 1996. The improving level of non-accrual loans is a reflection of gradually improving economic conditions, the efforts of the Bank's problem resolution personnel and actual charge-offs of prior period's problem assets. The vast majority of the loans on non-accrual ($2.4 million) are secured by real estate. There is potential for this collateral to be liquidated to recover principal and unpaid interest. To the extent this is not sufficient, a charge-off against the allowance may result. Loans 90 days or more past due are all secured by real estate. It should be noted that in certain cases, loans more than 90 days past due will not go into non-accrual status because they are well secured and in the process of collection.

A summary of maturities and sensitivities of loans to changes in interest rates is shown in the table below. A more complete discussion of the Bank's exposure to changes in interest rates can be found in the MD&A under the section titled "Net Interest Income and Interest Rate Risk".

INVESTMENT PORTFOLIO

The Bank's Investment Portfolio primarily consists of US Treasury Notes and Bills, Federal Agency Notes, Mortgage Backed Securities and Municipal Bonds. See footnote No. 2 to the consolidated financial statements for a detailed composition of the Investment Portfolio. Most of the growth in the portfolio was centered in the Municipal Portfolio as it increased from $59.7 million at the end of 1996 to $108.2 million at the end of 1997. The Bank has focused on this segment of the portfolio because it generates better returns and there is already ample liquidity with the Treasury and Agency portion of the portfolio ($246.3 million at year-end 1997). The U.S. Treasury portion of the portfolio declined by $37 million while Federal Agencies and Mortgage Backed Securities increased by $19.1 million.

The Bank may segregate its portfolio into three categories - a "Trading Portfolio" (which requires continual mark to market accounting through the income statement), a "Held to Maturity" portfolio (which is carried at historical amortized cost) and an "Available for Sale" portfolio (which requires mark to market adjustments to the Bank's capital account, but provides for the same income statement treatment as the Held-to-Maturity portfolio.) The Bank holds no securities that should be classified as Trading securities. The Bank has determined that since its securities may be sold prior to maturity because of interest rate changes, to meet liquidity needs, or to better match the repricing characteristics of funding sources, its entire portfolio should be classified as Available for Sale.

The mark to market adjustment on the Available for Sale portfolio resulted in positive increases in stockholder's equity of $1.7 million and $908 thousand at the December 31, 1997 and 1996, respectively.

During 1997, management sold certain bonds and had some called prior to their stated maturities. In total these calls and sales had net gains, amounting to $90 thousand. Proceeds from these sales and calls amounted to $47.8 million. Notwithstanding these calls and sales and over $68.3 million in maturing securities, purchases exceeded maturities/sales over the full year. The total investment portfolio thus grew by $28.7 million from the end of 1996 to the end of 1997.

OTHER REAL ESTATE OWNED ("OREO")

As noted in the financial statements, net OREO on the Bank's books stood at $2.5 million at December 31, 1997 compared to $6.2 million at the end of 1996. A breakdown of year-end 1997 OREO by type shows that $771 thousand is construction and land development, $74 thousand is residential single family real estate, and $1.9 million is commercial real estate. The Bank created a real estate valuation allowance to cover inherent uncertainties in the value of its real estate holdings, which is netted against these amounts. At year-end 1997, this allowance stood at $197 thousand compared to $967 thousand at the end of 1996. OREO is held at the lower of cost or market on the Bank's Consolidated Statement of Financial Position. However, given the economic circumstances prevalent in the early 1990's where deteriorating conditions can lead to additional write-downs on certain properties, Management continues to feel it is prudent to maintain a valuation allowance. Given the recent stability of real estate trends and the large decline in the Bank's holdings of OREO properties, Management has determined that it is not currently necessary to add to this allowance.

During 1997, the Bank received net proceeds from sale of OREO properties of $6.2 million. Of the proceeds amount, $1.2 million represented the sale of 9 single family residences, $4.4 million represented the sale of 193 vacant lots, and $477 thousand represented the sale of two commercial/industrial properties. The Bank brought a smaller amount into OREO during 1997 ($1.1 million) than it sold and consequently the year-end 1997 total was smaller than a year ago. Additionally, the Bank made capitalized advances on OREO properties of $433 thousand in 1997 in order to complete their marketability. The Bank expects additions to OREO in 1998 as it forecloses on certain loans which are unable to meet their contractual obligations. Whether the additions to the OREO category will exceed sales is impossible to predict. This will depend, among other things, on the strength of the real estate market and general economic activity.

DEPOSITS

While the Bank is competitive with major banks in terms of its structure of interest rates on deposit products offered, it was not overtly aggressive during 1997 in terms of paying higher rates to attract additional deposits. Given the current modest loan demand and the Bank's excess liquidity at the present time, management does not feel the need to be especially aggressive on the rates being paid. As a result, some of the more interest sensitive accounts, in particular passbook savings, have actually declined in recent years. To be sure, much of the decline in passbook has migrated to time deposits, however, the combination of an improving economy and "non-aggressive" pricing on deposits has resulted in a growth rate over the last few years of about 5% per year.

As mentioned earlier in this report, the Bank implemented a new program during the year to reclassify certain of its NOW account deposits to the Money Market category, thereby allowing it to reduce the amount of required reserves (which are non-earning assets) that it holds at the Federal Reserve Bank. The average amount of NOW accounts reclassified in the fourth quarter of 1997 has been approximately 90%. At year end, the percentage was 77%. A summary of deposits at December 31, 1997 and 1996 is shown in the table below.

                                           1997            1996
-------------------------------------------------------------------------------

            Demand Deposits          $137,625,799    $  122,396,023
            NOW Accounts               47,843,528        44,434,301
            Money Market
                Deposits              243,774,639       237,445,981
            Passbook Savings          117,059,033       116,622,761
            Individual
                Retirement Accts       69,516,710        69,137,402
            Other Time
            Deposits                  141,234,955       124,688,430
-------------------------------------------------------------------------------
            Total
            Deposits                 $757,054,664    $  714,724,898

As discussed in the Income Statement Analysis, interest rates were little changed during 1997 having only modestly affected the Bank's deposit rates. This is readily seen in a comparison of the rates paid on the Bank's deposit products at year-end 1997 compared to year-end 1996. Note also that the Wall Street Journal Prime Rate is higher at year-end 1997 and had risen to this level on March 26, 1997.

SELECTED QUOTED INTEREST RATES            12/31/97 12/31/96 CHANGE
------------------------------            -------------------------
Demand Deposits                                0%        0%       0%
NOW Account
  (50 & Better - over $10,000)              1.00%     1.00%       0%
Money Market Deposits
  (over $2,500)                             2.40%     2.40%       0%
Passbook Savings Account                    2.25%     2.25%       0%
Individual Retirement
   Account (2 Year term)                    5.30%     5.25%  + 0.05%
Time Deposit
  ($100,000 - 6 month term)                 5.25%     5.10%  + 0.15%
Wall Street Journal Prime Rate              8.50%     8.25%  + 0.25%

OTHER BORROWINGS

While not a significant component of the Bank's structure, other borrowings decreased from $7.4 million at the end of 1996 to $4.5 million at the end of 1997. These consist primarily of borrowings under the US Treasury Tax and Loan note account, securities sold under agreements to repurchase and mortgages payable. The Bank had outstanding borrowings of $2.5 million and $2.6 million at December 31, 1997 and 1996, respectively, under the US Treasury Tax and Loan note account program. Securities sold under agreement to repurchase were $1.75 million and $1.85 million at December 31, 1997 and 1996, respectively. Mortgages payable were $213 thousand and $3.0 million at year-end 1997 and 1996, respectively.

CAPITAL

Capital ratios for commercial banks in the United States are generally calculated using 3 different formulas. These calculations are referred to as the "Leverage Ratio" and two "risk based" calculations known as "Tier One Risk Based Capital Ratio" and the "Total Risk Based Capital Ratio." The Bank is subject to certain standards concerning these ratios. These standards were developed through the joint efforts of banking authorities from 12 different countries around the world. The standards essentially take into account the fact that different types of assets have different levels of risk associated with them. Further, they take into account the off-balance sheet exposures of banks when assessing capital adequacy.

The Leverage Ratio calculation simply divides common stockholders' equity (reduced by any goodwill a bank may have) by the total assets of the bank. In the Tier One Risk Based Capital Ratio, the numerator is the same as the leverage ratio, but the denominator is the total "risk-weighted assets" of the bank. Risk weighted assets are determined by segregating all the assets and off-balance sheet exposures into different risk categories and weighting them by a percentage ranging from 0% (lowest risk) to 100% (highest risk). The Total Risk Based Capital Ratio again uses "risk-weighted assets" in the denominator, but expands the numerator to include other capital items besides equity such as a limited amount of the allowance for loan losses, long-term capital debt, preferred stock and other instruments. Summarized below are the Bank's capital ratios at December 31, 1997 and 1996. Additionally, the standards for a well capitalized institution, as defined by the federal banking agencies, are displayed.

                                Well-Capitalized

                               Regulatory            Mid-State Bank
                                                     --------------
                                      Standard            1997           1996
                                      --------            ----           ----

    Leverage Ratio                      5.00%             9.2%           8.1%
    Tier One
      Risk Based
      Capital Ratio     6.00%           14.9%            13.6%
    Total Risk
        Based
        Capital Ratio  10.00%           16.2%            14.8%

It is the intent of Management to continue to maintain strong capital ratios.
                                       E-54

LIQUIDITY

The focus of the Bank's liquidity management is to ensure its ability to meet cash requirements. Sources of liquidity include Cash, Due From Bank Balances (net of Federal Reserve requirements to maintain reserves against deposit liabilities), Fed Funds Sold, Investment Securities (net of pledging requirements), loan repayments, deposits and Fed Funds Borrowing lines.
Typical demands on liquidity are deposit run-off from demand deposits and savings accounts, maturing time deposits which are not renewed, and anticipated funding under credit commitments to customers.

Mid-State Bank has substantial liquidity at the present time. As a comparison, its loan to deposit ratio at year-end was 44.7% versus 63.1% across all Central Coast Banks. This means that the Bank has less of its deposits invested in the loan portfolio which tends to be a less liquid asset than a typical investment security. The Bank normally strives for a loan to deposit ratio in the 65% to 75% range. The Bank's internally calculated liquidity ratio stands at 57.5% at December 31, 1997 which is above its normal desired range of between 15% and
30% and is up slightly from the 56.0% level of one year earlier.   Mid-State
has a larger percentage investment in real estate related assets through its Mid Coast Land Company subsidiary. But even allowing for this difference, Mid-State Bank has a substantially large liquidity position compared to other banking institutions.

The Bank strives to make high quality loans to optimize earnings while still maintaining adequate liquidity. Recent economic conditions have dictated that the Bank operate with excess liquidity as it has been unable to build its loan portfolio to the desired range. Management believes that its ability to do so in the future will at least partly be dependent on the strength of the local economy.

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME AND INTEREST RATE RISK

Net Interest Income is the difference between interest and fees earned on all earning assets and interest paid on interest bearing liabilities. Net Interest Income for 1997 was $40.2 million, up from $35.9 million recorded in 1996 and $35.0 million in 1995. The components of net interest income change in response to both changes in rate, average balance and mix of both earning assets and liabilities. The following table presents an analysis of yields/rates, interest income and expense, and average balances for 1997, 1996, and 1995.
                                       E-55


ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

(dollars in 000's)                               1997                           1996
------------------------------------------------------------------------------------------------
                                    Average                        Average
                                    Balance    Interest    Rate    Balance     Interest   Rate
------------------------------------------------------------------------------------------------
EARNING ASSETS

Loans                               $335,029    $34,581   10.32%    $312,431    $32,002   10.24%

Investment Securities               $348,584    $21,518    6.17%    $307,148    $18,858    5.14%

Fed Funds Sold & Other               $23,934     $1,201    5.02%     $23,558     $1,183    5.02%
------------------------------------------------------------------------------------------------
Total Earning Assets                $707,547    $57,300    8.10%    $643,137    $52,043    8.09%

INTEREST BEARING LIABILITIES

Savings and Interest Bearing
Transaction Accounts                $387,807    $ 6,523    1.68%    $385,240     $6,565    1.70%
Time Deposits                       $202,934    $10,414    5.13%    $185,140     $9,416    5.09%
-------------------------------------------------------------------------------------------------
Total Interest-Bearing Deposits     $590,740    $16,937    2.87%    $570,380    $15,981    2.80%

Other Borrowed Funds                  $3,282       $199    6.06%      $3,217       $177    5.50%
-------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities  $594,022    $17,135    2.88%    $573,597    $16,158    2.82%
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
NET INTEREST INCOME                 $707,547    $40,164    5.68%    $643,137    $35,885    5.58%


     1997 Compared to 1996                                    1996 Compared to 1995
  Interest Income and Expense                1995          Interest Income and Expense
-------------------------------------------------------------------------------------
    Changes Due To:                                           Changes Due To:
    ---------------   Total     Average                       ---------------  Total
    Volume    Rate    Change    Balance    Interest    Rate   Volume   Rate   Change
-------------------------------------------------------------------------------------


    $2,324    $255    $2,579    $333,967    $35,349   10.58% ($2,243)($1,104)($3,347)

    $2,551    $109    $2,660    $253,003    $15,310    6.05%  $3,300   ($248) $3,548

       $19     ($1)      $18     $17,584     $1,015    5.77%    $322   ($154)   $168
-------------------------------------------------------------------------------------
    $4,893    $364    $5,257    $604,554    $51,674    8.55%  $1,380 ($1,011)   $850




      $ 43    ($85)     ($42)   $394,836     $7,467    1.89%   ($173)  ($729)  ($902)
      $909     $89      $998    $167,094     $8,532    5.11%    $920    ($36)   $884
-------------------------------------------------------------------------------------
      $952      $4      $956    $561,930    $15,999    2.85%    $747   ($765)   ($18)

        $4     $18       $22      $7,002       $640    9.14%   ($277)  ($186)  ($463)

-------------------------------------------------------------------------------------
      $955     $22      $976    $568,932    $16,639    2.92%    $470   ($951)  ($481)
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
    $3,937    $342    $4,279    $604,554    $35,035    5.80%    $910    ($60)   $850


During 1997, there was a $5.3 million increase in interest income along with a smaller $1.0 million increase in interest expense compared to 1996. The resulting $4.3 million increase in net interest income for 1997 is a result of a number of dynamics affecting both average balance and interest rate considerations. First, the Bank actually enjoyed an increase in its average loan outstandings for the first time in several years. Secondly, the prime rate on which many of Mid-State Bank's loans are tied was higher in 1997 (8.44%) compared to 1996 (8.27%). Third, the volume of average earning assets was higher on average in 1997 than in 1996 by some $64.4 million, while the Bank's interest bearing liabilities increased by just $20.4 million. Fourth, interest rates did not significantly impact the Bank's cost of funds during 1997. The $850 thousand increase in net interest income for 1996 compared to 1995 was the result of a number of different dynamics in those two years. First, the Bank had experienced a decline in its average loans outstanding which caused an increase in the relative percentage of funds placed in the lower yielding investment portfolio. Secondly, the prime rate was lower on average in 1996 (8.27%) compared to the 1995 level (8.81%). Third, the volume of earning assets was higher on average in 1996 than in 1995, which more than offset the negative impact of lower interest rates on loan interest income. Fourth, the volume of and the rates paid on other borrowings was lower in 1996 compared to 1995 which substantially contributed to the reduced interest expense in 1996.

The Bank's risk exposure to changes in interest rates is minimal. A recent review of the potential changes in the Bank's net interest income over the next 12 month time horizon showed that it could fluctuate under very extreme alternative rate scenarios from between +3.7% and -6.8% of the base case (rates unchanged) of $44.2 million. The Bank's policy is to maintain a structure of assets and liabilities which are such that net interest income will not vary more than plus or minus 15% of the base forecast over the next 12 months. Management feels that its exposure to interest rate risk is manageable and it will continue to strive for an optimal trade-off between risk and earnings.

The following table presents a summary of the Bank's net interest income forecasted for the coming 12 months under alternative interest rate scenarios.

                                                      CHANGE
                                                    FROM BASE
                                                    ---------

         Rates Down Very Significant                   -6.8%
         (Prime down to 5.50% over 12 months)
         Rates Down Significant                        -4.6%
         (Prime down to 6.50% over 12 months)
         Rates Down Modestly                           -3.6%
         (Prime down to 7.00% over 12 months)
         Base Case - Rates Unchanged                       -
         (Prime unchanged at 8.50% over 12 months)
         Rates Up Modestly                             +2.8%
         (Prime up to 10.00% over 12 months)
         Rates Up Aggressive                           +3.3%
         (Prime up to 10.50% over 12 months)
         Rates Up Very Aggressive                      +3.7%
         (Prime up to 11.50% over 12 months)


The Bank's exposure with respect to interest rate derivatives, exchange rate fluctuations, and/or commodity price movements is nil. The Bank does not own any instruments within these markets.

PROVISION FOR LOAN LOSSES

The Bank did not make a contribution to the allowance for loan losses in 1997, 1996 or 1995. The need for additional provision for loan losses in 1998 will be dependent upon Management's on-going analysis of the adequacy of the allowance for loan losses. While Management believes it to be adequate at the present time, the appropriate value can fluctuate over time in response to economic conditions and the subjective decisions which must be made in response to those conditions.

NON-INTEREST INCOME

Non-Interest Income for 1997 totaled $13.0 million compared to $12.7 million in 1996 and $12.0 million in 1995. Service charges on deposit accounts were up $156 thousand in 1997 over 1996 after having declined by $40 thousand in 1996 compared to 1995. Commissions, fees and other service charges increased by $348 thousand in 1996 over 1995 and by another $280 thousand in 1997. Earnings from investments in real estate at Mid Coast Land Company continued their decline. 1996 earnings were $477 thousand lower than 1995 and 1997 earnings declined again by $442 thousand to total just $507 thousand for the year. Prospects for earnings in 1998 are lower still in light of the phase out of this business by the Bank. Securities gains, net of losses, were $90 thousand in 1997 versus net losses in 1996 and 1995 of $4 thousand and $93 thousand, respectively.

Other income increased by $145 thousand in 1997 to over $2.6 million after a larger $788 thousand increase in 1996 over the $1.7 million earned in 1995. The 1997 increase actually was composed of a $500 thousand increase in recoveries of prior years losses along with a $143 thousand gain on sale of fixed assets, a $158 thousand improvement in rental income received on bank property and some other minor improvements in income. These were partially offset in 1997 by a $690 thousand reduction in gains on sale of ORE. The increase in other income in 1996 over 1995 was attributable primarily to an increase in gains on sale of ORE which were up $528 thousand from the prior year.

NON-INTEREST EXPENSE

Total non-interest expense for 1997 was $37.7 million which was down from $41.4 million in 1996 and $48.1 million in 1995. Employee salary expense over this three year time frame has been relatively flat having increased 0.2% in 1997 over 1996 and 2.3% in 1996 over 1995. Employee benefits costs have increased at a faster pace having grown from $3.2 million in 1995 to $3.8 million in 1996 and $5.0 million in 1997. The increase over these three years is directly correlated with the improved profits of the Bank and the resulting increasing profit sharing contributions, increasing incentive reward system bonuses and the resumption of deferred compensation for senior management (in 1997 only).

Occupancy expense has remained virtually unchanged throughout the last 3 years at just over $5.4 million in 1995 and 1996 and just under $5.5 million in 1997. Major capital expenditures for computer equipment and ATM's are planned for 1998. As this equipment comes on stream in the middle of the year, occupancy expense will increase as these items are depreciated over useful lives of between 5 and 7 years.

Expenses incurred from write-downs and provisions for losses on investments in real estate fell to $2.0 million in 1997 from $5.5 million in 1996 and $9.7 million in 1995. The Bank continues to work towards divestiture of these activities to conform to the requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA). Management believes additional losses on real estate investments are possible as it continues with its plans to divest itself of these activities, however, at current carrying values, potential losses would seem less onerous and less likely than they may have a few years ago. However, many factors, such as the local economy and regulatory timing in requiring divestiture, over which the Bank has no control, could significantly effect these activities.

OREO expense decreased from $3.4 million in 1995 to $1.1 million in 1996 and $355 thousand in 1997. Included in the 1996 and 1995 figures were additional contributions made to the Bank's real estate valuation allowance of $350 thousand and $2.2 million, respectively. No contributions were made to this allowance in 1997. While the anticipated level of OREO expense for 1998 is unknown at this time, it is expected that these costs will continue based on the level of additional foreclosures from 1997. Management is hopeful however that the positive trend seen in 1996 and 1997 will continue in 1998. The economic recovery underway is certainly encouraging from this perspective.

Other operating expense decreased from $12.3 million in 1995 to $11.2 million in 1996, and $10.3 million in 1997. The decline in 1997 was primarily attributable to three expense categories - a $228 thousand reduction in losses and other special assets loan expense, a reduction of $769 thousand in FDIC insurance premiums, and a $74 thousand reduction in professional services expenditures. These reductions in expense from 1996 to 1997 were offset by modest increases in other categories which in aggregate net to the $842 thousand decline in this category for 1997.

The decline from 1995 to 1996 of $1.1 million was due to two major factors - a $1.3 million non-recurring charge taken in 1995 on a bank property which represented capitalized construction costs written-off, and a reduction of $502 thousand in FDIC insurance premiums. These reductions were offset by modest increases in other categories which in aggregate net to the $1.1 million reduction.

TAXES

As described in Footnote No. 8 to the financial statements, the Bank has deferred tax assets primarily related to the timing difference associated with the loss resulting from write-downs and provisions for losses on certain loans and real estate assets. The amount generated for book purposes compared to the actual loss experience recorded for tax purposes has been significantly different. Because of regulatory restrictions on the amount of deferred tax assets which can be recognized for financial reporting purposes, the Bank also established a valuation allowance for taxes on the Consolidated Statement of Financial Positions which totaled $3.7 million and $9.1 million at December 31, 1997 and 1996, respectively. The reduction in the valuation allowance during 1997 directly benefited the tax expense recognized for the year, compared to normal statutory tax rates. The valuation allowance increased in 1996 compared to 1995 by $1.5 million and thus 1996 tax expense recognized for the year was actually higher compared to the normal statutory tax rates.

SUBSIDIARY ACTIVITY

MID COAST LAND COMPANY

Investments in real estate shown on the Consolidated Statement of Financial Position principally represent the assets of the Bank's real estate development subsidiary, Mid Coast Land Company. Footnote No. 5 to the accompanying financial statements provides additional information about this wholly owned subsidiary. As noted earlier, Mid Coast Land Company had a loss during 1997 of $2.9 million, down from $6.6 million in the prior year, owing principally to a reduction in the provisions it made for losses on investments in real estate of $3.5 million.

Because of the progress made to liquidate the real estate development assets, the FDIC granted an extension of the divestiture date in July 1996 for just over two years to December 1998. The regional director of the FDIC may, at his sole discretion, extend the deadline up to December 31, 2001, for good cause.

MSB PROPERTIES, INC.

This wholly owned subsidiary was formed to engage in the specific business of acquiring, owning, and improving real property and tangible personal property which may be necessary or convenient for the operation or housing of the administrative departments and branch offices of Mid-State Bank. Incorporated under the laws of the State of California in May of 1968, it also allows for the ownership of property which may be reasonably necessary for future expansion of the Bank's business, or which is otherwise reasonably related to the conduct of the Bank's business, pursuant to Section 752 of the Financial Code of the State of California.

Earnings for this subsidiary consist primarily of rental income from the Bank's offices and administrative center coupled with a minor amount of rental income from non-bank tenants and interest earnings on its cash assets. Expenses are principally interest on mortgages, depreciation of leasehold improvements, general maintenance and utilities expense. The affairs of the subsidiary are managed by Bank employees and as such this subsidiary has no paid staff members.

Earnings for MSB Properties have increased over the years with net earnings after-tax of $1.6 million, $1.3 million, and $961 thousand, in 1997, 1996 and 1995, respectively. The largest contributing factor for the increase in earnings in 1997 was a one-time gain of $143 thousand on the sale of excess property in San Luis Obispo. Leases are written with market terms and at market rates.

SUBSEQUENT EVENT

As disclosed in Footnote No. 16 to the accompanying consolidated financial statements, on January 29, 1998, Mid-State Bank, Bank of Santa Maria, and BSM Bancorp (parent company to Bank of Santa Maria) entered into a definitive agreement to merge, subject to the approval of banking regulators and the shareholders of both banks. The combined entity, Mid-State Bancshares, will have assets of approximately $1.2 billion, the largest independent bank in San Luis Obispo and Northern Santa Barbara Counties. The transaction is expected to be accretive to Mid-State Bancshares earnings during 1999 based upon anticipated improvements to the efficiency of the operations, resulting in expected reductions in operating expenses. Additional earnings enhancements will result from cross marketing efforts, increased lending capacity and increased market presence.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Certain information concerning market risk is contained in the notes to the financial statements which are included in Item 8 of this Report and in Management Discussion and Analysis of Financial Condition and Results of Operations which is included in Item 7 of this Report.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF MID-STATE BANK:

We have audited the accompanying consolidated statements of financial position of MID-STATE BANK (a California chartered state bank) and subsidiaries (the Bank) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in capital accounts and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mid-State Bank and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


Arthur Andersen LLP
Los Angeles, California
January 30, 1998


CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
---------------------------------------------------------------------------------------------------------------------

                                                                                              DECEMBER 31,
ASSETS                                                                                  1997              1996
---------------------------------------------------------------------------------------------------------------------

CASH AND DUE FROM BANKS                                         $ 73,707,705         $ 73,392,050
FEDERAL FUNDS SOLD                                                                                     10,000,000
---------------------------------------------------------------------------------------------------------------------
SECURITIES, net:
        U.S. Treasury securities                                                       144,096,562    181,046,798
        U.S. Government agencies and corporations                                      102,193,325     90,639,011
        Mortgage backed securities                                 16,709,867            9,188,412
        Obligations of states and political subdivisions                               108,230,358     59,650,801
        Other investments                                           1,940,735            3,985,840
---------------------------------------------------------------------------------------------------------------------
        TOTAL SECURITIES                                          373,170,847          344,510,862
---------------------------------------------------------------------------------------------------------------------
LOANS, net                                                                             338,280,695    319,190,078
BANK PREMISES AND EQUIPMENT, net                                                        20,463,227     18,942,856
ACCRUED INTEREST RECEIVABLE                                                              7,221,397      7,286,475
INVESTMENTS IN REAL ESTATE, net                                                          8,768,095     14,163,121
OTHER REAL ESTATE OWNED, net                                                             2,511,259      6,160,468
OTHER ASSETS                                                         8,176,545           8,785,223
---------------------------------------------------------------------------------------------------------------------
        TOTAL  ASSETS                                                                 $842,299,770   $792,431,133
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

LIABILITIES
---------------------------------------------------------------------------------------------------------------------

DEPOSITS:
        Demand deposits                                           $137,625,799        $122,396,023
        Savings and money market deposits                          408,677,199         398,503,043
        Time deposits-$100,000 or more                              49,311,540          44,084,380
        Time deposits-Under $100,000                               161,440,126         149,741,452
---------------------------------------------------------------------------------------------------------------------
        TOTAL DEPOSITS                                                                 757,054,664    714,724,898
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

OTHER BORROWINGS                                                                         4,494,599      7,424,187
ACCRUED INTEREST PAYABLE & OTHER LIABILITIES                                             2,784,213      5,717,667
---------------------------------------------------------------------------------------------------------------------
        TOTAL  LIABILITIES                                                            $764,333,476   $727,866,752
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 10)                                                      --             --
CAPITAL ACCOUNTS
---------------------------------------------------------------------------------------------------------------------
Capital stock, no par value:
       Authorized--10,125,000 shares
       Outstanding--6,905,100 shares in 1997 and
                 6,576,689 in 1996                               $  29,939,105       $ 20,433,928
Undivided profits                                                   46,327,622         43,222,297
Unrealized gain on securities available for sale, net of tax                            1,699,567        908,156

---------------------------------------------------------------------------------------------------------------------

      TOTAL CAPITAL ACCOUNTS                                                           77,966,294     64,564,381
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES & CAPITAL ACCOUNTS                                           $842,299,770   $792,431,133
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
---------------------------------------------------------------------------------------------------------------------
                                                                               YEAR ENDED DECEMBER 31,
                                                                         1997          1996          1995
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans and leases                $  34,581,319  $ 32,001,851   $35,349,252
Interest on securities:
 U.S. Treasury securities                               10,922,474    10,753,129     9,427,474
 U.S. Government agencies
      and corporations                                   5,729,199     5,378,109     4,861,946
 Obligations of states and political
      subdivisions, other                                              4,866,142     2,726,784    1,020,662
Interest on funds sold                                   1,200,755     1,183,456     1,014,995
---------------------------------------------------------------------------------------------------------------------
 TOTAL INTEREST INCOME                                                57,299,889    52,043,329   51,674,329
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
Interest on deposits                                   16,936,569     15,981,025    15,998,845
Interest on mortgages payable, other                      199,015        177,207       640,868
---------------------------------------------------------------------------------------------------------------------
 TOTAL INTEREST EXPENSE                                               17,135,584    16,158,232    16,639,713
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME:
BEFORE PROVISION FOR LOAN LOSSES                                     40,164,305     35,885,097    35,034,616
Provision for loan losses                                                -              -             -

---------------------------------------------------------------------------------------------------------------------

 NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES                                           40,164,305     35,885,097    35,034,616
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
OTHER INCOME:
Service charges on deposit accounts                    4,797,069      4,640,599      4,660,194
Commissions, fees and other service charges            4,918,314      4,638,173      4,289,776
Investments in real estate                               506,873        948,601      1,425,212
Securities gains, net of (losses)                         90,254         (4,210)       (92,656)
Other income                                           2,642,927      2,498,046      1,709,704
---------------------------------------------------------------------------------------------------------------------
 TOTAL OTHER INCOME                                                  12,955,437     12,721,209    11,992,230
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES:
Salaries                                                             14,494,341     14,468,287    14,146,389
Employee benefits                                      5,041,204      3,758,967      3,170,744
Occupancy expenses                                     5,477,735      5,403,284      5,400,985
Other real estate owned expense and provision            354,937      1,060,186      3,396,664
Write-downs and provisions for losses on
 investments in real estate                            1,977,248      5,500,000      9,667,116
Other operating expenses                               0,337,569     11,180,039     12,269,311
---------------------------------------------------------------------------------------------------------------------
 TOTAL OTHER EXPENSES                                                37,683,034     41,370,763    48,051,209
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes                            15,436,708      7,235,543     (1,024,363)
Tax expense (benefit)                                  2,000,000      2,825,000     (1,675,000)
---------------------------------------------------------------------------------------------------------------------
 NET INCOME                                                         $13,436,708    $04,410,543   $   650,637
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Earnings per share
 Basic                                               $      1.95    $      0.64    $      0.09
 Diluted                                             $      1.94    $      0.64    $      0.09
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CONSOLIDATED STATEMENTS OF
CHANGES IN CAPITAL ACCOUNTS
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  Unrealized
                                                                                                  Gain (Loss)
                                                                                                 On Available
                                                      Number of        Capital      Undivided       For Sale
                                                        Shares          Stock        Profits       Securities       Total
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994                              5,967,661    $12,632,321   $45,990,274     $(8,125,693)  $50,496,902
 5% stock dividend                                        297,119      3,118,022    (3,133,022)              -       (15,000)
 Over accrual of 1994 cash dividend on
  partial shares related to 5% stock dividend                   -              -           728               -           728
 Change in unrealized gain (loss)
  on available for sale securities                              -              -             -      10,370,310    10,370,310
NET INCOME                                                      -              -       650,637               -       650,637
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995                              6,264,780    $15,750,343   $43,508,617    $  2,244,617   $61,503,577
 5% stock dividend                                        311,909      4,683,585    (4,698,585)              -       (15,000)
 Over accrual of 1995 cash dividend on
  partial shares related to 5% stock dividend                   -              -         1,722               -         1,722
 Change in unrealized gain (loss)
  on available for sale securities                              -              -             -      (1,336,461)   (1,336,461)
NET INCOME                                                      -              -     4,410,543               -     4,410,543
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996                              6,576,689    $20,433,928   $43,222,297      $  908,156   $64,564,381

 5% stock dividend                                        327,738      9,497,175    (9,537,175)              -       (40,000)
 Under accrual of 1996 cash dividend on
  partial shares related to 5% stock dividend                   -              -        (4,950)              -        (4,950)
 Change in unrealized gain (loss)
  on available for sale securities                              -              -             -         791,411       791,411
 Cash Dividend - .12 per share                                  -              -      (789,258)              -      (789,258)
 Exercise of stock options                                    673          8,002             -               -         8,002

NET INCOME                                                      -              -    13,436,708               -    13,436,708
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                              6,905,100    $29,939,105   $46,327,622    $  1,699,567   $77,966,294
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------
                                                                YEAR ENDED DECEMBER 31,
                                                             1997         1996       1995
---------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                            $   13,436,708  $   4,410,543  $     650,637
Adjustments to reconcile net income to net
 cash provided by operating activities:)
   Provision for depreciation and amortization             2,521,335      2,566,960      2,591,994
   Amortization of deferred loan fees                     (1,405,210)    (1,296,906)    (1,429,973)
   Amortization of investment security premiums, net         509,279        729,838        927,981
   Provision for OREO valuation allowance                          -        350,000      2,200,000
   Provision for losses on investments in real estate      1,977,248      5,500,000      8,150,000
   Write-downs on bank premises and investments in
    real estate                                                    -              -      1,517,116
   Net gain on sales of other real estate owned           (1,032,116)    (1,721,727)    (1,153,087)
   Deferred tax (benefit) charge                          (4,071,000)       602,000     (3,043,000)
   Securities (gains) losses, net                            (90,255)         4,210         92,656
   Decrease (increase) in accrued interest receivable         65,078       (995,972)      (386,125)
    (Decrease) increase in accrued interest payable
    and other liabilities                                 (2,933,454)      (243,051)       845,460
   Decrease (increase) in other assets                       608,678       (598,901)    (2,344,937)
---------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                9,586,291      9,306,994      8,618,722
---------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Proceeds from sales and maturities of securities         116,101,798     94,365,732     81,159,707
Purchases of securities                                 (144,055,101)  (151,915,259)  (118,847,541)
Proceeds from sales of other real estate owned             6,196,530      9,169,542      9,478,179
Net (increase) decrease in loans                         (16,582,986)   (17,968,104)    27,599,355
Advances on real estate investments                                -       (941,959)   (13,364,358)
Receipts from real estate investments                      4,105,482     14,463,839     21,259,605
Purchases of premises and equipment                       (5,389,327)    (1,533,549)    (1,102,203)
Proceeds from sales of premises and equipment              1,734,046        907,940      3,922,106
---------------------------------------------------------------------------------------------------
 NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES     (37,889,558)   (53,451,818)    10,104,850
---------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net increase (decrease) in demand deposits, savings
 and money market accounts                                25,403,932     14,702,833    (34,699,458)
Net increase in time deposits                             16,925,834     14,689,451     26,683,530
Net (decrease) increase in other borrowings               (2,929,588)     1,834,957     (3,402,384)
Cash dividend paid                                          (789,258)             -              -
Proceeds from exercise of stock options                        8,002              -              -
---------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES       (2,933,454)      (243,051)       845,460
---------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS            10,315,655    (12,917,583)     7,305,260
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR              73,392,050     86,309,633     79,004,373
---------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                $   83,707,705  $  73,392,050  $  86,309,633
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information
Cash paid during the year for:
 Interest (net of amounts capitalized)                $   17,186,434  $  17,601,684  $  16,900,269
 Taxes on income, net                                      4,525,000      1,390,000      1,550,000
Non-cash activites-Transfer of loans to other
 real estate owned                                         1,102,421      3,007,144      8,411,028
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: The accounting and reporting policies of Mid-State Bank and subsidiaries (the Bank) conform with generally accepted accounting principles (GAAP) and general practice within the banking industry. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and dislosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following are descriptions of the more significant accounting policies of the Bank.

CONSOLIDATION: The consolidated financial statements include the accounts of Mid-State Bank and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

STATEMENT OF CASH FLOWS: The Bank presents its cash flows using the indirect method and reports certain cash receipts and payments arising from customer loans and deposits and deposits placed with other financial institutions on a net basis. Cash and cash equivalents include short-term, highly liquid investments that generally have an original maturity of three months or less.

SECURITIES: Securities for which the Bank has the positive intent and ability to hold until maturity are classified as held-to-maturity securities. Securities which are purchased principally for the purpose of selling them in the near term for a gain are classified as trading securities. Securities not classified as held-to-maturity or trading are classified as available for sale. The Bank holds no securities that should be classified as trading or held-to-maturity securities. The Bank has determined that since its securities may be sold prior to maturity because of interest rate changes, to meet liquidity needs, or to better match the repricing characteristics of funding sources, its entire securities portfolio should be classified as available for sale. These securities are reported on the consolidated statements of financial position as of December 31, 1997 and 1996 at their market value. The net unrealized gains or losses for these securities are reported, net of related taxes, in the statements of financial position as a separate component of the capital accounts as of December 31, 1997 and 1996. Interest income from the securities portfolio is accrued as earned including the accretion of discounts and the amortization of premiums based on the original cost of each security owned.

LOANS: Loans are stated at face amount, less payments collected and deferred loan fees. The allowance for loan losses, which is based on estimates, is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Ultimate losses may vary from the current estimates. Management reviews these estimates periodically, considering the borrower's financial status, current economic conditions, historical loan loss experience and other factors. As adjustments become necessary, they are reported as earnings in the periods in which they become known. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.

In determining income recognition on loans, generally no interest is recognized with respect to loans on which a default of interest or principal has occurred for a period of 90 days or more. Loans are placed on non-accrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that the presumption of collectibility of interest no longer is prudent. When a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed from income.

OTHER REAL ESTATE OWNED: Other real estate owned (OREO), comprised of real estate acquired through foreclosure, is carried at the lower of cost or estimated fair value.

A real estate valuation allowance has been established and is netted against other real estate owned to provide for fluctuations in the value of these holdings that can be reasonably anticipated.

INVESTMENTS IN REAL ESTATE: Real estate acquired for sale or development is stated at cost or market value, whichever is less. Real estate operations from investments acquired for development are conducted and profits are shared pursuant to agreements with outside joint venture investors and are accounted for under the equity method. Gains on sales of such real estate are recognized when certain criteria relating to the buyer's initial and continuing investment in the property are met. Under certain circumstances, the gain, or a portion thereof, may be deferred until the criteria are met. The Bank capitalizes interest on funds disbursed during the active development phases of real estate development projects and the construction of Bank premises.

The Bank's real estate development subsidiary, Mid Coast Land Company, has established a reserve for losses on real estate investment activities. This amount is netted against investments in real estate in the Consolidated Statements of Financial Position.

BANK PREMISES AND EQUIPMENT: Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the lesser of the estimated useful life of each type of asset or the lease term.

ACCOUNTING FOR INCOME TAXES: Deferred income tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES: The Bank adopted statement of Financial Accounting Standards
(SFAS) No. 125, "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES," on a prospective basis beginning January 1, 1997. The statement establishes criteria based on legal control to determine whether a transfer of a financial asset is a sale or a secured borrowing. A sale is recognized when the Bank relinquishes control over a financial asset and is compensated accordingly for such asset. The difference between the net proceeds received and the carrying amount of the financial asset(s) being sold or securitized is recognized as a gain or loss on sale.

The adoption of this statement did not have a material impact on the consolidated financial position or results of operations of the Bank.

MORTGAGE SERVICING RIGHTS: The Bank adopted SFAS NO. 122, "ACCOUNTING FOR MORTGAGE SERVICING RIGHTS," on January 1, 1996. This statement amended the prior accounting rules by requiring originated mortgage servicing rights retained to be capitalized where the mortgage loans are either sold or securitized, based upon the allocation of the cost between the loans sold or securitized and the servicing rights retained based on their relative fair values. Servicing assets and liabilities are subsequently amortized in proportion to and over the period of estimated net servicing income or loss. The impairment of mortgage serving rights is evaluated by comparing the carrying amount to the estimate of fair value. SFAS NO. 125 superseded SFAS NO. 122 and in general applies the accounting for mortgage serving rights under SFAS NO. 122 to servicing rights of all assets.

NEW ACCOUNTING PRONOUNCEMENTS: The Financial Accounting Standards Board (FASB) recently issued SFAS No. 129, "Disclosure of Information about Capital Structure," SFAS No. 130, "REPORTING COMPREHENSIVE INCOME" AND SFAS No. 131, "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." SFAS No. 129 applies to all entities that issue any securities other than ordinary common stock and continues the existing requirements to disclose the pertinent rights and privileges of all securities. SFAS No. 130 provides guidance for reporting and display of comprehensive income and its components in the financial statements and sfas No. 131 establishes standards for the way that public entities report information about operating segments in annual financial statements and requires that those entities report selected information about operating segments in interim financial reports issued to shareholders. These statements are effective for fiscal years beginning after December 15, 1997. Management does not believe that the adoption of these statements will have a material impact on the financial position or results of operations of the Bank. The Bank will incorporate these disclosures at the time these pronouncements are adopted.

RECLASSIFICATIONS: Certain items in the consolidated financial statements for 1997, 1996, and 1995 were reclassified to conform to the 1997 presentation.
------------------------------------------------------------------------------
1. CASH RESERVES
------------------------------------------------------------------------------
The average reserve balances required to be maintained by the Federal Reserve Bank were approximately $10,881,000 and $24,564,000 at December 31, 1997 and 1996, respectively.

------------------------------------------------------------------------------
2. SECURITIES
------------------------------------------------------------------------------
A SUMMARY OF INVESTMENT SECURITIES OWNED AS OF DECEMBER 31, 1997 AND 1996 IS AS
FOLLOWS:


                                                                               1997
                                                                        Gross          Gross
                                                      Amortized       Unrealized     Unrealized       Market
                                                         Cost           Gains          Losses          Value
----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                             $142,717,908   $  1,453,843     $   75,189     $144,096,562
Securities of U.S.
 government agencies and corporations                 101,814,054        503,728        124,457      102,193,325
Mortgage backed securities                             16,748,969         24,363         63,465       16,709,867
Obligations of states and political subdivisions      107,157,777      1,166,754         94,173      108,230,358
Other investments                                       1,899,528         41,207              -        1,940,735
----------------------------------------------------------------------------------------------------------------
 TOTAL                                               $370,338,236   $  3,189,895     $  357,284     $373,170,847
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

                                                                                 1996
                                                                         Gross         Gross
                                                       Amortized      Unrealized     Unrealized      Market
                                                         Cost            Gains         Losses        Value
----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                             $179,923,294     $1,521,559     $  398,055   $181,046,798
Securities of U.S.
 government agencies and corporations                  90,644,045        363,817        368,851     90,639,011
Mortgage backed securities                              9,185,930         68,943         66,461      9,188,412
Obligations of states and political subdivisions       59,303,608        608,400        261,207     59,650,801
Other investments                                       3,937,035         48,805              -      3,985,840
----------------------------------------------------------------------------------------------------------------
 TOTAL                                               $342,993,912     $2,611,524     $1,094,574   $344,510,862
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

Securities having an amortized cost of $43,305,469 and $38,699,539 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes as required by law.
The market value of securities at December 31, 1997, by contractual maturity, along with weighted average yields, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       (dollars in 000's)
                                                       After one    After three    After five
                                        One Year        year to       years to      years to         After
                                        or Less       three years    five years     ten years       ten years       Total
---------------------------------------------------------------------------------------------------------------------------
Maturity Distribution:
 U.S. Treasury Securities                $37,100       $ 80,209       $ 26,788        $     -         $    -       $144,097
 Other U.S. Government Agencies
  and Corporations                        32,715         38,297         31,181              -              -        102,193
 Mortgage Backed Securities                    -          3,699          5,734          1,320          5,957         16,710
 State and Municipal Securities           13,674         27,217         41,563         24,548          1,228        108,230
 Other Securities                            504          1,435              -              -              2          1,941
---------------------------------------------------------------------------------------------------------------------------
  TOTAL                                  $83,993       $150,857       $105,266        $25,868         $7,187       $373,171



                                                       After one     After three     After five
                                        One Year        year to        years to       years to        After
                                        or Less       three years     five years      ten years      ten years       Total
-------------------------------------------------------------------------------------------------------------------------------
Weighted Average Yield:
 U.S. Treasury Securities                  6.01%          6.24%          6.41%             -              -           6.21%
 Other U.S. Government Agencies
  and Corporations                         5.52%          6.21%          6.25%             -              -           6.00%
 Mortgage Backed Securities                   -           6.20%          6.51%          6.02%          6.92%          6.55%
 State and Municipal Securities            6.67%          6.41%          6.57%          6.64%          6.42%          6.56%
 Other Securities                          6.83%          7.17%             -              -              -           7.07%
-------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                    5.93%          6.27%          6.43%          6.61%          6.84%          6.27%
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Proceeds from calls, partial paydowns and/or sales of securities during 1997 were $47,842,053. Gross gains of $152,286 and gross losses of $62,031 were realized on that activity. Included in U.S. Agency securities are certain structured notes known as Index Amortization Notes. These notes, which carry certain call features, had a fair market value of $6,012,656 and amortized cost of $5,999,135 as of December 31, 1997. The Bank has no derivative financial instruments as defined by SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

------------------------------------------------------------------------------
3. LOANS AND ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------

THE LOAN PORTFOLIO CONSISTS OF THE FOLLOWING:

                                                           DECEMBER 31,
                                                        1997           1996
--------------------------------------------------------------------------------
Construction and development loans                 $  23,414,140   $ 27,718,825
Real estate loans                                    173,548,529    153,566,271
Home equity credit lines                              52,678,086     59,048,356
Installment loans                                     20,108,177     20,474,336
Commercial loans                                      69,202,912     58,922,763
Credit cards & related                                12,166,748     11,087,579
--------------------------------------------------------------------------------
                                                     351,118,592    330,818,130
--------------------------------------------------------------------------------
Less allowance for loan losses                       (11,250,620)   (10,437,972)
Less deferred loan fees                               (1,587,277)    (1,190,080)
--------------------------------------------------------------------------------
 TOTAL LOAN PORTFOLIO                               $338,280,695   $319,190,078
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

At December 31, 1997, $249,640,755 of the Bank's portfolio was collateralized by various forms of real estate. The Bank attempts to reduce its concentration of credit risk by making loans which are diversified by project type and geographic locations throughout the Central Coast of California. While management of the Bank believes that the collateral presently securing this portfolio is adequate, there can be no assurances that a deterioration in the California real estate market would not expose the Bank to significantly greater credit risk.

Loans on non-accrual status totaled $2,677,133 and $3,638,320 at December 31, 1997 and 1996, respectively. If interest income on non-accrual loans had been recorded as originally scheduled, approximately $1,426,000, $1,496,000, and $6,121,000 of additional interest income would have been recorded for the years ended December 31, 1997, 1996 and 1995. Additionally, interest income which was recognized for loans on non accrual totaled $313,142, $328,502, and $704,434, for 1997, 1996, and 1995, respectively.

A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Because this definition is very similar to that used by bank regulators to determine on which loans interest should not be accrued, the Bank expects that most impaired loans will be on nonaccrual status. Therefore, in general, the accrual of interest on impaired loans is discontinued, and any uncollected interest is written off against interest from other loans in the current period. No further income is recognized until all recorded amounts of principal are recovered in full or until circumstances have changed such that the loan is no longer regarded as impaired. There are some impaired loans about which there is doubt regarding the collectibility of interest and principal according to the contractual terms, but which are both fully secured by collateral and which are current in their interest and principal payments. These impaired loans are not classified as nonaccrual and $242,731 and $290,009 in interest was recognized from these loans during 1997 and 1996, respectively. Under GAAP, certain types of nonaccrual loans may not be included in the amounts reported as impaired.

The amount of the valuation allowance for impaired loans is determined by comparing the recorded investment in each loan with its value measured by one of three methods: (1) the expected future cash flows discounted at the effective interest rate; (2) the loan's observable market price, if available from a secondary market; or (3) by valuing the underlying collateral. A valuation allowance is computed as any amount by which the recorded investment exceeds the value of the impaired loan. If the value of the loan as determined by one of the above methods exceeds the recorded investment in the loan, no valuation allowance for the loan is established. The following table discloses information about the impaired loans and the allowance related to them.

                                                             DECEMBER 31,
                                                          1997         1996
--------------------------------------------------------------------------------
Loans identified as impaired at period end           $  4,229,313   $  8,374,657
Impaired loans for which a valuation
 allowance has been determined                       $  2,550,682   $  3,511,647
Impaired loans for which no valuation
 allowance was determined necessary                  $  1,678,631   $  4,863,010
Amount of valuation allowance                        $    629,384   $    659,088
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The average amount of the recorded investment in impaired loans during the year ended December 31, 1997 and 1996 was approximately $6,006,000 and $12,333,000, respectively.

The valuation allowance reported above is determined on a loan-by-loan basis or by aggregating loans with similar risk characteristics. Because the loans currently identified as impaired have unique risk characteristics, the valuation allowance was determined on a loan-by-loan basis.

The Bank also provides an allowance for losses for (1) loans that while not currently impaired are internally evaluated as having a relatively higher level of credit risk and (2) losses inherent in the balance of the loan portfolio which have not been specifically identified as of the period end. The allowance is based on review of individual loans, historical trends, current economic conditions, and other factors.

The valuation allowance for impaired loans is included within the overall allowance for loan losses and netted against loans on the balance sheet for December 31, 1997, 1996 and 1995. A summary of the changes in the allowance account is as follows:

                                                                   DECEMBER 31,
                                                         1997           1996          1995
-----------------------------------------------------------------------------------------------
Balance at beginning of year                         $10,437,972    $11,343,172    $13,216,619
Loans charged off                                       (852,454)    (2,607,821)    (4,200,136)
Recoveries of loans previously
 charged off                                           1,665,102      1,702,621      2,326,689
-----------------------------------------------------------------------------------------------
 BALANCE AT END OF YEAR                              $11,250,620    $10,437,972    $11,343,172
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

AN ANALYSIS OF LOANS TO DIRECTORS AND OFFICERS IS AS FOLLOWS:

                                                              DECEMBER 31,
                                                         1997           1996
------------------------------------------------------------------------------
Balance, at beginning of year                       $ 3,494,845    $ 4,449,471
Additional loans made                                   210,250      1,144,097
Payments received                                    (1,196,116)    (2,098,723)
------------------------------------------------------------------------------
 BALANCE AT END OF YEAR                             $ 2,508,979    $ 3,494,845
------------------------------------------------------------------------------
------------------------------------------------------------------------------

These loans were made in the ordinary course of the Bank's business and, in management's opinion, were made at prevailing rates and terms.

------------------------------------------------------------------------------
4. BANK PREMISES AND EQUIPMENT
------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT CONSISTED OF THE FOLLOWING:

                                                          DECEMBER 31,
                                                       1997           1996
------------------------------------------------------------------------------
Land                                              $  6,719,173   $  7,997,587
Buildings                                           11,355,019     11,570,056
Furniture and equipment                             17,385,601     15,427,189
Construction in progress                               434,316        344,058
-----------------------------------------------------------------------------
                                                    35,894,109     35,338,890

Less Accumulated depreciation and amortization     (15,430,882)   (16,396,034)
-----------------------------------------------------------------------------
 TOTAL PREMISES AND EQUIPMENT                      $20,463,227    $18,942,856
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Depreciation and amortization included in occupancy expenses was $2,521,335, $2,566,961, and $2,591,994 in 1997, 1996 and 1995, respectively, based on the following estimated useful lives:

          BUILDINGS                     20-40 years

          FURNITURE AND EQUIPMENT        3-20 years

Total rental expense for banking premises was $598,307, $591,763, and $586,221, in 1997, 1996 and 1995, respectively. As of December 31, 1997 the approximate minimum future lease rentals payable under non-cancellable lease contracts for bank premises were as follows:

          YEAR
-----------------------------------------------------------------------------
          1998                           $  515,024
          1999                              486,696
          2000                              420,412
          2001                              266,154
          2002                              249,006
          Thereafter                      1,767,618
-----------------------------------------------------------------------------
          TOTAL LEASE COMMITMENTS        $3,704,910
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

------------------------------------------------------------------------------
5. INVESTMENTS IN REAL ESTATE
------------------------------------------------------------------------------

REAL ESTATE HELD FOR SALE OR DEVELOPMENT INCLUDES                  DECEMBER 31,
THE FOLLOWING:                                                 1997            1996
--------------------------------------------------------------------------------------
Advances to and investments in real estate joint ventures  $   820,348   $     933,765
Direct investments in real estate development               13,808,464      18,532,185
Interest capitalized on investments in real estate             183,815         521,455
Allowance for losses on investments in real estate          (6,044,532)     (5,824,284)
--------------------------------------------------------------------------------------
 TOTAL INVESTMENTS IN REAL ESTATE, NET                     $ 8,768,095   $  14,163,121
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

CONSOLIDATED INCOME (LOSS) FROM INVESTMENTS
IN REAL ESTATE FOR THE YEAR ENDED DECEMBER 31,           1997          1996            1995
----------------------------------------------------------------------------------------------
Equity in gains (losses) of joint ventures           $     4,491    $   (89,063)   $   202,740
Income from direct investments                           502,382      1,037,664      1,222,472
----------------------------------------------------------------------------------------------
 INCOME BEFORE WRITE-DOWNS AND PROVISIONS
 FOR LOSSES ON INVESTMENTS IN REAL ESTATE            $   506,873    $   948,601    $ 1,425,212
----------------------------------------------------------------------------------------------
Write-downs charged to expense                                --             --       (256,000)
Provision for losses on investments in real estate    (1,977,248)    (5,500,000)    (8,150,000)
----------------------------------------------------------------------------------------------
 NET (LOSS) FROM
 INVESTMENTS IN REAL ESTATE                          $(1,470,375)   $(4,551,399)   $(6,980,788)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

The Federal Deposit Insurance Corporation (FDIC) Improvement Act (FDICIA) became law in December 1991. Under FDICIA the Bank was originally required to substantially eliminate its real estate development activities by December 19, 1996. In July 1996, the Bank received an extension of the deadline for two
years to Decemer 31, 1998.   The Regional Director of the FDIC may, at his sole
discretion, extend the deadline to December 31, 2001, for good cause.

The Bank's real estate operations are significant to the local real estate market. Based on current estimates of the fair value of the Bank's real estate operations, management believes that the properties are carried at the lower of cost or market. However, there can be no assurances that a deterioration in the local real estate markets would not expose the Bank to the risk of significant additional losses. Management continues to update the detailed business and liquidation plans based on current market conditions for its various development projects. If adjustments become necessary, they will be reported in earnings in the period in which they become known.

------------------------------------------------------------------------------
6. OTHER REAL ESTATE OWNED
------------------------------------------------------------------------------

THE ANALYSIS OF THE ACTIVITY IN OTHER REAL ESTATE OWNED
IS SUMMARIZED AS FOLLOWS:                                1997          1996
--------------------------------------------------------------------------------
Balance at beginning of year, gross                   $7,127,253    $11,276,800
Add: Additions and improvements                        1,535,864      3,555,485
Less: Sales proceeds, net of gains                    (5,124,117)    (7,447,815)
Net losses and write downs                              (830,842)      (257,217)
--------------------------------------------------------------------------------
     BALANCE AT END OF YEAR, GROSS                    $2,708,158    $ 7,127,253
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

AN ANALYSIS OF THE CHANGES IN THE OREO VALUATION
ALLOWANCE IS AS FOLLOWS:

                                                          1997          1996
-------------------------------------------------------------------------------
Balance at beginning of year                           $ 966,785      $ 978,884
Current year provision charged to expense                     --        350,000
Write downs                                             (769,886)      (362,099)
-------------------------------------------------------------------------------
 BALANCE AT END OF YEAR                                $ 196,899      $ 966,785
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

OREO is presented net of the valuation allowance on the statements of condition. The OREO valuation allowance is based on estimates of management to account for possible negative fluctuations in the near term in the value of these holdings.

------------------------------------------------------------------------------
7. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
------------------------------------------------------------------------------

Where applicable, the Bank is required by GAAP to disclose the fair value of financial instruments and the methods and significant assumptions used to estimate those fair values. In the case of financial instruments for which it is not practicable to estimate the fair value, the Bank is required to disclose information pertinent to estimating the fair value such as interest rates and maturity, and also state the reasons why it is not practicable to estimate fair value.

"Fair values of financial instruments depict the market's assessment of the present value of net future cash flows directly or indirectly embodied in them, discounted to reflect both current interest rates and the market's assessment of the risk that the cash flows will not occur." The information about fair value is said to better enable "investors, creditors, and other users to assess the consequences of an entity's investment and financing strategies, that is, to assess its performance."

Nonetheless, there are several factors which users of these financial statements should keep in mind. First, there are uncertainties inherent in the process of estimating the fair value of financial instruments. Secondly, the statement covers financial instruments only, not other assets like premises and equipment, the fair value of which might differ significantly from the amounts at which they are carried in an entity's financial statements. Thirdly, the Bank must exclude from its estimate of the fair value of deposit liabilities any consideration of its ongoing customer relationships which provide stable sources of investable funds. Lastly, these disclosures do not address means of evaluating an entity's performance in areas other than the management of financial instruments; for example, the ability to generate non-interest income and the control of non-interest expense. For these reasons, users are advised not to regard the disclosure of the fair market value of financial instruments as in any way equivalent to a valuation of the Bank as a whole.


The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


     CASH AND DUE FROM BANKS AND FED FUNDS SOLD

     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES

     For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     LOAN RECEIVABLES

     For certain homogeneous categories of loans, such as some residential mortgages, credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.


     The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     DEPOSIT LIABILITIES

     The fair value of demand deposits is the amount payable on demand. The fair value of fixed-maturity certificates of deposit, savings accounts and money market deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

     OTHER BORROWINGS

     Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

     Commitments to extend credit and letters of credit are written at current market rates. The Bank does not anticipate any interest rate or credit factors that would affect the fair value of commitments or letters of credit outstanding at December 31, 1997.

  THE ESTIMATED FAIR VALUES OF THE BANK'S FINANCIAL INSTRUMENTS ARE AS FOLLOWS:

                                              1997                          1996
                                           (in 000's)                    (in 000's)
-----------------------------------------------------------------------------------------
                                    Carrying         Fair         Carrying         Fair
                                     Amount         Value          Amount          Value
-----------------------------------------------------------------------------------------
 Financial assets:
  Cash and due from banks           $ 73,708       $ 73,708       $ 73,392       $ 73,392
  Fed funds sold                      10,000         10,000             --             --
  Investment securities              373,171        373,171        344,511        344,511
  Loans, net                         338,281        341,099        319,190        321,417
-----------------------------------------------------------------------------------------
 Financial liabilities:
  Deposits                           757,055        751,158        714,725        709,988
  Other borrowings                     4,495          4,495          7,424          7,424
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

------------------------------------------------------------------------------
8. INCOME TAXES
------------------------------------------------------------------------------
                                     E-75

THE CURRENT AND DEFERRED AMOUNTS OF THE PROVISION (BENEFIT) FOR TAXES IN THE YEARS ENDED DECEMBER 31, WERE:

                                                  1997         1996         1995
-----------------------------------------------------------------------------------
Federal:
  Current                                     $ 4,728,000   $1,187,000  $   968,000
  Deferred                                     (3,694,000)     357,000   (2,194,000)
-----------------------------------------------------------------------------------
      TOTAL FEDERAL TAXES                     $ 1,034,000    1,544,000   (1,226,000)
-----------------------------------------------------------------------------------
State:
  Current                                       1,343,000    1,035,000      400,000
  Deferred                                       (377,000)     246,000     (849,000)
-----------------------------------------------------------------------------------
      TOTAL STATE TAXES                           966,000    1,281,000     (449,000)
-----------------------------------------------------------------------------------
TOTAL FEDERAL AND STATE TAX EXPENSE (BENEFIT) $ 2,000,000   $2,825,000  $(1,675,000)
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

THE PROVISION FOR TAXES ON INCOME DIFFERED FROM THE AMOUNTS
COMPUTED USING THE FEDERAL STATUTORY RATE OF 35 PERCENT AS FOLLOWS:

                                                         1997           1996           1995
-----------------------------------------------------------------------------------------------
Tax expense (benefit) at federal statutory tax rate $  5,403,000   $  2,460,000   $   (348,000)
Alternative minimum tax (credit)                              --       (472,000)      (674,000)
State income expense                                   1,043,000        345,000        110,000
Change in valuation allowance                         (5,443,000)     1,466,000       (999,000)
Other, net                                               997,000       (974,000)       236,000
-----------------------------------------------------------------------------------------------
 TOTAL TAX EXPENSE (BENEFIT)                        $  2,000,000   $  2,825,000    $(1,675,000)
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

THE PRINCIPAL ITEMS GIVING RISE TO DEFERRED TAXES WERE:

                                                         1997            1996          1995
-----------------------------------------------------------------------------------------------
Allowance for loan losses                            $  (189,000)    $  425,000    $ 1,152,000
Provisions for OREO properties                           918,000        335,000        126,000
Deferred compensation                                    (69,000)       100,000        124,000
Real estate joint ventures                             1,166,000       (331,000)    (4,061,000)
Gain on loan workouts                                   (631,000)      (997,000)            --
Depreciation                                            (319,000)      (182,000)      (284,000)
Securities - discount accretion                          124,000        134,000        110,000
State taxes                                             (234,000)      (225,000)        17,000
Change in valuation allowance                         (5,443,000)     1,466,000       (999,000)
Other, net                                               606,000       (123,000)       772,000
-----------------------------------------------------------------------------------------------
 TOTAL DEFERRED TAXES                                $(4,071,000)    $  602,000    $(3,043,000)
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

------------------------------------------------------------------------------
AS OF DECEMBER 31, THE DEFERRED TAX ASSETS AND LIABILITIES ARE AS FOLLOWS:

                                                         1997           1996           1995
-----------------------------------------------------------------------------------------------
 Allowance for loan losses                          $  4,293,000    $ 4,104,000   $  4,529,000
 Provisions for OREO properties                        1,251,000      2,169,000      2,504,000
 Deferred compensation                                 1,105,000      1,036,000      1,136,000
 Real estate joint ventures                            7,787,000      8,953,000      8,622,000
 Gain on loan workouts                                 1,628,000        997,000             --
 Depreciation                                           (239,000)      (558,000)      (740,000)
 Securities - discount accretion                        (388,000)      (264,000)      (130,000)
 State taxes                                            (657,000)      (891,000)    (1,116,000)
 All other, net                                          236,000        842,000        719,000
 Valuation allowance                                  (3,668,000)    (9,111,000)    (7,645,000)
-----------------------------------------------------------------------------------------------
 Deferred tax asset before tax effect of
  unrealized gain on securities available for sale   $11,348,000    $ 7,277,000   $  7,879,000
 Tax effect of unrealized
  gain on securities available for sale               (1,133,000)      (609,000)    (1,538,000)
-----------------------------------------------------------------------------------------------
   DEFERRED TAX ASSET, NET                           $10,215,000    $ 6,668,000   $  6,341,000
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

The valuation allowance primarily represents management's decision to reserve for deferred taxes that is not anticipated to be offset by taxable income projected for the next 12 months. The valuation allowance is based on estimates by management which could change in the near term.

As of December 31, 1997, the Bank has no operating loss and tax credit carryforwards for financial reporting purposes. There are also no alternative minimum tax credit carryforwards for tax purposes.

------------------------------------------------------------------------------
9. OTHER BORROWINGS
------------------------------------------------------------------------------

Mid-State Bank's wholly owned subsidiaries have obtained first trust deed mortgage financing for several of the properties and investments that they own. Mortgages payable totaled $212,613 and $2,979,852 at December 31, 1997 and 1996, respectively. Other borrowings also include borrowings under the Treasury Tax and Loan note account of $2,531,986 and $2,594,335 at December 31, 1997 and 1996, respectively. Securities sold under agreement to repurchase are also included in other borrowings of $1,750,000 and $1,850,000 at December 31, 1997 and 1996, respectively.

------------------------------------------------------------------------------
10. COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------

At December 31, 1997 the Bank was contingently liable for letter of credit accommodations made to its customers totaling $27,729,396. At December 31, 1997, the Bank also had undisbursed loan commitments in the amount of $190,168,000.

Many of the commitments are expected to expire without being drawn upon. Accordingly, the total outstanding commitment amount does not necessarily represent future cash requirements. The Bank does not anticipate any significant losses as a result of these transactions. Provision has been made for possible losses which may be sustained in the fulfillment of, or from an inability to fulfill, any commitments.

The Bank is involved in litigation of a routine nature which is being handled and defended in the ordinary course of the Bank's business. In the opinion of management, based on the advice of legal counsel, the resolution of this litigation will have no material impact on the Bank's financial condition or results of operations.

------------------------------------------------------------------------------
11. EARNINGS PER SHARE
------------------------------------------------------------------------------

Earnings per share (EPS) have been computed based on 6,905,100, 6,904,427, and 6,904,427 shares in 1997, 1996 and 1995, respectively, which is the weighted average number of shares outstanding each year. Outstanding shares for 1996 and 1995 have been restated to reflect the 5% stock dividends declared in 1997, 1996 and 1995.

The FASB has issued SFAS No. 128, "Earnings per Share". This statement is effective for both interim and annual reporting periods ending after December 15, 1997. SFAS No. 128 replaces primary EPS with basic EPS, and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed in a similar manner to fully diluted EPS, and reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank. All periods presented in the accompanying consolidated financial statements have been restated to conform with SFAS No. 128. The following is a reconciliation of the numerators and denominators used in the calculation of basic EPS and diluted EPS for the years ended December 31, 1997, 1996, and 1995.

For the Year Ended 1997                                 Earnings        Shares          EPS
-----------------------------------------------------------------------------------------------
Net Income                                            $13,436,708
Basic Earnings Per Share:
 Income available to Common Stockholders               13,436,708      6,905,100       $1.95
Effect of Dilutive Securities:
 Stock Options                                                            21,618
Diluted Earnings Per Share:
 Income available to Common Stockholders and
 assumed conversions                                   13,436,708      6,926,718       $1.94

For the Year Ended 1996
-----------------------------------------------------------------------------------------------
Net Income                                           $  4,410,543
Basic Earnings Per Share:
 Income available to Common Stockholders                4,410,543      6,904,427       $0.64
Effect of Dilutive Securities:
 Stock Options                                                             7,120
Diluted Earnings Per Share:
 Income available to Common Stockholders and
 assumed conversions                                    4,410,543      6,911,547       $0.64

For the Year Ended 1995
-----------------------------------------------------------------------------------------------
Net Income                                             $  650,637
Basic Earnings Per Share:
 Income available to Common Stockholders                  650,637      6,904,427       $0.09
Effect of Dilutive Securities:
 Stock Options                                                             3,117
Diluted Earnings Per Share:
 Income available to Common Stockholders and
 assumed conversions                                      650,637      6,907,544       $0.09
-----------------------------------------------------------------------------------------------

------------------------------------------------------------------------------
12. CAPITAL ACCOUNTS
------------------------------------------------------------------------------

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of (1) the bank's undivided profits or (2) the bank's net income for its last three fiscal years less the amount of any distributions made by the bank to shareholders during such period. Under these restrictions, the Bank can make cash dividends totaling $16,388,000 at December 31, 1997. The Bank declared a 5% stock dividend and a $0.12 per share cash dividend during 1997.

------------------------------------------------------------------------------
13. STOCK OPTIONS
------------------------------------------------------------------------------

The Bank adopted a new stock option plan in 1990. A previous stock option plan expired in 1989. The 1990 plan provides for the issuance of common stock to the Bank's employees. Options are granted at a price not less than the fair market value of the stock at the grant date. Options are exercisable and expire as determined by the Board of Directors. However, options expire no later than five years from the date of grant. The 1990 plan provides for issuance of up to 1,527,660 shares of common stock and is subject to termination as determined by the Board of Directors. As of December 31, 1997, 72,492 shares are currently under option. The shares are exercisable at prices ranging from $10.89 to $13.34. No options were exercised during 1996 and 673 shares were exercised during 1997.

The Bank applies Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related Interpretations in accounting for its Stock Plan. Accordingly, no compensation expense has been recognized for grants under the Stock Plan.

Consistent with the methods of SFAS No. 123, proforma compensation expense for the Bank stock option plan had been determined based on the fair value at the grant date. Fair values were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used at August 15, 1996, the date of the last options granted: 5% dividend yield, expected volatility of 50%, risk-free interest rate of 6.3% and expected lives of five years. The Bank's net income and earnings per share for the years ended December 31, 1997, 1996 and 1995 would have been reduced to pro forma amounts indicated below:

                                                            ($ in 000's except per share data)
                                                              1997        1996         1995
-----------------------------------------------------------------------------------------------
 Net income to common shareholders:
 As reported                                                 $13,437      $4,411       $ 651
 Pro forma                                                    13,424       4,411         651
 Net income per common and common share equivalent:
  Basic earnings per share:
   As reported                                               $  1.95      $ 0.64       $0.09
   Pro forma                                                 $  1.94      $ 0.64       $0.09
  Diluted earnings per share:
   As reported                                               $  1.94      $ 0.64       $0.09
   Pro forma                                                 $  1.94      $ 0.64       $0.09

A summary of the Bank's stock options as of December 31, 1997, 1996 and 1995, and changes during the periods then ended, is presented below:

                                   1997              1996             1995
-----------------------------------------------------------------------------------------------
                                 Weighted          Weighted          Weighted
                               Avg. Exercise     Avg. Exercise     Avg. Exercise


                                     E-79


                               Shares     Price       Shares     Price      Shares     Price
-----------------------------------------------------------------------------------------------
 Outstanding at
 beginning of period           73,581    $11.74       41,276     $17.24     62,500      $20.45
 Granted                           --        --       53,000     $12.00         --          --
 5% Stock Dividend              3,428     (0.55)       3,504      (0.59)     2,064       (0.68)
 Exercised/Expired             (4,517)   (11.60)     (24,199)    (19.91)   (23,288)     (24.00)
-----------------------------------------------------------------------------------------------
 Outstanding at
 end of period                 72,492    $11.19       73,581     $11.74     41,276      $17.24
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

------------------------------------------------------------------------------
14. Employee Benefits
------------------------------------------------------------------------------

The Bank offers a combination qualified profit sharing plan (the Profit Sharing
Plan) and a savings and retirement plan designed to comply with Internal Revenue Service Code Section 401(k) (the 401(k) Plan) to substantially all employees. The Bank's contributions to the Profit Sharing and 401(k) Plans for the years ended December 31, 1997, 1996, and 1995 were $1,063,000, $520,000, and $292,131, respectively.

A Deferred Compensation Plan is also in effect to provide performance oriented deferred compensation for the Bank's senior management. Allocations to the participants accounts are made at the discretion of the Board of Directors. The amount of contributions is determined by the Board of Directors as a function of net profits and prior year return on equity. No contribution was made in either1996 or 1995. In 1997, $403,000 was contributed to the participants.

The Bank began a bonus incentive system in 1996 (the Incentive Reward System) for many of the Bank's employees. A bonus is paid to selected employees who exceed certain goals under formulas established at the start of the year. Included in employee benefits expense for 1997 and 1996 was a charge of $667,850 and $190,750, respectively, which was accrued during those years and paid in the following year. Approximately 487 employees received bonuses ranging from 1.1% of their salary to as much as 10.6% of their salary.

------------------------------------------------------------------------------
15. Regulatory Matters
------------------------------------------------------------------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                                                  TO BE CONSIDERED

                                                                                                    WELL CAPITALIZED
                                                                          FOR CAPITAL                  FOR CAPITAL
                                              ACTUAL                   ADEQUACY PURPOSES           ADEQUACY PURPOSES
                                       AMOUNT        RATIO            AMOUNT        RATIO         AMOUNT        RATIO
                                  -----------     --------    --------------     --------   ------------    ---------
AS OF DECEMBER 31, 1997:
Total Capital
(to Risk Weighted Assets)         $82,708,000        16.2%     $  40,840,000         8.0%    $51,050,000        10.0%
Tier One Capital
(to Risk Weighted Assets)         $76,266,000        14.9%     $  20,420,000         4.0%    $30,630,000         6.0%
Tier One Capital
(to Average Assets)               $76,266,000         9.2%     $  33,150,000         4.0%    $41,438,000         5.0%

AS OF DECEMBER 31, 1996:
Total Capital
(To Risk Weighted Assests)        $69,557,000        14.8%       $37,534,000         8.0%    $46,917,500        10.0%
Tier One Capital
(to Risk Weighted Assets)         $63,636,000        13.6%       $18,767,000         4.0%    $28,150,500         6.0%
Tier One Capital
(to Average Assets)               $63,636,000         8.1%       $31,453,040         4.0%    $39,316,300         5.0%


Notwithstanding the figures above, the Bank was required under the terms of a Consent Agreement to maintain the ratio of tier one captial to average assets above 7.5% as of December 31, 1996. The Board of Directors and management of the Bank took various actions over the past few years to improve the condition of the Bank and to comply with the terms outlined in the Consent Agreement. On January 15, 1997, the FDIC and the Board of Directors of the Bank executed an agreement which resulted in the removal of the regulatory order which was in effect under the terms of the Consent Agreement. This removal eliminated various restrictions imposed on the Bank by the FDIC.

16. SUBSEQUENT EVENTS (UNAUDITED)

On January 29, 1998 the Bank entered into an Agreement to Merge and Plan of Reorganization (the "agreement") with BSM Bancorp ("Bancorp") and its wholly owned subsidiary Bank of Santa Maria, Santa Maria, California pursuant to which, among other things, (i) Bank of Santa Maria will merge with and into the Bank, (ii) Bancorp will become the bank holding company for the Bank and change its name to Mid-State Bancshares and (iii) the shareholders of the Bank will become shareholders of Bancorp in accordance with the exchange ratio set forth in the agreement, all subject to the terms and conditions specified in the agreement. The merger is structured to be tax-free and is intended to be accounted for as a pooling-of-interests. The exact exchange ratio for Bank shareholders will be dependent upon the average closing price of Mid-State Bank stock during the 20 consecutive trading days ending at the end of the third day immediately preceding the effective day of the transaction (estimated to be sometime in the third quarter of 1998). Subject to certain conditions and a range of Mid-State Bank stock prices, the value received by BSM Bancorp stockholders will be equivalent to $29.37 per share, or about $90 million in the aggregate. Mid-State Bank shareholders will own approximately 70% and BSM Bancorp shareholders approximately 30% of Mid-State Bancshares upon completion of the transaction.
Presented below is a condensed pro forma (unaudited) Statement of Financial Position for the consolidated entity as of December 31, 1997.

                                       MID-STATE            BSM
                                            BANK        BANCORP    CONSOLIDATED
                                   -------------  -------------  --------------
Cash and Due from Banks              $73,707,705    $18,472,719  $   92,180,424
Fed Funds Sold                        10,000,000      7,461,000      17,461,000

                                       E-81


Investment Securities
  Available for Sale                 373,170,847     46,143,134     419,313,981
  Held to Maturity                       --          62,767,464      62,767,464
Net Loans                            338,280,695    189,231,140     527,511,835
Other Assets                          47,140,523     19,970,159      67,110,682
                                   -------------  -------------  -------------
 TOTAL ASSETS                       $842,299,770   $344,045,616  $1,186,345,386
                                   -------------  -------------  --------------
                                   -------------  -------------  --------------

Non-interest bearing Demand         $137,625,799  $  74,450,817  $  212,076,616
Interst bearing NOW, Savings
 and Money Market                    408,677,199    114,900,337     523,577,536
Time Deposits                        210,751,666    116,940,446     327,692,112
                                   -------------  -------------   -------------
 Total Deposits                      757,054,664    306,291,600   1,063,346,264
Other Liablilities                     7,278,812      1,691,788       8,970,600
Total Equity Capital                  77,966,294     36,062,228     114,028,522
                                   -------------  -------------  --------------
 TOTAL LIABILITIES & CAPITAL        $842,299,770   $344,045,616  $1,186,345,386
                                   -------------  -------------  --------------
                                   -------------  -------------  --------------


 MANAGEMENT STATEMENT

MID-STATE BANK IS RESPONSIBLE FOR THE PREPARATION, INTEGRITY, AND FAIR PRESENTATION OF ITS PUBLISHED CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND THE YEAR THEN ENDED. THE CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND, AS SUCH, INCLUDE AMOUNTS, SOME OF WHICH ARE BASED ON JUDGMENTS AND ESTIMATES OF MANAGEMENT.

INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an effective internal control structure over financial reporting. The system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

Management assessed its internal control structure over financial reporting as of December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based upon this assessment, management believes that Mid-State Bank maintained an effective internal control structure over financial reporting as of December 31, 1997.

COMPLIANCE WITH LAWS AND REGULATIONS

Management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Mid-State Bank complied, in all significant aspects, with the designated laws and regulations relating to safety and soundness for the year ended December 31, 1997.




  James G. Stathos                          Carrol R. Pruett
  Executive Vice President                  President
  Chief Financial Officer                   Chief Executive Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Mid-State Bank:

We have examined management's assertions that Mid-State Bank maintained an effective internal control structure over financial reporting as of December 31, 1997 included in the accompanying Management Statement.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that Mid-State Bank maintained an effective internal control structure over financial reporting as of December
31, 1997, is fairly stated, in all material respects, based on INTERNAL CONTROL-INTEGRATED FRAMEwork issued by the Committee of Sponsoring Organizations of the Treadway Commission.



Arthur Andersen LLP
Los Angeles, California
  January 30, 1998

ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by Item 10 of Form 10-K is incorporated by reference from the information contained in the Bank's Proxy Statement for the 1998 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 11.  EXECUTIVE COMPENSATION

The information required by Item 11 of Form 10-K is incorporated by reference from the information contained in the Bank's Proxy Statement for the 1998 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by Item 12 of Form 10-K is incorporated by reference from the information contained in the Bank's Proxy Statement for the 1998 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by Item 13 of Form 10-K is incorporated by reference from the information contained in the Bank's Proxy Statement for the 1998 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES  AND REPORTS ON FORM 8-K

(a)  EXHIBITS:


2.1       Agreement to Merge and Plan of Reorganization, dated as of January 29,
          1998 filed as an exhibit to the Form 8-K filed February 2, 1998

3.1       Articles of Incorporation, as amended to date

3.2       Bylaws, as amended to date

4.1       Specimen form of Mid-State Bank stock certificate

10.1      1990 Stock Option Plan

10.2      Form of stock option agreement for use pursuant to 1990 Stock Option
          Plan

10.3      Deferred Compensation Plan

10.4      Profit Sharing and Salary Deferral 401 (K) Plan

10.5      Change in Control Agreement for Carrol R. Pruett, President/Chief
          Executive Officer

10.6      Change in Control Agreement for T. E. Reese, Executive Vice President

10.7      Change in Control Agreement for James G. Stathos, Executive Vice
          President

21 All of the subsidiaries of Mid-State Bank are discussed in Item 1 of this Report



(b)  SCHEDULES:

          Not Applicable

(c)  REPORTS ON FORM 8-K

During the fourth quarter of 1997, the Bank did not file any Reports.

Notice of Annual Meeting and Proxy Statement for the Bank's 1998 Annual Meeting will be mailed to security holders subsequent to the date of filing of this Report. Copies of said materials will be furnished to the FDIC in accordance with applicable rules and regulations.

                                  SIGNATURES



     In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Bank has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



MID-STATE BANK


By:  /s/ CARROL R. PRUETT
     -------------------------------------
     CARROL R. PRUETT
     President and Chief Executive Officer



Dated:         March 12, 1998




By   /s/ JAMES G. STATHOS
     -------------------------------------
      JAMES G. STATHOS
      Executive Vice President
      and Chief Financial Officer



Dated:    March 12, 1998

                                  SIGNATURES




     In accordance with the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Bank and in the capacities and on the dates indicated.

                                                       Dated:

/s/ ALBERT L. MAGUIRE              Chairman of the     March 12, 1998
--------------------------         Board
ALBERT L. MAGUIRE

/s/ GRACIA B. BELLO                Director            March 12, 1998
--------------------------
GRACIA B. BELLO

/s/ CLIFFORD H. CLARK              Director            March 12, 1998
--------------------------
CLIFFORD H. CLARK

/s/ DARYL L. FLOOD                 Director            March 12, 1998
--------------------------
DARYL L. FLOOD

/s/ RAYMOND E. JONES               Director            March 12, 1998
--------------------------
RAYMOND E. JONES

/s/ GREGORY R. MORRIS              Director            March 12, 1998
--------------------------
GREGORY R. MORRIS

/s/ CARROL R. PRUETT               Director            March 12, 1998
--------------------------
CARROL R. PRUETT


                                 EXHIBIT INDEX


EXHIBIT                                                               SEQUENTIAL
NUMBER      DESCRIPTION                                               PAGE NUMBER
--------   -------------                                              -----------

3.1        Articles of Incorporation, as amended to date

3.2        Bylaws, as amended to date

4.1        Specimen form of Mid-State Bank Stock Certificate

10.1       1990 Stock Option Plan

10.2       Form of stock option agreement for use pursuant to 1990
           Stock Option Plan

10.3       Deferred Compensation Plan

10.4       Profit Sharing and Salary Deferral 401 (K) Plan

10.5       Change in Control Agreement
           for Carrol R. Pruett, President/Chief Executive Officer

10.6       Change in Control Agreement
           for T. E. Reese, Executive Vice President

10.7       Change in Control Agreement
           for James G. Stathos, Executive Vice President

23         Consent of Independent Accountants


                                   APPENDIX F

                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20529
                                    FORM 10-K


(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997
                                       OR
[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(b) OF THE SECURITIES

                      FOR THE TRANSITION PERIOD N/A TO N/A
                              EXCHANGE ACT OF 1934


                        COMMISSION FILE NUMBER 333-16951
                                   BSM BANCORP
             (Exact name of registrant as specified in its charter)


              California                               77-0442667
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                 Identification No.)

         2739 Santa Maria Way
            Santa Maria, CA                               93455
(Address of principal executive offices)                (Zip Code)


       Registrant's telephone number, including area code : (805) 937-8551

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or shorter period that the Registrant was required to file such reports) Yes [X] No [ ], and (2) has been subject to such filing requirements for the past 90 days. Yes[ ] No [X]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

The aggregate market value of the common stock held by non-affiliates of the registrant as of February 27, 1998 was $61,384,095.

The number of shares of common stock of the registrant outstanding as of March 18, 1998 was 3,007,639.

FORM 10-K

TABLE OF CONTENTS AND CROSS REFERENCE SHEET

                                                                       PAGE # IN
                                                                         10-K
                                                                       ---------
PART I
------
  Item 1     Business                                                      3

  Item 2     Properties                                                   17

  Item 3     Legal Proceedings                                            18

  Item 4     Submission of Matters to a Vote of Security Holders          18


PART II
-------
  Item 5     Market for Registrant's Common Equity and Related
             Stockholder Matters                                          18

  Item 6     Selected Financial Data                                      19

  Item 7     Management's Discussion and Analysis of Financial
             Condition and Results of Operations                          20

  Item 8     Financial Statements and Supplementary Data                  32

  Item 9     Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure                          54


PART III
--------
  Item 10    Directors and Executive Officers of Registrant               55

  Item 11    Director and Executive Officer Compensation                  57

  Item 12    Security Ownership of Certain Beneficial Owners and
             Management                                                   62

  Item 13    Certain Relationships and Related Transactions               63


PART IV
-------
  Item 14    Exhibits, Financial Statement Schedules and Reports on 8-K   63


PART 1

ITEM 1.  BUSINESS

GENERAL

BSM BANCORP

BSM Bancorp (referred to herein on an unconsolidated basis as "BSM" and on a consolidated basis as the "Company") is a bank holding company incorporated in California on November 12,1996, and registered under the Bank Holding Company Act of 1956, as amended. The Company commenced business on March 12, 1997 when, pursuant to a reorganization, it acquired all of the voting stock of Bank of Santa Maria (the "Bank"). The Bank is the Company's principal asset.

The Company's principal business is to serve as a holding company for the Bank and for other banking or bank related subsidiaries which the Company may establish or acquire. The Company has not engaged in any other activity to date. As a legal entity separate and distinct from its subsidiaries, BSM's principal source of funds is, and will continue to be, dividends paid by and other funds advanced by primarily the Bank. Legal limitations are imposed on the amount of dividends that may be paid and loans that may be made by the Bank to BSM. See "Note L-Regulatory Matters" in the Annual Report to Shareholders. At December 31, 1997, the Company had $344.0 million in total consolidated assets, $189.2 in total consolidated net loans and $306.3 million in total consolidated deposits.

BSM's authorized Capital Stock consists of 25,000,000 of Preferred Stock, none of which is outstanding, and 50,000,000 of Common Stock of which 2,990,939 was outstanding as of December 31, 1997.

The principal executive offices of the Company and the Bank are located at 2739 Santa Maria Way, Santa Maria, California.

MERGER WITH MID-STATE BANK

On January 29, 1998, Mid-State Bank ("Mid-State") entered into an Agreement to Merge and Plan of Reorganization (the "Agreement") with the Company pursuant to which, among other things, (i) Bank will merge with and into Mid-State, (ii) BSM will become the holding company for Mid-State and change its name to Mid-State Bancshares ("MSB"), and (iii) the shareholders of Mid-State will become shareholders of MSB in accordance with an exchange ratio set forth in the Agreement, all subject to the terms and conditions specified in the Agreement

Consummation of the Agreement and the transactions contemplated therein, is subject to regulatory and shareholder approval, as well as other conditions set forth in the Agreement. No assurance can be given that the Agreement and the transactions contemplated therein will be consummated. Should the transaction be consummated, current Company shareholders will hold approximately 30% of the shares of the newly renamed holding company.

BANK OF SANTA MARIA

The Bank was incorporated under the laws of the State of California on June 27, 1977, was licensed by the California State Banking Department and commenced operations as a California state chartered bank on March 18, 1978. The Bank's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC"), but like most banks of its size in California, is not a member of the Federal Reserve Bank. The Bank's authorized Capital Stock consists of one class of Common Stock, of which there were 100 shares outstanding as of December 31, 1997, which was held by BSM.

The Bank currently operates 13 retail banking offices along the central coast of California. The main office and two branch offices are located in the City of Santa Maria with additional offices located in the communities of Guadalupe, Oak Knolls, Vandenberg Village, Nipomo, Grover Beach, Pismo Beach, Paso Robles and Templeton. On January 10, 1997, El Camino National Bank, with one office in Lompoc, merged into Bank of Santa Maria. On February 3, 1997, the Bank opened a banking office in Atascadero. The Bank has its headquarters in the City of Santa Maria at 2739 Santa Maria Way, Santa Maria, California 93455. Its telephone number is (805) 937-8551.

The Bank has expanded from its initial branches in the larger community of Santa Maria both to the North and to the South, along a corridor following U.S. Highway 101. The economy in this area of California is based upon agriculture, oil, tourism, light industry, the aerospace industries and nuclear energy production. Services to support those employed in these industries, (including medical, financial, and educational services), have expanded the two county areas increasing the population of the Bank's service area to approximately 175,000. Certain economic activities are unique to the area such as the space launching facility at Vandenberg Air Force Base (which is now being actively used by large commercial enterprises) and the production of seeds for numerous flowers grown worldwide. While major oil companies have elected to do business elsewhere (due to the very stringent county business regulations), smaller production companies have moved in to continue the oil industry in the area. The moderate climate allows a year round growing season for numerous vegetables and fruits. Vineyards and cattle ranches make large contributions to the local economy. Access to numerous recreational activities, including both mountains and beaches, provide a fairly stable tourist industry from larger metropolitan areas to the North, South and East. The commercial space industry will continue to bring "high tech" employment into the area. Due to the diversity of the industries within the Bank's market area, the Central Coast, while not immune to economic fluctuations, tends to enjoy more stability than many areas of both the California marketplace and the country in general.

ACQUISITION OF TEMPLETON NATIONAL BANK

Following all necessary regulatory approvals, on September 8, 1995, the Bank acquired Templeton National Bank ("Templeton") pursuant to an Agreement and Plan of Reorganization dated March 10, 1995, providing for the merger of Templeton into the Bank. The Agreement provided for Templeton shareholders to receive shares of the Bank Common Stock based upon the comparative book values of the banks at the closing plus a premium of $500,000. The Bank issued 397,561 shares of its Common Stock to the former shareholders of Templeton. As of the merger date, Templeton's deposits were approximately $24 million and loans were approximately $18 million. Templeton had one office and two offsite ATM locations. Since the acquisition, one of the offsite ATM locations was closed and the second has been relocated to the Atascadero Police Station. This acquisition was treated as a pooling transaction for accounting purposes.

ACQUISITION OF CITIZENS BANK OF PASO ROBLES, N.A.

Following all necessary regulatory approvals, on May 3, 1996, the Bank acquired Citizens National Bank of Paso Robles, N.A. ("Citizens") pursuant to an Agreement and Plan of Reorganization dated October 30, 1995, providing for the merger of Citizens into the Bank. The Agreement provided for the shareholders of Citizens to receive cash at the rate of 1.6 times book value per share of Citizens stock as of the end of the month preceding the closing. The exchange value used in the merger was $16.94 of each share of Citizens stock surrendered. The transaction was treated as a purchase for accounting purposes and approximately $1.9 million of goodwill was recorded. Acquired deposits were recorded at approximately $29 million and acquired loans at $18 million. Citizens had two offices at the time of the merger. In August 1997, the Bank closed the former Citizens branch in Templeton.

ACQUISITION OF EL CAMINO NATIONAL BANK

Following all necessary regulatory approvals, on January 10, 1997, the Bank acquired El Camino National Bank ("El Camino") pursuant to an Agreement and Plan of Reorganization dated July 16, 1996, providing for the merger of El Camino into the Bank. The Agreement provided for the shareholders of El Camino to receive shares of Bank Common Stock based upon the comparative book values of the banks as of the end of the month preceding the closing. As of the closing date, El Camino's deposits were approximately $16 million, and loans were approximately $12 million. This acquisition was treated as a pooling transaction for accounting purposes. The exchange value used in the merger was .7332 shares of Bank Common Stock for each share of El Camino Common Stock. The Bank issued 201,678 shares to complete this transaction. El Camino had only one office in Lompoc, California, and the Bank continues to operate from this location.

SERVICES

The Bank offers a full range of commercial banking services including the acceptance of checking and savings deposits, money market checking and savings accounts, time certificates of deposit of varying maturities, individual retirement accounts, the making of commercial loans, various types of consumer loans and real estate loans and provides safe deposit, travelers cheques, notary public and other customary non-deposit banking services. The Bank is a merchant depository for Master Charge and Visa drafts enabling merchants to deposit both types of drafts with the Bank.

Banks in California have been empowered to conduct certain insurance activities and to market such services to the public. The Bank did obtain its Organizational Insurance License in the fall of 1989, but has not elected to offer products which require this license.

The Bank's organization and operations have been designed to serve the banking needs of individuals and small to medium sized businesses located in the Northern Santa Barbara and San Luis Obispo County areas of California.

DEPOSIT AND LIABILITY MANAGEMENT

Deposits represent the Bank's primary source of funds. As of December 31, 1997, the Bank had approximately 18,500 demand, money market checking/savings deposits and NOW accounts representing approximately $157.1 million with an average balance of approximately $8,500 per account. Of those deposits, approximately $82.4 million, or 52%, were interest bearing accounts. The Bank had approximately 11,600 savings accounts representing approximately $32.5 million in total deposits, with an average balance of approximately $2,800 per account. The Bank had approximately 4,800 time certificates of deposit, representing approximately $116.4 million in total deposits with an average balance of approximately $24,300 per account. Of the total deposits as of December 31, 1997, approximately $38.0 million were in the form of certificates of deposit in denominations of $100,000 or more and all other time deposits was approximately $79.0 million. During the twelve months ending December 31, 1997, demand deposits increased approximately $7.4 million, money market and NOW accounts increased approximately $3.4 million, savings accounts remained essentially flat and time certificates of deposit increased approximately $9.4 million.

The Bank is not dependent on a single or a few customers for its deposits, most of which are obtained from individuals and small to medium businesses. This results in relatively small average balances, but makes the Bank less subject to adverse effects from the loss of a substantial depositor. As of December 31, 1997, no individual, corporate, or public depositor accounted for more than 1.0% of the Bank's total deposits and the five largest deposit accounts represented only 3.0% of the total deposits.

Liquidity is the Bank's ability to meet fluctuations in deposit levels and to provide for the credit needs of its customers. The objective in liquidity management is to maintain a balance between the sources and uses of funds. Principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity of investments and growth in deposits. The Bank holds overnight Federal funds as a cushion for temporary liquidity needs. During the year ended 1997, Federal funds averaged $11.9 million, or 3.7% of total average assets. In addition, the Bank maintains Federal funds credit lines with major correspondents aggregating $11.1 million, subject to the customary terms for such arrangements.

The Bank's liquidity ratio, which measures the percentage of deposits which are used to fund cash, cash equivalents and marketable securities, was 42.0% as of December 31, 1997. This ratio is substantially in excess of the Bank's minimum percentage of 20%.

LOANS

The Bank makes loans in four main areas, including (1) loans to individuals for household, family and other consumer expenditures, (2) commercial and industrial loans, (3) real estate loans and (4) agriculture loans. During 1997, the loan portfolio mix continued to show growth in the percentage of agricultural loans now representing over 19% of the Bank's portfolio. Commercial loans have also experienced an increase in the percentage of loans outstanding constituting over 30% of the portfolio. This change has resulted from declines in both consumer and real estate loan categories.

The Bank maintains a reserve for possible loan losses in the loan portfolio. Additions to the reserve are made by charges to operating expenses. All loans deemed to be uncollectible are charged to the reserve; subsequent recoveries are credited to the reserve. The loan loss provision is based on current factors which, in management's judgment, deserve recognition in estimating possible losses. These factors include the current economic climate, past loan loss history and management's forecast for the coming year.

As of December 31, 1997, the reserve for loan losses was approximately 1.11% of loans outstanding, a level believed adequate by management. The reserve for possible loan losses is maintained on an aggregate basis only and is not allocated among the various types of loans made by the Bank. Outside factors, not within the Bank's control, such as adverse changes in the economy, can effect the adequacy of the reserves and there can be no assurance that, in any given period, the Bank might not suffer losses which are substantial in relation to the size of the reserve. During the year ending December 31, 1997, the Bank sustained net charge-offs of approximately $618,000 or .35% of the Bank's average loans.

INVESTMENT SECURITIES

The Bank maintains a portfolio of investment securities to provide income and to serve as a secondary source of liquidity for its operations in conjunction with funds sold overnight in the Federal funds market. The Bank's Investment Policy provides for the purchase of United States Treasury Securities, United States Government Agency Securities, Corporate Securities and State, County and Municipal Securities. As of December 31, 1997, the aggregate book value of the Bank's investment securities was approximately $108.8 million. Of this total, approximately $18.6 million was in U.S. Government Securities, approximately $57.4 million was in U.S. Government Agency Securities, approximately $2.6 million was in Corporate Securities and approximately $30.2 million was in securities issued by State and local subdivisions thereof. The type of investments held in the Bank's portfolio are influenced by several factors. Among these are: rate of return, maturity and risk.

It is the Bank's policy to stagger the maturities of its securities to maintain a liquid portfolio and to meet other Bank needs. The sale of "Federal Funds" (short-term loans to other banks), are also made as alternate investments for available excess funds. Approximately $658,000 of the Bank's operating income in 1997, represented interest on Federal Funds sold.

Acceptable securities may be pledged to secure public deposits from state and public agencies. As of December 31, 1997, the Bank had Public Funds totaling approximately $2,160,000 secured by approximately $6,006,000 in eligible securities.

SUPERVISION AND REGULATION

Bank holding companies and banks are extensively regulated under both federal and state law. Set forth below, is a summary description of certain laws which relate to the regulation of BSM and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

BSM BANCORP

BSM, as a registered bank holding company, is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"). BSM is required to file with the Federal Reserve Board quarterly, semi-annual and annual reports, and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct inspections of the BSM and its subsidiary. The first of such inspections occurred in September, 1997.

The Federal Reserve Board may require that BSM terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, BSM must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

Under the BHCA and regulations adopted by the Federal Reserve Board, a bank holding company and its non-banking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, BSM is required by the Federal Reserve Board to maintain certain levels of capital. See "Item 1 - Prompt Corrective Regulatory Action."

BSM is required to obtain prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of BSM and another bank holding company.

BSM is prohibited by the BHCA, except in certain statutory prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary. However, BSM, subject to the prior approval of the Federal Reserve Board, may engage in, or acquire shares of companies engaged in, any activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve Board is required to consider whether the performance of such activities by BSM or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commences DE NOVO and activities commenced by acquisition, in whole or in part, of a going concern. In 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Budget Act"), eliminated the requirement that the bank holding companies seek Federal Reserve Board approval before engaging DE NOVO in permissible nonbanking activities listed in Regulation Y, which governs bank holding companies, if the holding company and its lead depository institution are well-managed and well-capitalized and certain other criteria specified in the statue are met. For purposes of determining the capital levels at which a bank holding company shall be considered "well-capitalized" under this section of the Budget Act and Regulation Y, the Federal Reserve Board adopted as an interim rule, risk-based capital ratios (on a consolidated basis) that are, with the exception of the leverage ratio (which is lower), the same as the levels set for determining that a state member bank is well-capitalized under the provisions established under the prompt corrective action provisions of federal law. See "Item 1 Prompt Corrective Regulatory Action."

Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks, will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice in violation of the Federal Reserve Board's regulations or both.

BSM is also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, BSM and its subsidiary are subject to examination by, and may be required to file reports with, the Department of Financial Institutions.

Finally, BSM is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, including but not limited to, filing annual, quarterly and other current reports with the Securities and Exchange Commission, (the "Commission").

AVAILABLE INFORMATION

Reports filed with the Commission can be viewed on the internet. The
Commission maintains a Web Site that contains reports, proxy and information statements and other information. The address of the site is http://www.sec.gov.

BANK OF SANTA MARIA

Banks are extensively regulated under both federal and state law. The Bank, as a California state chartered bank, is subject to primary supervision, periodic examination and regulation by the Superintendent and the FDIC.

The Bank is insured by the FDIC, which currently insures deposits of each member bank to a maximum of $100,000 per depositor. For this protection, the Bank, as is the case with all insured banks, pays a quarterly statutory assessment and is subject to the rules and regulations of the FDIC. Although the Bank is not a member of the Federal Reserve System, it is nevertheless subject to certain regulations of the Federal Reserve Board.

Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Further, the Bank is required to maintain certain levels of capital.

There are statutory and regulatory limitations on the amount of dividends which may be paid to the stockholders by the Bank. California law restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earnings or the bank's net income for its last three fiscal years (less any distributions to stockholders made during such period). In the event a bank has no retained earnings or net income for its last three fiscal years, cash dividends may be paid in an amount not exceeding the net income for such bank's last preceding fiscal year only after obtaining the prior approval of the Superintendent.

The FDIC also has authority to prohibit the Bank from engaging in activities that, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be an unsafe or unsound practice.

Banks are subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of its affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of such affiliates. Such restrictions prevent affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving other controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of the FDIC Improvement Act.

POTENTIAL AND EXISTING ENFORCEMENT ACTIONS

Commercial banking organizations, such as the Bank, may be subject to potential enforcement actions by the FDIC and the Superintendent for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDIC Improvement Act.

The regulations of these various agencies govern most aspects of the Bank's business, including required reserves on deposits, investments, loans, certain of their check clearing activities, issuance of securities, payment of dividends, opening of branches, and numerous other areas. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to changes in California and the Federal legislation and regulations which may have the effect of increasing the cost of doing business, limiting permissible activities, or increasing competition.

EFFECT OF GOVERNMENTAL POLICIES AND LEGISLATION

Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio comprise the major portion of the Bank's earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly the earnings and growth of the Bank are subject to the influence of local, domestic and foreign economic conditions, including recession, unemployment and inflation.

The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. For example, legislation has been introduced in Congress that would repeal the current statutory restrictions on affiliations between commercial banks and securities firms. The likelihood of any major changes and the impact such changes might have on the Bank are impossible to predict.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

On December 19, 1991, the FDIC Improvement Act was enacted into law. Set forth below is a brief discussion of certain portions of this law and implementing regulations that have been adopted or proposed by the Federal Reserve Board, the Comptroller of the Currency ("Comptroller"), the Office of Thrift Supervision ("OTS") and the FDIC (collectively, the "federal banking agencies").

STANDARDS FOR SAFETY AND SOUNDNESS

The FDIC Improvement Act requires the federal banking agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to internal controls, loan documentation, credit underwriting, interest rate exposure and asset growth. Standards must also be prescribed for classified loans, earnings and the ratio of market value to book value for publicly traded shares. The FDIC Improvement Act also requires the federal banking agencies to issue uniform regulations prescribing standards for real estate lending that are to consider such factors as the risk to the deposit insurance fund, the need for safe and sound operation of insured depository institutions and the availability of credit. Further, the FDIC Improvement Act requires the federal banking agencies to establish standards prohibiting compensation, fees and benefit arrangements that are excessive or could lead to financial loss.

In July 1992, the federal banking agencies issued a joint advance notice of proposed rule making requesting public comment on the safety and soundness standards required to be prescribed by the FDIC Improvement Act. The purpose of the notice is to assist the federal banking agencies in the development of proposed regulations. In accordance with the FDIC Improvement Act, final regulations must become effective no later than December 1, 1993.

In December 1992, the federal banking agency issued final regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

In February 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

Appraisals for "real estate related financial transactions" must be conducted by either state-certified or state-licensed appraisers for transactions in excess of certain amounts. State-certified appraisers are required for all transactions with a transaction value of $1,000,000 or more; for all non-residential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state-licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage backed securities.

PROMPT CORRECTIVE REGULATORY ACTION

The FDIC Improvement Act requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios. The purpose of this law is to resolve the problems of insured depository institutions at the least possible long-term cost to the appropriate deposit insurance fund.

The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized (significantly exceeding the required minimum capital requirements), adequately capitalized (meeting the required capital requirements), undercapitalized (failing to meet any one of the capital requirements), significantly undercapitalized (significantly below any one capital requirement) and critically undercapitalized (failing to meet all capital requirements).

In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of the FDIC Improvement Act. Under the regulations, an insured depository institution will be deemed to be:

     - "well capitalized" if it (i) has total risk-based capital of 10% or greater, Tier 1 risk-based capital of 6% or greater and a leverage capital ratio of 5% or greater and (ii) is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure;
     - "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater and a leverage capital ratio of 4% or greater (or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);
     - "undercapitalized" if it has total risk-based capital that is less than 8%, Tier 1 risk-based capital that is less than 4% or a leverage capital ratio that is less than 4% (or a leverage capital ratio that is less than 3% if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);
     - "significantly undercapitalized" if it has total risk-based capital that is less than 6%, Tier 1 risk-based capital that is less than 3% or a leverage capital ratio that is less than 3%; and
     - "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.


An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized or undercapitalized may be reclassified to the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, (i) determines that the institution is in an unsafe or unsound condition or (ii) deems the institution is engaging in an unsafe or unsound practice and not to have corrected the deficiency. At each successive lower capital category, an insured depository institution is subject to more restrictions and federal banking agencies are given less flexibility in deciding how to deal with it.

The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan
(i) specifies the steps the institution will take to become adequately capitalized, (ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage;
(v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers, subject to certain grandfather provisions for those elected prior to enactment of the FDIC Improvement Act;
(vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

The FDIC has adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

In addition to the risk-based guidelines, the FDIC requires banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by the FDIC to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the FDIC has the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

In August 1995, the federal banking agencies adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a bank's exposure to interest rate risk, which is the subject of a proposed policy statement issued by the federal banking agencies concurrently with the final regulations. The proposal would measure interest rate risk in relation to the effect of a 200 basis point change in market interest rates on the economic value of a bank. Banks with high levels of measured exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed would be determined on a case-by-case basis by the examiner and the appropriate federal banking agency. Because this proposal has only recently been issued, the Bank currently is unable to predict the impact of the proposal on the Bank if the policy statement is adopted as proposed.

In January 1995, the federal banking agencies issued a final rule relating to capital standards and the risks arising from the concentration of credit and nontraditional activities. Institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities and who fail to adequately manage these risks, will be required to set aside capital in excess of the regulatory minimums. The federal banking agencies have not imposed any quantitative assessment for determining when these risks are significant, but have identified these issues as important factors they will review in assessing an individual bank's capital adequacy.

In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified "loss"; (b) 50 percent of assets classified "doubtful"; (c) 15 percent of assets classified "substandard"; and (d) estimated credit losses on other assets over the upcoming 12 months.

OTHER ITEMS

The FDIC Improvement Act also, among other things, (i) limits the percentage of interest paid on brokered deposits and limits the unrestricted use of such deposits to only those institutions that are well capitalized; (ii) requires the FDIC to charge insurance premiums based on the risk profile of each institution; (iii) eliminates "pass through" deposit insurance for certain employee benefit accounts unless the depository institution is well capitalized or, under certain circumstances, adequately capitalized; (iv) prohibits insured state chartered banks from engaging as principal in any type of activity that is not permissible for a national bank unless the FDIC permits such activity and the bank meets all of its regulatory capital requirements; (v) directs the appropriate federal banking agency to determine the amount of readily marketable purchased mortgage servicing rights that may be included in calculating such institution's tangible, core and risk-based capital; and (vi) provides that, subject to certain limitations, any federal savings association may acquire or be acquired by any insured depository institution.

In addition, the FDIC has issued final and proposed regulations implementing provisions of the FDIC Improvement Act relating to powers of insured state banks. Final regulations issued in October 1992 prohibit insured state banks from making equity investments of a type, or in an amount, that are not permissible for national banks. In general, equity investments include equity securities, partnership interests and equity interests in real estate. Under the final regulations, non-permissible investments must be divested by no later than December 19, 1996. The Bank has no such non-permissible investments.

Regulations issued in December 1993, prohibit insured state banks from engaging as principal in any activity not permissible for a national bank, without FDIC approval. The proposal also provides that subsidiaries of insured state banks may not engage as principal in any activity that is not permissible for a subsidiary of a national bank, without FDIC approval.

Certain provisions of the FDIC Improvement Act, such as the recently adopted real estate lending standards and the limitations on investments and powers of state banks and the rules to be adopted governing compensation, fees and other operating policies, may affect the way in which the Bank conducts its business, and other provisions, such as those relating to the establishment of the risk-based premium system, may adversely affect the Bank's results of operations. Furthermore, the actual and potential restrictions and sanctions that apply to or may be imposed on undercapitalized institutions under the prompt corrective action and other provisions of the FDIC Improvement Act may significantly adversely affect the operations and liquidity of the Bank, the value of its Common Stock and its ability to raise funds in the financial markets.

CAPITAL ADEQUACY GUIDELINES

The FDIC has issued guidelines to implement the risk-based capital requirements. The guidelines are intended to establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet items into account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets. Under these guidelines, assets and credit equivalent amounts of off-balance sheet items, such as letters of credit and outstanding loan commitments, are assigned to one of several risk categories, which range from 0% for risk-free assets, such as cash and certain U.S. Government securities, to 100% for relatively high-risk assets, such as loans and investments in fixed assets, premises and other real estate owned. The aggregated dollar amount of each category is then multiplied by the risk-weight associated with that category. The resulting weighted values from each of the risk categories are then added together to determine the total risk-weighted assets.

A banking organization's qualifying total capital consists of two components:
Tier 1 capital (core capital) and Tier 2 capital (supplementary capital). Tier 1 capital consists primarily of common stock, related surplus and retained earnings, qualifying non-cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries. Intangibles, such as goodwill, are generally deducted from Tier 1 capital; however, purchased mortgage servicing rights and purchase credit card relationships may be included, subject to certain limitations. At least 50% of the banking organization's total regulatory capital must consist of Tier 1 capital.

Tier 2 capital may consist of (i) the allowance for possible loan and lease losses in an amount up to 1.25% of risk-weighted assets; (ii) perpetual preferred stock, cumulative perpetual preferred stock and long-term preferred stock and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus, in an amount up to 50% of Tier 1 capital. The inclusion of the foregoing elements of Tier 2 capital are subject to certain requirements and limitations of the federal banking agencies.

The FDIC has also adopted a minimum leverage capital ratio of Tier 1 capital to average total assets of 3% for the highest rated banks. This leverage capital ratio is only a minimum. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles are expected to maintain capital well above the minimum level. Furthermore, higher leverage capital ratios are required to be considered well capitalized or adequately capitalized under the prompt corrective action provisions of the FDIC Improvement Act.

PREMIUMS FOR DEPOSIT INSURANCE

Federal law has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The FDIC also has authority to impose special assessments against insured deposits.

The FDIC implemented a final risk-based assessment system, as required by FDICIA, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were .023% of deposits. The FDIC, effective September 15, 1995, lowered assessments from their rates of $.23 to $.31 per $100 of insured deposits to rates of $.04 to $.31, depending on the condition of the bank, as a result of the re-capitalization of the BIF. On November 15, 1995, the FDIC voted to drop its premiums for well capitalized banks to zero effective January 1, 1996. Other banks will be charged risk-based premiums up to $.27 per $100 of deposits.

In 1996, Governor Pete Wilson signed Assembly Bill 3351 (the "Banking Consolidation Bill"), authored by Assemblyman Ted Weggeland and sponsored by the California State Banking Department (the "Department"), effective July 1, 1997, which creates the California Department of Financial Institutions ("DFI") to be headed by a Commissioner of Financial Institutions out of the existing Department which regulates state chartered commercial banks and trust companies in California.

The Banking Consolidation Bill, among other provisions, also (i) transfers regulatory jurisdiction over state chartered savings and loan associations from the Department of Savings and Loans ("DSL") to the newly-created DFI and abolishes the DSL; (ii) transfers regulatory jurisdiction over state chartered industrial loan companies and credit unions from the Department of Corporations to the newly-created DFI; and (iii) establishes within the DFI separate divisions for credit unions, commercial banks, industrial loan companies and savings and loans. As the Banking Consolidation Bill has only recently been enacted, it is impossible to predict with any degree of certainty, what impact it will have on the banking industry in general and the Bank in particular.

In 1996, the President signed into law provisions to strengthen the Savings Association Insurance Fund (the "SAIF") and to repay outstanding bonds that were issued to re-capitalize the SAIF's successor as result of payments made due to insolvency of savings and loan associations and other federally insured savings institutions in the late 1980's and early 1990's. The new law will require savings and loan associations to bear the cost of re-capitalizing the SAIF and, after January 1, 1997, banks will contribute towards paying off the financing bonds, including interest. In 2000, the banking industry will assume the bulk of the payments. The new law also aims to merge the Bank Insurance Fund and SAIF by 1999, but not until the bank and savings and loan charters are combined. The Treasury Department had until March 31, 1997, to deliver to Congress on combining the charters. Additionally, the new law provides "regulatory relief" for the banking industry by effecting approximately 30 laws and regulations. Currently, the costs and benefits of the new law to the Bank can not be accurately predicted.

INTERSTATE BANKING AND BRANCHING

On September 29, 1994, the President signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain regulatory approval to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control
(a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

On July 3, 1997, the President signed into law the Reigle-Neal Amendment Act of 1997 providing that branches of state banks that operate in other states are to be governed by the laws of their home (or chartering) states, not the laws of the host states. State banks and state bank regulators pushed for the legislation, believing that without is state banks would switch to national charters to avoid having to deal with different a set of laws in each state where they have established branches.

State banks will not receive any new powers under the legislation. If a host state allows banks more powers than a bank's chartering state, the bank is restricted to the powers granted by its chartering state. However, states will be prohibited from discriminating against branches of banks from other states by the requirement that states must grant branches out-of-state banks the same privileges allowed to banks that states have chartered.

The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirement and conditions as for a merger transaction. Effective October 2, 1995, California adopted legislation which "opts California into" the Interstate Act. However, the California Legislation restricts out of state banks from purchasing branches or starting a de novo branch to enter the California banking market. Such banks may proceed only by way of purchases of whole banks.

The Interstate Act is likely to increase competition in the Bank's market areas especially from larger financial institutions and their holding companies. It is difficult to assess the impact such likely increased competition will have on the Bank' operations.

In 1986, California adopted an interstate banking law. The law allows California banks and bank holding companies to be acquired by banking organizations in other states on a "reciprocal" basis (i.e., provided the other state's law permit California banking organizations to acquire banking organizations in that state on substantially the same terms and conditions applicable to banking organizations solely within that state). The law took effect in two states. The first state allowed acquisitions on a "reciprocal" basis within a region consisting of 11 western states. The second stage, which became effective January 1, 1991, allows interstate acquisitions on a national "reciprocal" basis. California has also adopted similar legislation applicable to savings associations and their holding companies.

On September 28, 1995, Governor Wilson signed Assembly Bill No. 1482, the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 (the "1995 Act"). The 1995 Act, which was filed with the Secretary of State as Chapter 480 of the Statutes of 1995, became operative on October 2, 1995.

The 1995 Acts opts in early for interstate branching, allowing out-of-state banks to enter California by merging or purchasing a California bank or industrial loan company which is at least five years old. Also, the 1995 Act repeals the California Interstate (National) Banking Act of 1986, which regulated the acquisition of California banks by out-of-state bank holding companies. In addition, the 1995 Act permits California state banks, with the approval of the Superintendent of Banks, to establish agency relationships with FDIC-insured banks and savings associations. Finally, the 1995 Act provides for regulatory relief, including (i) authorization for the Superintendent to exempt banks from the requirement of obtaining approval before establishing or relocating a branch office or place of business, (ii) repeal of the requirement of directors' oaths (Financial Code Section 682), and (iii) repeal of the aggregate limit on real estate loans (Financial Code
Section 1230).

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local community, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institutions' actual lending service and investment performance, rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Tax Force on Fair lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

CHANGES IN ACCOUNTING PRINCIPLES

In March of 1995, the FASB issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The statement does not apply to financial instruments long-term customer relationships of a financial institution (core deposits), mortgage and other servicing rights, and tax deferred assets. SFAS 121 requires the review of long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances include, for example, a significant decrease in market value of an assets, a significant change in use of an asset, or an adverse change in a legal factor that could affect the value of an asset. If such an event occurs and it is determined that the carrying value of the asset may not be recoverable, an impairment loss should be recognized and measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value can be determined by a current transaction, quoted market prices, or present value of estimated expected future cash flows discounted at the appropriate rate. The statement is effective for fiscal years beginning after December 15, 1995. The implementation of SFAS No. 121 did not have a material impact on the Bank's results of operations or financial position.

In May of 1995, the FASB issued SFAS 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. SFAS No. 122 eliminates distinctions between servicing rights that were purchased and those that were retained upon the sale of loans. The statement requires mortgage servicers to recognize as separate assets rights to service loans, no matter how the rights were acquired. Institutions who sell loans and retain the servicing rights will be required to allocate the total cost of the loans to servicing rights and loans based on their relative fair values if the value can be estimated. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. Further, SFAS No. 122 requires that all capitalized mortgage servicing rights be periodically evaluated for impairment based upon the current fair value of these rights. This Statement which is superseded by SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, did not have a material effect on the Bank's financial condition and results of operations.

In October of 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. The Bank has elected the pro forma disclosure requirements as noted in the note to the Financial Statements.

In June of 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and in December, 1996 issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 (an amendment of FASB Statement No. 125) establishing accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, the de-recognition of financial assets when control is surrendered, and the de-recognition of liabilities when they are extinguished. Specific criteria are established for determining when control has been surrendered in the transfer of financial assets. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable. Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair values of the assets on the date of the transfer. Servicing assets retained are subsequently subject to amortization and assessment for impairment. Management believes the implementation of this statement will not have a material effect on the Banks financial condition or results of operations.

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "REPORTING COMPREHENSIVE INCOME". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach), and also requires certain related disclosures about products and services, geographic areas, and major customers. The disclosures are required for the year ending December 31, 1998.

HAZARDOUS WASTE CLEAN-UP COSTS

Management is aware of recent legislation and cases relating to hazardous waste clean-up costs and potential liability. Based on a general survey of the loan portfolio of the Bank, conversations with local authorities and appraisers, and the type of lending currently and historically done by the Bank (generally, the Bank has not made the types of loans usually associated with hazardous waste contamination problems), management is not aware of any potential material liability for hazardous waste contamination.

OTHER REGULATIONS AND POLICIES

The federal regulatory agencies have adopted regulations that implement
Section 304 of FDICIA which requires federal banking agencies to adopt uniform regulations prescribing standards for real estate lending. Each insured depository institution must adopt and maintain a comprehensive written real estate lending policy, developed in conformance with prescribed guidelines, and each agency has specified loan-to-value limits in guidelines concerning various categories of real estate loans.

Various requirements and restrictions under the laws of the United States and the State of California affect the operations of the Bank. Federal regulations include requirements to maintain non-interest bearing reserves against deposits, limitations on the nature and amount of loans which may be made, and restrictions on payment of dividends. The California Commissioner of Financial Institutions approves the number and locations of the branch offices of a bank. California law exempts banks from the usury laws.

YEAR 2000 SAFETY AND SOUNDNESS

Safety and soundness guidance on the risks posed to financial institutions by the Year 2000 problem was issued by the Federal Financial Institutions Examination Council. The guidance underscores that Year 2000 preparation is not only an information systems issue, according to the FFIEC, but also an enterprise-wide challenge that must be addressed at the highest level of a financial institution.

The guidance sets out the responsibilities of senior management and boards of directors in managing their Year 2000 projects. Among the responsibilities of institution managers and directors is that of managing the internal and external risks presented by providers of data-processing products and services, business partners, counterparties and major loan customers.

Under the guidance, senior management must provide the board of directors with status reports, at least quarterly, on efforts to reach Year 2000 goals both internally and by the institution's major vendors. Senior management and directors must allocate sufficient resources to ensure that high priority is given to seeing that remediation plans are fulfilled, and that the project receives the quality personnel and timely support it requires.

A Year 2000 management committee has been formed by the the Company to identify potential problems associated with the turn of the century and to develop resolutions to these problems. Renovation activities such as hardware and software upgrades, system replacements, and vendor certifications are anticipated to be completed during the fourth quarter of 1998. The Company was examined by the FDIC in January, 1998 specifically in regards to its efforts to meet Year 2000 compliance guidelines. The Company's efforts were judged to be satisfactory. Current costs and estimated future expenditures do not appear to be material and are expected to have negligible effects on the Company's results of operations, liquidity and capital resources.

MONETARY POLICY

Banking is a business which depends on rate differentials. In general, the difference between the interest paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank investment portfolios will comprise the major portion of the Bank's earnings.

The earnings and growth of the Bank will be affected not only by general economic conditions, both domestic and international, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in U.S. Government securities, limitations upon savings and time deposit interest rates, and adjustments to the discount rates applicable to borrowings by banks which are members of the Federal Reserve System. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact that future changes in fiscal or monetary policies or economic controls may have on the Bank's businesses and earnings cannot be predicted.

COMPETITION

The banking business in California generally, and in the Bank's primary service areas specifically, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks with many offices and operations over a wide geographic area. Among the advantages such major banks have over the Bank are their ability to finance wide-ranging advertising campaigns and to allocate their investment assets to regions of higher yield and demand. Such banks offer certain services such as trust services and international banking which are not offered directly by the Bank; but which can be offered indirectly by the Bank through correspondent institutions. In addition, by virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank. (Legal lending limits to an individual customer are based upon a percentage of a bank's total capital accounts.) Other entities, both governmental and in private industry, seeking to raise capital through the issuance and sale of debt or equity securities also provide competition for the Bank in the acquisition of deposits. Banks also compete with money market funds and other money market instruments which are not subject to interest rate ceilings.

In order to compete with other competitors in their primary service areas, the Bank attempts to use, to the fullest extent, the flexibility which their independent status permits. This includes an emphasis on specialized services, local promotional activity, and personal contacts by their respective officers, directors and employees. In particular, each of the banks offers highly personalized banking services.

EMPLOYEES

At December 31, 1997, the Company had a total of 155 full-time employees and 63 part-time employees. The Bank believes that its employee relations are satisfactory.

ITEM 2.  PROPERTIES

The Bank owns the land and buildings at ten of its thirteen locations. Those locations include:

                       OFFICE NAME                   ADDRESS
                       -----------                   -------
                      MAIN OFFICE                  2739 Santa Maria Way
                                                   Santa Maria, California
                      SOUTH BROADWAY               528 South Broadway
                                                   Santa Maria, California
                      OAK KNOLLS                   1070 East Clark Avenue
                                                   Santa Maria, California
                      GUADALUPE                    905 Guadalupe Street
                                                   Guadalupe, California
                      VANDENBERG VILLAGE           3745 Constellation
                                                   Vandenberg Village, CA
                      GROVER BEACH                 1580 Grand Avenue
                                                   Grover Beach, California
                      PISMO BEACH                  790 Price Street
                                                   Pismo Beach, California
                      TEMPLETON                    1025 Las Tablas Road
                                                   Templeton, California
                      PASO ROBLES                  840 Spring Street
                                                   Paso Robles, California
                      ATASCADERO                   5955 E. Mall Street
                                                   Atascadero, California

The Bank also leases the land where the NIPOMO branch has been built and a portion of the land upon which the NORTH BROADWAY branch building now stands. Both leases were long-term (25 years with an option to renew for a like period) and do contain the right of first refusal if the lessor elects to sell. However, neither lease has any options to purchase and therefore no ownership is assumed.

With the addition of our LOMPOC BRANCH, the Bank acquired a lease on the building in which the branch is located. This shopping center lease, which became in effect on November 1, 1989, is a five year term lease with a five year option to renew which expires in October, 1999.

In addition, the Bank now leases one off-site ATM location in Atascadero, California.

OTHER PROPERTIES

When real estate loans are foreclosed, the Bank retains the property and records the transaction on the Balance Sheet to the Other Real Estate Owned account. The following is a summary of the changes in Other Real Estate Owned for the periods ending December 31, 1997, 1996 and 1995.


          (In  Thousands)                              1997            1996          1995
                                                       ----            ----          ----
          Balance at beginning of year             $  1,678         $ 1,516       $ 1,398
          Additions                                     630           1,515           838
          Provisions charged to income                  (55)            (75)         (189)
          Sales of other real estate owned           (1,284)         (1,278)         (531)
                                                   ---------        --------      -------
               TOTAL                               $    969         $ 1,678       $ 1,516
                                                   ---------        --------      -------
                                                   ---------        --------      -------

ITEM 3: LEGAL PROCEEDINGS

Due to the nature of its business, the Bank is a party to claims and legal proceedings arising in the ordinary course of business. It is management's opinion that there are no material actions pending against the bank as of this filing date.

ITEM 4: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.


PART II


ITEM 5: MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDERS
MATTERS

The common stock of the Company is not listed on any national stock exchange or with NASDAQ. Trading in the stock has not been extensive and such trades which have occurred would not constitute an active trading market. As of December 31, 1997, there were approximately 2,000 shareholders, including those listed in "street name" under various brokers. The management of the Company is aware of three securities dealers who maintain an inventory and make a market in the Company's common stock. The market makers are Maguire Investments of Santa Maria, Hoefer & Arnett of San Francisco, and Sutro & Company, with a local office in Santa Maria.

Since 1984, the Bank has consistently declared and paid a cash dividend to the then shareholders of Bank of Santa Maria, with the equivalent of $.06 being paid since February of 1988. In 1994, the Board of Directors of the Bank increased the per share dividend to $.10. In 1995, the Board of Directors again increased the per share dividends to $.11 payable in February, 1995, to the holders of their stock.

In 1996, the Board of Directors increased the cash dividend to $.20 payable in February, 1996. At the 1996 Annual Shareholders Meeting, the Bank announced that it would begin to pay dividends on a semi-annual basis. In July 1996, a $.15 dividend was declared to be paid in August, 1996. In January of 1997, the Board again declared a $.15 cash dividend payable in February, 1997. Following the formation of the BSM Bancorp, the Directors of the Company continued the semi-annual dividend policy. In August of 1997, the Company paid a $.20 cash dividend. In January of 1998, the Company Board again declared a cash dividend of $.30 per share payable on February 6, 1998.

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lessor of the Company's undivided profits, or the Company's net income for its last three fiscal years; less the amount of any distribution made by the Company to shareholders during the same period. Under these restrictions, approximately $8,608,000 was available for payment of dividends at December 31, 1997. In addition, as part of the Agreement with Mid-State, the Company's mid-year cash dividend, if any, is limited to a maximum of $.10 per share.

The following quarterly summary of market activity is furnished by Maguire Investments, Inc. of Santa Maria and by the OTC Bulletin Board. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below:

                                                             Bid                  Ask
                                                            ------               ------
                 1st Quarter 1996                           $14.00               $14.50
                 2nd Quarter 1996                           $13.75               $14.25
                 3rd Quarter 1996                           $15.00               $15.75
                 4th Quarter 1996                           $15.00               $16.00
                 1st Quarter 1997                           $15.25               $16.75
                 2nd Quarter 1997                           $16.13               $17.63
                 3rd Quarter 1997                           $16.75               $18.63
                 4th Quarter 1997                           $18.00               $27.50

ITEM 6: SELECTED FINANCIAL DATA


BSM BANCORP SUMMARY HISTORICAL FINANCIAL DATA

The following summarizes historical financial data for the five years ended December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or incorporated by reference in this Form 10-K.

                                                              ------------------------------------------------------
(Amounts in thousands, except per share data.)                          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------------
                                                              1997         1996        1995         1994        1993
                                                              ----         ----        ----         ----        ----
SUMMARY OF OPERATIONS:
   Interest Income                                         $ 24,977     $ 23,372    $  22,367    $ 19,378    $ 18,431
   Interest Expense                                           8,425        7,991        7,045       5,560       5,625
                                                           --------     --------    ---------    --------    --------
   Net Interest Income                                       16,552       15,381       15,322      13,818      12,806
   Provisions for Loan Losses                                    30          227          876         340         712
                                                           --------     --------    ---------    --------    --------
   Net Interest Income After Provision for Loan Losses       16,522       15,154       14,446      13,478      12,094
   Noninterest Income                                         3,504        3,098        2,728       2,448       2,550
   Noninterest Expense                                       13,205       12,471       12,090      11,723      11,158
                                                           --------     --------    ---------    --------    --------
   Income Before Income Taxes                                 6,821        5,781        5,084       4,203       3,486
   Income Taxes                                               2,616        2,313        1,885       1,475       1,146
                                                           --------     --------    ---------    --------    --------
   Net Income                                              $  4,205     $  3,468    $   3,199    $  2,728    $  2,340
                                                           --------     --------    ---------    --------    --------
                                                           --------     --------    ---------    --------    --------
   Dividends on Common Stock                               $  1,402     $    964    $     257    $    219    $    131

PER SHARE DATA:
   Net Income-Basic                                        $   1.41     $   1.17    $    1.10    $   0.96    $   0.86
   Net Income-Diluted                                      $   1.38     $   1.16    $    1.09    $   0.95    $   0.83
   Dividends on Common Stock                               $   0.35     $   0.35    $    0.11    $   0.10    $   0.06
   Book Value                                              $  12.06     $  10.97    $   10.16    $   9.17    $   8.35
   Tangible Book Value                                     $  11.45     $  10.33    $   10.16    $   9.17    $   8.35

STATEMENTS OF FINANCIAL CONDITION SUMMARY:
   Total Assets                                            $344,046     $321,397    $ 284,616    $266,987    $253,311
   Total Deposits                                           306,292      286,278      252,544     238,954     229,137
   Loans Held for Sale                                        1,200        1,400        1,310         958       3,644
   Total Loans                                              191,346      179,391      166,086     164,406     164,004
   Allowance for Loan Losses                                  2,115        2,702        2,729       2,413       2,524
   Total Shareholders' Equity                                36,062       32,632       29,978      26,387      22,683

SELECTED RATIOS:
   Return on Average Assets                                    1.31%        1.15%        1.17%       1.05%       0.95%
   Return on Average Equity                                   12.15%       11.06%       11.26%      10.99%      10.80%
   Average Loans as a Percent of Average Deposits             62.44%       63.96%       63.04%      64.67%      66.94%
   Allowance for Loan Losses to Total Loans                    1.11%        1.51%        1.64%       1.47%       1.54%
   Average Capital to Average Assets                          10.76%       10.41%       10.42%       9.56%       8.79%
   Tier 1 Capital to Risk-Weighted Assets                     14.74%       14.10%       13.69%      12.29%      10.89%
   Total Capital to Risk-Weighted Assets                      15.66%       15.30%       14.96%      14.71%      12.13%

ITEM 7: MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the results of operations and the financial condition of BSM Bancorp and its subsidiary, Bank of Santa Maria ("the Company"). This discussion and analysis should be read in conjunction with the Company's audited financial statements and the notes thereto.

BSM Bancorp ("the Bancorp") was incorporated on November 12, 1996, for the sole purpose of becoming a bank holding company for Bank of Santa Maria ("the Bank"). Following regulatory approval and with the approval of the Bank's shareholders, the Bank merged with BSM Merger Company, (a wholly-owned subsidiary of the Bancorp), as of the close of business on March 11, 1997. The resulting bank assumed the name of Bank of Santa Maria, becoming a wholly-owned subsidiary of the Bancorp. This acquisition was accounted for using the pooling of interest method.

Bank of Santa Maria was initially incorporated under the laws of the State of California on June 27, 1997, and was licensed by the California State Banking Department. The Bank commenced operations on March 18, 1978, and operated thirteen retail locations along the central coast of California. The Bank offers a full range of commercial banking services designed to serve the banking needs of individuals as well as small to medium sized businesses located within its primary market area.

As reported in Note B to the Financial Statements, the Bank has been actively involved in the acquisition of other central coast banks during the periods under discussion below. During 1997, El Camino National Bank was merged into the Bank. This acquisition was accounted for by using the pooling of interest method which requires the restatement of all previously reported numbers to give effect for this merger. The acquisition of Citizens Bank of Paso Robles in 1996, on the other hand, was accounted for by using the purchase method of accounting where no restatement of prior periods numbers was required. During 1995, Templeton National Bank merged into the Bank. Like El Camino, this acquisition was also accounted for by using the pooling of interest method which requires the restatement of all previously reported numbers to give effect for this merger.

                             RESULTS OF OPERATIONS

The Company reported net earnings of $4,205,000, or $1.41 per share, in 1997. This represents an increase of 21.3% over 1996 where net earnings were $3,468,000, or $1.17 per share. Net earnings in 1995 were $3,199,000, or
$1.10 per share.

The increase in profitability during 1997 is the net result of several major factors. On a pre-tax basis, the difference between the income figures reported in 1997 over 1996 is approximately $1,040,000. The following recaps are presented as a preview to a more detailed discussion to follow:


CHANGES BETWEEN THE 1997 AND 1996 OPERATING PERIODS

Increase in interest income due to increase in the volume of earning assets           $1,268,000
(Increase) in interest expenses due to increase in the volume of interest-
   bearing liabilities                                                                  (583,000)
Increase in net interest income due to improved net interest margin                      486,000
Reduction in the provision for loan losses                                               197,000
Increase in non-interest income from service charges                                     186,000
Increase in non-interest income from mortgage loan fees                                  168,000
(Increase) in salary & employee benefit costs                                           (621,000)
(Increase) in advertising & promotional expenses                                        (141,000)
Reduction in professional fees                                                           161,000
(Increase) in other costs (net)                                                          (81,000)
                                                                                      ----------
Change in pretax income between 1997 and 1996                                         $1,040,000
                                                                                      ----------
                                                                                      ----------


CHANGES BETWEEN THE 1996 AND 1995 OPERATING PERIODS
Contribution of former Citizens branches to profitability since merger        $  230,000
(Increase) in advertising & promotional expenses                                (133,000)
Decline in net interest income due to reduced net interest margin               (551,000)
Reduction in the provision for loan losses                                       649,000
Reduction in regulatory assessments                                              288,000
Reduction in merger-related expenses                                             107,000
Reduction in net losses on the sale of other real estate and fixed assets        107,000
                                                                              ----------
Change in pretax income between 1996 and 1995                                 $  697,000
                                                                              ----------
                                                                              ----------

Other key financial ratios are listed below:

TABLE 1  - KEY FINANCIAL RATIOS

                                                           YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------
                                     1997        1996        1995       1994        1993
-----------------------------------------------------------------------------------------
Return on average assets             1.31%       1.15%       1.17%       1.05%      0.95%
Return on average equity            12.15%      11.06%      11.26%      10.99%     10.80%
Return on beginning equity          12.89%      11.57%      12.12%      12.03%     11.47%
Dividend payout ratio               24.82%      29.91%      10.00%      10.36%      6.97%
Average equity to average assets    10.76%      10.41%      10.42%       9.56%      8.79%


NET INTEREST INCOME AND NET INTEREST MARGIN
Table 2, entitled Average Balances and Interest Rates, shows the Company's average assets, liabilities, and stockholders' equity with the related interest income, interest expense and rates for the years 1997, 1996, and 1995. Rates for tax preferenced investments are shown on a tax equivalent basis using a 34% tax rate. Table 3 analyzes the reasons for change in net interest income resulting from movement in rates and changes in average outstanding balances. Reference should be made to both Table 2 and Table 3 to assist in understanding this major component of Company profitability.

Net interest income is the difference between the interest and fees earned on interest-bearing assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits. Net interest income is similar to "Gross profits on sales" used in the financial statements for retail sales organizations. Net interest income in 1997 was $16.6 million as compared to $15.4 million in 1996, and $15.3 million in 1995. Net interest income, when expressed as a percentage of total average interest-earning assets, is referred to as net interest margin or "NIM". The Company's NIM was 5.95% in 1997, compared to 5.84% in 1996, and 6.39% in 1995.

NIM is used as a measure of the efficiency of the Company's asset/liability management. The Company's NIM in 1997 increased by 1.9% compared to the decrease of 8.6% in 1996. The increase in NIM noted in 1997 is primarily the result of improved effective yield on the loan portfolio.

There are several reasons for the decline in 1996, which are best explained by an analysis of the NIM's major components. The two components of NIM are interest income and interest expense. Loans are the largest interest earning assets group which contribute to interest income. Loan demand in California during 1996 was weak. Although the average earning assets (after excluding the effect of the purchase of Citizens assets) increased by approximately $10 million during 1996. Loans, as a percentage of earning assets, declined from 66.7% to 62.8%. The investment portfolio absorbed these dollars, increasing their percentage of earning assets from 27.6% to 31.9%. This change in mix from higher yielding loans to the moderate yields available in low risk investments would have the effect of lowering interest income by over $500,000, assuming an average 5.0% differential between the two asset groups. In addition, the Company's average base rate declined from an average 8.83% for the year 1996, to an average 8.27% for the year 1997. This 56 basis point decline had a significant effect on the Company's loan portfolio because approximately 38% of all Company loans are tied to base rates, which re-price immediately upon movements in prime rates. Close to 60% of all loan dollars are subject to repricing within 90 days, and more than 72% of all loan dollars can be re-priced within any 12 month period. The actual decline in effective rates on the loan portfolio was 49 basis points during 1997. The effect on interest loan income of this decline in the effective interest rates would approximate $800,000.

Total interest income on earning assets for the year 1996 was up by $1.0 million, despite the large decline in overall interest rate yields. This can be primarily attributable to the acquisition of earning assets obtained in the Citizens merger, although non-acquisition growth also was a contributing factor.

The funding of earning assets comes primarily from deposits. Between 1995 and 1997, the percentage of average interest bearing deposits remained within the range of 78% to 79% of all deposits. However, the mix among average interest-bearing deposits changed with time deposits growing from 40.7% to 50.4% of all average interest-bearing funds. This resulted in an increase in the cost of interest-bearing funds by 11 basis points and, at the same time, interest-earning assets were experiencing a decline of 37 basis points. Within the bank's marketplace, customers appeared to be willing to forego immediate liquidity to earning a better return on funds normally held in both savings and money market savings accounts.

Interest expense on interest-bearing deposits increased $434,000 in 1997 over 1996, and by $946,000 in 1996 over 1995, primarily due to the increase in the volume of time deposits which fully offset the reductions in rates during this period.

The average interest rate from interest expense used in NIM is based upon average earning ASSETS rather than average interest-bearing deposits. Accordingly, fluctuations in earning assets affect the results of the percentages used in arriving at NIM. In 1997, interest expense, as expressed as a percentage of earning assets, increased by .7% to 2.96%, in comparison with 1996, where the percentage was an increase of 3.1% over the previous year.

Overall, NIM increased to 5.95% in 1997, up 10 basis points from 1996. This was in contrast to 1996, where NIM declined by 58 basis points as a result of the decline in interest-earning assets during the same time that increases were occurring in interest-bearing liabilities. Changes in both the mix of interest-earning assets and interest-bearing liabilities exacerbated the anticipated narrowing of the interest margin which would have normally occurred when general interest rates are on the decline.

TABLE 2 - AVERAGE BALANCES AND INTEREST RATES


                                                                         Year ended December 31,
                               -----------------------------------------------------------------------------------------------------
                                               1997                                1996                         1995
                               -----------------------------------------------------------------------------------------------------
                                  Average     Amount                   Average     Amount              Average    Amount
INTEREST                          Balance       of        Average      Balance       of     Average    Balance      of     Average
EARNING ASSETS:                   (000'S)    Interest     Rate(2)      (000'S)    Interest   Rate(2)   (000'S)   Interest   Rate(2)
------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT
SECURITIES
  Taxable                         $78,333      4,723       6.03%      $71,046      4,264      6.00%     $54,775    $3,180     5.81%
  Non-Taxable                      19,071        794       6.31%       14,528        568      5.92%      12,324       463     5.70%
                                 --------     ------      ------      -------     ------     ------    --------   -------   -------
    TOTAL SECURITIES               97,404      5,517       6.08%       85,574      4,832      5.99%      67,099     3,643     5.79%
                                 --------     ------      ------      -------     ------     ------    --------   -------   -------
Federal Funds Sold                 11,865        658       5.55%       14,367        753      5.24%      13,977       775     5.54%
Net Loans (1)                     175,660     18,802      10.70%      168,392     17,787     10.56%     162,397    17,949    11.05%
                                 --------     ------      ------      -------     ------     ------    --------   -------   -------
TOTAL EARNING ASSETS              284,929     24,977       8.91%      268,333     23,372      8.82%     243,473    22,367     9.28%
TOTAL NON-EARNING
           ASSETS                  36,602                              32,896                            28,986
                                 --------                            --------                          --------
     TOTAL ASSETS                $321,531                            $301,229                          $272,459
                                 --------                            --------                          --------
                                 --------                            --------                          --------
LIABILITIES
AND CAPITAL:
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing
  demand/savings                  110,026      2,413       2.19%      113,022      2,547      2.31%     113,217     2,954     2.61%
Time deposits
  under $100,000                   75,589      4,036       5.34%       67,516      3,647      5.40%      53,914     2,828     5.25%
Time deposits $100,000
  or more                          35,995      1,976       5.49%       32,906      1,797      5.46%      23,796     1,263     5.31%
                                 --------     ------      ------     --------     ------     ------    --------   -------    ------
     TOTAL INTEREST
   BEARING DEPOSITS               221,610      8,425       3.80%      213,444      7,991      3.79%     190,927     7,045     3.69%
                                 --------     ------      ------     --------     ------     ------    --------   -------    ------
Demand deposits                    63,636                              54,271                            51,215
Other liabilities                   1,691                               2,161                             1,915
Capital                            34,594                              31,353                            28,402
                                 --------                            --------                          --------
   TOTAL LIABILITIES
         AND CAPITAL             $321,531                            $301,229                          $272,459
                                 ---------                           --------                          --------
                                 ---------                           --------                          --------
Spread on average
  interest-bearing funds                                   5.11%                              5.03%                           5.59%
Interest income/earning assets                             8.91%                              8.82%                           9.28%
Interest expense/earning assets                            2.96%                              2.98%                           2.89%
Net interest margin                                        5.95%                              5.84%                           6.39%

(1) Non-accrual loans have been included in net loan figures
(2) Yields are calculated on a tax equivalent basis

The impact of changes in the net interest income spread during 1997 and 1996 can also be examined by reference to Table 3, where increases or decreases in interest income is broken down into two components. Changes due primarily to increases or decreases in the size of the category are called volume variances. Changes due primarily to increases or decreases in the rates associated with each category are called rate variances. During 1996, net interest income increased by only $59,000. However, the method of accounting for the acquisition of Citizens tends to overshadow some of the factors which net to a relatively nominal change in 1996. See the restated analysis below.

TABLE 3 - RATE AND VOLUME ANALYSIS
                 (In thousands)

                                                             Year ended December 31,
                                               -----------------------------------------------------------
                                                    1997 over 1996                    1996 over 1995
                                                  Increase (Decrease)              Increase (Decrease)
                                                    due to change in                due to change in
                                               ------------------------         --------------------------
INTEREST EARNING ASSETS:                     Volume     Rate      Total       Volume      Rate      Total
----------------------------------------------------------------------------------------------------------
Investment securities
  Taxable                                    $  440    $  19    $  459       $  973      $  111    $1,084
  Non-taxable                                   189       37       226           86          19       105
                                             ------    -----    ------       ------     -------    -------
                  TOTAL SECURITIES              629       56       685        1,059         130     1,189
Federal funds sold                             (139)      44       (95)          21         (43)      (22)
Net loans                                       778      237     1,015          649        (811)     (162)
                                             ------    -----    ------       ------     -------    -------
             TOTAL EARNING ASSETS            $1,268    $ 337    $1,605       $1,729      $ (724)   $1,005
                                             ------    -----    ------       ------     -------    -------
                                             ------    -----    ------       ------     -------    -------
INTEREST BEARING LIABILITIES:
----------------------------------------------------------------------------------------------------------
Interest-bearing demand/savings              $ (18)    $(116)   $ (134)      $   (5)     $ (402)   $ (407)
Time deposits under $100,000                   431       (42)      389          733          86       819
Time deposits $100,000 or above                170         9       179          497          37       534
                                             ------    -----    ------       ------     -------    -------
                  TOTAL INTEREST
                BEARING DEPOSITS             $ 583     $(150)   $  434       $1,225      $ (279)   $  946
                                             ------    -----    ------       ------     -------    -------
                                             ------    -----    ------       ------     -------    -------
Increase (decrease) in interest
  differential                               $ 684     $ 486    $1,171       $  504      $ (445)   $   59


Information is provided in each category with respect to (a) changes attributable to changes in volume (changes in volume multiplied by prior rate); (b) changes attributable to changes in rates (changes in rates multiplied by prior volume); and (c) the net change. The change attributable to the combined impact of volume and rate has been allotted proportionately to the change due to volume and the change due to rate.

RESTATED 1996 RATE AND VOLUME ANALYSIS

                                                                        Restated   Per Table
                                                    Volume      Rate       Total       Three
--------------------------------------------------------------------------------------------
Total Earning Assets                                $ 257      $(724)      $(467)     $1,005
Total Interest-Bearing Liabilities                    363       (279)         84         946
                                                    -----      -----       -----      ------
Increase (decrease) in interest differential        $(106)     $(445)      $(551)     $   59
                                                    -----      -----       -----      ------
                                                    -----      -----       -----      ------

The level of non-performing loans in the Company's portfolio affects the amount of interest income. As noted in the notes to the Financial Statements, when serious doubt exists as to the repayment of a loan, that loan is placed on non-accrual status, and previously accrued and uncollected interest for the current year is reversed against income. Had non-performing loans as of December 31, 1997, complied with original terms, related interest income would have been approximately $100,000, in which $23,000 was collected. The difference of approximately $77,000 was not taken into income, which, if included, would have increased NIM by 3 basis points to 5.98%.

SUMMARY OF CREDIT LOSS EXPERIENCE

The Company maintains an allowance for loan losses, which is reduced by net loan charge-offs and increased by provisions for loan losses charged against operating income. The adequacy of the allowance for loan losses is reviewed on a continual basis. The amount of provisions and the level of the total allowance are based upon the Company's loan loss experience, the performance of loans in the portfolio, evaluation of loan collateral, the financial abilities and net worth of the borrowers or guarantors, and such other factors as, in management's judgment, deserve recog-nition.

In addition to internal evaluation, the adequacy of the allowance for loan losses is subject to review by regulators and outside consultants. While no assurance can be given that economic conditions which adversely affect the Company's service areas or other unforeseen circum-stances, will not require increased provisions for loan losses in the future. It is management's opinion that the allowance for loan losses as of December 31, 1997, of $2,115,000 or 1.11% of total loans was adequate to absorb losses from any known or inherent risks in the portfolio. Table 4 shows comparative statistics and a more detailed breakdown of activity in the loan loss reserve account. The low amount of the provision for 1997 reflects the overall stability in the loan portfolio.

TABLE 4 - SUMMARY OF LOAN LOSS EXPERIENCE
                     (In thousands)

                                                    Year ended December 31,
                                     -------------------------------------------------------
                                         1997         1996       1995      1994      1993
--------------------------------------------------------------------------------------------
BALANCE OF RESERVE AT
  BEGINNING OF YEAR                     $2,703       $2,801     $2,412    $2,524     $2,650

CHARGE OFFS
  Consumer                                 427          269        222       226        480
  Commercial                               193          302        242       141        171
  Agricultural                               0            0          0         0         64
  Construction and development               0           32          0         0        151
  Other real estate                        103           49        129        17        134
                                        ------      -------    -------    ------     ------
             TOTAL CHARGE OFFS             724          652        593       584      1,000

RECOVERIES
  Consumer                                  27           23         41        33         64
  Commercial                                79           74         65        62         96
  Agricultural                               0            0          0        36          0
  Construction and development               0            0          0         1          0
  Other real estate                          0            1          0         0          1
                                        ------      -------    -------    ------     ------
             TOTAL RECOVERIES              106           99        106       132        161
                                        ------      -------    -------    ------     ------
              NET CHARGE OFFS              618          553        487       452        839
                                        ------      -------    -------    ------     ------
Acquired Allowance from Citizens             0          228          0         0          0
                                        ------      -------    -------    ------     ------
Provision charged to operations             30          227        876       340        713
                                        ------      -------    -------    ------     ------
          BALANCE AT YEAR END           $2,115       $2,703     $2,801    $2,412     $2,524
                                        ------      -------    -------    ------     ------
                                        ------      -------    -------    ------     ------
Ratio of net charge-offs to average
  net loans during the period            0.35%        0.33%      0.30%     0.27%      0.52%

NON-INTEREST INCOME

Non-interest income increased by $406,000 to $3.5 million in 1997, from $3.1 million in 1996, and $2.7 million in 1995. Service charges related to the Company's deposit products account for the largest portion of non-interest income. The increase noted in service charges and fees comes primarily from increased service charges on many of the bank's deposit products. Merchant discount fees are obtained in conjunction with the processing of credit card drafts and related products. Increases in fees are generally offset by increased costs from the bank's service provider. Other fee income includes mortgage broker fees, servicing fees on loans sold in the secondary markets, and other non-deposit related charges, including wires, safe deposit, ATM's, etc. The increase noted in this category was primarily from increase in mortgage broker activity. Other non-interest income includes net gains on sale of fixed assets and other real estate owned, income generated from the holding of other real estate owned and other non-fee related income. The decrease noted in this category was from reduced net gains on the sale of fixed assets and other real-estate owned and reduced income generated from rents on previously owned other real estate.

NON-INTEREST EXPENSE

The Bank's total non-interest expense amounted to $13.2 million in 1997, $12.5 million in 1996, and $12.1 million in 1995. Both the increase in 1997 of $773,000, or 5.69%, and the increase in 1996 of $380,000, or 3.1%, were due primarily to costs associated with the expansion of the bank into San Luis Obispo County.

Non-interest expense as a percentage of average assets has continued to decline from 4.44% in 1995, to 4.14% in 1996, and to 4.11% in 1997.

                     BALANCE SHEET ANALYSIS

Total assets as of year end increased by 7.0% in 1997 to $344.0, compared to an 12.9% increase in 1996. The majority of the growth in assets and in deposits during 1996 can be attributed to the acquisition of Citizens Bank.

INVESTMENT SECURITIES
The Company maintains a portfolio of investment securities to provide income and to serve as a secondary source of liquidity for its operations in conjunction with funds sold overnight in the Federal funds market. The types of investments held in the portfolio include U.S. Treasury Bills and Notes, Government Agency issues, short-term municipal issues, and corporate obligations. The type of investments held in the Company's portfolio are influenced by several factors among which are; rate of return, maturity and risk. Note C to the Financial Statements sets forth additional information regarding our investment portfolio, as well as Table 5 below, which reports maturity distributions and weighted tax-equivalent rates by types of investments.

TABLE 5 - INVESTMENT PORTFOLIO
         (In thousands)

                                                              Year ended December 31, 1997
                ------------------------------------------------------------------------------------------------------------------
                                                                     After 1 But        After 5 But
                        Total Securities     Within One Year       Within 5 Years      Within 10 Years       After 10 Years
                      ------------------  ------------------   -------------------    ----------------    ------------------
                                WEIGHTED            WEIGHTED              WEIGHTED            WEIGHTED               WEIGHTED
                       BOOK     AVERAGE     BOOK     AVERAGE     BOOK      AVERAGE    BOOK     AVERAGE      BOOK      AVERAGE
                       VALUE    T/E YIELD   VALUE   T/E YIELD    VALUE    T/E YIELD   VALUE   T/E YIELD     VALUE    T/E YIELD
Held to Maturity, at
Amortized Cost:
U.S. Treasury           $1,000    5.65%   $ 1,000     5.65%     $     0      0.00%    $    0     0.00%    $    0      0.00%
U.S. Government
  Agencies              28,914    5.96%    10,459     5.73%      18,347      6.10%       108     6.52%         0      0.00%
Municipal Issues        30,238    6.50%     3,288     6.06%      16,376      6.38%     9,235     6.67%     1,339      7.76%
Other Debt Securities    2,615    5.97%     1,007     5.86%       1,608      6.04%         0     0.00%         0      0.00%
                      --------   ------   -------    ------     -------     ------    ------    ------    ------     ------
                        62,767    6.22%    15,754     5.80%      36,331      6.22%     9,343     6.67%     1,339      7.76%
Available for
Sale,
  at Market:
U.S. Treasury           17,561    5.91%     6,130     5.78%      11,431      5.97%         0     0.00%         0      0.00%
U.S. Government
  Agencies              28,439    6.14%     3,003     5.61%      25,436      6.20%         0     0.00%         0      0.00%
                      --------   ------   -------    ------     -------     ------    ------    ------    ------     ------
TOTAL SECURITIES      $108,767    6.15%   $24,887     5.77%     $73,198      6.18%    $9,343     6.67%    $1,339      7.76%
                      --------   ------   -------    ------     -------     ------    ------    ------    ------     ------
                      --------   ------   -------    ------     -------     ------    ------    ------    ------     ------

LOANS
Table 6, entitled LOAN PORTFOLIO ANALYSIS BY CATEGORY, sets forth the distribution of the Company's loan portfolio for the past five years. During 1997, the loan portfolio mix continued to show growth in the percentage of agricultural loans, now representing over 19% of the Company's portfolio. Commercial loans also have experienced an increase in the percentage of loans outstanding making up over 30% of the portfolio. This change has resulted from declines in both consumer and real estate loan categories.

TABLE 6 - LOAN PORTFOLIO ANALYSIS BY CATEGORY
            (In thousands)

                                                Year ended December 31,
                                                -----------------------
                                1997         1996         1995         1994         1993
                             -------------------------------------------------------------
Consumer                       $42,856     $45,572       $40,548      $42,140      $41,392
Commercial                      58,226      50,903        49,997       46,942       37,566
Agricultural                    36,993      32,021        23,633       22,806       21,722
Construction/Development        16,778      13,748        12,619       13,227       20,780
Other Real Estate               36,493      37,147        39,290       39,291       42,543
                              --------    --------      --------     --------     --------
           TOTAL LOANS        $191,346    $179,391      $166,087     $164,406     $164,003
                              --------    --------      --------     --------     --------
                              --------    --------      --------     --------     --------

The vast majority of the loans in the portfolio are either amortizing monthly or have relatively short maturities. This helps maintain liquidity in the portfolio. As noted, most of the loans which have floating rates are tied to the Company's base rate or other market rate indicators. This serves to lessen the risk to the Company from movement in interest rates, particularly rate increases. Table 7 shows the maturity of certain loan categories outstanding as of December 31, 1997, net of deferred fees and deferred costs.

TABLE 7 - MATURITIES AND SENSITIVITIES OF CERTAIN LOAN TYPES TO CHANGES IN INTEREST RATES
            (In thousands)

                                                      Due after
                                    Due in one       ne year to       Due after
                                  year or less       five years      five years          Total
-------------------------------------------------------------------------------------------------
Commercial and Agricultural
  Floating Rate                      $33,960          $ 8,096           $16,203          $58,259
  Fixed Rate                           7,390           20,484             9,085           36,959

Real Estate Construction
  Floating Rate                        3,336            4,161                 -            7,497
  Fixed Rate                           6,275            3,006                 -            9,281
                                     -------          -------           -------         --------
                 TOTAL               $50,961          $35,747           $25,288         $111,996
                                     -------          -------           -------         --------
                                     -------          -------           -------         --------


At December 31, 1997, non-performing assets (non-accrual loans, loans 90 days or more past due, restructured loans and other real estate loans) totaled $2.5 million, or .73% of total assets, down from $3.1 million or .95% from December 31, 1996, as restated for the El Camino merger. Management believes that these assets are generally well secured and that potential losses have already been reflected in valuation or allowance accounts. In November of 1996, the FDIC concluded its periodic safety and soundness examination. At that time, the internal grading system of the Company was tested against the findings of the FDIC examiners. In July of 1997, the Department of Financial Institutions performed their periodic review of the Company. Again, the internal grading system of the Company was tested against their findings. During both examinations, management was directed to downgrade only one extension of credit, which reflects positively on management's efforts to identify and manage credit problems on a timely basis. Management is not aware of any information where serious doubts exist regarding any significant borrower's ability to comply with loan repayment terms. Table 8 sets forth information on non-performing assets for the periods indicated. The market value of other real estate owned and collateral securing non-performing loans is regularly monitored for changes.

TABLE 8 - NON-ACCRUAL AND NON-PERFORMING ASSETS
            (In thousands)

                                                            Year ended December 31,
                                             -------------------------------------------------
                                                1997      1996      1995      1994      1993
----------------------------------------------------------------------------------------------
Non-Accrual                                   $  790      $  981    $1,027   $2,120    $2,893
Loans currently accruing which are
   past due 90 days or more                       31           -       395      119       223
Restructured loans                               737         407       190       35        28
Other real estate owned                          969       1,678     1,516    1,726     2,225
                                              ------      ------    ------   ------   -------
       TOTAL NON-PERFORMING
                     ASSETS                   $2,527      $3,067    $3,127   $4,000    $5,369
                                              ------      ------    ------   ------   -------
                                              ------      ------    ------   ------   -------
Percentage of non-performing loans
   to total loans                              0.81%       0.77%     0.97%    1.38%     1.92%
                                              ------      ------    ------   ------   -------
                                              ------      ------    ------   ------   -------
Percentage of non-performing
   assets to total assets                      0.73%       0.95%     1.10%    1.50%     2.12%
                                              ------      ------    ------   ------   -------
                                              ------      ------    ------   ------   -------

DEPOSITS

As noted above, deposits have grown steadily over the reporting periods. The average balances for deposit categories and their associated costs are presented in Table 9.

TABLE 9 - DETAILED DEPOSIT SUMMARY
            (In thousands)

                                                Year ended December 31,
                           --------------------------------------------------------------------
                                   1997                    1996                  1995
                           --------------------------------------------------------------------
                                Average               Average               Average
                                Balance     Rate      Balance     Rate      Balance     Rate
-----------------------------------------------------------------------------------------------
Interest-bearing demand        $ 30,324    1.06%     $ 28,710    1.21%     $ 25,913    1.48%
Savings accounts                 32,269    2.20%       32,529    2.41%       35,279    2.50%
Money market savings             47,433    2.91%       49,189    2.88%       52,026    3.24%
TCD less than $100,000           75,589    5.34%       67,516    5.40%       53,914    5.24%
TCD $100,000 or more             35,995    5.49%       32,907    5.46%       23,796    5.31%
                               --------   ------     --------   ------     --------   ------
      TOTAL INTEREST-
     BEARING DEPOSITS           221,610    3.80%      210,851    3.79%      190,928    3.78%
Demand                           63,636       -        56,864       -        51,215       -
                               --------   ------     --------   ------     --------   ------
      TOTAL DEPOSITS           $285,246    2.95%     $267,715    2.99%     $242,143    2.98%
                               --------   ------     --------   ------     --------   ------
                               --------   ------     --------   ------     --------   ------

The effective cost of all funds decreased during 1997, primarily as the result of the increase in demand deposits as a percentage of total deposits outstanding. Demand deposits increased by 5.0% and now represents 22% of all deposits in the Bank. The interest-bearing deposit mix has several notable changes, modifying the previous trend towards more liquidity and shorter-termed accounts. Time deposits of less than $100,000, grew by 5.1%, time deposits of $100,000 or more grew by 2.6%, while money market savings declined by 9.5% and regular savings by 6.9%.

Table 10 sets forth the remaining maturities of large denominational time deposits, including public funds, as of December 31, 1997.

TABLE 10 - MATURITY DISTRIBUTION OF TCD'S OF $100,000 OR MORE
             (In thousands)

                                                           Year ended December 31, 1997
---------------------------------------------------------------------------------------
Three months or less                                                            $15,463
After three months to six months                                                  9,596
After six months to one year                                                      7,878
Over one year                                                                     5,052
                                                                               --------
                         TOTAL                                                  $37,989
                                                                               --------
                                                                               --------

LIQUIDITY
Liquidity is the Company's ability to meet fluctuations in deposit levels and provide for the credit needs of its customers. The objective in liquidity management is to maintain a balance between the sources and the uses of funds. Principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity of investments and growth in deposits. The Company holds overnight Federal funds as a cushion for temporary liquidity needs. During 1997, Federal funds averaged $11.9 million, or 3.7% of total average assets. In addition, the Company maintains Federal funds credit lines with major correspondents, aggregating to $11.1 million, subject to the customary terms for such arrangements.

There are several accepted methods of measuring liquidity as utilized by the regulators. One ratio, which is fairly easy to understand, is referred to as the liquidity ratio. This ratio measures the percentage of deposits which are used to fund cash, equivalents and marketable securities. The Company has set a minimum standard percentage of 20% and, as of December 31, 1997, the Company's liquidity ratio was 42.0%. The Company appears to be sufficiently liquid to meet its operational needs.

CAPITAL RESOURCES
The primary source of capital for the Company is the retention of operating profits. The Company reviews its capital needs on an ongoing basis to ensure an adequate level of capital to support growth and to ensure depositor protection. Total capital grew by $3.4 million or 10.5%, to $36.0 million as of December 31, 1997. During 1997 and 1996, the Company's capital was augmented by the exercise of stock options. During 1996, the Company purchased land adjacent to the Paso Robles branch for the purpose of building a permanent building. The cost of the land was approximately $900,000. The Company had sufficient liquidity and capital to purchase the land without financing either by debt or equity funding. Comments regarding the established minimum capital ratios can be found in Footnote L of the financial statements. The Company can operate safely at its current level of capital and is positioned to grow within acceptable parameters.

MARKET INFORMATION REGARDING THE COMPANY'S COMMON STOCK
The common stock of the Company is not listed on any national stock exchange or with NASDAQ. Trading in the stock has not been extensive and such trades which have occurred would not constitute an active trading market. As of December 31, 1997, there were approximately 2,000 shareholders, including those listed in "street name" under various brokers. The management of the Company is aware of three securities dealers who maintain an inventory and make a market in the Company's common stock. The market makers are Maguire Investments of Santa Maria, Hoefer & Arnett of San Francisco, and Sutro & Company, with a local office in Santa Maria.

Since 1984, the Bank has consistently declared and paid a cash dividend to the then shareholders of Bank of Santa Maria, with the equivalent of $.06 being paid since February of 1988. In 1994, the Board of Directors of the Bank increased the per share dividend to $.10. In 1995, the Board of Directors again increased the per share dividends to $.11 payable in February, 1995, to the holders of their stock.

In 1996, the Board of Directors increased the cash dividend to $.20 payable in February, 1996. At the 1996 Annual Shareholders Meeting, the Bank announced that it would begin to pay dividends on a semi-annual basis. In July 1996, a $.15 dividend was declared to be paid in August, 1996. In January of 1997, the Board again declared a $.15 cash dividend payable in February, 1997. Following the formation of the BSM Bancorp, the Directors of the Company continued the semi-annual dividend policy. In August of 1997, the Company paid a $.20 cash dividend. In January of 1998, the Company Board again declared a cash dividend of $.30 per share payable on February 6, 1998. Restrictions on future dividend payments are outlined in the notes to the financial statements.

The following quarterly summary of market activity is furnished by Maguire Investments, Inc. of Santa Maria and by the OTC Bulletin Board. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below:

                                                                                       Bid                  Ask
                                                                                       ---                  ---
                                         1st Quarter 1996                           $14.00               $14.50
                                         2nd Quarter 1996                           $13.75               $14.25
                                         3rd Quarter 1996                           $15.00               $15.75
                                         4th Quarter 1996                           $15.00               $16.00
                                         1st Quarter 1997                           $15.25               $16.75
                                         2nd Quarter 1997                           $16.13               $17.63
                                         3rd Quarter 1997                           $16.75               $18.63
                                         4th Quarter 1997                           $18.00               $27.50


SELECTED FINANCIAL DATA

The following is a summary of operations of Bank of Santa Maria for each of the last five years ended December 31, 1997. This summary has not been examined by an independent public accountant. However, in the opinion of management, this summary reflects all adjustments which would be considered necessary for a fair presentation of the results of operations for each of these periods. This summary of operations should be read in conjunction with the financial statements and notes relating thereto included elsewhere in this report.

Selected Financial Data


(IN THOUSANDS)                                 1997              1996              1995            1994             1993
                                           --------          --------          --------        --------         --------
Total assets                               $344,046          $321,397          $284,616        $266,989         $253,311
Net interest income                         $16,552           $15,154           $14,446         $13,818          $12,805
Provision for loan loss                         $30              $227              $876            $340             $712
Other income                                 $3,504            $3,098            $2,728          $2,448           $2,550
Other expense                               $13,205           $12,471           $12,090         $11,723          $11,158
Net income                                   $4,205            $3,468            $3,199          $2,728           $2,340
Net income per share                          $1.41             $1.17             $1.10            $.96             $.86
Cash dividend per share                        $.35              $.35              $.11            $.10             $.06

ITEM 8: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                     REPORT OF CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of BSM Bancorp and Subsidiary


INDEPENDENT AUDITORS' REPORT


           We have audited the accompanying consolidated balance sheets of BSM Bancorp and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BSM Bancorp and Subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

         /s/ Vavrinek, Trine, Day & Co.
---------------------------------------
Vavrinek, Trine, Day & Co.


January 8, 1998, except for Note O as to which the date is January 29, 1998. Laguna Hills, California

                         CONSOLIDATED BALANCE SHEETS

                                                         December 31,
                                              ---------------------------------
ASSETS                                            1997                 1996
-------------------------------------------------------------------------------
Cash and Due from Banks                       $ 18,472,719         $ 17,643,554
Investment Securities - Note C:
    Securities available for sale               46,143,134           23,865,611
    Securities held to maturity                 62,767,464           68,339,127
                                              ------------         ------------
    TOTAL INVESTMENT SECURITIES                108,910,598           92,204,738
Federal Funds Sold                               7,461,000           13,920,000
Loans - Note D:
    Commercial                                  58,225,966           50,902,945
    Agricultural                                36,992,494           32,020,648
    Real Estate                                 53,271,399           50,895,476
    Consumer                                    42,855,965           45,572,297
                                              ------------         ------------
            TOTAL LOANS                        191,345,824          179,391,366
    Allowance for possible credit losses        (2,114,684)          (2,701,876)
                                              ------------         ------------
            NET LOANS                          189,231,140          176,689,490
Premises and equipment - Note E                 12,709,127           12,648,207
Accrued interest and other assets                4,555,235            4,744,483
Goodwill                                         1,737,220            1,868,500
Other Real Estate Owned                            968,577            1,678,313
                                              ------------         ------------
            TOTAL ASSETS                      $344,045,616         $321,397,285
                                              ------------         ------------
                                              ------------         ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------
Deposits
    Noninterest-bearing demand                $ 74,450,817         $ 67,181,717
    Interest-bearing demand and savings        114,900,337          111,528,482
    Time deposits under $100,000                78,951,276           70,229,443
    Time deposits of $100,000 or more           37,989,170           37,338,194
                                              ------------         ------------
            TOTAL DEPOSITS                     306,291,600          286,277,836
Accrued interest and other liabilities           1,691,788            2,487,932
                                              ------------         ------------
            TOTAL LIABILITIES                  307,983,388          288,765,768
                                              ------------         ------------
Commitments - Note J
Shareholders' Equity - Note F:
    Preferred shares - authorized 25,000,000
        shares outstanding - none
    Common shares - authorized 50,000,000
        shares; issued and outstanding
        2,990,939 as of December 31, 1997;
        2,973,631 as of December 31, 1996       11,636,514           11,460,488
    Undivided profits                           24,339,778           21,176,801
    Net unrealized appreciation (depreciation)
      on available for sale securities, net
      of taxes of $57,291 in 1997 and $3,819
      in 1996                                       85,936               (5,772)
                                              ------------         ------------
            TOTAL SHAREHOLDERS' EQUITY          36,062,228           32,631,517
                                              ------------         ------------
            TOTAL LIABILITIES AND
            SHAREHOLDERS' EQUITY              $344,045,616         $321,397,285
                                              ------------         ------------
                                              ------------         ------------
The accompanying notes are an integral part of these consolidated financial statements


                      CONSOLIDATED STATEMENTS OF INCOME
                                                             Year ended December 31,
                                              -----------------------------------------------------
INTEREST INCOME                                  1997                 1996                 1995
---------------------------------------------------------------------------------------------------
Interest and fees on loans                    $18,801,501          $17,787,334          $17,948,550
Interest on investment securities-taxable       4,722,703            4,264,162            3,180,013
Interest on investment securities-non
  taxable                                         794,328              567,881              463,366
Other interest income                             657,987              752,795              774,828
                                              -----------          -----------          -----------
            TOTAL INTEREST INCOME              24,976,519           23,372,172           22,366,757
                                              -----------          -----------          -----------
INTEREST EXPENSE
---------------------------------------------------------------------------------------------------
Interest on demand and savings deposits         2,413,035            2,546,602            2,953,779
Interest on time CD's over $100,000             1,975,827            1,797,494            1,262,855
Interest on time CD's less than $100,000        4,035,997            3,647,378            2,828,677
                                              -----------          -----------          -----------
            TOTAL INTEREST EXPENSE              8,424,859            7,991,474            7,045,311
                                              -----------          -----------          -----------
              NET INTEREST INCOME              16,551,660           15,380,698           15,321,446
Provision for credit losses                        30,000              227,000              875,500
                                              -----------          -----------          -----------
   NET INTEREST INCOME AFTER
  PROVISION FOR CREDIT LOSSES                  16,521,660           15,153,698           14,445,946
                                              -----------          -----------          -----------
NON-INTEREST INCOME
---------------------------------------------------------------------------------------------------
Service charges on deposits                     2,016,085            1,829,790            1,681,995
Merchant discount fees                            587,357              493,031              446,075
Loan and servicing fees                           527,693              358,767              243,515
Other fee income                                  257,564              235,014              228,524
Other non-interest income                         115,512              181,197              128,133
                                              -----------          -----------          -----------
            TOTAL                               3,504,211            3,097,799            2,728,242
                                              -----------          -----------          -----------
NON-INTEREST EXPENSE
---------------------------------------------------------------------------------------------------
Salaries and employee benefits                  7,162,366            6,540,602            6,327,466
Occupancy expenses                                982,920              952,114              879,116
Furniture and equipment                         1,409,854            1,382,105            1,316,207
Advertising and promotion                         697,019              556,042              422,655
Professional                                      308,618              469,984              606,858
General Office                                    553,781              446,549              444,306
Communications                                    393,407              378,850              334,879
Regulatory assessments                             70,225               43,220              330,739
Merchant processing costs                         550,723              501,191              446,108
Other OREO expense                                 54,742              136,053               39,568
Other expenses                                  1,021,249            1,064,253              942,722
                                              -----------          -----------          -----------
            TOTAL                              13,204,904           12,470,963           12,090,624
                                              -----------          -----------          -----------
INCOME BEFORE TAXES                             6,820,967            5,780,534            5,083,564
Income taxes - Note H                           2,616,000            2,312,800            1,884,900
                                              -----------          -----------          -----------
            NET INCOME                         $4,204,967           $3,467,734           $3,198,664
                                              -----------          -----------          -----------
                                              -----------          -----------          -----------
Earnings per share data - Note I
   Net Income - Basic                               $1.41                $1.17                $1.10
                                              -----------          -----------          -----------
                                              -----------          -----------          -----------
   Net Income - Diluted                             $1.38                $1.16                $1.09
                                              -----------          -----------          -----------
                                              -----------          -----------          -----------
The accompanying notes are an integral part of these consolidated financial statements



                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                  Year ended December 31,
                                                              ----------------------------------------------------------------
OPERATING ACTIVITIES                                             1997                          1996                   1995
------------------------------------------------------------------------------------------------------------------------------
Net income                                                   $ 4,204,967                   $ 3,467,734            $ 3,198,664
Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and amortization                           1,358,448                     1,216,500              1,111,910
       Provision for credit losses                                30,000                       227,000                875,500
       Amortization of premium/discounts
          on investment securities                               278,076                       345,514                 96,824
       Loans originated for sale                              (4,547,941)                   (7,839,650)            (4,316,600)
       Proceeds from loan sales                                4,779,279                     7,744,846              3,969,394
       Net (gain) from sale of fixed assets                      (14,812)                      (51,912)               (30,450)
       Net loss (gain) on sale of other real
           estate loans                                         (101,129)                       39,212                149,571
       Other items- Net                                         (669,854)                      263,095               (275,382)
                                                             -----------                   -----------            -----------
                                NET CASH PROVIDED BY
                                OPERATING ACTIVITIES           5,245,981                     5,412,339              4,779,431

INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
Proceeds from maturities of securities held
    to maturity                                               29,940,827                     36,380,923            31,385,000
Proceeds from maturities of securities held
    for sale                                                  16,073,000                      6,702,750             5,582,750
Purchases of held to maturity securities                     (27,277,773)                   (34,125,412)          (46,118,216)
Purchases of available for sale securities                   (35,565,324)                   (25,783,500)           (3,619,038)
Net (increase) decrease in loans                             (13,078,658)                     2,889,950            (2,488,647)
Purchases of premises and equipment                           (1,602,476)                    (3,146,259)             (724,388)
Proceeds from sales of other real estate owned                 1,157,587                      1,313,618               729,018
Proceeds from sales of fixed assets                               55,890                         65,706                40,949
Net cash received for purchase of Citizens Bank
        of Paso Robles                                                                        8,067,071
                                                             -----------                    -----------           -----------
                                    NET CASH USED BY
                                INVESTING ACTIVITIES         (30,296,927)                    (7,635,153)          (15,212,572)
FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in demand deposits and
    savings accounts                                          10,640,955                     (9,596,605)            1,319,523
Net increase in time deposits                                  9,372,809                     14,012,070            12,271,245
Payments for dividends/distributions                          (1,041,990)                      (964,191)             (256,832)
Proceeds from exercise of stock options                          176,026                        210,200               580,294
                                                             -----------                    -----------           -----------
                                NET CASH PROVIDED BY
                                FINANCING ACTIVITIES          19,147,800                      3,661,474            13,914,230
                         INCREASE (DECREASE) IN CASH
                                AND CASH EQUIVALENTS          (5,629,835)                     1,438,660             3,481,089
Cash and cash equivalents at beginning of year                31,563,554                     30,124,894            26,643,805
                                                             -----------                    -----------           -----------

                           CASH AND CASH EQUIVALENTS
                                      AT END OF YEAR         $25,933,719                    $31,563,554           $30,124,894
                                                             -----------                    -----------           -----------
                                                             -----------                    -----------           -----------
Supplemental disclosures of cash flow information:
    Cash paid during the year for interest                   $ 9,089,872                    $ 7,824,179           $ 6,587,042
    Cash paid during the year for income taxes               $ 2,271,032                    $ 2,244,705           $ 2,194,780

The accompanying notes are an integral part of these consolidated financial statements


                       CHANGES IN SHAREHOLDERS' EQUITY



                                                                                                            Net
                                                                                                         Unrealized
                                                                                                        Appreciation/
                                                     Common Shares                                     (Depreciation)
                                                 -----------------------                                in Available
                                                 Number of                          Undivided             for Sale
                                                  Shares          Amount             Profits             Securities         Total
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1995                       2,878,593      $10,669,994        $15,731,426            $(14,409)     $26,387,011
Proceeds from exercise of stock options             18,450          165,600                                                 165,600
Proceeds from exercise of stock options
    (Templeton only)                                53,019          414,058                                                 414,058
Proceeds from exercise of stock options
    (El Camino only)                                   146            2,200                                                   2,200
Partial Distribution-Templeton Merger                 (127)          (1,564)                                                 (1,564)
Dividends paid                                                                        (256,832)                            (256,832)
Net income                                                                           3,198,664                            3,198,664
Adjustment in Available for Sale
    Securities, Net of Taxes of ($43,753)                                                                   65,630           65,630
                                                 ---------      -----------        -----------            --------      -----------
BALANCE AT DECEMBER 31, 1995                     2,950,081       11,250,288         18,673,258              51,221       29,974,767
                                                 ---------      -----------        -----------            --------      -----------

Proceeds from exercise of stock options             23,400          208,700                                                 208,700
Issuance of organizational stock                       150            1,500                                                   1,500
Dividends paid                                                                        (964,191)                            (964,191)
Net income                                                                           3,467,734                            3,467,734
Adjustment in Available for Sale
    Securities, Net of Taxes of $37,995                                                                    (56,993)         (56,993)
                                                 ---------      -----------        -----------            --------      -----------
BALANCE AT DECEMBER 31, 1996                     2,973,631       11,460,488         21,176,801              (5,772)      32,631,517
                                                 ---------      -----------        -----------            --------      -----------

Retirement of organizational stock                    (150)          (1,500)                                                 (1,500)
Proceeds from exercise of stock options             17,600          179,725                                                 179,725
Partial Distribution-El Camino Merger                 (142)          (2,199)                                                 (2,199)
Dividends paid                                                                      (1,041,990)                          (1,041,990)
Net income                                                                           4,204,967                            4,204,967
Adjustment in Available for Sale
    Securities, Net of Taxes of ($61,139)                                                                   91,708           91,708
                                                 ---------      -----------        -----------            --------      -----------
BALANCE AT DECEMBER 31, 1997                     2,990,939      $11,636,514        $24,339,778             $85,936      $36,062,228
                                                 ---------      -----------        -----------            --------      -----------
                                                 ---------      -----------        -----------            --------      -----------

                         NOTES TO FINANCIAL STATEMENTS



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The accounting and reporting policies of BSM Bancorp and Subsidiary (the "Company") are in accordance with generally accepted accounting principles and conform to practices with the banking industry. A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

The accompanying notes are an integral part of these consolidated financial statements

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of BSM Bancorp (the "Bancorp") and its wholly owned subsidiary, Bank of Santa Maria (the "Bank"). All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.


NATURE OF OPERATIONS

The Company's primary operations are related to traditional banking activities, including the acceptance of deposits and the lending and investing of money through the operations of the Bank. The Bank's customers are predominantly small and middle-market businesses and individuals who are located in the central coast area of California. The Bank operates 13 branches, with headquarters in the city of Santa Maria.


USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


CASH AND DUE FROM BANKS

For purposes of reporting cash flows, cash and due from banks includes cash on hand and amount due from banks. Cash flows from loans originated by the Company, deposits, and federal funds sold are reported net.

The Company maintains amounts due from banks which exceed federally insured limits. The Company has not experienced any losses in such accounts.


INVESTMENTS SECURITIES

Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity, or to an earlier call, if appropriate, on a straight-line basis. Such securities include those that management intends and has the ability to hold into the foreseeable future.

Securities would be considered available for sale if they would be sold under certain conditions, among these being changes in interest rates, fluctuations in deposit levels or loan demand, or a need to restructure the portfolio to better match the maturity or interest rate characteristics of liabilities with assets. Securities classified as available for sale are accounted for at their current fair value rather than amortized historical cost. Unrealized gains or losses are not recognized as current income or expense, but rather as an increase or decrease of capital through a separate reserve.


LOANS AND LOAN FEES

Loans are recorded at amount advanced less payments collected. Interest on loans is accrued daily as earned, except where management believes that serious doubt exists as to the full collectability of interest or principal. When this occurs, the accrual of income is discontinued and the balance of accrued interest is reversed against current income. Loans are generally put on nonaccrual status when interest is ninety days or more past due, unless the loan is well secured and in the process of collection. Subsequent cash payments are applied fully to the principal balance. Only after the principal is reduced to zero is interest income realized. Once a loan is placed on nonaccrual it generally remains on nonaccrual until the loan is termed uncollectable or the borrower's capacity and intent to make further payments is evidenced by keeping the loan current for a period of three to six months.

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Service income is generally recognized on a cash basis over the life of the loan. If the normal servicing fees are expected to be less than the estimated servicing costs, a loss would be recognized when the loan was sold. The Company also acts in a broker capacity assisting customers in obtaining mortgage loans with other institutions. The Company earns points and documentation fees but is otherwise not involved in the loan. Fees are recorded when payment is received.

Loan origination fees offset by certain direct origination costs are deferred and recognized over the contractual life of the loan as an adjustment to the yield. The unrecognized fees and costs are reported either as a reduction of the loan principal outstanding, or, if deferred costs are greater than deferred fees, as additions to the applicable loan grouping. Commitment fees are deferred and recognized over the term of the commitment. Most deferred fees and costs are recognized using the interest method. When a loan is repaid or sold, an unamortized net deferred balance is credited or charged to income. Accretion of deferred loan fees is discontinued when loans are placed on nonaccrual status.


ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS

The determination of the balance in the allowance for possible loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses after giving consideration to the character of the loan portfolio, current economic conditions, past loan loss experience and such other factors as warrant recognition in estimating loan losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to record additions to the allowance based upon their judgments on information available to them at the time of the examination.

The Company also evaluated loans in accordance with guidelines found in SFAS No. 114 and SFAS No. 118 from the Financial Accounting Standards Board (FASB) regarding loan impairment, income recognition and related disclosures, which the Company adopted in the first quarter of 1995. The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due on a timely basis, according to the contractual terms of the loan agreement. Impairment of a loan is measured by the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company recognizes impairment by creating a valuation allowance with a corresponding charge to provision for loan losses.


PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, which is computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their economic lives or the term of the lease.


GOODWILL

The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of businesses acquired in purchase transactions. Goodwill is being amortized on a straight line method over fifteen years. The Company periodically reviews goodwill to assess recoverability from projected, undiscounted net cash flows of the related business unit, and impairments which would be recognized in operating results if a permanent reduction in value were to occur.


OTHER REAL ESTATE OWNED

Other real estate owned, which represents real estate acquired through foreclosure, or deed in lieu of foreclosure, is reported at the fair value of the property at the time of transfer to other real estate owned, reduced by estimated selling expenses. Any subsequent operating expenses, or income, reductions in estimated values, and gains or losses on disposition of such properties are charged to current operations.


INCOME TAXES

Income taxes are accounted for by the asset and liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting basis and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established for any deferred tax asset for which realization is not likely.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include; cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

EARNINGS PER SHARE

Basic EPS (Earnings per Share) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPA reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

CURRENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach), and also requires certain related disclosures about products and services, geographic areas, and major customers. The disclosures are required for the year ending December 31, 1998.

RECLASSIFICATION

Certain reclassifications were made to prior years' presentations to conform to the current year. These reclassifications are of a normal recurring nature. All prior years' numbers have been restated to give affect for the acquisition of El Camino National Bank and Templeton National Bank by Bank of Santa Maria, and Bank of Santa Maria by BSM Bancorp, on a pooling of interest basis.

NOTE B - MERGERS AND ACQUISITIONS

On March 11, 1997, BSM Bancorp acquired Bank of Santa Maria by issuing 2,973,539 shares of Bancorp common stock in exchange for the surrender of all outstanding shares of the Bank's common stock. There was no cash involved in this transaction. The acquisition was accounted for as a pooling of interest and the consolidated financial statements contained herein have been restated to give full affect to this transaction.

Prior to this acquisition, the Bank acquired three other local financial institutions either through the exchange of stock or by cash payment. Details regarding these acquisitions can be found below.

MERGER WITH EL CAMINO NATIONAL BANK

At the close of business on January 10, 1997, Bank of Santa Maria consummated a merger with El Camino National Bank. This merger was accounted for by the pooling of interest method, whereby the Company's Financial Statements have been restated as if the two banks were historically one unit. A total of 201,678 common shares were issued to the shareholders of El Camino National Bank in connection with this merger.

The following summarizes the separate revenue and net income of Bank of Santa Maria and El Camino National Bank that have been reported in the restated financial statements included herein:

                                             1996                    1995
                                          -----------             -----------
Interest and Nonintest Income:
   Bank of Santa Maria                    $24,627,927             $23,021,319
   El Camino National Bank                  1,842,044               2,073,680
                                          -----------             -----------
                                          $26,469,971             $25,094,999
                                          -----------             -----------
                                          -----------             -----------
Net Income:
   Bank of Santa Maria                    $ 3,718,740             $ 3,149,392
   El Camino National Bank                   (250,206)                 49,272
   BSM Merger Company                            (800)                      -
                                          -----------             -----------
                                          $ 3,467,734             $ 3,198,664
                                          -----------             -----------
                                          -----------             -----------


MERGER WITH CITIZENS BANK

On May 3, 1996, the Bank acquired 100% of the outstanding common stock of Citizens Bank of Paso Robles, N.A. (Citizens) for $4,129,000 in cash. Citizens had total assets of approximately $31,858,000. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. "Business Combinations". Under this method of accounting, the purchase price was allocated to the assets acquired and deposits and liabilities assumed based on their fair values as of the acquisition date. The financial statements include the operations of Citizens from the date of the acquisition. Goodwill arising from the transaction totaled approximately $1,958,000 and is being amortized over fifteen years on a straight-line basis.

The following table sets forth selected unaudited pro forma combined financial information of the Bank and Citizens for the years ended December 31, 1996, and 1995. The pro forma operating data reflects the effect of the acquisition of Citizens as if it was consummated at the beginning of each year presented. The pro forma results are not necessarily indicative of the results that would have occurred had the acquisition been in effect for the full years presented, nor are they necessarily indicative of the results of future operations.

                                                  1996              1995
                                              -----------        -----------
Interest and Noninterest Income:
   Bank of Santa Maria restated               $26,469,971        $25,094,999
   Citizens Bank of Paso Robles                 1,024,332          3,187,381
   Interest on Purchase Price                    (218,800)          (229,600)
                                              -----------        -----------
                                              $27,275,503        $28,052,780
                                              -----------        -----------
                                              -----------        -----------
Net Income:
   Bank of Santa Maria Restated               $ 3,467,734        $ 3,198,664
   Citizens Bank of Paso Robles                    19,134            331,682
                                              -----------        -----------
                                                3,486,868          3,530,346
                                              -----------        -----------
                                              -----------        -----------
   Merger Related Adjustments                     (16,927)          (196,332)
                                              -----------        -----------
Pro forma Net Income                          $ 3,469,941        $ 3,334,014
                                              -----------        -----------
                                              -----------        -----------
   Pro forma Net Income Per Share - Basic     $      1.17        $      1.14
                                              -----------        -----------
                                              -----------        -----------
   Pro forma Net Income Per Share - Diluted   $      1.16        $      1.13
                                              -----------        -----------
                                              -----------        -----------

Merger related adjustments include adjustments to interest income from the payment of the purchase price in cash, goodwill amortization, depreciation, professional expenses related to the merger, data processing, and other operating costs and related tax effects.


MERGER WITH TEMPLETON NATIONAL BANK
At the close of business on September 8, 1995, Bank of Santa Maria consummated a merger with Templeton National Bank. This merger was accounted for by the pooling of interest method, whereby the Balance Sheets and the Statements of Income are combined and restated as if the two banks were historically one unit. A total of 397,561 common shares were issued to the shareholders of Templeton National Bank in connection with this merger.

The following summarizes the historical separate revenue and net income of Bank of Santa Maria and Templeton National Bank that have been reported in the restated financial statements included herein:


                                                                 Eight month
                                                                period ended
                                                             August 31, 1995
                                                          ------------------
    Interest and non-interest income
    --------------------------------------
    Bank of Santa Maria                                          $13,608,014
    Templeton National Bank                                        1,754,146
                                                              --------------
                                                                 $15,362,160
                                                              --------------
                                                              --------------
    Net Income
    --------------------------------------
    Bank of Santa Maria                                         $  2,061,359
    Templeton National Bank                                          199,598
                                                              --------------
                                                                $  2,260,957
                                                              --------------
                                                              --------------


NOTE C - INVESTMENT SECURITIES


Securities have been classified in the Balance Sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31, were as follows:


                                                                          Gross                Gross               Estimated
                                                Amortized            Unrealized           Unrealized                  Market
                                                     Cost                 Gains               Losses                   Value
                                           ---------------         ------------         ------------          --------------
1997:
Available for Sale Securities:
U.S. Treasury securities                      $17,560,736               $52,037              $3,009             $17,609,764
U.S. Government and agency
      securities                               28,439,171               124,560              30,361              28,533,370
                                           ---------------         ------------         ------------          --------------
                                              $45,999,907              $176,597             $33,370             $46,143,134
                                           ---------------         ------------         ------------          --------------
                                           ---------------         ------------         ------------          --------------
1997:
Held to Maturity Securities:
U.S. Treasury securities                         $999,750                     -                 $69                $999,681
U. S. Government and agency
    securities                                 28,913,811                71,152              86,281              28,898,683
Obligations of states and
    political subdivisions                     30,238,482               333,100               1,931              30,569,651
Other debt securities                           2,615,421                 6,773              16,205               2,605,989
                                           ---------------         ------------         ------------          --------------
                                              $62,767,464              $411,025            $104,486             $63,074,004
                                           ---------------         ------------         ------------          --------------
                                           ---------------         ------------         ------------          --------------
1996:
Available for Sale Securities:
U.S. Treasury securities                       $3,981,598               $26,867                   -              $4,008,464
U.S. Government and agency
    securities                                 19,893,604                27,101              63,559              19,857,146
                                           ---------------         ------------         ------------          --------------
                                              $23,875,202               $53,968             $63,559             $23,865,610
                                           ---------------         ------------         ------------          --------------
                                           ---------------         ------------         ------------          --------------
1996:
Held to Maturity Securities:
U.S. Treasury securities                       $4,798,202              $117,139              $2,915              $4,912,426
U.S. Government and agency
    securities                                 45,190,581                84,635             188,581              45,086,635
Obligations of states and
    political subdivisions                     15,294,241                     -               6,278              15,287,963
Other debt securities                           3,056,103                10,372              22,604               3,043,870
                                           ---------------         ------------         ------------          --------------
                                              $68,339,127              $212,146            $220,378             $68,330,894
                                           ---------------         ------------         ------------          --------------
                                           ---------------         ------------         ------------          --------------


There were no gross realized gains or gross realized losses on sales of available for sale securities. The Company does not expect to realize either gains or losses shown in the above schedule. The Company fully expects to hold these securities to maturity/call date at which time the amortized cost and market value will be the same as the par value of the bond.

The Company has no derivative financial instruments as defined by SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

At December 31, 1997, and 1996, investment securities having an amortized cost of approximately $6,006,000 and $6,224,000 respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

The amortized cost and estimated market value of all debt securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                    Held to Maturity                Available for Sale
                                                    ----------------                ------------------
                                                Amortized       Estimated        Amortized       Estimated
                                             ------------    ------------     ------------    ------------
Due in one year or less                       $15,754,095     $15,756,674       $9,133,101      $9,133,144
Due after one year to five years               36,331,320      36,473,327       36,866,806      37,009,990
Due after five years to ten years               9,342,945       9,490,224                -               -
Due after  ten years                            1,339,104       1,353,779                -               -
                                             ------------    ------------     ------------    ------------
           TOTAL                              $62,767,464     $63,074,004      $45,999,907     $46,143,134
                                             ------------    ------------     ------------    ------------
                                             ------------    ------------     ------------    ------------




NOTE D - LOANS

The Company's loan portfolio consists primarily of loans to borrowers within Santa Barbara and San Luis Obispo Counties. Although the Company seeks to avoid concentrations of loans to a single industry, loans to the agricultural community are listed separately, as in total they exceed 10% of all loans outstanding as of December 31, 1997, and 1996. Concentrations also can occur based upon a single class of collateral. Real estate and real estate associated businesses are among the principal industries in the Company's market area and, as a result, the Company's loan and collateral portfolios are to some degree concentrated in those industries. Real estate related loans, net of deferred fees and costs at December 31, 1997, and December 31, 1996, were as follows:

Real estate related:


                                                      1997           1996
                                              ------------   ------------
         Construction and land development     $16,778,000    $13,797,000
         Home equity credit lines               18,727,000     20,465,000
         Residential properties                 14,304,000     17,253,000
         Commercial properties                  49,099,000     42,057,000
         Farmland                               11,101,000      6,971,000
                                              ------------   ------------
                                              $110,009,000   $100,543,000
                                              ------------   ------------
                                              ------------   ------------


The Company also originates real estate loans for sale to governmental agencies and institutional investors. At December 31, 1997, and at December 31, 1996, the Company had approximately $1,200,000 and $1,400,000 held for sale respectively, and was servicing approximately $36,900,000 and $39,600,000, respectively, in loans previously sold.

A summary of the changes in the allowance for possible credit losses follows:

                                                             1997                1996                1995
                                                    -------------         -----------         -----------
Balance at beginning of year                           $2,701,876          $2,801,396          $2,412,427
Additions to the allowance charged to expense              30,000             227,000             875,500
Recoveries on loans charged off                           106,300              97,476             106,149
Allowance on loans acquired from Citizens
      Bank - Note B                                             -             228,022                   -
                                                    -------------         -----------         -----------
Subtotal                                                2,838,176           3,353,894           3,394,076
Less loans charged off                                    723,692             652,018             592,680
                                                    -------------         -----------         -----------
     TOTAL                                             $2,114,484          $2,701,876          $2,801,396
                                                    -------------         -----------         -----------
                                                    -------------         -----------         -----------


The following is a summary of the investment in impaired loans, the related allowance for loan losses, and income recognized on a cash basis as of December 31:

                                                             1997                1996
                                                      -----------         -----------
Recorded Investment in Impaired Loans                  $1,572,021          $1,390,561
                                                      -----------         -----------
                                                      -----------         -----------
Related Allowance for Loan Losses                      $  425,461          $  351,544
                                                      -----------         -----------
                                                      -----------         -----------
Average Recorded Investment in Impaired Loans          $1,733,151          $1,506,478
                                                      -----------         -----------
                                                      -----------         -----------
Interest Income Recognized for Cash Payments           $   61,569          $   39,128
                                                      -----------         -----------
                                                      -----------         -----------


Loans having carrying value of $419,669, $1,151,581 and $698,909 were transferred to other real estate owned in 1997, 1996, and 1995, respectively. During 1997 and 1996, loans totaling $144,000 and $122,900 respectively, were made to facilitate the sale of other real estate owned.


NOTE E -  PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                                           1997                  1996
                                                  -------------         -------------
Land                                                 $3,349,597            $3,225,913
Buildings and improvements                            8,721,744             8,598,715
Leasehold improvements                                   12,210               109,199
Furniture, fixtures, and equipment                    7,581,153             7,162,786
                                                  -------------         -------------
     Subtotal                                        19,664,704            19,096,613
Less accumulated depreciation/amortization            6,955,577             6,448,406
                                                  -------------         -------------
     TOTAL                                          $12,709,127           $12,648,207
                                                  -------------         -------------
                                                  -------------         -------------

NOTE F - STOCK OPTION PLAN

In 1996, the Company adopted a stock option plan under which the Company's common shares may be issued to directors, officers and key employees of the Company and its subsidiary, as well as consultants and business associates, at not less than 100% of the fair market value at the date the options were granted. Of the 892,542 shares available to be issued under the new plan, 159,400 were immediately issued to replace options outstanding under Bank of Santa Maria's stock option plans.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1997, 1996 and 1995, respectively: risk-free rates of 5.8%, 6.1%, and 5.4%; dividend yields of 2.0%, 2.0%, and 2.0%; volatility of 20% for 1997, and 15% for 1996, and 1995.
A summary of the status of the Company's plan and the Bank's two expired fixed stock option plans as of December 31, 1997, 1996, 1995, and changes during the years ending on those dates, is presented below:

                                                    1997                           1996                           1995
                                         -------------------------      -------------------------    ---------------------------
                                                          Weighted                       Weighted                       Weighted
                                                           Average                        Average                        Average
                                                          Exercise                       Exercise                       Exercise
                                          Shares             Price          Shares          Price        Shares            Price
                                         -------------------------      -------------------------    ---------------------------
Outstanding at beginning of year          158,400              $12         153,900            $11       153,300              $10
Granted                                     4,000               16          31,500             15        23,500               14
Exercised                                 (17,600)              10         (23,400)             9       (18,450)               9
Forfeited                                  (3,600)              15           3,600)             7        (4,450)              10
                                         --------                        ---------                    ---------
Outstanding at end of year                141,200               12         158,400             12       153,900               11
                                         --------                        ---------                    ---------
                                         --------                        ---------                    ---------
Options exercisable at year-end            72,000                           59,500                       53,400
Weighted-average fair value of
     options granted during the year       $ 3.79                           $ 3.10                       $ 2.70
Options available for future grant        733,942              11           86,520             10        118,420               9


The following table summarizes information about fixed stock options outstanding at December 31, 1997:


                                 Options Outstanding                         Options Exercisable
                  ------------------------------------------------------------------------------------------------
                                  Weighted-Average
 Exercise              Number         Remaining            Weighted Average         Number           Weighted
  Price             Outstanding    Contractual Life          Exercise Price       Exercisable       Exercise Price
------------------------------------------------------------------------------------------------------------------
$6                     14,000         2 years                    $6                 12,500              $6
$10 to $12             72,400           1.3                      11                 44,600              11
$13 to $17             54,800           3.2                      14                 14,900              14
                    ---------                                                     --------
 $6 to $17            141,200           2.0                      12                 72,000              11
                    ---------                                                     --------
                    ---------                                                     --------


NOTE G - RETIREMENT PLAN

The Company has a noncontributory retirement plan covering substantially all of its employees. The plan is a defined contribution plan with annual contributions established at the discretion of the Board of Directors. The retirement plan expense was $425,000 for 1997, $380,000 for 1996, and $340,000 for 1995.

In 1988, the Company's subsidiary established a Profit Sharing and Salary Deferral 401(K) Plan to allow employees to defer a portion of their current compensation until retirement. Since 1991, the Board of Directors of the Bank, at their discretion, have elected to make a matching contribution at a predetermined percentage of deferred dollars up to 2% of the participant's gross salary. In 1997, the Board increased the percentage to 3%. The expense of the matching contribution was $111,000 for 1997, $79,000 for 1996, and $74,000 for 1995. As of December 31, 1997, there were $7,366,000 in funds held for the benefit of Bank employees in the aforementioned plans.

The estimated annual benefit payable upon retirement for any participant is dependent upon the participant's salary levels for each of the years until retirement coupled with the election of the Bank's Board to make annual contributions for any given year, as well as the returns generated by the investment choices selected by the individual employee over the period prior to retirement.


NOTE H - INCOME TAXES

The provisions for income taxes included in the Statements of Income consist of the following:

                                 1997                  1996                    1995
                          -----------          ------------             -----------
Current:
     Federal               $1,617,000            $1,436,000              $1,480,900
     State                    683,000               607,800                 619,000
                          -----------          ------------             -----------
                            2,300,000             2,043,800               2,099,900
Deferred                      316,000               269,000                (215,000)
                          -----------          ------------             -----------
                           $2,616,000            $2,312,800              $1,884,900
                          -----------          ------------             -----------
                          -----------          ------------             -----------


A comparison of the federal statutory income tax rates to the Company's effective income tax rates follow:

                                                1997                     1996                       1995
                                              Amount        Rate        Amount         Rate        Amount          Rate
                                          ----------     -------    -----------      ------    -----------      -------
Federal tax rate                          $2,319,000       34.0%     $1,965,000       34.0%     $1,728,000        34.0%
California franchise taxes,
     net of federal tax benefit              500,000        7.3%        448,000        7.8%        379,000         7.6%
Tax savings from exempt
     loan and investment income             (273,000)      (4.0%)     (197,000)       (3.4%)      (166,000)       (3.3%)
Other items - net                             70,000        1.0%        96,800         1.6%        (56,100)       (1.2%)
                                          ----------     -------    -----------      ------    -----------      -------
                                          $2,616,000       38.3%     $2,312,800       40.0%     $1,884,900        37.1%
                                          ----------     -------    -----------      ------    -----------      -------
                                          ----------     -------    -----------      ------    -----------      -------


The following is a summary of the components of the net deferred tax asset and liability accounts recognized in the accompanying Balance Sheets:


                                                                        1997          1996
                                                                 -----------    ----------
Deferred Tax Assets:
     Allowance for Credit Losses Due to Tax Limitations             $570,000      $855,000
     Other Assets/Liabilities                                        351,000       437,000
                                                                 -----------    ----------
                                                                     921,000     1,292,000
Deferred Tax Liability:
     Premises and Equipment Due to Depreciation
            Difference                                             (496,000)     (490,000)
                                                                 -----------    ----------
     Net Deferred Taxes                                             $425,000      $802,000
                                                                 -----------    ----------
                                                                 -----------    ----------


NOTE I - EARNINGS PER SHARE (EPS)

The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS.

                                                       1997                          1996                           1995
                                              Income         Shares         Income          Shares         Income         Shares
                                         ------------    -----------     -----------    -----------   -------------     ----------
Net Income as Reported                     $4,204,967                     $3,467,734                     $3,198,664
Shares Outstanding at Year  End                            2,990,939                      2,973,631                      2,950,081
Impact of Weighting Shares
    Purchased During the Year                       -        (14,406)              -        (14,047)              -        (38,007)
                                         ------------    -----------     -----------    -----------   -------------     ----------
                   Used in Basic EPS        4,204,967      2,976,533       3,467,734      2,959,584       3,198,664      2,912,074
Dilutive Effect of Stock Options                    -         62,296               -         33,590               -         31,066
                                         ------------    -----------     -----------    -----------   -------------     ----------
                   Used in Dilutive EPS    $4,204,967      3,038,829      $3,467,734      2,993,174     $3,198,664       2,943,140
                                         ------------    -----------     -----------    -----------   -------------     ----------
                                         ------------    -----------     -----------    -----------   -------------     ----------


NOTE J - FINANCIAL COMMITMENTS

In the normal course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the Company's financial statements.

The Company's exposure to credit loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 1997, the Company had the following outstanding financial commitments whose contractual amount represents credit risk:

       Commitments to extend credit                $ 53,823,796
       Standby letters of credit                      2,046,426
                                                  -------------
                                                   $ 55,870,222
                                                  -------------
                                                  -------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a Company customer to a third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the customer. The majority of the Company's commitments to extend credit and standby letters of credit are secured by real estate.


NOTE K - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to certain officers and directors and the companies with which they are associated. In the Company's opinion, all loans and loan commitments to such parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. An analysis of the activity with respect to such loans to related parties is as follows:

                                                1997                1996
                                            -----------        -------------
    Balance at Beginning of Year             $5,643,829           $5,677,776
    Advances                                  2,815,721            5,993,138
    Repayments                              (3,888,618)          (6,027,085)
                                            -----------        -------------
    Balance at End of Year                   $4,570,932           $5,643,829
                                            -----------        -------------
                                            -----------        -------------

NOTE L - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines, and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined); and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

The Company's actual capital amounts and ratios are presented in the following table.

                                                                                      Capital Needed
                                                                                      --------------
                                                                                                      To be Well
                                                                            For Capital           Capitalized Under
                                                                             Adequacy             Prompt Corrective
                                                    Actual                   Purposes                 Provisions
                                            -------------------        -------------------      --------------------
IN THOUSANDS                                   Amount    Ratio          Amount      Ratio        Amount        Ratio
-----------------------------               ---------  --------        -------    -------       -------       ------
BANCORP
As of December 31, 1997:
Total Capital to Risk-Weighted Assets         $36,366     15.6%        $18,630        8.0%      $23,287        10.0%
Tier 1 Capital to Risk-Weighted Assets        $34,251     14.7%        $ 9,315        4.0%      $13,972         6.0%
Tier 1 Capital to Average Assets              $34,251     10.7%        $12,789        4.0%      $15,986         5.0%

BANK
As of December 31, 1997:
Total Capital to Risk-Weighted Assets         $36,041     15.6%        $18,527        8.0%      $23,159        10.0%
Tier 1 Capital to Risk-Weighted Assets        $33,926     14.6%        $ 9,264        4.0%      $13,895         6.0%
Tier 1 Capital to Average Assets              $33,926     10.2%        $13,364        4.0%      $16,705         5.0%
BANK
As of December 31, 1996:
Total Capital to Risk-Weighted Assets         $33,047     15.3%        $17,287        8.0%      $21,609        10.0%
Tier 1 Capital to Risk-Weighted Assets        $30,537     14.1%        $ 8,644        4.0%      $12,966         6.0%
Tier 1 Capital to Average Assets              $30,537      9.7%        $12,581        4.0%      $15,726         5.0%


The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lessor of the Company's undivided profits, or the Company's net income for its last three fiscal years; less the amount of any distribution made by the Company to shareholders during the same period. Under these restrictions, approximately $8,608,000 was available for payment of dividends at December 31, 1997.

Banking regulations require that all banks maintain a percentage of their deposits as reserves at the Federal Reserve Bank. During the year ended December 31, 1997, required reserves averaged approximately $2,281,000.


NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments". For financial instruments, whether or not recognized in the Balance Sheets, the Company is required to disclose the fair value of those instruments for which it is practicable to estimate that value. In addition, the Company is required to disclose the methods and significant assumptions used to estimate those fair values.

Considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. This disclosure of the fair value of financial instruments should not be viewed as equivalent to the valuation of the Company as a whole.

Fair value estimates, methods, and assumptions are set forth below:


CASH, DUE FROM BANKS, AND FED FUNDS SOLD
For these short-term instruments, the carrying amount approximates fair value.

INVESTMENT SECURITIES

For investment securities, fair value equals quoted market prices where available, or, if unavailable, the fair value is based upon similar securities.


LOANS

For those loans with floating interest rates, it is presumed that estimated fair value generally approximates the carrying value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

The fair value of non-accrual loans with a recorded book value of $963,000 was not estimated because it was not practicable to reasonably estimate the amount or timing of future cash flows for such loans.


DEPOSITS

The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.


COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

Commitments to extend credit and letters of credit are written at current market rates. The Company does not anticipate any interest rate or credit factors that would materially affect the fair value of these commitments or letters of credit outstanding at December 31, 1997.


The estimated fair values of the Company's financial instruments at December 31, 1997, are as follows (dollar amounts in thousands):


                                                      Carrying
                                                        Amount             Fair Value
                                                    ----------         --------------
Financial Assets:
     Cash and Due from banks                           $18,473                $18,473
     Fed funds sold                                      7,461                  7,461
     Investment securities                             108,911                109,217

     Loans                                             192,136                190,394
     Less:  Non-Accruals                                  (790)                  (790)
               Allowance for losses                     (2,115)                (2,115)
                                                    ----------         --------------
     Net Loans                                        $189,231               $187,489

Financial Liabilities:
     Deposits                                         $306,292               $306,167


NOTE N - PARENT COMPANY FINANCIAL INFORMATION


Condensed financial information of BSM Bancorp (parent only) follows:


BSM BANCORP


Condensed Balance Sheet
December 31, 1997, and 1996


                                                        1997            1996
--------------------------------------------------------------------------------
ASSETS
Cash in Bank of Santa Maria                       $     185,140    $     17,136
Investment in Bank of Santa Maria                    35,739,148               -
Investment in BSM Merger Company                              -             200
Other assets                                            151,440          54,106
                                                  -------------    ------------
    Total assets                                  $  36,075,728    $     71,442
                                                  -------------    ------------
                                                  -------------    ------------
LIABILITIES & SHAREHOLDERS' EQUITY
Short-term note payable                           $           -    $     40,000
Accrued liabilities                                      13,500          30,742
                                                  -------------    ------------
    Total liabilities                                    13,500          70,742

Shareholders' equity                                 36,062,228             700
                                                  -------------    ------------
    Total liabilities and shareholders' equity    $  36,075,728    $     71,442
                                                  -------------    ------------
                                                  -------------    ------------

BSM BANCORP


Condensed Statements of Income
Years Ended December 31, 1997, and 1996


                                                        1997            1996
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
INCOME:
   Cash Dividends from Bank of Santa Maria        $     850,000    $          -
EXPENSES:
   Operating Expenses                                   174,057               -
                                                  -------------    ------------
Earnings before income taxes and equity in
   undistributed net earnings of
   Bank of Santa Maria                                  675,943               -
Provision (Income tax benefit)                          (67,000)              -
                                                  -------------    ------------
Earnings before equity in undistributed
   net earnings of Bank of Santa Maria                  742,943               -
Equity in undistributed net earnings of
   Bank of Santa Maria                                3,462,024               -
Equity in undistributed net loss of BSM Merger
   Company                                                    -            (800)
                                                  -------------    ------------
Net earnings (loss)                               $   4,204,967     $      (800)
                                                  -------------    ------------
                                                  -------------    ------------

BSM BANCORP


Condensed Statements of Cash Flows
Years Ended December 31, 1997, and 1996


                                                        1997            1996
--------------------------------------------------------------------------------
Cash flows from operation activities:
   Net income (loss)                              $   4,204,967    $       (800)
Adjustments to reconcile net income to net cash
      provided by operating activities:
   Undistributed net (income) loss of consolidated   (3,462,024)            800
subsidiaries
   Amortization of organizational expenses               14,829               -
   Other                                               (129,405)        (23,364)
                                                  -------------    ------------
        Net cash provided by operating activities       628,367         (23,364)
                                                  -------------    ------------
Cash flows from investing activities:
   Decrease (increase) of investment in
subsidiaries                                                200          (1,000)
                                                  -------------    ------------
        Net cash provided by (used in)
          investing activities                              200          (1,000)
                                                  -------------    ------------
Cash flows from financing activities:
   Net change in short-term note payable                (40,000)         40,000
   Proceeds from the issuance of
     organizational stock                                     -           1,500
   Proceeds from the exercise of stock options          176,925               -
   Payment to redeem organizational stock                (1,500)              -
   Dividends paid                                      (595,988)              -
                                                  -------------    ------------
        Net cash provided by (used in)
          financing activities                         (460,563)         41,500
                                                  -------------    ------------
Net increase in cash                                    168,004          17,136
Cash, beginning of year                                  17,136               -
                                                  -------------    ------------
Cash, end of year                                 $     185,140    $     17,136
                                                  -------------    ------------
                                                  -------------    ------------

NOTE O - INTENT TO MERGE AND PROPOSED CHANGE OF CONTROL



On January 29, 1998, the Company jointly announced with Mid-State Bank that they have entered into an Agreement to Merge and Plan of Reorganization dated January 29, 1998, whereby the Bank of Santa Maria and Mid-State Bank would merge together under BSM Bancorp. Upon consummation, which is anticipated to occur in the third quarter of 1998, BSM Bancorp is expected to change its name to Mid State Bancshares and Mid-State Bank would become the surviving bank. Under the merger terms, existing Mid-State Bank stock would be exchanged for shares of the Holding Company in a ratio based upon a value of $29.37 for each share of BSM Bancorp and the fair market value of Mid-State Bank stock just prior to the close of the merger. It is estimated that Mid-State Bank shareholders will own approximately 70% and the BSM Bancorp shareholders will own approximately 30% of the holding company following the consummation of the merger.

This transaction is subject to the approval by holders of a majority of the outstanding shares of the Company's common stock and by regulatory authorities. All unexercised stock options of BSM Bancorp will become exercisable in full in the event that this proposed transaction is consummated. In addition, as part of the Agreement with Mid-State, the Company's mid-year cash dividend, if any, is limited to a maximum of $.10 per share.


ITEM 9: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES


None

PART III


ITEM 10: DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT


                                    DIRECTORS


The following table sets forth as to each of the persons who are currently directors of the Bancorp, such person's age as of February 17, 1998, principal occupation during the past five (5) years, and the period during which such person has served as a director of the Bancorp and also the Bank, its wholly-owned subsidiary.

                                                                                           YEAR FIRST          YEAR FIRST
                                                            BUSINESS EXPERIENCE          APPOINTED AS       ELECTED AS BANK
              NAME AND OFFICE HELD          AGE         DURING THE PAST FIVE YEARS      BANCORP DIRECTOR        DIRECTOR
---------------------------------------------------------------------------------------------------------------------------

Armand R. Acosta                            72               Retailer, Retired                 1996              1977

Richard E. Adam                             67                    Farmer                       1996              1977

Fred L. Crandall, Jr., DDS                  69                    Dentist                      1996              1978

A J. Diani                                  76                 Construction                    1996              1977
   Chairman of the Board
   Bank of Santa Maria
   BSM Bancorp

William A. Hares                            63              Commercial Banking                 1996              1981
   President and CEO
   Bank of Santa Maria
   BSM Bancorp

Roger A. Ikola, MD                          66                 Pediatrician                    1996              1977

Toshiharu Nishino                           71               Wholesale Produce                 1996              1977

Joseph Sesto, Jr.                           85             Investments, Retired                1996              1977

William L. Snelling                         66         Business Manager, Consultant            1996              1977
   Secretary
   Bank of Santa Maria
   BSM Bancorp

Mitsuo Taniguchi                            71          Wholesale Produce, Retired             1996              1977

Joseph F. Ziemba, MD                        80              Physician, Retired                 1996              1978

Upon consummation of the acquisition of Bank of Santa Maria, (see Item I-Business-Acquisition by Mid-State Bank), all but three of the above directors have agreed to resign as directors of the Company and its subsidiary. The three directors who will remain as a part of Mid-State Bancshares are Messieurs Diani, Hares and Snelling. The seven directors of Mid-State Bank will then be appointed to fill the vacancies at both the Bank and Company level and the number of directors of the Company will be reduced to ten. The names of the directors to be appointed to both the Company and the Bank's Board following the consummation of the merger are as follows:

                                 Gracia B. Bello
                                Clifford H. Clark
                                 Daryl L. Flood
                                 Raymond E Jones
                                Albert L Maguire
                                Gregory R. Morris
                                 Carrol R Pruett

                               EXECUTIVE OFFICERS


The following table sets forth as to each of the persons who are currently executive officers of the Bancorp, such person's age as of February 17, 1998, principal occupation during the past five (5) years, and the period during which such person has served as a director of the Bancorp and also the Bank, its wholly-owned subsidiary.

                                                                    BUSINESS EXPERIENCE                    YEAR FIRST APPOINTED
   NAME                                     AGE                   DURING PAST FIVE YEARS                   AS EXECUTIVE OFFICER
---------------------------------------------------------------------------------------------------------------------------------
   William A. Hares                         63             President and Chief Executive Officer                   1996
                                                           of the Bancorp since November, 1996.
                                                           President and Chief Executive Officer
                                                                  of the Bank since 1981

   Carol Bradfield(1)                       43                Executive Vice President of the                      1996
                                                               Bancorp since November, 1996
                                                          Executive Vice President/Administration
                                                                  of the Bank since 1996

   F. Dean Fletcher                         50                 Executive Vice President and                        1996
                                                              Chief Financial Officer of the
                                                               Bancorp since November, 1996
                                                               Executive Vice President and
                                                              Chief Financial Officer of the
                                                                      Bank since 1991

   Susan Forgnone (2)                       36                Executive Vice President of the                      1996
                                                               Bancorp since November, 1996.
                                                               Executive Vice President and
                                                                 Loan Administrator of the
                                                                      Bank since 1994

   James D. Glines                          55                Executive Vice President of the                      1996
                                                               Bancorp since November, 1996.
                                                                 Executive Vice President-
                                                                Branch Administrator of the
                                                                      Bank since 1997
                                                            Executive Vice President since 1992
                                                         Manager-Santa Maria Way Branch since 1983

(1) Ms. Bradfield joined the Bank in April, 1988. She was formally Senior Vice President - Human Resources prior to her appointment as an executive officer of the Bank.

(2) Ms. Forgnone joined the Bank in October, 1988. She has worked in various aspects of lending with the Bank prior to her appointment as an executive officer.

None of the directors, nominees or executive officers of the Bancorp were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Bancorp, acting within their capacities as such. There are no family relationships between the directors and executive officers of the Bancorp, except between Director Nishino and Director Taniguchi who are brothers-in-law, and none of the directors or executive officers of the Bancorp serve as directors of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940, as amended, although all of the directors and executive officers hold similar positions with the Bank, which, until acquired by the Bancorp, was subject to the above periodic reporting requirements.

None of the directors or executive officers of the Bancorp have, during the last five years, been involved in any legal proceedings that are material to an evaluation of the ability or integrity of any director or executive officer of the Company.

ITEM 11: DIRECTORS AND EXECUTIVE OFFICER COMPENSATION


During 1997, the Bancorp did not pay any cash compensation to its executive officers nor were the directors compensated for their attendance at Bancorp meetings.

The following Summary Compensation Table shows compensation earned from the Bank for services rendered during fiscal years 1997, 1996, and 1995 to each of the Bank's executive officers whose salaries and bonuses exceeded $100,000 in 1997.



                           SUMMARY COMPENSATION TABLE

                                                                                                Long-term
                                                            Annual                            Compensation
                                                        Compensation(1)                          Awards
                                             ----------------------------------------------------------------------------------
                                                                                                Securities             All Other
                                                          Salary              Bonus             Underlying          Compensation
Name and Principal Position              Year            ($)(2)              ($)(4)            Options(#)(5)                ($)(3)
--------------------------------------------------------------------------------------------------------------------------------
William A. Hares                         1997        $  185,000          $  190,000                                  $    18,285
        President and Chief              1996           170,000             165,000                                       17,750
        Executive Officer                1995           160,000             150,000                 10,000                16,843

Carol Bradfield                          1997            90,000              70,000                                       17,715
        Executive Vice President         1996            68,104              35,000                  5,000                11,051
        Administration                   1995               N/A                 N/A                    N/A                   N/A

F. Dean Fletcher                         1997           100,000              80,000                                       17,135
        Executive Vice President         1996            96,000              60,000                      -                13,776
        and Chief Financial Officer      1995            93,000              45,000                      -                15,223

Susan Forgnone                           1997            95,000              70,000                                       15,041
        Executive Vice President         1996            85,000              50,000                      -                12,767
        and Loan Administrator           1995            80,000              45,000                      -                 9,241

James D. Glines                          1997            95,000              70,000                                       17,311
        Executive Vice President         1996            89,000              50,000                      -                14,614
        Branch Administrator             1995            85,000              45,000                      -                12,025


(1) The column for other annual compensation has been omitted since the only items reportable thereunder for the named persons are perquisites, which did not exceed the lessor of $50,000 or 10% of salary and bonus for any of the named persons.

(2) Includes all contributions to the Bank's 401(k) Plan, and the Bank's Flexible Spending Account for medical and child care expenditures made through salary reductions and deferrals.

(3) All employees of the Bank who have at least one year of service having worked at least 1,000 hours during that year and are at least 18 years of age are eligible to participate in the Bank's Profit Sharing and the 401(k) Salary Deferral Plan. The Salary Deferral Plan is a self funded voluntary plan that offers certain tax savings with tax deferred investment earnings. The amount contributed by the participants is fully vested from the date of deposit. The directors of the Bank at their discretion may elect to match an amount equal to $.50 for every $1.00 the 401(k) participant invests, not to exceed 2% of their gross compensation. This contribution is made as of June 30th and December 31st of each year. All matching contributions follows a seven year vesting schedule. Contribution to the Bank's Profit Sharing Plan are also at the discretion of the Bank's directors. Any amount that is contributed is allocated to accounts established for each participating employee, and is based on a percentage of their gross income. These are subject to a seven year vesting schedule with 100% vesting occurring after seven years of service. Funding for the plan always occurs in January of each year. Participants contributions toward the 401(k) are included in amounts shown as "Salary," above. The Bank's matching contributions are as well as the Profit Sharing contribution are aggregated and included under "All Other Compensation," above.

(4) Cash bonuses are reported in the year earned and may be paid in that year or in January of the following year at the discretion of the officer. Bonuses are recommended by the Compensation Committee of the Board and are approved by the full board at the December meeting. Bonuses are discretionary, but are generally based upon the operating results of the Bank.

(5) Options shown were issued under the Bank's Incentive Stock Option Plans. These plans are administered by the Compensation Committee. Options granted have an exercise price equal to the fair market value on the date of grant, vest over a term of 5 years, and expire 5 years from the date of grant unless otherwise noted.

STOCK OPTION GRANTS IN 1997
There were no grants of stock option to any of the named persons during 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table sets forth the number of shares acquired by any of the named persons upon exercise of stock options in 1997, the value realized through the exercise of such options, and the number of unexercised options held by the such person, including both those which are presently exercisable, and those which are not presently exercisable.

                             Shares                                   Number of
                            Acquired                              Share Underlying                    Value of Unexercised
                              Upon                                   Unexercised                             In-the
                             Option          Value                     Options                           Money Options
Name                      Exercise (#)    Realized($)              at 12-31-97 (#)                     at 12-31-97 ($)(1)
----                      ------------    -----------     ---------------------------------    -----------------------------------
                                                                                 Not                                    Not
                                                           Exercisable          Exercisable      Exercisable           Exercisable
                                                          ------------         ------------      -----------           -----------
William A. Hares                1,000     $   19,625            19,500                9,500      $   355,563           $   139,437
Carol Bradfield                 2,500         38,125             1,000                4,000           12,750                51,000
F. Dean Fletcher
Susan Forgnone                                                   5,000                2,500           74,750                37,125
James D. Glines                 5,000         41,500




(1) Potential unrealized value is determined by multiplying the number of shares by the net of the fair market value at fiscal year end ($26.50) less the option exercise price.

COMPENSATION FOR NON-EMPLOYEE DIRECTORS There were no fees paid to directors of the Bancorp.

During 1997, each non-officer director received $900 for each Board of Directors meeting attended. The Chairman of the Board and the Secretary received an additional $900 and $300 respectively each month. Members of the Executive Committee received $900 per month no matter how many meetings held per month. Members of all other committees received $300 for each committee meeting attended.

CONTRACTS WITH EXECUTIVE OFFICERS
In March, 1997, the Board of Directors of both the Bancorp and the Bank approved severance pay agreements for their executive officers which would be triggered by a change in control of either the Bancorp or the Bank, for valid reasons as defined in the agreements. The principal purposes of these agreements are to help assure that key executives give impartial consideration in evaluating and negotiating a potential business combination which is in the best interest of BSM Bancorp's shareholders, but which may result in the loss of, or reduction in, the executive's job.

The benefits under these agreements are triggered if, within one year following a change in control, the executive officer's employment is terminated without cause or the executive officer resigns for reasons such as a substantial reduction in the officer's responsibilities, an assignment of responsibilities inconsistent with the executive officer's former responsibilities, a reduction in the executive officer's annual salary or benefits, or a job relocation of more than 50 miles.

Severance benefits payable to executive officers covered by Agreements are determined by multiplying base monthly salary by a component of 24 months for the President and by 18 months for the other four executive officers. The sum is payable in monthly installments, or at the discretion of the executive officer, in one lump sum. In addition, the executive officers are entitled certain fringe benefits including health and other medical benefits for either the 18 or 24 month period.

Generally, a "change in control" will be deemed to have occurred in any of the following circumstances:

   - A merger or consolidation where the Bank and/or the Bancorp is not the surviving corporation.

   - A transfer of all or substantially all of the assets of the Bank and/or the Bancorp.

   - An acquisition of more than 25% of the outstanding stock coupled with or followed by a change in the majority of the directors of either the Bank or the Bancorp.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Bank's Compensation Committee is comprised of A. J. Diani, Carol Bradfield, William A. Hares, Roger A. Ikola, Joseph Sesto, Jr. and William L.
Snelling. Both Mr. Hares and Ms. Bradfield served as Executive Officers of the Bank during 1997. All of the above directors have had loans from the Bank during 1997.

Neither Ms. Bradfield nor Mr. Hares participated in the discussion of their respective compensation or performance when such matters were addressed by the committee.

COMPENSATION COMMITTEE REPORT
The compensation committee meets annually to review the salaries and bonuses of all officers of the Bank. Upon their recommendation, the Bank's full board then approves salary modifications and bonuses, if any, for all Bank officers. While all officers are reviewed, particular emphasis is placed upon the salaries paid to executive officers.

The goal of the compensation program is to align compensation with business objective and performance, and to enable the Bank to attract and reward executive officers whose contributions are critical to the long-term success of the Bank. The Bank is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Bank regularly compares its pay practices with those of other leading independent banks and sets its pay parameters based upon this review.

Executive officers are rewarded based upon corporate performance, and individual contribution. Bank performance is evaluated by reviewing the extent to which strategic and business plan goals have been met. Individual contribution is evaluated by reviewing the progress of the Bank against set objectives in the individuals area of responsibility.

CEO COMPENSATION
William A. Hares has been President and Chief Executive Officer ("CEO") of the Bank since January 1982, and President and CEO of the Company since it was formed in November of 1996. In setting Mr. Hares' compensation, the Compensation Committee made an overall assessment of Mr. Hares' leadership in achieving the Company's long-term strategic and business goals. During 1997, particular emphasis was placed on enhancing shareholders' value. The Committee paid specific attention to variation in budget projections and well as executive compensation surveys from the California Banking Association, Department of Financial Institutions and banks headquartered in the Company's local market area. Mr. Hares' salary reflects a consideration of both competitive forces and the Company's performance.

COMPENSATION COMMITTEE
A. J. Diani, Chairmen
Carol Bradfield
William A. Hares
Roger A. Ikola
Joseph Sesto, Jr.
William L. Snelling

                                PERFORMANCE GRAPH



The chart shown below compares Mid-State Bank's cumulative five-year total shareholder return with both the S & P 500 Index and an index developed by SNL Securities that represents Southern California banks.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

              AMONG BSM BANCORP, S & P 500 INDEX AND INDUSTRY INDEX



                                   BSM BANCORP



                                      CHART

                                                                            Period  Ending
Index                                  12/13/92        12/13/93       12/13/94            12/13/95         12/13/96       12/13/97
----------------------------------------------------------------------------------------------------------------------------------
BSM Bancorp/Bank of Santa Maria          100.00          110.00         115.99              138.57           167.88         287.05
S & P                                    100.00          110.08         111.53              153.44           188.52         251.44
Southern California Proxy                100.00          122.27         139.49              176.91           267.07         510.65


ITEM 12: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



Management of the Bancorp does not know of any person who owns beneficially or of record more than 5% of the Bancorp's outstanding common stock. The following table sets forth certain information as of March 18, 1998, concerning the beneficial ownership of the Bancorp's outstanding common stock by each of the directors of the Bancorp and by all directors and executive officers of the Bancorp as a group. As noted in "Item 1 - Business", the proposed merger with Mid-State Bank would result in a change of control for the Company.

As used throughout this Form 10-K, the term "executive officer" means the President and Chief Executive Officer of the Bancorp, and the four Executive Vice Presidents of the Bancorp.

Neither the Chairman of the Board or the Secretary of the Bancorp are treated as executive officers.

           TITLE OF                 NAME OF BENEFICIAL                             AMOUNT OF                           PERCENT OF
           CLASS                    OWNER AND TITLE                        BENEFICIAL OWNERSHIP (1)                   OF CLASS (2)
           Common                   Armand R. Acosta, Director                     24,220(3)                               .8%

           Common                   Richard E. Adam, Director                     100,734(3)                              3.3%

           Common                   Fred L. Crandall, Jr., Director                82,176(3)                              2.7%

           Common                   A. J. Diani, Chairman                          86,588(3)                              2.9%

           Common                   William A. Hares, President/CEO                50,310(4)                              1.7%

           Common                   Roger A. Ikola, Director                       74,408(3)                              2.5%

           Common                   Toshiharu Nishino, Director                    92,674(3)                              3.1%

           Common                   Joseph Sesto, Jr.                              14,000(3)                               .5%

           Common                   William L. Snelling, Secretary                 81,140(3)                              2.7%

           Common                   Mitsuo Taniguchi, Director                     74,524(3)                              2.5%

           Common                   Joseph F. Ziemba, Director                     46,956(3)                              1.6%

           Common                   All Directors and Executive
                                    Officers (15 in number)                       785,133(5)                             25.6%

(1) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition of such security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the date specified.

(2) Shares subject to options held by directors and executive officers that were exercisable within 60 days after March 18, 1998 ("vested"), are treated as issued and outstanding for the purpose of computing the percentage of class owned by such person (or group) but not for the purpose of computing the percentage of class owned by any other individual person.

(3) Includes 4,000 vested shares from the 1997 Bancorp stock option plan.

(4) Includes 8,000 vested shares from the 1997 Bancorp stock option plan and 7,237 shares over which Mr. Hares has sole investment powers.

(5) Includes 6,000 vested shares and 23,750 shares owned directly and 34,890 shares whose voting powers can be exercised by the executive officers not listed individually.

ITEM 13: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



Some of the Company's Directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, the Bank in the ordinary course of the Bank's business, and the Bank expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend included in such transactions were made in the ordinary course of business, in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features.


PART IV



ITEM 14: EXHIBITS, FINANCIAL STATEMENTS, AND REPORTS ON FORM 8-K


(A)        Financial Statements

           See Item # 8 FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA, which is part of this Form 10-K.

(B)        Reports on Form 8-K

           During the fourth quarter of 1997, the Company did not file any Current Reports on Form 8-K

           During the first quarter of 1998, the Company filed two Current Reports on Form 8-K, one as of January 16, 1998 and the second as of February 3, 1998.

(C)        Exhibits

    EXHIBIT NO.
    -----------
        2.1           Plan of Reorganization and Merger Agreement dated
                      November 20, 1996 - Annex 1 of Written Consent
                      Statement/Prospectus*
        2.2           Plan of Reorganization and Merger Agreement dated
                      January 29, 1997***
        3.1           Articles of Incorporation of Registrant*
        3.2           Amendment to Articles of Incorporation of Registrant*
        3.3           Amendment to Articles of Incorporation of Registrant*
        3.4           Bylaws of the Registrant*
        10.1          Form of Indemnification Agreement*
        10.2          BSM Bancorp 1996 Stock Option agreement as approved by
                      California Department of Corporations**
        10.3          Form of Written Consent*
        10.4          Nipomo Branch Land Lease*
        10.5          Lompoc Branch Lease*
        10.6          Form of "Change in Control" Employment Contract**
        10.7          Plan of Reorganization and Merger Agreement dated
                      January 29, 1998***
         21           Subsidiary of Registrant
                      Registrant has one subsidiary, Bank of Santa Maria,
                      a California State Chartered Bank
         23           Consent of Independent Accountants
         27           Financial Data Schedule (for SEC use only)

*Incorporated by reference to the Registration Statement of the Company filed on Form S-4 (Commission File No 333-16951). The effective date was January 29, 1997

**This exhibit is contained in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997. filed with the Commission on May 15, 1997 (Commission File No. 333-16951), and incorporated by reference.

***This exhibit is contained in the Company's Current Report on Form 8-K as of February 3, 1998 and incorporated by reference.

(D)        Financial Statements-Other

           All schedules are omitted because they are not required, not applicable or because the information is included in the financial statements or notes thereto or is not material.



SIGNATURE


Pursuant to the requirement of Section 13 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




Dated: March 18, 1998                                 BSM BANCORP
       --------------
                             (Registrant)

                                                      By:/s/ F. Dean Fletcher
                                                      -----------------------
                                                      F. Dean Fletcher
                                                      Executive Vice President
                                                      Chief Financial Officer

Pursuant to the Requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



/s/ William A. Hares                      3/18/98                 /s/ Susan D. Forgnone                      3/18/98
---------------------------------         -------                 ---------------------------                -------
  William A. Hares                          Date                   Susan D. Forgnone                          Date
  President/CEO/Director                                           Executive Vice President,
                                                                   Loan Administrator

/s/ F. Dean Fletcher                      3/18/98                 /s/ James D. Glines                        3/18/98
---------------------------------         -------                 ---------------------------                -------
 F. Dean Fletcher                           Date                   James D. Glines                            Date
 Executive Vice President/CFO                                      Executive Vice President
                                                                   Branch Administrator

/s/ Carol Bradfield                       3/18/98                 /s/ Mata L. Landry                         3/18/98
---------------------------------         -------                 ---------------------------                -------
  Carol Bradfield                           Date                   Mata L. Landry                             Date
  Executive Vice President,                                        Assistant Vice President,
  Administration                                                   Controller

/s/ Armand Acosta                         3/18/98                 /s/ Richard E. Adam                        3/18/98
---------------------------------         -------                 ---------------------------                -------
  Armand Acosta                             Date                   Richard E. Adam                            Date
  Director                                                         Director


/s/ Fred L. Crandall, Jr., D.D.S.         3/18/98                  /s/ A. J. Diani                           3/18/98
---------------------------------         -------                 ---------------------------                -------
  Fred L. Crandall, Jr., D.D.S.             Date                   A. J. Diani                                Date
  Director                                                         Chairman, Board of Directors

/s/ Roger A. Ikola, M.D.                  3/18/98                  /s/ Toshiharu Nishino                     3/18/98
---------------------------------         -------                 ---------------------------                -------
  Roger A. Ikola, M.D.                      Date                   Toshiharu Nishino                          Date
  Director                                                         Director


/s/ Joseph Sesto, Jr.                     3/18/98                  /s/ William L. Snelling                   3/18/98
---------------------------------         -------                 ---------------------------                -------
  Joseph Sesto, Jr.                         Date                   William L. Snelling                        Date
  Director                                                         Director

/s/ Mitsuo Taniguchi                      3/18/98                 /s/ Joseph F. Ziemba, M.D.                 3/18/98
---------------------------------         -------                 ---------------------------                -------
  Mitsuo Taniguchi                          Date                   Joseph F. Ziemba, M.D.                     Date
  Director                                                         Director


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article V of the Registrant's Articles of Incorporation provides that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Article VI of the Registrant's Articles of Incorporation provides that the corporation is authorized to provide for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by such Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

    Article III of the Registrant's Bylaws provides, in pertinent part, that each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation or other entity, shall be indemnified by the Registrant to the full extent permitted by the General Corporation Law of the State of California or any other applicable laws. Article III also authorizes the registrant to enter into one or more agreements with any person which provides for indemnification greater or different than that provided for in that Article.

    Both the Registrant and its wholly-owned subsidiary, Bank of Santa Maria, have entered into indemnification agreements with their respective officers and directors in the forms incorporated by reference as Exhibit 10.1 to the Registration Statement on Form S-4 (No. 333-16951) originally filed November 27, 1996.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions to directors, officers or persons controlling the Registrant, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

EXHIBIT
NO.    EXHIBIT
------ --------------------------------------------------------------------------
  2.1  Plan of Reorganization and Merger Agreement between Bancorp, the Bank, and
         BSM Merger Company in connection with the formation of Bancorp as a holding company for the Bank--Annex I of Written Consent
         Statement/Prospectus incorporated by reference*

  2.2  Agreement and Plan of Reorganization dated January 29, 1998 and amended on
         March 18, 1998 by and between Bancorp, Bank and Mid-State--Appendix A of
         Joint Proxy Statement/Prospectus incorporated by reference

  3.1  Articles of Incorporation of the Registrant*

  3.2  Amendment to Articles of Incorporation of Registrant*

  3.3  Bylaws of the Registrant*

  4.1  Specimen Certificate evidencing shares of Registrant's Common Stock*

  4.2  Stockholder Agreement Covering Issuance and Compulsory Repurchase of
         Organizing Shares of Registrant in connection with the formation of Bancorp as a holding company for Bank--Annex II of Written Consent
         Statement/Prospectus incorporated by reference*

EXHIBIT
NO.    EXHIBIT
------ --------------------------------------------------------------------------
  5.1  Opinion of Knecht & Hansen

  8.1  Tax Opinion of Arthur Anderson LLP****

 10.1  Form of Indemnification Agreement*

 10.2  BSM Bancorp 1996 Stock Option Plan and form of Stock Option Agreement**

 10.3  Form of Bancorp Proxy

 10.4  Form of Mid-State Proxy

 10.5  Nipomo Branch Land Lease*

 10.6  Lompoc Branch Lease*

 10.7  Unisys License and Service Agreement*

 10.8  Information Technology, Inc.*

 10.9 Carpenter Fairness Opinion--Appendix C of Joint Proxy Statement/Prospectus incorporated by reference

 10.10 H & A Fairness Opinion--Appendix B of Joint Proxy Statement/Prospectus incorporated by reference

 10.11 BSM Bancorp 1996 Stock Option Plan, form of Stock Option Agreement and form of Substitute Stock Option Agreement****

 13.1 Annual Report to Securityholders--Annual Report on Form 10-K at Appendix F of Joint Proxy Statement/Prospectus incorporated by reference

 21.1 Subsidiary of BSM Bancorp--Bank of Santa Maria is the only subsidiary of BSM Bancorp

 23.1  Consent of Vavrinek, Trine, Day & Co., LLP

 23.2  Consent of Arthur Anderson LLP

 23.3  Consent of Knecht & Hansen (Included in Exhibit 5.1)

 27    Financial Data Schedule***

------------------------

  * Filed as an exhibit to Registrant's Registration Statement (File No. 333-16952) filed on November 27, 1996, which exhibit is incorporated herein by this reference.

 ** Filed as an exhibit to the Registration Statement (File No. 333-29161) filed on June 13, 1997.

*** Filed as an exhibit to the Form 10-K filed on March 18, 1998.

**** To be filed by amendment.

    (b) Financial Statement Schedules

    All schedules are omitted because the required information is not applicable or is included in the Financial Statements of the Bank and the related notes.

    (c) Not applicable.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (d) The undersigned Registrant hereby undertakes to supply by mans of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Maria, State of California, on March 17, 1998.

                                          BSM BANCORP

                                          A California Corporation

                                By:             /s/ WILLIAM A. HARES
                                     -----------------------------------------
                                                 William A. Hares,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
     /s/ WILLIAM A. HARES         Executive
------------------------------    Officer (Principal          March 17, 1998
       William A. Hares           Executive
                                  Officer and Director)

                                Executive Vice President
                                  and
     /s/ F. DEAN FLETCHER         Chief Financial Officer
------------------------------    (Principal Financial        March 17, 1998
       F. Dean Fletcher           Officer
                                  and Accounting Officer)

     /s/ ARMAND R. ACOSTA
------------------------------  Director                      March 17, 1998
       Armand R. Acosta

     /s/ RICHARD E. ADAM
------------------------------  Director                      March 17, 1998
       Richard E. Adam

  /s/ FRED L. CRANDALL, JR.
------------------------------  Director                      March 17, 1998
    Fred L. Crandall, Jr.

        /s/ A.J. DIANI
------------------------------  Director                      March 17, 1998
          A.J. Diani

      /s/ ROGER A. IKOLA
------------------------------  Director                      March 17, 1998
        Roger A. Ikola

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ TOSHIHARU NIHINO
------------------------------  Director                      March 17, 1998
      Toshiharu Nishino

    /s/ JOSEPH SESTO, JR.
------------------------------  Director                      March 17, 1998
      Joseph Sesto, Jr.

   /s/ WILLIAM L. SNELLING
------------------------------  Director                      March 17, 1998
     William L. Snelling

     /s/ MITSUO TANIGUCHI
------------------------------  Director                      March 17, 1998
       Mitsuo Taniguchi

     /s/ JOSEPH F. ZIEMBA
------------------------------  Director                      March 17, 1998
       Joseph F. Ziemba